     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 2, 1996

                                                      REGISTRATION NO. 33-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                              RYKOFF-SEXTON, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                               ----------------
        DELAWARE                     5141                    95-21346693
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)    IDENTIFICATION NO.)
    INCORPORATION OR          RYKOFF-SEXTON, INC.
      ORGANIZATION)          1050 WARRENVILLE ROAD
                          LISLE, ILLINOIS 60532-5201
                                (708) 964-1414
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ----------------
                               RICHARD J. MARTIN
               SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                              RYKOFF-SEXTON, INC.
                             1050 WARRENVILLE ROAD
                          LISLE, ILLINOIS 60532-5201
                                (708) 964-1414
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                  COPIES TO:
  JONES, DAY, REAVIS &        US FOODSERVICE INC.      MORGAN LEWIS & BOCKIUS
          POGUE               CROSS CREEK POINTE                 LLP
     77 WEST WACKER         1065 HIGHWAY 315, SUITE        101 PARK AVENUE
CHICAGO, ILLINOIS 60601-              101             NEW YORK, NEW YORK 10178
          1692                   WILKES-BARRE,             (212) 309-6000
     (312) 782-3939         PENNSYLVANIA 18702-6980    ATTN: PHILIP H. WERNER,
 ATTN: GARY T. JOHNSON,         (717) 831-7500                  ESQ.
          ESQ.              ATTN: ANN B. CIANFLONE,
                                     ESQ.

                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and the effective time of the merger (the "Merger") of a subsidiary of Rykoff-Sexton, Inc. and US Foodservice Inc., as described in the Agreement and Plan of
Merger, dated February 2, 1996 (the "Merger Agreement") attached as Appendix A to the Proxy Statement/Prospectus forming a part of this Registration
Statement.
  If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  [_]
                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

    TITLE OF EACH CLASS OF                      PROPOSED MAXIMUM  PROPOSED MAXIMUM    AMOUNT OF
       SECURITIES TO BE          AMOUNT TO BE    OFFERING PRICE       AGGREGATE      REGISTRATION
          REGISTERED              REGISTERED        PER UNIT       OFFERING PRICE        FEE
- ----------------------------------------------------------------------------------------------------
 Common Stock, par value $.10
  per share..................     13,964,962(1)       N.A.           $30,791,000(2)    $10,618(3)(4)
- ----------------------------------------------------------------------------------------------------
 Warrants to purchase Common
  Stock, par value $.10 per
  share......................         (5)            $10.54          $3,496,761(6)      $1,206(3)(4)
- ----------------------------------------------------------------------------------------------------

- -------------------------------------------------------------------------------
                                                       (Footnotes on next page)
                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING
PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

(1) Includes the maximum number of shares of Common Stock to be registered hereunder that may be issuable pursuant to the Merger as described herein. Based upon the product of (a) 9,584,737, the number of outstanding shares of Class A Common Stock, par value $.01 per share, and Class B Common Stock, par value $.01 per share, of US Foodservice (collectively, the "US Foodservice Common Stock"), assuming the exercise of all US Foodservice stock options (whether or not currently exercisable), and (b) 1.457, the maximum Exchange Ratio (as defined in the Merger Agreement) permitted by the Merger Agreement. Also includes, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), such indeterminate number of shares of Common Stock as may be issuable upon exercise of the Warrants.

(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(f)(2) of the Securities Act. Pursuant to Rule 457(f)(2), $30,791,000 represents the book value of the US Foodservice Common Stock as of December 31, 1995.

(3) The filing fee was computed by dividing the Proposed Maximum Aggregate Offering Price by 2900.

(4) In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Rule 0-11 promulgated under the Exchange Act and Rule 457(b) under the Securities Act, the amount of the registration fee was reduced by $5,791, which is the amount of the fee paid by Rykoff-Sexton, Inc. on February 22, 1996 in connection with the filing of preliminary proxy material, Commission File No. 1-08105. Accordingly, the fee payable upon the filing of this Registration Statement is $6,033.

(5) Reflects Warrants to purchase an aggregate of 331,761 shares of Common Stock. Pursuant to Rule 416 under the Securities Act, an indeterminate number of shares of Common Stock is being registered to cover any adjustments in the number of shares issuable upon exercise of the Warrants.

(6) Reflects a Warrant exercise purchase price of $10.54 for 331,761 shares of Common Stock.

                              RYKOFF-SEXTON, INC.

                             SHARES OF COMMON STOCK
                   TO BE ISSUED IN CONNECTION WITH THE MERGER
                             OF RYKOFF-SEXTON, INC.
                                      AND
                      A SUBSIDIARY OF RYKOFF-SEXTON, INC.

                               ----------------

                             CROSS-REFERENCE SHEET

     Pursuant to Item 501(b) of Regulation S-K Showing the Location in the
          Prospectus of the Information Required by Part I of Form S-4

                                                       LOCATION OR CAPTION IN PROXY
              ITEM OF FORM S-4                             STATEMENT/PROSPECTUS
              ----------------                         ----------------------------
A. INFORMATION ABOUT THE TRANSACTION
 1. Forepart of the Registration Statement
    and Outside Front Cover Page of            Facing Page of the Registration Statement;
    Prospectus...............................   Outside Front Cover Page of Proxy
                                                Statement/Prospectus
 2. Inside Front and Outside Back Cover Pages
    of Prospectus............................  Available Information; Incorporation of
                                                Certain Documents by Reference; Table of
                                                Contents
 3. Risk Factors, Ratio of Earnings to Fixed
    Charges and Other Information............  Summary; The Merger
 4. Terms of the Transaction.................  Summary; The Merger; The Merger Agreement;
                                                Other Agreements; Description of Rykoff-
                                                Sexton Capital Stock; Comparative Rights
                                                of Rykoff-Sexton Stockholders and US
                                                Foodservice Stockholders
 5. Pro Forma Financial Information..........  Summary; Unaudited Pro Forma Combined
                                                Financial Statements
 6. Material Contacts with the Company Being
    Acquired.................................  Summary; The Merger; The Merger Agreement;
                                                Other Agreements
 7. Additional Information Required for
    Reoffering by Persons and Parties Deemed
    to be Underwriters.......................  Not Applicable
 8. Interests of Named Experts and Counsel...  Not Applicable
 9. Disclosure of Commission Position on
    Indemnification for Securities Act         Comparative Rights of Rykoff-Sexton
    Liabilities..............................   Stockholders and US Foodservice
                                                Stockholders
B. INFORMATION ABOUT THE REGISTRANT
10. Information with Respect to S-3            Available Information; Incorporation of
    Registrants..............................   Certain Documents by Reference; Management
                                                of Rykoff- Sexton after the Merger;
                                                Description of Rykoff- Sexton; Description
                                                of Rykoff-Sexton Capital Stock;
                                                Comparative Rights of Rykoff-Sexton and US
                                                Foodservice Shareholders
11. Incorporation of Certain Information by    Available Information; Incorporation of
 Reference...................................   Certain Documents by Reference

                                                       LOCATION OR CAPTION IN PROXY
              ITEM OF FORM S-4                             STATEMENT/PROSPECTUS
              ----------------                         ----------------------------
12. Information with Respect to S-2 or S-3
    Registrants..............................  Not Applicable
13. Incorporation of Certain Information by    Not Applicable
    Reference................................
14. Information with Respect to Registrants
    Other than S-3 or S-2 Registrants........  Not Applicable
C. INFORMATION ABOUT THE COMPANY BEING
    ACQUIRED
15. Information with Respect to S-3            Not Applicable
    Companies................................
16. Information with Respect to S-2 or S-3
    Companies................................  Not Applicable
17. Information with Respect to Companies
    Other than S-2 or S-3 Companies..........  Description of US Foodservice; Description
                                                of US Foodservice Capital Stock;
                                                Comparative Rights of Rykoff-Sexton
                                                Stockholders and US Foodservice
                                                Stockholders; Index to Consolidated
                                                Financial Statements of US Foodservice
D.VOTING AND MANAGEMENT INFORMATION
18. Information if Proxies, Consents or
    Authorizations are to be Solicited.......  Outside Front Cover Page of Proxy
                                                Statement/Prospectus; Available
                                                Information; Incorporation of Certain
                                                Documents by Reference; The Special
                                                Meeting; The Merger
19. Information if Proxies, Consents or
    Authorizations Are Not to be Solicited or
    in an Exchange Offer.....................  Not Applicable

                          [Name of Company and Logo]

                                                                  April  , 1996

Dear Fellow Stockholders:

  You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of Rykoff-Sexton, Inc. ("Rykoff-Sexton"), which will be held on Wednesday, May 8, 1996 at 10:00 a.m., local time, at Rykoff-Sexton's facility at One Sexton Drive, Glendale Heights, Illinois.

  At this important meeting, you will be asked to approve the issuance of Rykoff-Sexton Common Stock in connection with an Agreement and Plan of Merger described herein (the "Merger Agreement") pursuant to which US Foodservice Inc. ("US Foodservice") will be merged with and into a wholly-owned subsidiary of Rykoff-Sexton (the "Merger") and will become a wholly-owned subsidiary of Rykoff-Sexton. As discussed in the accompanying Proxy Statement/Prospectus, in the Merger each outstanding share of Class A Common Stock and Class B Common Stock of US Foodservice (together, the "US Foodservice Common Stock") will be converted into a number of shares of Rykoff-Sexton Common Stock derived by dividing $25 by the Closing Date Market Price (as defined in the Merger Agreement) of one share of Rykoff-Sexton Common Stock (the "Exchange Ratio"), with a maximum Exchange Ratio of 1.457 and a minimum Exchange Ratio of 1.244. The maximum and minimum Exchange Ratios correspond to a Closing Date Market Price range of $17.16 to $20.10. Holders of US Foodservice Common Stock will receive cash in lieu of any fractional shares.

  US Foodservice is a highly-regarded distributor of food and related non-food products. Through its 17 distribution centers, the company serves more than 40,000 customers in over 30 states, primarily in the Southeastern, Southwestern and Mid-Atlantic regions.

  We believe that the strategic combination of Rykoff-Sexton and US Foodservice offers a significant opportunity for our stockholders, customers and employees, as it will enhance Rykoff-Sexton's position as a leading broadline distributor of high-quality food and related non-food products for the foodservice industry. As a result of the Merger, we expect to be able to expand into new geographic markets, lower our cost of goods through enhanced purchasing leverage, capitalize on opportunities to increase sales of our self-manufactured and private label, branded products, imported specialty food products, equipment and supplies and contract and design services, and achieve meaningful annual cost savings from inherent synergies. Following the Merger, I will continue to hold the positions of Chairman and Chief Executive Officer. Frank H. Bevevino, currently Chairman and Chief Executive Officer of US Foodservice, and a 25-year veteran of the foodservice industry, will become President and a Director of Rykoff-Sexton.

  The accompanying Notice of Special Meeting of Stockholders and Proxy Statement/Prospectus contain information about the Merger and the Special Meeting. The Proxy Statement/Prospectus also provides a detailed description of the business, operations and recent financial results of US Foodservice, a privately-held company, which I am sure you, as stockholders of a public company, will appreciate. We urge you to give this material your complete attention.

  AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS HAS DETERMINED THE MERGER TO BE IN THE BEST INTERESTS OF RYKOFF-SEXTON AND ITS STOCKHOLDERS. ACCORDINGLY, YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE MERGER BY ALL DIRECTORS PRESENT AND RECOMMENDS THAT ALL RYKOFF-SEXTON STOCKHOLDERS VOTE TO APPROVE THE ISSUANCE OF RYKOFF-SEXTON COMMON STOCK PURSUANT TO THE MERGER AGREEMENT.

  It is important that your shares be represented at the Special Meeting. Therefore, whether or not you plan to attend the Special Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage prepaid envelope. If you attend the Special Meeting, you may vote in person if you wish, even though you previously have returned your proxy card.

  We hope you will find it possible to attend the Special Meeting. We look forward to the successful combination of Rykoff-Sexton and US Foodservice, and to your continued support as a stockholder of Rykoff-Sexton.

                                          Sincerely yours,

                                          Mark Van Stekelenburg
                                          Chairman, President and Chief
                                           Executive Officer

                            YOUR VOTE IS IMPORTANT.
        PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD.

                              RYKOFF-SEXTON, INC.
                             1050 WARRENVILLE ROAD
                          LISLE, ILLINOIS 60532-5201

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 8, 1996

TO THE STOCKHOLDERS OF RYKOFF-SEXTON, INC.:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Rykoff-Sexton, Inc., a Delaware corporation ("Rykoff-Sexton"), will be held at One Sexton Drive, Glendale Heights, Illinois, on Wednesday, May 8, 1996 at 10:00 a.m. local time (the "Special Meeting"), or at any adjournment or postponement thereof, for the following purposes:

    1. To approve the issuance of shares of Rykoff-Sexton Common Stock, par value $.10 per share ("Rykoff-Sexton Common Shares"), in connection with an Agreement and Plan of Merger, dated February 2, 1996 (the "Merger Agreement"), among Rykoff-Sexton, US Foodservice Inc., a Delaware corporation ("US Foodservice"), and USF Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Rykoff-Sexton ("Merger Sub"), pursuant to which (i) US Foodservice will be merged into Merger Sub (the "Merger"), (ii) each outstanding share of Class A Common Stock, par value $.01 per share, and Class B Common Stock, par value $.01 per share, of US Foodservice (together, the "US Foodservice Common Stock") (other than shares, if any, held by Rykoff-Sexton, Merger Sub or any other subsidiary of Rykoff-Sexton, shares held in treasury by US Foodservice and shares held by holders who have properly perfected their appraisal rights under Delaware law) will be converted into that number of Rykoff-Sexton Common Shares (subject to rounding) equal to the quotient (the "Exchange Ratio") derived by dividing $25 by the Closing Date Market Price (as defined in the Merger Agreement) of one Rykoff-Sexton Common Share; provided, however, that (x) if the foregoing would result in an Exchange Ratio greater than 1.457, the Exchange Ratio will be 1.457, and (y) if the foregoing would result in an Exchange Ratio less than 1.244, the Exchange Ratio will be
  1.244 and (iii) all outstanding options and warrants to purchase US Foodservice Common Stock will be assumed by Rykoff-Sexton and converted into options and warrants to purchase Rykoff-Sexton Common Shares. THE MERGER IS MORE COMPLETELY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS AND THE APPENDICES THERETO WHICH FORM A PART OF THIS NOTICE, AND A COPY OF THE MERGER AGREEMENT IS ATTACHED AS APPENDIX A THERETO.

    2. To transact such other matters as may arise relating to the conduct of the Special Meeting or any one or more adjournments or postponements thereof.

  Only holders of record of Rykoff-Sexton Common Shares at the close of business on April 2, 1996, the record date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof.

  The affirmative vote of the holders of Rykoff-Sexton Common Shares representing a majority of the votes cast at the Special Meeting, assuming a quorum of at least a majority of the Rykoff-Sexton Common Shares outstanding are present at the Special Meeting, is necessary to approve the issuance of Rykoff-Sexton Common Shares in connection with the Merger Agreement.

  ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW THE PROXY AND VOTE IN PERSON.

                                          By Order of the Board of Directors

                                          Robert J. Harter, Jr.
                                          Secretary

Lisle, Illinois
April   , 1996

                               TABLE OF CONTENTS

AVAILABLE INFORMATION......................................................   2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................   2
SUMMARY....................................................................   4
  The Companies............................................................   4
  The Special Meeting......................................................   4
  Matters to be Considered at Special Meeting..............................   4
  The Merger...............................................................   5
  Rykoff-Sexton Summary Historical Consolidated Financial Data.............  13
  US Foodservice Summary Historical Consolidated Financial Data............  14
  Unaudited Pro Forma Combined Summary Financial Data......................  16
COMPARATIVE PER SHARE DATA.................................................  18
DIVIDENDS AND MARKET PRICES OF RYKOFF-SEXTON COMMON SHARES.................  19
CAPITALIZATION.............................................................  20
THE SPECIAL MEETING........................................................  22
  General..................................................................  22
  Matters to be Considered at the Special Meeting..........................  22
  Voting at the Meeting; Record Date.......................................  22
  Vote Required............................................................  23
THE MERGER.................................................................  23
  General..................................................................  23
  Effective Time...........................................................  23
  Conversion of Shares; Exchange of Certificates...........................  24
  Background of the Merger.................................................  24
  Effect of the Merger.....................................................  30
  Recommendation of the Rykoff-Sexton Board of Directors; Reasons for the
   Merger..................................................................  30
  Potential Cost Savings and Operating Synergies...........................  32
  Opinion of Financial Advisor to Rykoff-Sexton............................  33
  Redemption or Purchase of Preferred Stock................................  38
  Rykoff-Sexton Financing and Receivables Securitization...................  39
  Resale of Rykoff-Sexton Common Shares....................................  40
  Risk Factors.............................................................  41
  Interests of Certain Persons in the Merger...............................  44
  Listing of the Rykoff-Sexton Common Shares on the NYSE...................  47
  Certain Federal Income Tax Consequences..................................  47
  Amendments to Rights Agreement...........................................  48
  Regulatory Matters.......................................................  48
  Accounting Treatment.....................................................  48
  Appraisal Rights.........................................................  48
THE MERGER AGREEMENT.......................................................  50
  General..................................................................  51
  Effective Time of the Merger.............................................  52
  Representations and Warranties...........................................  53
  Business of US Foodservice Pending the Merger............................  54
  Business of Rykoff-Sexton Pending the Merger.............................  55
  No Solicitation..........................................................  56
  Certain Other Covenants..................................................  57
  Conditions; Waivers......................................................  58

  Amendment; Termination...................................................  60
  Expenses; Termination Fee................................................  62
OTHER AGREEMENTS...........................................................  62
  The ML Agreement.........................................................  62
  The Standstill Agreement.................................................  63
  The Registration Rights Agreement........................................  67
  The Tax Agreement........................................................  68
OWNERSHIP OF RYKOFF-SEXTON COMMON SHARES...................................  71
MANAGEMENT OF RYKOFF-SEXTON AFTER THE MERGER...............................  73
  Directors and Executive Officers After the Merger........................  73
  Executive Compensation...................................................  75
DESCRIPTION OF RYKOFF-SEXTON...............................................  81
  General..................................................................  81
  Litigation...............................................................  81
DESCRIPTION OF US FOODSERVICE..............................................  82
  General..................................................................  82
  Business.................................................................  83
  Products.................................................................  85
  Customers................................................................  85
  Sales and Marketing......................................................  86
  Vendors..................................................................  86
  Distribution.............................................................  87
  Properties...............................................................  87
  Competition..............................................................  88
  Employees................................................................  88
  Legal Proceedings........................................................  88
DESCRIPTION OF MERGER SUB..................................................  89
US FOODSERVICE SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA.............  89
  US Foodservice Management's Discussion and Analysis of Financial
   Condition and Results of Operations.....................................  92
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION.........................  97
DESCRIPTION OF RYKOFF-SEXTON CAPITAL STOCK................................. 107
  General.................................................................. 107
  Common Shares, Rights and Series A Preferred Stock....................... 107
  Preferred Stock.......................................................... 110
THE WARRANTS............................................................... 111
DESCRIPTION OF US FOODSERVICE CAPITAL STOCK................................ 111
  Common Stock............................................................. 111
  Preferred Stock.......................................................... 112
  Directors' Liability..................................................... 112
COMPARATIVE RIGHTS OF RYKOFF-SEXTON STOCKHOLDERS AND US FOODSERVICE
 STOCKHOLDERS.............................................................. 113
  Authorized Shares of Capital Stock; Dividend Rights...................... 113
  Redemption and Repurchase of Capital Stock............................... 114
  Liquidation Rights....................................................... 114
  Voting Rights............................................................ 114
  Supermajority Voting Requirements; Business Combinations................. 115

  Preemptive Rights......................................................... 116
  Appraisal Rights.......................................................... 116
  Special Meetings of Stockholders.......................................... 117
  Stockholder Action Without a Meeting...................................... 117
  Stockholder Proposal Procedures........................................... 117
  Stockholder Rights Plan................................................... 117
  Classified Board of Directors............................................. 117
  Nominations of Directors.................................................. 117
  Removal of Directors...................................................... 118
  Vacancies in the Board of Directors....................................... 118
  Indemnification........................................................... 118
  Limitation of Personal Liability of Directors............................. 118
  Amendment of Charter Documents............................................ 119
  Amendment of By-Laws...................................................... 119
VALIDITY OF COMMON SHARES................................................... 119
EXPERTS..................................................................... 120
STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING............................... 120
OTHER BUSINESS.............................................................. 120
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF US FOODSERVICE................ F-1

APPENDICES
  Appendix A Agreement and Plan of Merger
  Appendix B Opinion of Goldman, Sachs & Co.
  Appendix C Excerpt from the Delaware General Corporation Law Relating to Appraisal Rights

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+THE INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A + +REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   SUBJECT TO COMPLETION, DATED APRIL 2, 1996

                     PRELIMINARY PROSPECTUS/PROXY STATEMENT

                              RYKOFF-SEXTON, INC.

                           PROXY STATEMENT/PROSPECTUS

           FOR SPECIAL MEETING OF STOCKHOLDERS OF RYKOFF-SEXTON, INC.
                           TO BE HELD ON MAY 8, 1996

  This Proxy Statement/Prospectus is furnished in connection with the solicitation on behalf of the Board of Directors of Rykoff-Sexton, Inc., a Delaware corporation ("Rykoff-Sexton"), of proxies for use at a Special Meeting of Stockholders (including any adjournments or postponements thereof, the "Special Meeting") to be held at One Sexton Drive, Glendale Heights, Illinois, on Wednesday, May 8, 1996, at 10:00 a.m., local time, for the purposes set forth in the accompanying Notice.

  This Proxy Statement/Prospectus also constitutes the prospectus of Rykoff-Sexton relating to 14,296,723 shares of its Common Stock, par value $.10 per share (the "Rykoff-Sexton Common Shares"), and Common Stock Purchase Warrants evidencing the right to purchase 331,761 Rykoff-Sexton Common Shares to be issued by Rykoff-Sexton in accordance with the terms of the Agreement and Plan of Merger, dated February 2, 1996 (the "Merger Agreement"), described in this Proxy Statement/Prospectus and attached hereto as Appendix A, by and among Rykoff-Sexton, USF Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Rykoff-Sexton ("Merger Sub"), and US Foodservice Inc., a Delaware corporation ("US Foodservice"). Pursuant to the Merger Agreement, US Foodservice will merge with and into Merger Sub (the "Merger"), and Merger Sub will be renamed US Foodservice Inc.

  SEE "THE MERGER--RISK FACTORS" ON PAGE 41 FOR A DISCUSSION OF CERTAIN RISKS.

  This Proxy Statement/Prospectus and the accompanying proxy card are first
being mailed on or about April   , 1996, to all stockholders of Rykoff-Sexton.
Only holders of record of Rykoff-Sexton Common Shares at the close of business on April 2, 1996 (the "Record Date") will be entitled to vote at the Special Meeting.

  This Proxy Statement/Prospectus does not cover any resales of Rykoff-Sexton Common Shares to be received by US Foodservice stockholders upon consummation of the Merger, and no person is authorized to make use of this Proxy Statement/Prospectus in connection with any such resale. This Proxy Statement/Prospectus does not constitute the solicitation of any proxy or written consent of US Foodservice stockholders.

                                 ------------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMIS-  SION  NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION
   PASSED UPON THE ACCURACY OR  ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.
    ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ------------

         The date of this Proxy Statement/Prospectus is April   , 1996.

                             AVAILABLE INFORMATION

  Rykoff-Sexton is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements and other information filed by Rykoff-Sexton can be inspected and copied, at prescribed rates, at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at Citicorp Center, 500 West Madison, 14th Floor, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. In addition, material filed by Rykoff-Sexton can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which the Rykoff-Sexton Common Shares are listed. US Foodservice is not subject to the informational requirements of the Exchange Act.

  Rykoff-Sexton has filed with the SEC a registration statement on Form S-4 (herein, together with any amendments, supplements and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Rykoff-Sexton Common Shares to be issued in connection with the transactions contemplated by the Merger Agreement. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to the Registration Statement. Such additional information may be obtained from the SEC's principal office in Washington, D.C. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein are necessarily summaries of such documents, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE THEREIN, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF RYKOFF-SEXTON COMMON SHARES, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO RYKOFF-SEXTON, INC., 1050 WARRENVILLE ROAD, LISLE, ILLINOIS 60532-5201, (708) 964-1414, ATTENTION: RICHARD J. MARTIN, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER. TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BEFORE APRIL 19, 1996.

  The following documents previously filed by Rykoff-Sexton with the SEC pursuant to the Exchange Act are incorporated herein by this reference:

  1. Rykoff-Sexton's Annual Report on Form 10-K for the year ended April 29, 1995, including the information incorporated by reference from Rykoff-Sexton's 1995 Annual Report to Stockholders (the "Annual Report on Form 10-K");

  2. Rykoff-Sexton's Quarterly Reports on Form 10-Q for the quarterly periods ended July 29, 1995, October 28, 1995 and January 27, 1996 ("Quarterly Reports on Form 10-Q");

  3. Rykoff-Sexton's Current Reports on Form 8-K dated February 21, 1995, as amended by Form 8-K/A dated February 21, 1995 and Form 8-K/A-2 dated February 21, 1995; November 1, 1995, as amended by Form 8-K/A-1 dated November 1, 1995; and February 5, 1996; and

  4. That portion of Rykoff-Sexton's Proxy Statement for the Annual Meeting held September 15, 1995 incorporated by reference from the Annual Report on Form 10-K.

  All documents filed by Rykoff-Sexton pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date any such document is filed.

  Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Statements herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained in any subsequently filed document that is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. All information appearing in this Proxy Statement/Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OTHER THAN THOSE CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. ANY INFORMATION OR REPRESENTATIONS WITH RESPECT TO SUCH MATTERS NOT CONTAINED HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY RYKOFF-SEXTON. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF RYKOFF-SEXTON OR US FOODSERVICE SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF. ALL INFORMATION REGARDING RYKOFF-SEXTON AND MERGER SUB IN THIS PROXY STATEMENT/PROSPECTUS HAS BEEN SUPPLIED BY RYKOFF-SEXTON, AND ALL INFORMATION REGARDING US FOODSERVICE HAS BEEN SUPPLIED BY US FOODSERVICE.

                                    SUMMARY

  The following is a brief summary of certain information contained elsewhere in this Proxy Statement/Prospectus and the Appendices hereto. This summary is not intended to be complete and is qualified in its entirety by reference to more detailed information contained elsewhere in this Proxy Statement/Prospectus, the Appendices and the documents incorporated herein by reference. Unless the context otherwise requires, the information in this Proxy Statement/Prospectus has been adjusted to reflect the .396-for-1 reverse stock split of the outstanding shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), and Class B Common Stock, par value $.01 per share ("Class B Common Stock" and together with the Class A Common Stock, the "US Foodservice Common Stock"), of US Foodservice effective as of January 31, 1996. References to US Foodservice after the Effective Time (as defined below) refer to Merger Sub, which will be renamed US Foodservice Inc. Stockholders of Rykoff-Sexton and US Foodservice are urged to read this Proxy Statement/Prospectus and the Appendices hereto in their entirety.

THE COMPANIES

  Rykoff-Sexton is a leading broadline distributor of high-quality food and related non-food products for the foodservice industry throughout the United States. Rykoff-Sexton distributes its product line of approximately 41,000 items to restaurants, industrial cafeterias, healthcare facilities, hotels, schools and colleges, supermarket service delicatessen departments and other establishments where food is prepared or consumed away from home. It also offers design and engineering services for all types of foodservice operations through its contract/design group. Established in 1911, Rykoff-Sexton has grown from a regional distributor to its present position as the fourth largest broadline foodservice distributor in the nation. The principal executive offices of Rykoff-Sexton are located at 1050 Warrenville Road, Lisle, Illinois 60532-5201, and its principal telephone number is (708) 964-1414. See "DESCRIPTION OF RYKOFF-SEXTON."

  US Foodservice is a leading provider of high-quality food and related non-food products throughout its marketing regions and is the fifth largest broadline foodservice distributor in the United States. US Foodservice serves more than 40,000 customers in over 30 states, primarily in the Southeastern, Southwestern and Mid-Atlantic regions of the United States. The principal executive offices of US Foodservice are located at 1065 Highway 315, Cross Creek Pointe, Wilkes-Barre, Pennsylvania 18702, and its principal telephone number is (717) 831-7500. US Foodservice is currently owned by institutional investors (including investment partnerships and an investment corporation (the "ML Investors") managed by affiliates of Merrill Lynch & Co., Inc. ("ML & Co.")), management and employees of US Foodservice, and other stockholders. The ML Investors currently own approximately 78.2% of the outstanding US Foodservice Common Stock. See "DESCRIPTION OF US FOODSERVICE."

  Merger Sub, a wholly-owned subsidiary of Rykoff-Sexton, was formed by Rykoff-Sexton solely for the purpose of effecting the Merger. The mailing address of Merger Sub's principal executive offices is c/o Rykoff-Sexton, Inc., 1050 Warrenville Road, Lisle, Illinois 60532-5201, and its telephone number is (708) 964-1414.

THE SPECIAL MEETING

  The Special Meeting of Stockholders of Rykoff-Sexton will be held on May 8, 1996, at 10 a.m., local time, at One Sexton Drive, Glendale Heights, Illinois.

MATTERS TO BE CONSIDERED AT SPECIAL MEETING

  The purpose of the Special Meeting will be to (i) consider and vote on the proposal to approve the issuance of Rykoff-Sexton Common Shares in connection with the Merger Agreement and (ii) transact such other matters as may arise relating to the conduct of the Special Meeting. See "THE SPECIAL MEETING-- Matters To Be Considered at the Special Meeting."

 Record Date; Stockholders Entitled To Vote

  Only holders of record of Rykoff-Sexton Common Shares at the close of business on the Record Date, April 2, 1996, will be entitled to notice of, and to vote at, the Special Meeting. On March 31, 1996, there were 14,798,820 Rykoff-Sexton Common Shares outstanding, each of which will be entitled to one vote on each matter properly submitted for vote to Rykoff-Sexton stockholders at the Special Meeting. See "THE SPECIAL MEETING--Voting at the Meeting; Record Date."

 Vote Required

  The consummation of the Merger is conditioned on, among other things, the approval of the issuance of Rykoff-Sexton Common Shares in connection therewith by stockholders of Rykoff-Sexton at the Special Meeting. Rykoff-Sexton stockholders must approve the issuance of the Rykoff-Sexton Common Shares in connection with the Merger in order to comply with requirements of the New York Stock Exchange, Inc. (the "NYSE"), on which Rykoff-Sexton Common Shares are listed. Stockholder approval is required if a listed company issues common stock in an amount equal to or greater than 20% of the number of shares of common stock outstanding prior to such issuance. Assuming the maximum number of Rykoff-Sexton Common Shares are issued in the Merger, such shares would constitute approximately 87% of the Rykoff-Sexton Common Shares outstanding prior to such issuance.

  The issuance of Rykoff-Sexton Common Shares will be approved upon receipt of the affirmative vote of the holders of at least a majority of the votes cast at the Special Meeting, assuming a quorum consisting of at least a majority of all outstanding Rykoff-Sexton Common Shares are present at the Special Meeting. See "THE SPECIAL MEETING--Vote Required." On March 31, 1996, directors and executive officers of Rykoff-Sexton, together with their affiliates as a group, owned 6.1% of the issued and outstanding Rykoff-Sexton Common Shares. See "OWNERSHIP OF RYKOFF-SEXTON COMMON SHARES."

THE MERGER

 Terms of the Merger

  Pursuant to the terms of the Merger Agreement, US Foodservice will be merged with and into Merger Sub, and Merger Sub will be renamed US Foodservice Inc. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, at the Effective Time (as defined below) of the Merger, each share of US Foodservice Common Stock issued and outstanding immediately prior to the Merger (other than shares of US Foodservice Common Stock, if any, held by Rykoff-Sexton, Merger Sub or any other subsidiary of Rykoff-Sexton, shares held in treasury by US Foodservice and shares held by holders who have properly perfected their appraisal rights under Delaware law) will be converted into that number of Rykoff-Sexton Common Shares, rounded to the nearest thousandth of a share, or if there is not a nearest thousandth of a share, to the next higher thousandth of a share, equal to the quotient (the "Exchange Ratio") derived by dividing $25 by the Closing Date Market Price (as defined below) of one Rykoff-Sexton Common Share; provided, however, that (i) if the foregoing would result in an Exchange Ratio greater than 1.457 (which would occur if the Closing Date Market Price is less than $17.16), the Exchange Ratio will be deemed to be 1.457, and (ii) if the foregoing would result in an Exchange Ratio less than 1.244 (which would occur if the Closing Date Market Price is greater than $20.10), the Exchange Ratio will be deemed to be 1.244. The Exchange Ratio will be appropriately adjusted to reflect any split, reclassification, combination, dividend (other than normal cash dividends) or other distribution or change in the Rykoff-Sexton Common Shares as provided in the Merger Agreement. "Effective Time" means the date and time of the filing of a certificate of merger to be filed pursuant to the Delaware General Corporation Law (the "DGCL") relating to the Merger with the Secretary of State of the State of Delaware (or such later date and time as may be specified in such certificate as permitted by such Secretary of State). "Closing Date Market Price" means the arithmetic average of the last reported sales price of one Rykoff-Sexton Common Share on the NYSE, as reported in the NYSE Composite Tape, during the period of the 20 most recent trading days ending on the third business day prior to the date of the closing of the Merger (the "Closing Date"). See "THE MERGER--Conversion of Shares; Exchange of Certificates."

  A copy of the Merger Agreement is attached hereto as Appendix A and is incorporated herein by reference. See "THE MERGER AGREEMENT."

  The consummation of the Merger is conditioned on, among other things, the approval by Rykoff-Sexton's stockholders at the Special Meeting of the issuance of the Rykoff-Sexton Common Shares in connection with the Merger Agreement. The Merger Agreement and the Merger must also be approved by the affirmative vote of the holders of 66 2/3% of the outstanding US Foodservice Class A Common Stock and by the affirmative vote of a majority of the votes represented by holders of the outstanding US Foodservice Common Stock and $15 Cumulative Redeemable Exchangeable Preferred Stock (the "Exchangeable Preferred Stock"), voting as a class. However, the ML Investors collectively own approximately 78.2% of the outstanding US Foodservice Common Stock and 86.2% of the outstanding US Foodservice Class A Common Stock, and certain affiliates of ML & Co. own 100% of the outstanding Exchangeable Preferred Stock. The ML Investors have agreed to vote their shares of the US Foodservice Common Stock in favor of the Merger Agreement and the Merger. See "OTHER AGREEMENTS--The ML Agreement." The vote of such shares of US Foodservice Common Stock is sufficient to ensure that all requisite US Foodservice stockholder approvals will be obtained.

 Stock Options and Warrants

  As of March 31, 1996, US Foodservice had outstanding stock options to purchase up to 744,275 shares of US Foodservice Class A Common Stock under certain stock option plans. Under the Merger Agreement, Rykoff-Sexton has agreed to assume such options (the "Assumed Options"), on the terms set forth therein, whether or not such options are vested or exercisable. Upon the consummation of the Merger, the Assumed Options will constitute options to acquire, on the same terms and conditions as were applicable to such US Foodservice options (subject to certain adjustments), an adjusted number of Rykoff-Sexton Common Shares based on the Exchange Ratio (presently estimated to be 1,084,410 Rykoff-Sexton Common Shares in the aggregate assuming the maximum Exchange Ratio). For those Assumed Options that by their terms vest according to performance criteria ("performance options") and which are not vested in accordance with their terms at the Effective Time (as defined below), the performance criteria will be deemed satisfied on the first anniversary of the Effective Time. Under the Merger Agreement, Rykoff-Sexton has agreed to file a registration statement on Form S-8 with respect to the Rykoff-Sexton Common Shares subject to the Assumed Options. See "THE MERGER AGREEMENT--General-- Conversion of US Foodservice Common Stock in the Merger."

  US Foodservice has outstanding warrants to purchase 227,700 shares of US Foodservice Class A Common Stock (the "Warrants"). Under the Merger Agreement, Rykoff-Sexton has agreed to assume the Warrants (the "Assumed Warrants"). Upon the consummation of the Merger, the Assumed Warrants will constitute warrants to acquire, on the same terms and conditions as were applicable under the Warrants, an adjusted number of Rykoff-Sexton Common Shares based on the Exchange Ratio (presently estimated to be 331,761 Rykoff-Sexton Common Shares in the aggregate, assuming the maximum Exchange Ratio). See "THE MERGER AGREEMENT--General--Conversion of US Foodservice Common Stock in the Merger" and "THE WARRANTS."

 Effect of the Merger

  In connection with the Merger, the holders of US Foodservice Common Stock will receive an aggregate of up to 12,880,552 Rykoff-Sexton Common Shares (assuming the maximum Exchange Ratio), representing approximately 46.5% of the voting power of Rykoff-Sexton after the Merger. In addition, up to 1,416,171 Rykoff-Sexton Common Shares will be reserved for issuance upon the exercise of the Assumed Options and

Assumed Warrants. Assuming the maximum number of Rykoff-Sexton Common Shares are issued in the Merger, the ML Investors will receive an aggregate of up to 10,076,010 Rykoff-Sexton Common Shares representing approximately 36.4% of the voting power of Rykoff-Sexton after the Merger prior to the exercise of any Assumed Options or Assumed Warrants or approximately 34.6% after the exercise of all Assumed Options and Assumed Warrants.

  As described under "THE MERGER--Resale of Rykoff-Sexton Common Shares," the resale of the Rykoff-Sexton Common Shares received in the Merger by the ML Investors and any other "affiliates" (as such term is used in Rules 144 and 145 under the Securities Act) of US Foodservice prior to the Merger will be restricted. Rykoff-Sexton Common Shares received in the Merger by persons other than "affiliates" will be freely transferable and will not be restricted except as contemplated by arrangements entered into by certain US Foodservice employees in connection with the forgiveness of certain management loans, and except as provided in the Tax Agreement that the ML Investors and certain other stockholders of US Foodservice will enter into with Rykoff-Sexton at the Effective Time. See "THE MERGER--Effect of the Merger" and "--Interests of Certain Persons in the Merger--US Foodservice Management Loans," and "OTHER AGREEMENTS--The Tax Agreement." The ML Investors will have the right to require Rykoff-Sexton to register all or a portion of their Rykoff-Sexton Common Shares for sale under the Securities Act, which would permit the sale of such Rykoff-Sexton Common Shares to the general public in the circumstances and subject to the conditions and restrictions set forth in the Registration Rights Agreement (as defined below). See "OTHER AGREEMENTS--The Registration Rights Agreement." No predictions can be made as to the effect, if any, that market sales of such shares, or the availability of such shares for future sales, will have on the market price of Rykoff-Sexton Common Shares prevailing from time to time. Sales of substantial amounts of Rykoff-Sexton Common Shares, or the perception that such sales could occur, could adversely affect prevailing market prices for the Rykoff-Sexton Common Shares and could impair Rykoff-Sexton's future ability to raise capital through an offering of its equity securities. See "THE MERGER-- Risk Factors--Sale of Shares By ML Investors."

  To provide assurances in connection with the qualification of the Merger as a tax-free reorganization for federal income tax purposes, certain stockholders of US Foodservice, including all of the ML Investors, will enter into the Tax Agreement (as defined below) with Rykoff-Sexton at the Effective Time, pursuant to which each such stockholder will be prohibited from selling, exchanging, distributing or otherwise disposing of in any manner, during the two-year period following the Effective Time, more than a certain percentage of the Rykoff-Sexton Common Shares received in the Merger by such stockholder, with such percentage to be determined by a formula at the Effective Time. For purposes, however, of applying the transfer restrictions in the Tax Agreement to the ML Investors, all of the Rykoff-Sexton Common Shares received in the Merger by the ML Investors will be aggregated, and the ML Investors will be treated as a single stockholder. See "OTHER AGREEMENTS--The Tax Agreement."

  Pursuant to the Standstill Agreement (as defined below), the ML Investors and Merrill Lynch Capital Partners, Inc., the general partner of certain of the ML Investors ("MLCP" and, together with the ML Investors, the "ML Entities"), will agree, among other things, to vote their Rykoff-Sexton Common Shares in favor of Rykoff-Sexton's nominees for the Board of Directors. The ML Entities will also be entitled to designate four nominees to the Rykoff-Sexton Board of Directors, which is expected to have twelve members at the Effective Time, with such number of nominees and Board members decreasing if the percentage of outstanding Rykoff-Sexton Common Shares held by ML Entities falls below certain levels. As a result of their ownership interest in Rykoff-Sexton, the ML Entities may also influence the outcome of other matters submitted to Rykoff-Sexton stockholders. See "THE MERGER--Effect of the Merger" and "--Risk Factors" and "OTHER AGREEMENTS--The Standstill Agreement."

 Recommendation of the Rykoff-Sexton Board of Directors; Reasons for the Merger

  On February 2, 1996, the Rykoff-Sexton Board of Directors, by the unanimous vote of all directors present at the meeting, approved the Merger Agreement and the Merger and the issuance of the Rykoff-Sexton Common

Shares in the Merger, determined that the Merger is in the best interests of Rykoff-Sexton and its stockholders and recommended that the stockholders of Rykoff-Sexton vote FOR the approval of the issuance of the Rykoff-Sexton Common Shares in connection with the Merger. See "THE MERGER--Background of the Merger." Prior to making this recommendation, the Rykoff-Sexton Board of Directors carefully analyzed, with the assistance of its financial advisors, the value of US Foodservice's business and the consideration proposed to be paid by Rykoff-Sexton. See "THE MERGER--Recommendation of the Rykoff-Sexton Board of Directors; Reasons for the Merger" and "--Opinion of Financial Advisor to Rykoff-Sexton."

 Opinion of Financial Advisor to Rykoff-Sexton

  At the request of Rykoff-Sexton, on February 2, 1996, Goldman, Sachs & Co. ("Goldman Sachs") delivered an oral opinion to the Rykoff-Sexton Board of Directors, which was subsequently confirmed in a written opinion dated February 2, 1996, to the effect that as of such date, the aggregate number of Rykoff-Sexton Common Shares to be paid by Rykoff-Sexton for the outstanding US Foodservice Common Stock pursuant to the Merger Agreement is fair to Rykoff-Sexton. Goldman Sachs has confirmed such opinion by delivery of a written opinion dated as of the date of this Proxy Statement/Prospectus. The full text of the written opinion of Goldman Sachs dated as of the date of this Proxy Statement/Prospectus is set forth as Appendix B to this Proxy Statement/Prospectus and describes the assumptions made, matters considered and limits on the review undertaken. Rykoff-Sexton stockholders are urged to read the opinion in its entirety. See "THE MERGER--Opinion of Financial Advisor to Rykoff-Sexton."

  Rykoff-Sexton also retained BA Partners to act as a financial advisor in connection with the Merger. BA Partners was not requested to, and did not, provide a fairness opinion to the Rykoff-Sexton Board of Directors.

 Redemption or Purchase of Preferred Stock

  It is a condition precedent to the Merger that (i) all shares of the Exchangeable Preferred Stock shall have been purchased by Rykoff-Sexton or Merger Sub pursuant to the terms of a Redemption Agreement dated as of September 8, 1995, as amended (the "ML Redemption Agreement"), among US Foodservice, ML IBK Positions, Inc. ("ML IBK") and Merchant Banking L.P. No. IV ("MBIV") or otherwise in accordance with the terms of the Merger Agreement, and
(ii) all shares of US Foodservice's 10.0% Preferred Stock, par value $.01 per share (the "10% Preferred Stock" and, together with the Exchangeable Preferred Stock, the "Preferred Stock"), shall have been redeemed pursuant to the terms of a Redemption Agreement dated as of September 26, 1995, as amended (the "Sara Lee Redemption Agreement" and, together with the ML Redemption Agreement, the "Stock Redemption Agreements"), between US Foodservice and Sara Lee Corporation ("Sara Lee") or otherwise in accordance with the terms of the Merger Agreement. US Foodservice redeemed the 10% Preferred Stock pursuant to the Sara Lee Redemption Agreement on March 1, 1996 for an aggregate redemption price of approximately $21.3 million. See "THE MERGER--Redemption or Purchase of Preferred Stock."

 Rykoff-Sexton Financing and Receivables Securitization

  Pursuant to the Commitment Letter dated February 2, 1996 (the "Commitment Letter") from Bank of America National Trust and Savings Association ("BofA"), BA Securities, Inc. ("BA Securities"), The Chase Manhattan Bank, N.A. ("Chase") and Chase Securities, Inc. ("Chase Securities"), BofA and Chase have each committed severally to provide Rykoff-Sexton funding of (i) up to $242.5 million toward a new bank credit facility (the "New Credit Facility") and (ii) up to $55 million toward an accounts receivable securitization (the "Receivables Securitization"), subject to the terms and conditions of the Commitment Letter.

  There can be no assurance as to whether, or the definitive terms on which, the New Credit Facility or the Receivables Securitization actually will be available to Rykoff-Sexton. BofA will act as administrative agent, BA Securities will act as syndication agent and Chase will serve as an agent under the New Credit Facility. In addition, BA Securities and Chase Securities will act as co-arrangers in the syndication of the New Credit Facility to other financial institutions acceptable to BofA, Chase and Rykoff-Sexton. The Commitment Letter contemplates that the New Credit Facility will be comprised of three term loan facilities in an aggregate principal amount of $335 million and a revolving credit facility (the "Revolver") for up to $150 million that includes a letter of credit sublimit of $45 million and a swingline facility of up to $15 million. The Receivables Securitization will consist of a $110 million program pursuant to which Rykoff-Sexton will sell certain of its trade accounts receivables on an ongoing basis for cash or cash equivalents. US Foodservice intends to restructure or refinance the present US Foodservice receivables facility. In connection with such restructuring or refinancing, BofA may acquire part of the existing facility, or BofA and Chase will consider increasing the size of the Receivables Securitization to $200 million, but Chase and BofA have made no commitment to do so in the Commitment Letter.

  The net proceeds from the New Credit Facility and the Receivables Securitization will equal approximately $595 million. These proceeds will be used to make the payments to redeem the Exchangeable Preferred Stock, to refinance indebtedness incurred by US Foodservice in connection with the redemption in March 1996 of the 10% Preferred Stock, refinance US Foodservice's currently outstanding debt, refinance Rykoff-Sexton's currently outstanding debt under the Credit Agreement dated as of October 23, 1993 between Rykoff-Sexton and BofA, as amended, provide financing for on-going working capital needs and pay related fees and expenses, including certain prepayment premiums payable in connection with the restructuring of US Foodservice's $90 million receivables securitization program. See "THE MERGER--Rykoff-Sexton Financing and Receivables Securitization" and "UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION."

  The Commitment Letter provides that the obligations of Rykoff-Sexton, Merger Sub and US Foodservice to effect the Merger are subject to the condition that all conditions precedent to the closing of the financing described in the Commitment Letter shall have been satisfied and that the transactions contemplated by the Commitment Letter shall have been consummated.

  The New Credit Facility and the Receivables Securitization will result in a substantial increase in the level of long-term indebtedness of Rykoff-Sexton after the Merger. This increase will have several important effects on the operations of Rykoff-Sexton following the Merger, including the following: (i) Rykoff-Sexton will have significant cash requirements to service debt, reducing funds available to operations and future business opportunities and increasing Rykoff-Sexton's vulnerability to adverse general economic and industry conditions; (ii) the financial covenants and other restrictions contained in the New Credit Facility and other agreements relating to the indebtedness of Rykoff-Sexton will require it to meet certain financial tests and will restrict its ability to borrow additional funds, to dispose of assets and to pay cash dividends; (iii) the failure to comply with such financial covenants and other restrictions may result in an event of default under the New Credit Facility which, if not cured or waived, could have a material adverse effect on Rykoff-Sexton and on the market value of Rykoff-Sexton Common Shares; (iv) funds available for working capital, capital expenditures, acquisitions and general corporate purposes may be limited, which could increase Rykoff-Sexton's vulnerability to competitive pressures and adversely affect Rykoff-Sexton's ability to expand; and (v) certain of Rykoff-Sexton's borrowings will be at variable rates of interest, which could result in higher interest expense if interest rates increase generally. See "THE MERGER--Risk Factors--Leverage and Debt Service."

 Certain Other Agreements

  The ML Agreement. Under an agreement (the "ML Agreement") among Rykoff-Sexton and the ML Entities entered into simultaneously with the Merger Agreement, the ML Entities agreed that prior to the earlier of the Effective Time of the Merger and the termination of the Merger Agreement they will not (i) dispose of any US Foodservice Common Stock owned by them, (ii) acquire any additional US Foodservice Common Stock without the prior written consent of Rykoff-Sexton,
(iii) enter into any voting agreement (other than the Standstill Agreement) with respect to US Foodservice Common Stock owned by them or (iv) engage in certain activities relating to business combinations involving US Foodservice other than the Merger. In addition, the ML Entities agree that prior to the Effective Time they will vote their shares of US Foodservice Common Stock in favor of the Merger. See "OTHER AGREEMENTS--The ML Agreement."

  The Standstill Agreement. The ML Agreement provides that, at the Effective Time, Rykoff-Sexton and the ML Entities will enter into an agreement (the "Standstill Agreement") providing, among other things, (i) for the designation by the ML Entities of four nominees to the Rykoff-Sexton Board of Directors, which is expected to have twelve members, with such number of nominees and Board members decreasing if the percentage of outstanding Rykoff-Sexton Common Shares held by the ML Entities falls below certain levels, (ii) that, for a period of ten years, the ML Entities will not acquire beneficial ownership of additional voting securities of Rykoff-Sexton representing voting power in excess of 36.4% of the outstanding voting securities of Rykoff-Sexton and will not take certain other actions relating to the control of Rykoff-Sexton, (iii) that the ML Entities will vote in favor of Rykoff-Sexton's nominees for the Rykoff-Sexton Board of Directors, (iv) for certain restrictions on transfer of Rykoff-Sexton voting securities held by the ML Entities and (v) for a right of first refusal, under specified circumstances, for Rykoff-Sexton in respect of certain transfers by the ML Entities of Rykoff-Sexton Common Shares. Notwithstanding the foregoing, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") and its affiliates (other than the ML Entities) may effect or recommend transactions in the ordinary course of its or their business provided that they do not acquire beneficial ownership of more than 2% of the outstanding voting securities of Rykoff-Sexton (with such percentage increasing up to 5% if the percentage of outstanding Rykoff-Sexton voting securities held by the ML Entities falls below certain levels). See "OTHER AGREEMENTS--The Standstill Agreement."

  The Registration Rights Agreement. The ML Agreement provides that at the Effective Time, Rykoff-Sexton and the ML Investors will enter into an agreement (the "Registration Rights Agreement") which will provide the ML Investors with certain "demand" and "piggyback" registration rights and certain other parties with "piggyback" registration rights, subject to certain conditions, requiring Rykoff-Sexton to register for sale under the Securities Act all or a portion of Rykoff-Sexton Common Shares owned by them. See "OTHER AGREEMENTS--The Registration Rights Agreement."

  The Tax Agreement. The ML Agreement provides that at the Effective Time, Rykoff-Sexton and certain stockholders of US Foodservice, including all of the ML Investors, will enter into an agreement (the "Tax Agreement") to provide assurances in connection with the qualification of the Merger as a tax-free reorganization for federal income tax purposes. Each stockholder of US Foodservice that is a party to the Tax Agreement will agree, for the two-year period following the Effective Time, not to sell, exchange, distribute or otherwise dispose of in any manner more than a certain percentage of the Rykoff-Sexton Common Shares received in the Merger by such stockholder, with such percentage to be determined by a formula at the Effective Time. For purposes, however, of applying the transfer restrictions in the Tax Agreement to the ML Investors, all of the Rykoff-Sexton Common Shares received in the Merger by the ML Investors will be aggregated, and the ML Investors will be treated as a single stockholder. Provided that a stockholder of US Foodservice that is a party to the Tax Agreement complies with the transfer restrictions contained therein and satisfies certain other conditions, Rykoff-Sexton and each other stockholder of US Foodservice that is a party to the Tax Agreement will waive and release any claims that any of them might have against such stockholder under the Tax Agreement or otherwise resulting from the failure of the Merger to qualify as a tax-free reorganization for federal income tax purposes. See "OTHER AGREEMENTS--The Tax Agreement."

 Risk Factors

  In deciding whether to approve the issuance of Rykoff-Sexton Common Shares in connection with the Merger, Rykoff-Sexton stockholders should carefully evaluate the matters set forth under "THE MERGER--Risk Factors."

 Regulatory Matters

  The Merger is subject to the applicable provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (collectively, the "HSR Act"), which provides that certain acquisition transactions (including the Merger) may not be consummated until certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. Rykoff-Sexton and US Foodservice filed the required information and material with respect to the Merger with the Antitrust Division and the FTC on or about December 22, 1995. ML & Co. and certain of its affiliates filed the required information with the Antitrust Division and the FTC on January 17, 1996 and January 25, 1996. The required waiting periods under the HSR Act for Rykoff-Sexton and US Foodservice expired on January 21, 1996. Early termination of the waiting periods for ML & Co. and such of its affiliates was granted on January 29, 1996 and February 7, 1996. See "THE MERGER--Regulatory Matters."

 Effective Time of the Merger

  Following receipt of all required governmental approvals and satisfaction or waiver (where permissible) of the other conditions to the Merger, the Merger will be consummated and become effective at the time at which the certificate of merger to be filed pursuant to the DGCL is accepted for filing by the Secretary of State of the State of Delaware (or such later date and time as may be specified in such certificate as may be permitted by such Secretary of State). See "THE MERGER AGREEMENT--Effective Time of the Merger."

 Exchange of Certificates in the Merger

  Promptly after the Effective Time, Chemical/Mellon Shareholder Services, L.L.C. (the "Exchange Agent") will mail a transmittal form and instructions to each holder of record (other than Rykoff-Sexton, Merger Sub or any other subsidiary of Rykoff-Sexton) of certificates which immediately prior to the Effective Time represented outstanding shares of US Foodservice Common Stock, which form and instructions are to be used in forwarding such certificates for surrender and exchange for (i) certificates representing that number of whole Rykoff-Sexton Common Shares that such holder has the right to receive pursuant to the Merger and (ii) cash for any fractional Rykoff-Sexton Common Shares to which such holder otherwise would be entitled. US FOODSERVICE STOCKHOLDERS ARE REQUESTED NOT TO SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL SUCH TRANSMITTAL FORM AND INSTRUCTIONS ARE RECEIVED. Holders of certificates formerly representing shares of US Foodservice Common Stock will not be entitled to receive dividends or any other distributions from Rykoff-Sexton until such certificates are so surrendered. Persons entitled to receive dividends or other distributions in respect of the certificates surrendered in connection with the Merger will not be entitled to receive interest on such dividends or other distributions. See "THE MERGER--Conversion of Shares; Exchange of Certificates."

 Listing of the Rykoff-Sexton Common Shares on the NYSE

  Rykoff-Sexton has agreed to use its reasonable best efforts to cause the Rykoff-Sexton Common Shares that are to be issued pursuant to the Merger Agreement and upon exercise of the Assumed Options and Assumed Warrants to be listed for trading on the NYSE. Such authorization for listing is a condition to the obligations of Rykoff-Sexton, Merger Sub and US Foodservice to consummate the Merger. See "THE MERGER--Listing of the Rykoff-Sexton Common Shares on the NYSE."

 Business of US Foodservice and Rykoff-Sexton Pending the Merger

  Each of US Foodservice and Rykoff-Sexton has agreed that, prior to the Effective Time or earlier termination of the Merger Agreement, except as contemplated by the Merger Agreement, it and its subsidiaries will each conduct its operations according to its ordinary course of business consistent with past practice with certain exceptions permitted by the Merger Agreement. In addition, unless the other party agrees in writing or except as otherwise permitted pursuant to the Merger Agreement or as previously disclosed to the other party, prior to the Effective Time neither US Foodservice, Rykoff-Sexton nor any of their respective subsidiaries is permitted to engage in any of a number of actions specified in the Merger Agreement. See "THE MERGER AGREEMENT--Business of US Foodservice Pending the Merger" and "--Business of Rykoff-Sexton Pending the Merger."

 Interests of Certain Persons in the Merger; Management and Operations of US Foodservice After the Merger

  Certain stockholders and members of the management and Board of Directors of US Foodservice have certain interests in the Merger that are different from, or in addition to, the interests of stockholders of US Foodservice generally. See "THE MERGER--Interests of Certain Persons in the Merger." As a condition to US Foodservice's obligation to effect the Merger, Rykoff-Sexton is required to execute a Registration Rights Agreement with certain "affiliates" (within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act) of US Foodservice (including the ML Investors and Frank H. Bevevino), which Registration Rights Agreement provides the ML Investors with "demand" and "piggyback," and such other affiliates with "piggyback," registration rights requiring Rykoff-Sexton to register all or a portion of Rykoff-Sexton Common Shares received by them. See "OTHER AGREEMENTS--The Registration Rights Agreement."

  In addition, pursuant to the Standstill Agreement, Rykoff-Sexton has agreed to use its best efforts to cause to be appointed to the Rykoff-Sexton Board of Directors four additional directors to be designated by the ML Entities effective as of the Effective Time. See "OTHER AGREEMENTS--The Standstill Agreement."

  After the Merger, Merger Sub, as the surviving corporation in the Merger, will be renamed US Foodservice Inc. US Foodservice will operate as the distribution division of Rykoff-Sexton and will include the current Rykoff-Sexton distribution operations. Mark Van Stekelenburg, the current Chairman, President and Chief Executive Officer of Rykoff-Sexton, will continue to be Chairman and Chief Executive Officer of Rykoff-Sexton following the Merger. Frank H. Bevevino, the current Chairman of the Board of Directors and Chief Executive Officer of US Foodservice, will be a member of the Rykoff-Sexton Board of Directors and President of Rykoff-Sexton effective as of the Effective Time. In addition, Mr. Bevevino will be Chief Executive Officer of US Foodservice and in that capacity will be responsible for all Rykoff-Sexton distribution operations. See "MANAGEMENT OF RYKOFF-SEXTON AFTER THE MERGER."

 Conditions of the Merger; Termination

  The consummation of the Merger is conditioned upon the fulfillment or waiver (where permissible) of certain conditions set forth in the Merger Agreement. The Merger Agreement may be terminated (i) by mutual consent of Rykoff-Sexton and US Foodservice, (ii) by either Rykoff-Sexton or US Foodservice if the Merger has not been consummated by July 31, 1996, and (iii) under certain other circumstances. See "THE MERGER AGREEMENT--Conditions; Waivers" and "-- Amendment; Termination."

 Expenses

  Each of Rykoff-Sexton and US Foodservice will bear their own expenses incurred in connection with the transactions contemplated by the Merger Agreement, except that in the event of a dispute concerning the terms or enforcement of the Merger Agreement, the prevailing party will be entitled to reimbursement of reasonable legal fees and disbursements from the other party or parties to such dispute. The Merger Agreement requires Rykoff-Sexton to pay to US Foodservice a fee of $4,500,000 plus expenses of up to $1,000,000 if (i) an RSI Alternative Proposal (as defined below) is publicly announced or sent to holders of Rykoff-Sexton Common

Shares prior to the Special Meeting, (ii) the issuance of the Rykoff-Sexton Common Shares in connection with the Merger is not approved by the requisite holders of Rykoff-Sexton Common Shares at the Special Meeting, and (iii) within twelve months of the date on which the Special Meeting is held a definitive agreement with respect to such RSI Alternative Proposal is executed by Rykoff-Sexton. An "RSI Alternative Proposal" means a bona fide written offer submitted to Rykoff-Sexton or the holders of Rykoff-Sexton Common Shares by any person (other than US Foodservice or any affiliate of US Foodservice), unsolicited by Rykoff-Sexton, for the acquisition or purchase of all or a material amount of the assets or securities of, or any merger, consolidation or business combination with, Rykoff-Sexton or any of its subsidiaries. See "THE MERGER AGREEMENT--Expenses; Termination Fee."

 Appraisal Rights

  Under Delaware law, holders of US Foodservice Common Stock who comply with the requirements of Section 262 of the DGCL will be entitled to appraisal rights in connection with the Merger. A copy of Section 262 is attached to this Proxy Statement/Prospectus as Appendix C. Holders of Rykoff-Sexton Common Shares will not be entitled to appraisal rights in connection with the Merger. See "THE MERGER--Appraisal Rights."

 Certain Federal Income Tax Consequences

  The consummation of the Merger is conditioned, among other things, upon the receipt by Rykoff-Sexton of an opinion of Jones, Day, Reavis & Pogue, special counsel for Rykoff-Sexton, to the effect that the Merger should be treated for federal income tax purposes as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Such opinion will be dated the date of the closing of the Merger, will be based upon certain customary representations, and will be subject to certain assumptions and limitations set forth therein. No ruling will be sought from the Internal Revenue Service (the "IRS") regarding the Merger, and the IRS may disagree with the conclusions expressed in such opinion of counsel.

  In accordance with such opinion, (i) neither Rykoff-Sexton nor the existing stockholders of Rykoff-Sexton will recognize any gain or loss as a result of the Merger, (ii) neither Merger Sub nor US Foodservice should recognize any gain or loss as a result of the Merger, and (iii) no gain or loss should be recognized by holders of US Foodservice Common Stock upon the conversion of their shares of US Foodservice Common Stock into Rykoff-Sexton Common Shares pursuant to the Merger. See "THE MERGER--Certain Federal Income Tax Consequences."

  EACH HOLDER OF US FOODSERVICE COMMON STOCK IS ADVISED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER UNDER FEDERAL, STATE, LOCAL, FOREIGN OR ANY OTHER APPLICABLE LAW.

 Accounting Treatment

  The Merger will be accounted for by Rykoff-Sexton under the purchase method of accounting in accordance with generally accepted accounting principles.

RYKOFF-SEXTON SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

  The following summary historical consolidated financial data as of and for the five fiscal years ended April 29, 1995 have been derived from Rykoff-Sexton's Annual Report on Form 10-K, which has been incorporated by reference herein. The summary historical financial data as of January 28, 1995 and January 27, 1996 and for the thirty-nine weeks then ended, respectively, have been derived from unaudited condensed consolidated financial statements and notes thereto included in the Quarterly Report on Form 10-Q for the period ended January 27, 1996, which has been incorporated by reference herein. Such unaudited condensed consolidated financial statements have been prepared on the same basis as Rykoff-Sexton's audited consolidated financial statements, and Rykoff-Sexton's management believes that such unaudited condensed consolidated financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial information presented. Interim results are not necessarily indicative of results for the full fiscal year. The summary historical consolidated financial data should be read in conjunction with Rykoff-Sexton's consolidated financial statements and notes thereto incorporated by reference herein.

                                           FISCAL YEAR ENDED                         39 WEEKS ENDED
                         ------------------------------------------------------- -----------------------
                         APRIL 27,    MAY 2,     MAY 1,    APRIL 30,  APRIL 29,
                          1991(1)    1992(1)   1993(1)(2)   1994(1)    1995(1)   JANUARY 28, JANUARY 27,
                         (52 WEEKS) (53 WEEKS) (52 WEEKS)  (52 WEEKS) (52 WEEKS)   1995(1)   1996(1)(2)
                         ---------- ---------- ----------  ---------- ---------- ----------- -----------
                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Net sales............... $1,404,770 $1,447,305 $1,412,943  $1,444,226 $1,569,019 $1,152,727  $1,314,695
Income (loss) from
 continuing operations
 before extraordinary
 item and change in
 accounting.............     12,882      7,930    (24,150)      4,121      9,376      7,006       6,066
Income (loss) per share
 from continuing
 operations before
 extraordinary item and
 change in accounting...       0.89       0.55      (1.66)       0.28       0.64       0.48        0.41
Cash dividends per
 share..................       0.48       0.48       0.26         --        0.03        --         0.06
BALANCE SHEET DATA (AT
 PERIOD END):
Total assets............ $  397,536 $  471,879 $  448,411  $  470,018 $  524,068 $  479,353  $  631,731
Long-term debt..........     91,028    139,333    144,669     151,227    146,536    130,089     137,891
Stockholders' equity....    185,863    189,703    166,704     173,307    206,540    204,389     215,012

- --------
(1) Statement of operations data for the fifty-two weeks ended April 29, 1995 include the results of Continental Foods, Inc. ("Continental") from February 21, 1995, the date of its acquisition. Income statement data for the thirty-nine weeks ended January 27, 1996 include the results of Continental for the entire period. Statement of operations data for the thirty-nine weeks ended January 27, 1996 include the results of operations of H&O Foods, Inc. ("H&O Foods") from November 1, 1995, the date of its acquisition. Statement of operations data and balance sheet data for all periods presented exclude the results of Tone Brothers, Inc. ("Tone Brothers"), which was disposed of by Rykoff-Sexton in October 1994 and accounted for as a discontinued operation.
(2) During the fifty-two weeks ended May 1, 1993, Rykoff-Sexton recorded a restructuring charge of $31 million to cover costs associated with a planned business reorganization. This reorganization was completed during the thirty-nine weeks ended January 27, 1996. With the completion of the reorganization program, Rykoff-Sexton reversed the remaining unused portion of the original $31 million charge. This unused portion, totalling $6.4 million, related primarily to over-estimates of facility closures, and partly offsets expenses associated with the relocation of the Los Angeles distribution center included in warehouse, selling, general and administrative expenses.

US FOODSERVICE SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

  The following summary historical consolidated financial data as of December 31, 1994 and December 30, 1995 and for the fiscal years ended January 1, 1994, December 31, 1994 and December 30, 1995, respectively, have been derived from the consolidated financial statements of US Foodservice audited by Arthur Andersen LLP, independent public accountants, included elsewhere herein.

  The financial data for periods prior to January 3, 1993 are presented as set forth due to the circumstances of the September 1993 merger of WS Holdings Corporation ("WS Holdings"), the parent company of White Swan Inc. ("White Swan"), with a wholly-owned subsidiary of US Foodservice (the "1993 Foodservice Merger"). See "DESCRIPTION OF US FOODSERVICE--General." The 1993 Foodservice Merger has been accounted for as a combination of companies under common control. As such, the assets and liabilities of the merged entities have been reflected at their historical carrying values in the consolidated financial statements of US

Foodservice. The results of operations have been presented as if the 1993 Foodservice Merger had occurred as of September 4, 1992, the date both US Foodservice (then named Unifax Holdings, Inc. ("Unifax Holdings")) and WS Holdings came under the common control of ML & Co. Prior to September 4, 1992, the results of operations represent those of WS Holdings only. In addition, effective January 2, 1993, WS Holdings changed its fiscal year end from the last Saturday in June to the Saturday following the Friday nearest to December 31 to conform to US Foodservice's fiscal year end. As a result, the financial data as set forth below include (i) data as of and for the fifty-two week periods ended June 29, 1991 and June 27, 1992, respectively, which have been derived from the audited consolidated financial statements of WS Holdings, not included herein, (ii) data as of and for the twenty-seven week period ended January 2, 1993 (which includes the results of WS Holdings for the entire twenty-seven week period and the results of Unifax Holdings from September 4, 1992 through January 2, 1993), which have been derived from the audited consolidated financial statements of US Foodservice, not included herein and
(iii) data as of January 1, 1994, which have been derived from the audited consolidated financial statements of US Foodservice, not included herein.

  The summary historical consolidated financial data should be read in conjunction with the US Foodservice consolidated financial statements and notes thereto and "US FOODSERVICE SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA" and "--US Foodservice Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere herein.

                                                FISCAL YEAR ENDED
                         ---------------------------------------------------------------
                         JANUARY 1, 1994(1) DECEMBER 31, 1994(1)(2) DECEMBER 30, 1995(3)
                             (52 WEEKS)           (52 WEEKS)             (52 WEEKS)
                         ------------------ ----------------------- --------------------
                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
  Net sales.............     $1,439,409           $1,470,061             $1,676,007
  Income (loss) before
   extraordinary item...        (45,982)              12,911                  7,797
  Income (loss) per
   share before
   extraordinary item
   attributable to
   common stockholders..          (6.81)                0.68                   0.02
  Cash dividends per
   share................            --                   --                     --
BALANCE SHEET DATA (AT
 PERIOD END):
  Total assets..........     $  516,835           $  554,509             $  610,535
  Long-term debt........        294,102              294,388                343,334
  Mandatory redeemable
   preferred stock......         54,772               57,137                 53,196
  Stockholders' equity
   (deficit)............         (2,564)              28,678                 30,791
                                     FISCAL YEAR ENDED
                         ------------------------------------------
                           JUNE 29, 1991         JUNE 27, 1992         27 WEEKS ENDED
                             (52 WEEKS)           (52 WEEKS)          JANUARY 2, 1993
                         ------------------ ----------------------- --------------------
                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
  Net sales.............     $  650,984           $  697,983             $  627,955
  Income (loss) before
   extraordinary item...         (1,802)              (1,576)                (2,024)
  Income (loss) per
   share before
   extraordinary item
   attributable to
   common stockholders..          (2.68)               (2.33)                 (0.81)
  Cash dividends per
   share................            --                   --                     --
BALANCE SHEET DATA (AT
 PERIOD END):
  Total assets..........     $  243,530           $  247,664             $  553,425
  Long-term debt........        159,816              158,006                290,100
  Mandatory redeemable
   preferred stock......         22,338               25,882                 49,388
  Stockholders' equity
   (deficit)............        (10,344)             (15,511)                58,018

- --------
(1) Income (loss) before extraordinary item includes nonrecurring charges of approximately $50.9 million in the fiscal year ended January 1, 1994 and nonrecurring credits of $3.4 million in the fiscal year ended

   December 31, 1994. The charges and credits relate to nonrecurring transactions including the write-off of unamortized goodwill and related intangible assets attributable to three distribution centers and restructuring and other charges. See "US FOODSERVICE SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA" and "--US Foodservice Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 14 to US Foodservice's consolidated financial statements included elsewhere herein for a further explanation of such charges and credits.

(2) Statement of operations data for the fiscal year ended December 31, 1994 include the results of the Atlanta Distribution Center from September 9, 1994, the date of its acquisition, and of the Fort Myers, Orlando and Riviera Beach Distribution Centers from September 16, 1994, the date of their acquisition.

(3) Statement of operations data for the fiscal year ended December 30, 1995 include the results of the Fort Myers Meat & Seafood Distribution Center from January 20, 1995, the date of its acquisition, and of the CP Distribution Center from April 1, 1995, the date of its acquisition.

UNAUDITED PRO FORMA COMBINED SUMMARY FINANCIAL DATA

  The following Unaudited Pro Forma Combined Summary Financial Data give pro forma effect to the Merger and the other transactions described in "UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION." The Unaudited Pro Forma Combined Summary Financial Data are derived from, are qualified in their entirety by, and should be read in conjunction with the Unaudited Pro Forma Combined Financial Information included elsewhere herein. The Unaudited Pro Forma Combined Summary Financial Data and accompanying notes should also be read in conjunction with Rykoff-Sexton's consolidated financial statements and notes thereto which are incorporated by reference herein and with US Foodservice's consolidated financial statements and notes thereto included elsewhere herein. The pro forma data do not purport to represent what Rykoff-Sexton's results of operations actually would have been had the Merger or such other transactions occurred at the beginning of the period or as of the dates indicated or the results of operations for any future period. The pro forma financial data is based on estimates of financial effects that may not prove to be accurate over time.

                                                 52 WEEKS ENDED  39 WEEKS ENDED
                                                 APRIL 29, 1995 JANUARY 27, 1996
                                                 -------------- ----------------
                                                     (DOLLARS IN THOUSANDS,
                                                     EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA: (1) (2)
  Net sales.....................................   $3,281,413      $2,666,428
  Income from continuing operations.............       12,726           9,460
  Earnings per share
    Income from continuing operations--Minimum
     Shares (3).................................         0.49            0.36
    Income from continuing operations--Maximum
     Shares (3).................................         0.45            0.33
Cash dividends per share (4)....................         0.03            0.06

                                                                     AS OF
                                                                JANUARY 27, 1996
                                                                ----------------
BALANCE SHEET DATA: (1) (2)
  Total assets.................................................    $1,265,101
  Long-term debt...............................................       487,729
  Stockholders' equity.........................................       445,685

- -------
(1) The unaudited pro forma income statement data for the fifty-two weeks ended April 29, 1995 are comprised of the results of Rykoff-Sexton for the fifty-two weeks ended April 29, 1995, the results of Continental for the period May 1, 1994 to February 20, 1995, the results of H&O Foods for the year ended April 29, 1995, and the results of US Foodservice for the fifty-two weeks ended April 1, 1995. The unaudited pro forma income statement data for the thirty-nine weeks ended January 27, 1996 are comprised of the results of Rykoff-Sexton for the thirty-nine weeks ended January 27, 1996, the results of H&O Foods for the six months ended October 31, 1995 and the results of US Foodservice for the thirty-nine weeks ended December 30, 1995. The unaudited pro forma balance sheet data has been prepared by combining the consolidated balance sheet of Rykoff-Sexton as of January 27, 1996 and the balance sheet of US Foodservice as of December 30, 1995.
(2) The pro forma income statement data and the balance sheet data give effect to the Merger, the acquisitions of Continental and H&O Foods, the New Credit Facility, the Receivables Securitization and other transactions as more fully described in "UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION" contained elsewhere herein.
(3) As part of the Merger, Rykoff-Sexton will issue Rykoff-Sexton Common Shares to US Foodservice stockholders based on the Exchange Ratio as described in "THE MERGER--Conversion of Shares; Exchange of Certificates," and will assume the Assumed Options and the Assumed Warrants as described in "THE MERGER AGREEMENT--General--Conversion of US Foodservice Common Stock in the Merger." The income from continuing operations per share has been computed using both the minimum possible number of shares issuable in the Merger and the maximum possible number of shares issuable in the Merger. The minimum number of shares represents Rykoff-Sexton's historical weighted average shares plus 10,997,534 shares issued as part of the Merger plus the dilutive effect of shares issuable pursuant to the Assumed Options and the Assumed Warrants, assuming the minimum Exchange Ratio. The maximum number of shares represents Rykoff-Sexton's historical weighted average shares plus 12,880,552 shares issued as part of the Merger plus the dilutive effect of shares issuable pursuant to the Assumed Options and the Assumed Warrants, assuming the maximum Exchange Ratio.
(4) Cash dividends per share is calculated based on historical cash dividends paid by Rykoff-Sexton. Financial covenants and other restrictions contained in the New Credit Facility and other agreements relating to Rykoff-Sexton's indebtedness will require it to meet certain financial tests and may restrict its ability to pay dividends after the Merger. See "DIVIDENDS AND MARKET PRICES OF RYKOFF-SEXTON COMMON SHARES."

                          COMPARATIVE PER SHARE DATA

  The following table presents Rykoff-Sexton's and US Foodservice's historical per share data, unaudited pro forma combined per share data of Rykoff-Sexton and pro forma equivalent per share data of US Foodservice. The unaudited pro forma combined information is not necessarily indicative of actual or future operating results or financial position that would have occurred or will occur upon consummation of the Merger. The data set forth below should be read in conjunction with Rykoff-Sexton's consolidated financial statements and notes thereto which are incorporated by reference herein, and the consolidated financial statements of US Foodservice and notes thereto which are included elsewhere herein. The data should also be read in conjunction with the information described in "UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION" included elsewhere herein.

                                   RYKOFF-SEXTON                    US FOODSERVICE
                          ------------------------------- -----------------------------------
                             52 WEEKS        39 WEEKS         52 WEEKS          52 WEEKS
                          ENDED OR AS OF  ENDED OR AS OF   ENDED OR AS OF    ENDED OR AS OF
                          APRIL 29, 1995 JANUARY 27, 1996 DECEMBER 31, 1994 DECEMBER 30, 1995
                          -------------- ---------------- ----------------- -----------------
HISTORICAL:
Book value per share....      $14.15          $14.53           $ 3.23            $ 3.47
Earnings per share:
Income from continuing
 operations.............        0.64            0.41              N/A               N/A
Net income..............        2.24            0.41              N/A               N/A
Net income (loss)
 attributable to common
 stockholders...........         N/A             N/A             0.68              0.02
Cash dividends per
 share..................        0.03            0.06              --                --
                                  MINIMUM SHARES                    MAXIMUM SHARES
                          ------------------------------- -----------------------------------
                             52 WEEKS        39 WEEKS         52 WEEKS          39 WEEKS
                          ENDED OR AS OF  ENDED OR AS OF   ENDED OR AS OF    ENDED OR AS OF
                          APRIL 29, 1995 JANUARY 27, 1996  APRIL 29, 1995   JANUARY 27, 1996
                          -------------- ---------------- ----------------- -----------------
PRO FORMA COMBINED:
  Book value per share
   (1)..................      $17.09          $17.28           $15.92            $16.10
  Earnings per share
   (1)..................        0.49            0.36             0.45              0.33
  Cash dividends per
   share (2)............        0.03            0.06             0.03              0.06
US FOODSERVICE PRO FORMA
 EQUIVALENTS (3):
  Book value per share..       21.26           21.50            23.20             23.46
  Earnings per share....        0.61            0.45             0.66              0.48
  Cash dividends per
   share................        0.04            0.08             0.04              0.09

- --------
(1) As part of the Merger, Rykoff-Sexton will issue Rykoff-Sexton Common Shares to holders of US Foodservice Common Stock based on the Exchange Ratio as described in "THE MERGER--Conversion of Shares; Exchange of Certificates," and will assume the Assumed Options and the Assumed Warrants as described in "THE MERGER AGREEMENT--General--Conversion of US Foodservice Common Stock in the Merger." The earnings per share, cash dividends per share and book value per share have been computed using both the minimum possible number of shares issuable in the Merger and the maximum possible number of shares issuable in the Merger. The minimum number of shares used to compute earnings per share represents Rykoff-Sexton's historical weighted average shares plus 10,997,534 shares issued as part of the Merger plus the dilutive effect of shares issuable pursuant to the Assumed Options and the Assumed Warrants, assuming the minimum Exchange Ratio. The maximum number of shares used to compute earnings per share represents Rykoff-Sexton's historical weighted average shares plus 12,880,552 shares issued as part of the Merger plus the dilutive effect of shares issuable pursuant to the Assumed Options and the Assumed Warrants, assuming the maximum Exchange Ratio. The minimum number of shares to compute book value per share represents Rykoff-Sexton's historical outstanding shares plus 10,997,534 shares issued as part of the Merger. The maximum number of shares to compute book value per share represents Rykoff-Sexton's historical outstanding shares plus 12,880,552 shares issued as part of the Merger.
(2) Cash dividends per share is calculated based on historical cash dividends paid by Rykoff-Sexton. Financial covenants and other restrictions contained in the New Credit Facility and other agreements relating to Rykoff-Sexton's indebtedness will require it to meet certain financial tests and may restrict its ability to pay dividends after the Merger. See "DIVIDENDS AND MARKET PRICES OF RYKOFF-SEXTON COMMON SHARES."
(3) Represents the pro forma equivalent of one share of US Foodservice Common Stock calculated by multiplying the pro forma information by the Exchange Ratio of 1.244 of Rykoff-Sexton Common Shares for each share of US Foodservice Common Stock (for minimum shares) and by the Exchange Ratio of
    1.457 of Rykoff-Sexton Common Shares for each share of US Foodservice Common Stock (for maximum shares).

          DIVIDENDS AND MARKET PRICES OF RYKOFF-SEXTON COMMON SHARES

  Rykoff-Sexton Common Shares are listed on the NYSE. The table below sets forth, for the periods indicated, the reported high and low sale prices of Rykoff-Sexton Common Shares on the NYSE Composite Tape and the semi-annual cash dividends per share paid by Rykoff-Sexton on such shares. In December 1994, the Rykoff-Sexton Board of Directors declared a five-for-four stock split, payable January 24, 1995, to stockholders of record on December 21, 1994. Share prices shown below have been adjusted to give effect to this stock split.

                                                           RYKOFF-SEXTON
                                                    ----------------------------
                                                    COMMON SHARES CASH DIVIDENDS
                                                    ------------- --------------
                                                     HIGH   LOW     PER SHARE
                                                    ------ ------ --------------
FISCAL YEAR ENDED APRIL 30, 1994
  First Quarter.................................... $12.88 $11.00       --
  Second Quarter...................................  14.88  12.50       --
  Third Quarter....................................  17.75  14.63       --
  Fourth Quarter...................................  17.63  14.75       --
FISCAL YEAR ENDED APRIL 29, 1995
  First Quarter.................................... $16.88 $14.38       --
  Second Quarter...................................  17.88  15.00       --
  Third Quarter....................................  16.75  15.88       --
  Fourth Quarter...................................  17.88  14.88     $0.03
FISCAL YEAR ENDING APRIL 27, 1996
  First Quarter.................................... $20.63 $17.25     $0.03
  Second Quarter...................................  24.63  19.63       --
  Third Quarter....................................  22.50  15.63      0.03
  Fourth Quarter (through April 1, 1996)...........  16.00  13.75       --

  On December 4, 1995, the last full trading day prior to the public announcement of the execution of a letter of intent with respect to the Merger and on February 2, 1996, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the closing price of one Rykoff-Sexton Common Share as reported by the NYSE Composite Tape was $19.38 and $15.75, respectively.

  On April 1, 1996, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus for which sales price information was obtainable, the last sale price of one Rykoff-Sexton Common Share as reported by the NYSE Composite Tape was $15.88.

  Because the market price of Rykoff-Sexton Common Shares is subject to fluctuation, the market value of Rykoff-Sexton Common Shares that holders of US Foodservice Common Stock will receive in the Merger may increase or decrease prior to the Merger and the number of shares to be received based on the Exchange Ratio may vary subject to the maximum and minimum specified in the Merger Agreement and described herein. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE RYKOFF-SEXTON COMMON SHARES.

  On March 31, 1996, there were approximately 1,075 holders of record of Rykoff-Sexton Common Shares.

  US Foodservice is privately-held and there is, therefore, no established public trading market for US Foodservice Common Stock. For information regarding the US Foodservice Common Stock, see "COMPARATIVE PER SHARE DATA" and "US FOODSERVICE SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA."

  Rykoff-Sexton's dividend policy following the Merger will be a decision to be made by the Rykoff-Sexton Board of Directors from time to time based upon the results of operations and financial condition of Rykoff-Sexton, the terms of debt instruments and such other factors as the Rykoff-Sexton Board of Directors considers relevant. Financial covenants and other restrictions contained in the New Credit Facility and other agreements relating to Rykoff-Sexton's indebtedness will require it to meet certain financial tests and may restrict its ability to pay dividends.

                                CAPITALIZATION

  The following table sets forth the capitalization of Rykoff-Sexton as of January 27, 1996 and as adjusted at such date to give effect to the Merger, the New Credit Facility, the Receivables Securitization and other transactions as more fully described in "UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION." See "THE MERGER--Rykoff-Sexton Financing and Receivables Securitization." This table should be read in conjunction with "UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION," and the consolidated financial statements of Rykoff-Sexton and the related notes thereto incorporated by reference herein.

                                                           AS OF JANUARY 27,
                                                                  1996
                                                          ---------------------
                                                           ACTUAL   AS ADJUSTED
                                                          --------  -----------
                                                              (DOLLARS IN
                                                               THOUSANDS)
Short-term debt (1)(2)(3)................................ $115,888   $ 19,260
                                                          --------   --------
Long-term debt, excluding current maturities (1)
  8 7/8% Senior Subordinated Notes, due in 2003.......... $129,129   $129,129
  Tranche A Term Loan (2)................................      --     150,000
  Tranche B Term Loan (2)................................      --     125,000
  Tranche C Term Loan (2)................................      --      60,000
  Promissory notes from acquisitions (3).................    7,730      7,730
  Other debt and obligations under capital leases........    1,032     15,870
                                                          --------   --------
    Total long-term debt................................. $137,891   $487,729
                                                          --------   --------
Stockholders' equity
  Preferred stock, $.10 par value per share
    Authorized--10,000,000 shares; outstanding--none.....      --         --
  Common stock, $.10 par value per share (4)
    Authorized--40,000,000 shares; outstanding--
     14,799,601 on an actual basis and 27,679,835 on an
     as adjusted basis...................................    1,513      2,801
  Additional paid-in capital (4).........................   95,136    323,721
  Retained earnings (5)..................................  122,343    123,143
  Treasury stock.........................................   (3,980)    (3,980)
                                                          --------   --------
    Total stockholders' equity...........................  215,012    445,685
                                                          --------   --------
    Total capitalization................................. $468,791   $952,867
                                                          ========   ========

- --------
(1) See Note 5 to the consolidated financial statements of Rykoff-Sexton incorporated by reference herein for further information with respect to the indebtedness of Rykoff-Sexton.

(2) See "THE MERGER--Rykoff-Sexton Financing and Receivables Securitization" for description of the indebtedness to be incurred by Rykoff-Sexton in connection with the Merger.
(3) See Note 2 to Unaudited Pro Forma Combined Balance Sheet as set forth in "UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION" for description of the promissory notes issued in connection with the H&O Foods and Continental acquisitions.
(4) Common stock and additional paid-in capital were computed using the number of Rykoff-Sexton Common Shares that would be issued assuming an Exchange Ratio of 1.457 (the number which results in the maximum number of Rykoff-Sexton Common Shares that may be issued in connection with the Merger). See "THE MERGER--Conversion of Shares; Exchange of Certificates."
(5) Change in retained earnings represents fees relating to the Receivables Securitization, net of applicable income taxes, of $(1.2) million and the forgiveness of notes receivable from the sale of stock to management, net of applicable income taxes, of $2.0 million.

                              THE SPECIAL MEETING

GENERAL

  This Proxy Statement/Prospectus is furnished to Rykoff-Sexton's stockholders in connection with the solicitation on behalf of the Rykoff-Sexton Board of Directors of proxies for use at a Special Meeting to be held at One Sexton Drive, Glendale Heights, Illinois, on Wednesday, May 8, 1996, at 10 a.m., local time. This Proxy Statement/Prospectus and the accompanying form of proxy were first mailed to stockholders of Rykoff-Sexton on or about April , 1996.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

  At the Special Meeting, stockholders of Rykoff-Sexton will be asked (i) to consider and vote upon a proposal to approve the issuance of Rykoff-Sexton Common Shares in connection with the Merger Agreement and (ii) to transact such other matters as may arise relating to the conduct of the Special Meeting or any adjournments or postponements thereof. Pursuant to the Merger Agreement, (a) each share of US Foodservice Common Stock issued and outstanding immediately prior to the Merger (other than shares held by Rykoff-Sexton, Merger Sub or any other subsidiary of Rykoff-Sexton, shares held in treasury by US Foodservice and shares held by holders who have properly perfected their appraisal rights under Delaware law) will be converted into that number of shares of Rykoff-Sexton Common Shares (subject to rounding to the nearest thousandth of a share) equal to the Exchange Ratio, with a maximum Exchange Ratio of 1.457 (which corresponds to a Closing Date Market Price of less than $17.16) and a minimum Exchange Ratio of 1.244 (which corresponds to a Closing Date Market Price of more than $20.10), and (b) all outstanding options and warrants to purchase US Foodservice Common Stock will be assumed by Rykoff-Sexton.

VOTING AT THE MEETING; RECORD DATE

  Only holders of record of Rykoff-Sexton's Common Shares at the close of business on the Record Date will be entitled to vote at the Special Meeting. As of March 31, 1996, there were 14,798,820 Rykoff-Sexton Common Shares outstanding. Each Rykoff-Sexton Common Share entitles the holder to one vote. There is no cumulative voting. There are no other voting securities of Rykoff-Sexton outstanding.

  The holders of a majority of the Rykoff-Sexton Common Shares issued and outstanding and entitled to vote at the Special Meeting, present in person or by proxy, shall constitute a quorum at the Special Meeting.

  Votes cast in person or by proxy at the Special Meeting will be tabulated by the inspectors of election appointed for the Special Meeting, who will determine whether or not a quorum is present. With respect to approval of the issuance of Rykoff-Sexton Common Shares, votes may be cast for, against or as abstentions. Abstentions will be counted for purposes of determining the total votes cast on the matter for which such abstention is noted. Abstentions will have the effect of a negative vote on the issuance of Rykoff-Sexton Common Shares in connection with the Merger Agreement. Broker/dealers who hold their customers' shares in street name, may, under the applicable rules of the exchange and other self-regulatory organizations of which the broker/dealers are members, sign and submit proxies for such shares and may vote such shares on routine matters, which, under such rules, typically include the election of directors, but broker/dealers may not vote such shares on other matters, which typically include transactions related to mergers, including the issuance of shares in connection therewith, without specific instructions from the customer who owns such shares. Proxies signed and submitted by broker/dealers which have not been voted on certain matters as described in the previous sentence, which includes the proposal to approve the issuance of Rykoff-Sexton Common Shares in connection with the Merger Agreement, are referred to as broker non-votes. Broker non-votes on a particular matter are not deemed to be shares present and entitled to vote on such matter and, assuming presence of a quorum, will not affect whether the issuance of Rykoff-Sexton Common Shares is approved.

  Each stockholder who signs and returns a proxy in the form enclosed with this Proxy Statement/Prospectus may revoke the same at any time prior to its use by giving notice of such revocation to Rykoff-Sexton in writing to the Secretary of Rykoff-Sexton, by signing and returning a later dated proxy, or by voting in person at the

Special Meeting. Unless so revoked, the Rykoff-Sexton Common Shares represented by each such proxy will be voted at the meeting and any adjournment thereof. Presence at the meeting of a stockholder who has signed a proxy does not alone revoke that proxy.

  Rykoff-Sexton will bear the cost of soliciting proxies for the Special Meeting. Rykoff-Sexton will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the soliciting material to beneficial owners of stock. Proxies are being solicited primarily by mail, but officers and regular employees of Rykoff-Sexton may also solicit proxies personally, by telephone or by special letter. Rykoff-Sexton will also use the services of Morrow & Co., Inc. to aid in the solicitation of proxies at an anticipated fee of $6,000, plus reasonable out-of-pocket expenses.

  If the accompanying proxy card is properly signed and returned to Rykoff-Sexton prior to the Special Meeting and not revoked, it will be voted in accordance with the instructions contained therein. IF NO INSTRUCTIONS ARE GIVEN, THE PERSONS DESIGNATED AS PROXIES IN THE ACCOMPANYING PROXY CARD WILL VOTE FOR APPROVAL OF THE ISSUANCE OF RYKOFF-SEXTON COMMON SHARES IN CONNECTION WITH THE MERGER AGREEMENT.

  The Rykoff-Sexton Board of Directors is not currently aware of any matters other than those referred to herein which will come before the Special Meeting. If any other matter arising from the conduct of the meeting should be properly presented at the Special Meeting for action, the persons named in the accompanying proxy card will vote the proxy in their own discretion unless such authorization is withheld.

VOTE REQUIRED

  The consummation of the Merger is conditioned on, among other things, the approval of the issuance of Rykoff-Sexton Common Shares in connection therewith by stockholders of Rykoff-Sexton at the Special Meeting. Although Delaware law and Rykoff-Sexton's Restated Certificate of Incorporation, as amended (the "Rykoff-Sexton Charter"), do not require Rykoff-Sexton to obtain stockholder approval of the Merger or the issuance of Rykoff-Sexton Common Shares in connection therewith, Rykoff-Sexton stockholders must approve such issuance in order to comply with requirements of the NYSE (on which Rykoff-Sexton Common Shares are listed) due to the number of Rykoff-Sexton Common Shares to be issued in connection with the Merger. The NYSE rules require stockholder approval if a listed company issues common stock in an amount equal to or greater than 20% of the number of shares of common stock outstanding prior to such issuance. The Rykoff-Sexton Common Shares to be issued will constitute approximately 87% of the Rykoff-Sexton Common Shares outstanding prior to such issuance (assuming the maximum number of Rykoff-Sexton Common Shares are issued in the Merger). Such issuance will be approved upon receipt of at least a majority of the votes cast at the Special Meeting, assuming a quorum consisting of at least a majority of all outstanding Rykoff-Sexton Common Shares are present at the Special Meeting. As of March 31, 1996, directors and executive officers of Rykoff-Sexton, together with their affiliates as a group, owned 6.1% of the issued and outstanding Rykoff-Sexton Common Shares. See "OWNERSHIP OF RYKOFF-SEXTON COMMON SHARES."

  THE BOARD OF DIRECTORS OF RYKOFF-SEXTON HAS ADOPTED THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR THE ISSUANCE OF RYKOFF-SEXTON COMMON SHARES PURSUANT THERETO.

                                  THE MERGER

GENERAL

  The discussion in this Proxy Statement/Prospectus of the Merger and the Merger Agreement's principal terms is qualified in its entirety by reference to the Merger Agreement, which is attached to this Proxy Statement/Prospectus as Appendix A and incorporated herein by reference.

EFFECTIVE TIME

  Following receipt of all required governmental approvals and satisfaction or waiver (where permissible) of the other conditions to the Merger, the Merger will be consummated and become effective at the Effective Time.

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

  At the Effective Time, each issued and outstanding share of US Foodservice Common Stock (other than shares, if any, owned by Rykoff-Sexton, Merger Sub or any other subsidiary of Rykoff-Sexton, shares held in treasury by US Foodservice and shares held by holders who have properly perfected their appraisal rights under Delaware law) will be converted into that number of Rykoff-Sexton Common Shares equal to the Exchange Ratio, with a maximum Exchange Ratio of 1.457 (which corresponds to a Closing Date Market Price of less than $17.16) and a minimum Exchange Ratio of 1.244 (which corresponds to a Closing Date Market Price of more than $20.10). If, prior to the Effective Time, Rykoff-Sexton should split, reclassify or combine the Rykoff-Sexton Common Shares, pay a stock dividend or other stock distribution in Rykoff-Sexton Common Shares, otherwise change the Rykoff-Sexton Common Shares into any other securities, or make any other dividend or distribution on the Rykoff-Sexton Common Shares (other than normal cash dividends), or if a record date with respect to any of the foregoing is set, then the Exchange Ratio will be appropriately adjusted to reflect such split, reclassification, combination, dividend or other distribution or change. Based upon the number of shares of US Foodservice Common Stock outstanding on March 31, 1996, assuming the exercise of all outstanding Assumed Options and Assumed Warrants (whether or not currently exercisable), and based upon the maximum Exchange Ratio permitted by the Merger Agreement, a maximum of 14,296,723 Rykoff-Sexton Common Shares may be issued in connection with the Merger.

  Promptly after the Effective Time, the Exchange Agent will mail a transmittal form and instructions to each holder of record (other than Rykoff-Sexton, Merger Sub or any other subsidiary of Rykoff-Sexton) of certificates that immediately prior to the Effective Time represented outstanding shares of US Foodservice Common Stock (the "Certificates"), which form and instructions are to be used in forwarding the Certificates for surrender and exchange for
(i) certificates representing that number of whole Rykoff-Sexton Common Shares that such holder has the right to receive pursuant to the Merger and (ii) cash for any fractional Rykoff-Sexton Common Shares to which such holder otherwise would be entitled. US FOODSERVICE STOCKHOLDERS ARE REQUESTED NOT TO SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL SUCH TRANSMITTAL FORM AND INSTRUCTIONS ARE RECEIVED. At and after the Effective Time and until surrendered as provided above, Certificates will represent solely the right to receive certificates representing that number of whole Rykoff-Sexton Common Shares into which the shares of US Foodservice Common Stock formerly represented by such Certificates were converted in the Merger and a cash payment in lieu of any fractional shares, and the holders of Certificates will not be entitled to receive dividends or any other distributions from Rykoff-Sexton until such Certificates are so surrendered. Upon surrender of a Certificate, there will be paid to the person in whose name such Rykoff-Sexton Common Shares are issued any dividends or other distributions which have a record date after the Effective Time and that became payable prior to such surrender with respect to such Rykoff-Sexton Common Shares. After such surrender, there will be paid to the person in whose name the Rykoff-Sexton Common Shares are issued any dividends or other distributions on such shares that have a record date after the Effective Time and prior to such surrender and a payment date after such surrender, and such payment will be made on such payment date. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

BACKGROUND OF THE MERGER

 Foodservice Industry Trends

  The foodservice distribution business has been characterized in recent years by stable growth. In 1995, the industry had aggregate sales of approximately $129 billion, which represented an increase in sales from 1994 of approximately 4.9% and was generally consistent with growth in previous years.

  The foodservice distribution industry is extremely fragmented, with the 50 largest broadline and the 20 largest system and specialty distributors accounting for less than 40% of the industry's total 1995 sales. The remaining 60%, or $78 billion, of the industry's sales were divided among approximately 3,000 distributors. The broadline distribution business is primarily organized on a regional or local basis, with national broadline distributors accounting for only 15% of industry sales.

  The foodservice distribution industry, while fragmented, has experienced substantial consolidation as larger distributors have acquired smaller local and regional distributors. Consolidation permits large foodservice distributors to benefit from various economies of scale, increased purchasing power, and the elimination of redundant management and overhead expenses. Larger distributors have also been able to take advantage of more sophisticated management techniques, such as management information systems specifically designed to enhance customer service, lower costs and increase operating efficiency.

  In response to these trends, Rykoff-Sexton has pursued a strategy of expanding its foodservice distribution operations, including expansion through the acquisition of other foodservice companies, and of refocusing its business from being a niche distributor to a "full-line" distributor offering new product categories, including center-of-the-plate items such as meat, poultry and seafood, as well as produce and other perishables. During fiscal 1995 and the first nine months of fiscal 1996, Rykoff-Sexton completed a number of strategic acquisitions in new and existing markets, including the purchase of Baltimore-based Continental in February 1995, the specialty foods division of Minneapolis-based Olfisco, Inc. in July 1995, and Las Vegas-based H&O Foods in November 1995. In addition, in October 1994, Rykoff-Sexton sold Tone Brothers, a spice blending operation, as part of its strategy of focusing on its core foodservice distribution and private brand manufacturing operations. In the last several years, Rykoff-Sexton has also built or significantly expanded a number of facilities, including facilities in Chicago, Philadelphia, Phoenix, Orlando, Greensboro, North Carolina, St. Louis, Detroit, Cincinnati and Los Angeles, and expects to commence construction in 1996 of a new distribution facility in Reno. Rykoff-Sexton has also closed a number of distribution operations, including operations in Albuquerque, Rochester and Kansas City, that did not meet Rykoff-Sexton's profit and market share objectives.

  US Foodservice is the successor to the 1993 Foodservice Merger which combined two regional broadline foodservice distributors, Unifax, Inc. ("Unifax") and White Swan. Since the 1993 Foodservice Merger, US Foodservice has completed a number of strategic acquisitions in new and existing markets, including the acquisition in 1994 of the assets of four distribution centers, one in Georgia and three in Florida, and the 1995 acquisitions of the assets of Fort Myers Meat & Seafood Co. in Fort Myers, Florida and the assets of City Provisioners, Inc. in Ormond Beach, Florida. At present, US Foodservice serves more than 40,000 customers in over 30 states, primarily in the Southeastern, Southwestern and Mid-Atlantic regions of the United States. See "DESCRIPTION OF US FOODSERVICE."

  Rykoff-Sexton's objective is to become a premier broadline foodservice distributor by generating additional sales to existing customers, establishing relationships with new customers and providing superior customer service at the lowest possible cost. Rykoff-Sexton's management believes that the combination of its business with that of US Foodservice in the Merger will further Rykoff-Sexton's strategic objective based upon its view that consolidation in the foodservice distribution industry will continue, and that sales growth and expansion in existing and into new markets will be essential to compete as a low cost, high quality distributor in the foodservice industry. See "--Recommendation of the Rykoff-Sexton Board of Directors; Reasons for the Merger," "--Potential Cost Savings and Operating Synergies" and "DESCRIPTION OF US FOODSERVICE."

 Chronology of Events Leading up to the Merger

  On September 8, 1995, US Foodservice filed a Registration Statement on Form S-1 for a proposed initial public offering through underwriters (including MLPF&S) of $170,000,000 in principal amount of debt securities (the "S-1 Registration Statement"). The S-1 Registration Statement was subsequently amended to reduce the debt offering to $100,000,000 and include up to approximately 7.2 million shares of US Foodservice Common Stock.

  On September 26 and 27, 1995, Mark Van Stekelenburg, President and Chief Executive Officer of Rykoff-Sexton, and Richard Martin, Senior Vice President and Chief Financial Officer of Rykoff-Sexton, met with representatives of a potential equity investor, Arthur Andersen LLP and MLPF&S (who was then serving as Rykoff-Sexton's general advisor in connection with strategic acquisitions) to discuss a number of possible acquisition candidates, including US Foodservice. These discussions did not give rise to a proposal with respect to a transaction.

  In early October 1995, Mr. Van Stekelenburg and representatives of MLPF&S met again in Los Angeles to discuss a number of possible acquisition candidates, including US Foodservice. Later that month, on October 23, 1995, Mr. Van Stekelenburg asked MLPF&S to put Rykoff-Sexton in contact with US Foodservice. MLPF&S agreed to do so and advised Mr. Van Stekelenburg that, in view of the ownership interest of the ML Investors in US Foodservice, MLPF&S would be unable to advise Rykoff-Sexton regarding any acquisition of US Foodservice.

  Late in October, in light of market conditions and other factors and after discussions with MLCP and MLPF&S, US Foodservice began pursuing alternatives to its primary strategy of an initial public offering, including a possible sale of the company. On October 26, 1995, Mr. Van Stekelenburg received a call from Frank Bevevino, the Chairman of the Board and Chief Executive Officer of US Foodservice, to set a date on which they could meet to discuss a possible business combination involving Rykoff-Sexton and US Foodservice.

  On October 30, 1995, US Foodservice filed an amendment to the S-1 Registration Statement.

  On November 1, 1995, Messrs. Van Stekelenburg and Bevevino met in Pittsburgh, Pennsylvania to discuss a possible business combination involving US Foodservice and Rykoff-Sexton. Messrs. Van Stekelenburg and Bevevino agreed to continue discussions but the meeting did not otherwise result in a proposal with respect to a transaction.

  On November 2, 1995, Mr. Van Stekelenburg informed the Rykoff-Sexton Board of Directors of his interest in pursuing a possible business combination with US Foodservice and his discussions with representatives of US Foodservice. Rykoff-Sexton's Board authorized management of Rykoff-Sexton to pursue further discussions with US Foodservice regarding a possible business combination.

  On November 9, 1995, Rykoff-Sexton, together with two potential equity investors, submitted a preliminary proposal to representatives of MLCP, in its capacity as general partner of majority stockholders of US Foodservice, to acquire US Foodservice, indicating a value in the range of $16 to $18 per share. This proposal, which offered the consideration in the form of cash or a combination of cash and securities, was subject to customary conditions, including due diligence and receipt of necessary approvals, including approval of the Rykoff-Sexton Board of Directors. MLCP and US Foodservice had received and were then evaluating a proposal from another party to acquire US Foodservice.

  On November 20, 1995, Rykoff-Sexton engaged BA Partners of Chicago, Illinois to provide financial advisory services and to act as Rykoff-Sexton's financial advisor in connection with a possible business combination involving US Foodservice. Rykoff-Sexton also agreed to provide certain confidential information to US Foodservice for the purpose of enabling US Foodservice to evaluate a possible business combination. US Foodservice entered into a confidentiality agreement on that date pursuant to which US Foodservice and its stockholders agreed to maintain confidential information received from Rykoff-Sexton and not to solicit to employ Rykoff-Sexton officers or employees for a two-year period. In addition, for a period of three years, US Foodservice and its stockholders agreed not to acquire Rykoff-Sexton voting securities or to engage in the solicitation of proxies with regard to Rykoff-Sexton voting securities or to form any "group" within the meaning of the Exchange Act relating to Rykoff-Sexton voting securities without Rykoff-Sexton's written consent.

  On November 21, 1995, US Foodservice filed a further amendment to the S-1 Registration Statement and in the following days began preparing for the marketing of the offering.

  On November 21, 1995, Messrs. Van Stekelenburg and Martin, and representatives of Rykoff-Sexton's potential equity investors who participated in the November 9th proposal, met with Mr. Bevevino and David McAnally, Chief Financial Officer of US Foodservice, in Chicago. At the November 21 meeting, US Foodservice provided information, including financial information, to enable Rykoff-Sexton to revise Rykoff-Sexton's November 9th proposal.

  On November 28, 1995, Rykoff-Sexton submitted a revised proposal to representatives of MLCP to acquire all of the outstanding US Foodservice Common Stock and approximately one million common stock equivalents held by non-management owners for $22.50 in cash per share (or in Rykoff-Sexton Common Shares, if desired by such stockholders) and to exchange shares of US Foodservice Common Stock and common stock equivalents held by management for Rykoff-Sexton Common Shares valued at $22.50. This proposal assumed redemption of the Preferred Stock then outstanding for $50.5 million. This proposal was also subject to customary conditions, including due diligence and receipt of necessary approvals. MLCP and US Foodservice had received and were then evaluating a revised proposal from the party that had previously made a proposal to acquire US Foodservice.

  Between November 28 and November 30, 1995, Mr. Van Stekelenburg continued discussions with Mr. Bevevino of US Foodservice and representatives of MLCP and MLPF&S regarding several possible variations on the structure for the acquisition of US Foodservice set forth in the November 28th proposal, including the possibility of an all stock transaction.

  On December 1, 1995, Mr. Van Stekelenburg and a representative of BA Partners met with representatives of MLCP and MLPF&S to discuss the principal issues relating to the proposed acquisition by Rykoff-Sexton of US Foodservice, including the terms of an all stock transaction. At that meeting, a preliminary agreement was reached for a proposed strategic combination of US Foodservice and Rykoff-Sexton on the terms described below, as well as an exclusivity agreement among the parties, and the parties agreed to proceed with negotiations regarding a letter of intent.

  On December 2, 1995, Rykoff-Sexton submitted a proposed letter of intent to MLCP and US Foodservice relating to a proposed strategic combination of US Foodservice and Rykoff-Sexton in which each share of US Foodservice Common Stock would be converted into the right to receive a number of shares of Rykoff-Sexton Common Shares with a value of $25 per share, and the redemption of all outstanding Preferred Stock for an aggregate of approximately $50.5 million, together with accrued interest from October 15, 1995 to the date of redemption. MLCP and US Foodservice had again received and were then evaluating a revised proposal from the third party that had previously made a proposal to acquire US Foodservice. From December 2 through December 5, 1995, members of senior management of US Foodservice, Rykoff-Sexton and MLCP and their respective advisors engaged in further negotiations with respect to the terms of the proposed letter of intent.

  On December 4, 1995, the Rykoff-Sexton Board of Directors met in a regularly scheduled meeting. At this meeting, Rykoff-Sexton's senior management made a presentation on US Foodservice and its business, and discussed with members of the Board the proposed business combination. Jones, Day, Reavis & Pogue, Rykoff-Sexton's legal advisor, and BA Partners made presentations to the Rykoff-Sexton Board of Directors regarding the proposed terms of the letter of intent and discussed with the Rykoff-Sexton Board of Directors their views and analyses of the proposed transaction. After discussion and consideration, the Rykoff-Sexton Board of Directors authorized the execution by Rykoff-Sexton of the letter of intent.

  On December 5, 1995, Rykoff-Sexton, US Foodservice and MLCP, on behalf of Merrill Lynch Capital Appreciation Partnership No. B-XVIII, L.P., ML Offshore LBO Partnership No. B-XVIII, Merrill Lynch Capital Appreciation Partnership No. XIII, L.P. and ML Offshore LBO Partnership No. XIII, executed a letter of intent (the "Letter of Intent") confirming the parties' agreement to proceed with negotiations for a proposed strategic combination of Rykoff-Sexton and US Foodservice pursuant to which the outstanding US Foodservice Common Stock would be converted into Rykoff-Sexton Common Shares at the Exchange Ratio. The Letter of Intent also contemplated the redemption of the outstanding Preferred Stock for approximately $50.5 million in cash (plus accrued and unpaid interest from October 15, 1995), financing by Rykoff-Sexton of the transaction, including the restructuring of the indebtedness of the combined companies, the representation by the ML Entities on the Rykoff-Sexton Board of Directors, and registration rights for the ML Entities on terms to be negotiated. The Letter of Intent also contained an agreement that, through January 19, 1996, US Foodservice, its stockholders and certain other affiliates would not solicit alternative merger or business combination proposals from third parties and would, subject to the fiduciary obligations of US Foodservice and MLCP, negotiate exclusively with Rykoff-Sexton. US Foodservice and MLCP agreed to pay Rykoff-Sexton an aggregate of $1,000,000 to cover costs and expenses in the event of a termination of the exclusivity provisions of the Letter of Intent, as permitted by the terms thereof in response to certain unsolicited proposals. The Letter of Intent did not constitute a legally binding obligation of the signatories thereto, other than with respect to the exclusivity provision and a provision requiring joint approval by Rykoff-Sexton and US Foodservice of press releases regarding the Letter of Intent or the Merger. The Letter of Intent was otherwise subject to customary conditions, including the preparation of definitive legal documentation for the transaction, favorable completion of due diligence, board approvals and the obtaining of commitments for sufficient financing for the restructuring of the combined indebtedness of Rykoff-Sexton and US Foodservice. US Foodservice agreed to postpone its efforts regarding the completion of the initial public offering although the S-1 Registration Statement remained on file with the SEC and the bank group that had committed to provide financing in connection with the initial public offering remained so committed.

  Pursuant to an engagement letter dated December 5, 1995, US Foodservice confirmed its retention of MLPF&S to act as its financial advisor in connection with the transaction.

  On December 6, 1995, Rykoff-Sexton engaged Goldman Sachs to act as financial co-advisor, along with BA Partners, to Rykoff-Sexton. See "--Opinion of Financial Advisor to Rykoff-Sexton."

  From December 7 through December 9, 1995, Messrs. Van Stekelenburg and Bevevino met in Florida to discuss general business issues and due diligence procedures for the transaction.

  On December 11, 1995, Rykoff-Sexton and US Foodservice entered into a confidentiality agreement pursuant to which Rykoff-Sexton agreed to maintain confidential information received from US Foodservice in connection with the transaction. From December 11 through December 12, 1995, Mr. Van Stekelenburg and members of Rykoff-Sexton's senior management team met in Wilkes-Barre, Pennsylvania with Mr. Bevevino, Thomas McMullen, President of US Foodservice, Mr. McAnally and other senior management of US Foodservice to discuss in more detail due diligence and other business issues to be pursued in the coming weeks. During the balance of December 1995, the parties undertook extensive financial, business and legal due diligence and representatives of Rykoff-Sexton met with financing sources and Rykoff-Sexton's legal and financial advisors. Financial and legal advisors of Rykoff-Sexton also met with advisors and representatives of US Foodservice.

  On December 28, 1995, Rykoff-Sexton's Board of Directors met via a telephone conference with Rykoff-Sexton's senior management and Rykoff-Sexton's legal and financial advisors to review with the Board the status of Rykoff-Sexton's due diligence, negotiations on the definitive transaction documentation, and discussions with Rykoff-Sexton's lenders regarding the proposed terms of the Commitment Letter.

  In late December 1995 and throughout January 1996, members of senior management of Rykoff-Sexton and US Foodservice, as well as representatives of the ML Entities, together with their financial and legal advisors, negotiated the terms of the Merger Agreement. During this period, representatives of the ML Entities and Rykoff-Sexton, together with their financial and legal advisors, negotiated the terms of the ML Agreement, the Standstill Agreement, the Registration Rights Agreement and the Tax Agreement. During this time, the parties also continued to exchange financial, business and legal due diligence materials, conducted additional due diligence and negotiated the terms of the Commitment Letter.

  On January 15, 1996, the Rykoff-Sexton Board of Directors met in a regularly-scheduled meeting. At this meeting, members of Rykoff-Sexton's senior management, together with Jones, Day, Reavis & Pogue, Rykoff-Sexton's legal advisor, BA Partners and Goldman Sachs reviewed with the Rykoff-Sexton Board, among other things, the background of the proposed Merger, financial and legal aspects of the transaction, due diligence and synergy analyses relating to the proposed Merger, valuation analyses relating to the Merger, the terms of the Merger Agreement, the Standstill Agreement, the ML Agreement and the Registration Rights Agreement, terms of the proposed refinancing and the Commitment Letter, issues remaining to be negotiated, and other matters described below under "--Recommendation of the Rykoff-Sexton Board of Directors; Reasons for the Merger." Members of Rykoff-Sexton's senior management and representatives of Jones, Day, Reavis & Pogue and

Goldman Sachs made presentations to the Rykoff-Sexton Board of Directors and discussed with the Rykoff-Sexton Board of Directors their views and analyses, and related issues.

  By a letter agreement dated January 18, 1996, MLCP, on behalf of the ML Entities, and US Foodservice granted an extension of the exclusive negotiating period under the Letter of Intent from January 19, 1996 to January 25, 1996. This period was later extended to January 31, 1996, February 1, 1996 and February 2, 1996 by subsequent letter agreements.

  On January 31, 1996, the Rykoff-Sexton Board of Directors met again in a special meeting. At this meeting, members of Rykoff-Sexton's senior management, together with Jones, Day, Reavis & Pogue, BA Partners and Goldman Sachs, reviewed with the Rykoff-Sexton Board, among other things, the current status of the negotiations on the Merger Agreement and related agreements, as well as the then current terms of such agreements, financial and legal aspects of the transaction, valuation analyses relating to the transaction and other matters described below under "--Recommendation of the Rykoff-Sexton Board of Directors; Reasons for the Merger." Representatives of Jones, Day, Reavis & Pogue and Goldman Sachs made presentations to the Rykoff-Sexton Board of Directors and discussed with the Rykoff-Sexton Board their views and analyses, and related issues.

  On January 31, 1996, the US Foodservice Board of Directors met in a special meeting. After discussion and consideration, the US Foodservice Board of Directors approved the Merger Agreement and related agreements by the unanimous vote of all directors, authorized the execution of such agreements and recommended that the Merger Agreement be submitted for approval to stockholders of US Foodservice. In addition, at the January 31st Board meeting, the US Foodservice Board approved a .396 reverse stock split of the US Foodservice Common Stock.

  On February 2, 1996, the Rykoff-Sexton Board reconvened via telephone conference for further consideration of the Merger Agreement and related agreements. At this meeting, members of Rykoff-Sexton's senior management, together with Jones, Day, Reavis & Pogue, BA Partners and Goldman Sachs reviewed with the Rykoff-Sexton Board, among other things, the final terms of the Merger Agreement and related agreements and other matters described below under "--Recommendation of the Rykoff-Sexton Board of Directors; Reasons for the Merger." Goldman Sachs delivered its oral opinion to Rykoff-Sexton Board of Directors, which was subsequently confirmed in a written opinion dated February 2, 1996 to the effect that as of such date, the number of Rykoff-Sexton Common Shares to be paid by Rykoff-Sexton for the outstanding US Foodservice Common Stock pursuant to the Merger Agreement is fair to Rykoff-Sexton. After discussion and consideration, the Rykoff-Sexton Board approved the Merger Agreement and the related agreements by the affirmative vote of all directors present, authorized the execution of such agreements and recommended that the issuance of shares pursuant to the Merger be submitted for approval to the stockholders of Rykoff-Sexton. The Rykoff-Sexton Board also approved, among other things, the draft Commitment Letter presented to it and authorized officers of Rykoff-Sexton to negotiate, finalize and execute the Commitment Letter. In addition, on February 2, by unanimous written consent, the Board of Directors of Merger Sub, approved and adopted the Merger Agreement, and Rykoff-Sexton, as sole stockholder of Merger Sub, approved and adopted the Merger Agreement.

  On February 2, 1996, the Merger Agreement was executed by Rykoff-Sexton, Merger Sub and US Foodservice, and the ML Agreement was executed by Rykoff-Sexton and the ML Entities. In addition, Rykoff-Sexton, BA Securities, Chase and Chase Securities executed the Commitment Letter and ML IBK, MBIV and US Foodservice executed an amendment to the ML Redemption Agreement to, among other things, extend the period for redemption thereunder to (i) the earlier to occur of (a) the closing of the Merger and (b) July 31, 1996 or (ii) if the Merger Agreement is earlier terminated, at any time after the later of (a) May 31, 1996 and (b) the date of such termination.

  On February 5, 1996, US Foodservice formally applied to the SEC for withdrawal of the S-1 Registration Statement and all amendments filed with respect thereto and terminated its commitment from the syndicate of financial institutions which had committed to provide financing necessary in connection with the initial public offering.

EFFECT OF THE MERGER

  In connection with the Merger, assuming the maximum number of Rykoff-Sexton Common Shares are issued in the Merger, the persons who were holders of US Foodservice Common Stock immediately before the Merger will receive an aggregate of up to 12,880,552 Rykoff-Sexton Common Shares, representing approximately 46.5% of the aggregate voting power of the Rykoff-Sexton Common Shares after the Merger. In addition, up to 1,416,171 Rykoff-Sexton Common Shares will be reserved for issuance upon the exercise of the Assumed Options and the Assumed Warrants. Assuming the maximum number of Rykoff-Sexton Common Shares are issued in the Merger, the ML Investors will receive an aggregate of up to 10,076,010 Rykoff-Sexton Common Shares, representing approximately 36.4% of the aggregate voting power of the Rykoff-Sexton Common Shares after the Merger prior to the exercise of any Assumed Options or Assumed Warrants or any other outstanding options to acquire Rykoff-Sexton Common Shares.

  The resale of the Rykoff-Sexton Common Shares received in the Merger by the ML Investors and any other "affiliates" (as such term is used in Rules 144 and 145 under the Securities Act) of US Foodservice prior to the Merger will be restricted. See "--Resale of Rykoff-Sexton Common Shares." Rykoff-Sexton Common Shares received in the Merger by persons other than "affiliates" will be freely transferable and will not be restricted except as contemplated by arrangements entered into by certain US Foodservice employees in connection with the forgiveness of certain management loans, and except as provided in the Tax Agreement that the ML Investors and certain other stockholders of US Foodservice will enter into with Rykoff-Sexton at the Effective Time of the Merger. See "--Interests of Certain Persons in the Merger--US Foodservice Management Loans" and "OTHER AGREEMENTS--The Tax Agreement." The ML Investors will have the right to require Rykoff-Sexton to register all or a portion of their Rykoff-Sexton Common Shares for sale under the Securities Act, thus permitting the sale of such Rykoff-Sexton Common Shares to the general public in the circumstances and subject to the conditions and restrictions set forth in the Registration Rights Agreement. See "OTHER AGREEMENTS--The Registration Rights Agreement" and "--Risk Factors--Sale of Shares by ML Investors."

  To provide assurances in connection with the qualification of the Merger as a tax-free reorganization for federal income tax purposes, certain stockholders of US Foodservice, including all of the ML Investors, will enter into the Tax Agreement with Rykoff-Sexton at the Effective Time, pursuant to which each such stockholder will be prohibited from selling, exchanging, distributing or otherwise disposing of in any manner, during the two-year period following the Effective Time, more than a certain percentage of the Rykoff-Sexton Common Shares received in the Merger by such stockholder, with such percentage to be determined by a formula at the Effective Time. For purposes, however, of applying the transfer restrictions in the Tax Agreement to the ML Investors, all of the Rykoff-Sexton Common Shares received in the Merger by the ML Investors will be aggregated, and the ML Investors will be treated as a single stockholder. See "OTHER AGREEMENTS--The Tax Agreement."

  Pursuant to the Standstill Agreement, the ML Entities will agree, among other things, to vote their Rykoff-Sexton Common Shares in favor of Rykoff-Sexton's nominees for the Board of Directors. The ML Entities will also be entitled to designate four nominees to the Rykoff-Sexton Board of Directors, which will have twelve members, with such number of nominees and Board members decreasing if the percentage of outstanding Rykoff-Sexton Common Shares held by the ML Entities falls below certain levels. As a result of their ownership interest in Rykoff-Sexton, the ML Entities may also influence the outcome of other matters submitted to Rykoff-Sexton stockholders. See "--Risk Factors-- Concentration of Ownership" and "OTHER AGREEMENTS--The Standstill Agreement."

RECOMMENDATION OF THE RYKOFF-SEXTON BOARD OF DIRECTORS; REASONS FOR THE MERGER

  The Rykoff-Sexton Board of Directors believes that the Merger and the transactions contemplated thereby are in the best interests of Rykoff-Sexton and its stockholders. Accordingly, the Board of Directors of Rykoff-Sexton has approved the Merger Agreement and the Merger, the issuance of the Rykoff-Sexton Common Shares in the Merger and the reservation of Rykoff-Sexton Common Shares for issuance under the Assumed Options and the Assumed Warrants, and recommends that the Rykoff-Sexton stockholders vote FOR the approval of the issuance of the Rykoff-Sexton Common Shares in connection with the Merger Agreement.

  In reaching its determination to approve the Merger Agreement and the transactions contemplated thereby, the Rykoff-Sexton Board of Directors considered a number of factors, including, without limitation, the factors listed below. In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Rykoff-Sexton Board of Directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination.

    (i) Management's Recommendation. The Rykoff-Sexton Board of Directors reviewed presentations from, and discussed the terms and conditions of the Merger Agreement and the Merger with, senior executive officers of Rykoff-Sexton, representatives of Rykoff-Sexton's legal counsel and representatives of Goldman Sachs and BA Partners, Rykoff-Sexton's financial advisors. The Rykoff-Sexton Board considered management's view of recent trends in the United States foodservice industry. In particular, the Rykoff-Sexton Board of Directors considered management's view that a combination of Rykoff-Sexton's Distribution Division with US Foodservice, the fifth largest broadline food distribution company in the United States with a strong local and regional presence, would create an even stronger competitor in the foodservice distribution industry. Rykoff-Sexton's management noted that US Foodservice has been successful in integrating a number of significant, regional acquisitions into an integrated foodservice distribution business. In making its determination, the Rykoff-Sexton Board also considered the view expressed by Rykoff-Sexton's management that the Merger with US Foodservice would further Rykoff-Sexton's strategic objectives. Rykoff-Sexton's management's view is based on its belief that the pattern of consolidation in the foodservice industry will continue, and that sales growth and expansion in existing and into new markets through acquisitions will be essential to compete as a low-cost, high-quality national distributor in the foodservice industry. The Rykoff-Sexton Board also considered management's view that, if Rykoff-Sexton were not to enter into the Merger Agreement, US Foodservice might well enter into a combination transaction with another large foodservice distribution company (an event that might result in gains that Rykoff-Sexton anticipated from the Merger being realized by a competitor of Rykoff-Sexton) and the importance of a transaction with US Foodservice in creating a larger organization in order to maintain historical growth rates in an increasingly consolidating industry and competitive environment.

    (ii) US Foodservice's Business, Condition, Prospects and Management. In evaluating the terms of the Merger, the Rykoff-Sexton Board of Directors considered, among other things, the value of US Foodservice's business and information with respect to the financial condition, results of operations and businesses of US Foodservice, on both a historical and prospective basis, and current industry, economic and market conditions. The Rykoff-Sexton Board of Directors also considered the quality, experience and breadth of US Foodservice's senior management team, distribution center management and sales force, and the entrepreneurial, decentralized corporate culture of US Foodservice. In evaluating US Foodservice's prospects, the Rykoff-Sexton Board of Directors considered, among other things, the strengths of US Foodservice's food distribution businesses, including its strong market share in each of its local and regional markets in which Rykoff-Sexton has less of a presence, its longstanding customer relationships, and the challenges facing the foodservice distribution business, including competition from traditional broadline foodservice distribution competitors (such as Sysco Corporation and Alliant Foodservice, Inc.) and specialized system distributors (such as Prosource Distribution Services, Inc. and AmeriServ Food Company).

    (iii) Strategic Benefits. In reviewing the Merger and US Foodservice's assets and operations, the Rykoff-Sexton Board of Directors reviewed the complementary nature of the businesses of the two companies, which have little geographic overlap. The Rykoff-Sexton Board of Directors also considered the potential of the combined entity to increase sales by offering complementary product lines and services to customers now only partially served by Rykoff-Sexton and/or US Foodservice, the economies of scale, cost savings and synergies that management of Rykoff-Sexton believes over time may result from the combination of Rykoff-Sexton and US Foodservice as discussed below under "--Potential Cost Savings and Operating Synergies," and the availability of experienced management to address the challenges associated with successfully integrating the businesses of the two corporations.

    (iv) Comparable Transactions. The Rykoff-Sexton Board of Directors also reviewed comparable transactions in the foodservice industry in considering the strategic and financial rationale for the Merger.

  The Rykoff-Sexton Board of Directors reviewed a financial comparison of Rykoff-Sexton and US Foodservice and studied the potential impact of the Merger on the balance sheet and earnings per share of Rykoff-Sexton, and the dilution arising from the Merger. The Rykoff-Sexton Board of Directors also took into account Goldman Sachs' analysis that the aggregate consideration to be paid pursuant to the Merger Agreement (considered as a multiple of the latest twelve month sales, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT")) was within the range of multiples paid in other selected merger and acquisition transactions in the foodservice industry. See "-- Opinion of Financial Advisor to Rykoff-Sexton."

    (v) Terms and Conditions of the Merger Agreement. The Rykoff-Sexton Board of Directors considered the terms and conditions of the Merger Agreement, together with the terms of the ML Agreement, Standstill Agreement, Registration Rights Agreement, and Tax Agreement, and the amount and form of consideration to be paid to the stockholders of US Foodservice. The Rykoff-Sexton Board of Directors also considered provisions of the Merger Agreement that would require Rykoff-Sexton to pay to US Foodservice a fee of $4,500,000 plus expenses up to $1,000,000 if the issuance of the Rykoff-Sexton Common Shares in connection with the Merger is not approved by Rykoff-Sexton stockholders at a Rykoff-Sexton stockholders meeting following the public announcement of an RSI Alternative Proposal, and a definitive agreement with respect to such RSI Alternative Proposal is executed by Rykoff-Sexton within twelve months of the date on which the Special Meeting is held. See "THE MERGER AGREEMENT--Expenses; Termination Fee."

    (vi) Opinion of Goldman, Sachs & Co. The Rykoff-Sexton Board of Directors considered as favorable to its determination the oral opinion delivered by Goldman Sachs on February 2, 1996, which was subsequently confirmed in a written opinion to the Rykoff-Sexton Board of Directors dated February 2, 1996, to the effect that as of such date, the aggregate number of Rykoff-Sexton Common Shares to be paid by Rykoff-Sexton for the outstanding US Foodservice Common Stock pursuant to the Merger Agreement is fair to Rykoff-Sexton. The Rykoff-Sexton Board of Directors also considered the oral and written presentations made to it by Goldman Sachs. See "--Opinion of Financial Advisor to Rykoff-Sexton." A copy of Goldman Sachs' written opinion to the Rykoff-Sexton Board of Directors, dated as of the date of this Proxy Statement/Prospectus, is attached as Appendix B to this Proxy Statement/Prospectus and is incorporated herein by reference.

    (vii) Terms of the Refinancing. The Rykoff-Sexton Board of Directors considered the terms and conditions of the proposed refinancing of the debt of Rykoff-Sexton and US Foodservice in connection with the Merger, including the proposed terms of the New Credit Facility and Receivables Securitization. The Rykoff-Sexton Board of Directors also evaluated the effect of such refinancing, including the additional indebtedness of US Foodservice to be refinanced pursuant to the New Credit Facility, in light of the potential synergies and cost savings which management believes could result from the transaction, as well as the effect on Rykoff-Sexton of increased indebtedness resulting from the Merger.

POTENTIAL COST SAVINGS AND OPERATING SYNERGIES

  In evaluating the terms of the Merger, the Rykoff-Sexton Board of Directors considered management's view that the Merger could create opportunities for cost savings of approximately $10 million during the first twelve-month period following the Effective Time, $20 million during the second twelve-month period following the Effective Time, and $30 million annually thereafter. These estimates were based on preliminary evaluations of opportunities for the combined foodservice businesses of Rykoff-Sexton and US Foodservice to benefit from cost savings and other synergies associated with various economies of scale (both in manufacturing and in distribution), increased purchasing power, and the elimination of redundant management and overhead expenses. Rykoff-Sexton's management believes that the bulk of these cost savings should be derived from the following opportunities:

    (i) Enhanced purchasing leverage (resulting in a lower cost of goods) and more favorable sales and marketing allowances from suppliers resulting from the increased purchasing power of the combined companies;

    (ii) Opportunities to increase Rykoff-Sexton's sales volume for self-manufactured items;

    (iii) The combination of Rykoff-Sexton's and US Foodservice's management and administrative functions, and the elimination of costs associated with redundant departments and functions;

    (iv) Opportunities to achieve operating efficiencies and synergies, including (a) the consolidation of overlapping distribution centers and related management teams, and reduction of redundant facility costs, and
  (b) consolidation of transportation, routing and service logistics for facilities with overlapping service areas, including the transfer of customers from facilities servicing customers on a high cost, long-distance basis to facilities within a closer geographic proximity;

    (v) The capacity of the combined entity to increase sales by offering additional product lines and services to customers now only partially served by Rykoff-Sexton and/or US Foodservice, in particular, opportunities for US Foodservice to (a) offer Rykoff-Sexton's line of equipment and supplies, and contract and design services to additional customers through US Foodservice's sales force, (b) sell Rykoff-Sexton's private label, branded products which generally carry a higher gross margin, and (c) sell Rykoff-Sexton's broad product line of imported specialty foods sourced directly from Rykoff-Sexton's own re-distribution warehouses;

    (vi) Cost savings from integrated, combined purchasing of equipment and miscellaneous supplies, labels and packaging; and

    (vii) Rationalization and consolidation of employee benefit plans, including combined purchasing of insurance.

  The cost savings estimates were developed solely for purposes of evaluating the Merger, do not include non-recurring adjustments that will be recorded in conjunction with the Merger, and should not be relied upon as an estimate of actual cost savings that may be achieved. These estimates are based upon assumptions that are inherently uncertain, though considered reasonable by Rykoff-Sexton, and are subject to significant business, economic and competitive uncertainties which are difficult to predict and often beyond the control of management. Rykoff-Sexton and US Foodservice are currently developing a strategy for implementing specific cost-saving measures and operating synergies.

OPINION OF FINANCIAL ADVISOR TO RYKOFF-SEXTON

  Rykoff-Sexton retained Goldman Sachs on December 6, 1995 as Rykoff-Sexton's financial co-advisor (with BA Partners) in connection with the transaction contemplated by the Merger Agreement.

  At the request of Rykoff-Sexton, on February 2, 1996, Goldman Sachs delivered an oral opinion to the Rykoff-Sexton Board of Directors, which was subsequently confirmed in a written opinion dated February 2, 1996, to the effect that as of such date, the aggregate number of Rykoff-Sexton Common Shares to be paid by Rykoff-Sexton for the outstanding US Foodservice Common Stock pursuant to the Merger Agreement is fair to Rykoff-Sexton. Goldman Sachs has confirmed such opinion by delivery of a written opinion dated as of the date of this Proxy Statement/Prospectus. The full text of the written opinion of Goldman Sachs dated as of the date of this Proxy Statement/Prospectus is set forth as Appendix B to this Proxy Statement/Prospectus and describes the assumptions made, matters considered and limits on the review undertaken. Rykoff-Sexton stockholders are urged to read the opinion in its entirety. Goldman Sachs' opinion was directed to the Rykoff-Sexton Board of Directors in connection with and for the purposes of their evaluation of the Merger Agreement, and does not constitute a recommendation to any stockholder of Rykoff-Sexton as to how such stockholder should vote with respect to the approval of the issuance of Rykoff-Sexton Common Shares in connection with the Merger Agreement.

  In connection with its opinion, Goldman Sachs reviewed, among other things: the Merger Agreement; the Registration Statement on Form S-4, including this Proxy Statement/Prospectus; Annual Reports to Stockholders and Annual Reports on Form 10-K of Rykoff-Sexton for the five fiscal years ended April 29, 1995; certain interim reports to stockholders of Rykoff-Sexton and Quarterly Reports on Form 10-Q of Rykoff-Sexton; certain other communications from Rykoff-Sexton to its stockholders; audited financial statements of US Foodservice for the three fiscal years ended December 30, 1995 and the twenty-seven weeks ended January 2, 1993; certain internal financial analyses and forecasts for Rykoff-Sexton and US Foodservice prepared by their respective managements; and certain internal forecasts for Rykoff-Sexton and US Foodservice on a combined basis, after giving effect to the Merger, prepared by the respective managements of Rykoff-Sexton and US Foodservice. Goldman Sachs also held discussions with members of the senior managements of Rykoff-Sexton and US Foodservice regarding the past and current business operations, financial condition, future prospects of their respective companies and the potential future prospects of their respective companies on a combined basis, after giving effect to the Merger. In addition, Goldman Sachs reviewed the reported price and trading activity for the Rykoff-Sexton Common Shares, compared certain financial and stock market information for Rykoff-Sexton with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the foodservice distribution industry specifically and in other industries generally and performed such other studies and analyses as it considered appropriate.

  Goldman Sachs relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by it for purposes of its opinion, and any inaccuracy in or lack of completeness of such information might or might not affect Goldman Sachs' evaluation of the fairness of the Rykoff-Sexton Common Shares to be issued to US Foodservice stockholders in the Merger. Goldman Sachs relied on the managements of Rykoff-Sexton and US Foodservice as to the reasonableness and achievability of the financial and operating forecasts (and the assumptions and bases therefor) provided to it, and with the consent of the Rykoff-Sexton Board of Directors, Goldman Sachs assumed that such forecasts, including without limitation projected cost savings and operating synergies resulting from the Merger, reflect the best then available estimates and judgements of such respective managements and that such projections and forecasts will be realized in the amounts and time periods then estimated by the managements of Rykoff-Sexton and US Foodservice. Further, in its evaluation of the fairness of the Rykoff-Sexton Common Shares to be issued to US Foodservice stockholders in the Merger, Goldman Sachs assumed, with the permission of the Rykoff-Sexton Board of Directors, that the consummation of the Merger would not result in a change of control of Rykoff-Sexton. In addition, Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities of Rykoff-Sexton or US Foodservice or any of their subsidiaries, and Goldman Sachs has not been furnished with any such evaluation or appraisal.

  The following is a summary of certain of the financial analyses used by Goldman Sachs in connection with providing its opinion to the Board of Directors of Rykoff-Sexton on February 2, 1996. Certain financial data contained in the summary has been restated to account for a savings of approximately $15 million resulting from the redemption in March 1996 of the 10% Preferred Stock of US Foodservice pursuant to the terms of the Sara Lee Redemption Agreement and the redemption of the Exchangeable Preferred Stock of US Foodservice pursuant to the terms of the ML Redemption Agreement. See "-- Redemption or Purchase of Preferred Stock." This summary does not purport to be a complete description of Goldman Sachs' written analyses or its presentations to the Rykoff-Sexton Board of Directors.

  Selected Companies Analysis--Public Market Observations, Comparison of Selected Food Distribution Companies. Goldman Sachs reviewed and compared certain financial information relating to Rykoff-Sexton to corresponding financial information for three foodservice distributors: JP Foodservice Inc., Performance Food Group, and Sysco Corp. (the "Distributors"); and five food wholesalers: Fleming Company Inc., Nash Finch Co., Richfood Holdings, Inc., Super Food Services and Supervalu Inc. (the "Wholesalers" and, together with the Distributors, the "Selected Companies"). In its analysis, Goldman Sachs calculated and compared various financial multiples and ratios with respect to Rykoff-Sexton and the Selected Companies based on stock prices as of January 26, 1996 (except in the case of JP Foodservice Inc., as to which such multiples and ratios were based on the stock price as of November 30, 1995). Goldman Sachs considered enterprise value (equity market capitalization plus debt, minority interests and preferred stock less cash) as a multiple of latest twelve months ("LTM") sales, EBITDA and EBIT. Goldman Sachs' analysis indicated enterprise value as a multiple of (i) LTM sales ranging from 0.30x to 0.50x for the Distributors and from 0.10x to 0.49x for the Wholesalers, as compared to a multiple of 0.25x for Rykoff-Sexton; (ii) LTM EBITDA ranging from 8.4x to 10.4x for the Distributors and from 4.2x to 13.0x for the Wholesalers, as compared to a multiple of 11.1x for Rykoff-Sexton;

and (iii) LTM EBIT ranging from 11.2x to 13.9x for the Distributors and from 7.4x to 17.1x for the Wholesalers, as compared to a multiple of 20.7x for Rykoff-Sexton.

  Goldman Sachs also compared the price/earnings ratios for the Selected Companies and Rykoff-Sexton based on LTM earnings ("LTM Earnings") and estimated calendar year earnings for 1995 ("1995E Earnings") and 1996 ("1996E Earnings"). This analysis indicated price/earnings ratios (i) based on LTM Earnings, ranging from 16.1x to 22.2x for the Distributors and from 10.9x to 53.0x for the Wholesalers, as compared to 47.3x for Rykoff-Sexton; (ii) based on 1995E Earnings, ranging from 18.8x to 21.3x for the Distributors and 12.7x to 21.3x for the Wholesalers, as compared to 21.1x for Rykoff-Sexton; and
(iii) based on 1996E Earnings, ranging from 15.3x to 18.6x for the Distributors and from 11.9x to 18.6x for the Wholesalers, as compared to 13.7x for Rykoff-Sexton. The 1995E Earnings and 1996E Earnings reflect medians derived from an aggregation of estimates, as reported by the Institutional Broker Estimate Service ("IBES") as of January 24, 1996, of financial analysts covering Rykoff-Sexton and the Selected Companies, based on each analyst's financial model for the respective companies. Goldman Sachs also reviewed the estimated IBES Long Term EPS Growth Rates for Rykoff-Sexton and the Selected Companies, which indicated estimated five-year growth rates ranging from 11.5% to 20% for the Distributors and from 6.0% to 14.0% for the Wholesalers, as compared to an estimated rate of 13.0% for Rykoff-Sexton.

  Selected Transactions. Goldman Sachs reviewed and compared to the Merger the consideration paid in certain other selected merger and acquisition transactions in the foodservice industry (the "Selected Transactions"). The transactions reviewed (and the respective closing dates thereof) were: Rykoff-Sexton/H&O Foods (11/95); ProSource Distribution Service (Onex Corp.)/Martin-Brower Co. (3/95); Clayton Dubilier & Rice/Kraft Foodservice (2/95); Rykoff-Sexton/Continental Foods (2/95); Unifax/White Swan (9/93); SUPERVALU/Wetterau (10/92); Wal-Mart/McLane (12/90); Kraft/3 Branches of PYA (7/89); Chase Manhattan Bank/PYA North and Midwest (J.P. Foodservice) (7/89); Management/White Swan (division of Fleming Companies) (10/88); Sysco Corp./CFS Continental (10/88); Management/IU Foodservice (Biggers) (8/88); Marriott Corp./Saga Corp. (8/86); ARA Holding Company/ARA Services Inc. (12/84); and Staley Manufacturing/CFS Continental Inc. (11/84). Goldman Sachs calculated the aggregate consideration paid in the Selected Transactions as multiples of LTM sales, EBITDA and EBIT of the acquired entities. This analysis resulted in multiples ranging as follows: (i) from 0.19x to.44x for LTM sales; (ii) from 4.5x to 10.1x for LTM EBITDA; and (iii) from 7.9x to 18.2x for LTM EBIT. Goldman Sachs also calculated the equity consideration paid in the Selected Transactions as a multiple of net income. This calculation indicated a range of 12.8x to 26.8x.

  Implied Multiples Analysis. Goldman Sachs reviewed certain implied multiples for the Merger based on US Foodservice's LTM results and also computed multiples for the Merger based on US Foodservice's results for the calendar year 1994 ("CY 1994") and its estimated results for the calendar years 1995 ("CY 1995E") and 1996 ("CY 1996E"). This analysis indicated aggregate consideration to be paid in the Merger as a multiple of LTM sales of 0.39x, EBITDA of 9.9x and EBIT of 13.3x; CY 1994 sales of 0.43x, EBITDA of 10.6x and EBIT of 14.0x; CY 1995E sales of 0.37x, EBITDA of 9.1x and EBIT of 12.7x; and CY 1996E sales of 0.36x, EBITDA of 8.0x and EBIT of 10.7x. Goldman Sachs also calculated the foregoing multiples for the Merger assuming annual pre-tax synergies ("APS") resulting from the transaction (based on Rykoff-Sexton and US Foodservice management estimates of potential synergies) ranging from $10 million to $30 million. These calculations resulted in total consideration to be paid in the Merger as a multiple of EBITDA ranging from 5.8x (based on CY 1996E and an assumption of $30 million in APS) to 9.1x (based on CY 1994 and an assumption of $10 million in APS) and EBIT ranging from 7.1x (based on CY 1996E and an assumption of $30 million in APS) to 11.5x (based on CY 1994 and an assumption of $10 million in APS). Goldman Sachs also calculated the equity consideration to be paid in the Merger as a multiple of net income available to common stock. This analysis resulted in multiples for the Merger ranging from 79.4x (based on LTM net income and no assumed APS) to 10.0x (based on CY 1996E net income and an assumption of $30 million in APS).

  Historical Stock Trading Analysis. Goldman Sachs reviewed historical trading prices and volumes for the Rykoff-Sexton Common Shares. Such review included, among other things, an analysis of the weighted average market price of the Rykoff-Sexton Common Shares and the total volume of Rykoff-Sexton Common Shares traded as a percentage of Rykoff-Sexton Common Shares outstanding during the period of January 25, 1991 to January 25, 1996. Such analysis indicated a weighted average market price of $16.27 per share with 190.7% of the total outstanding Rykoff-Sexton Common Shares traded in such period. Such review also included an analysis of the weighted average market price of the Rykoff-Sexton Common Shares outstanding during the LTM period preceding January 25, 1996. Such analysis indicated an LTM weighted average market price of $20.08 per share (based on daily closing prices for the Rykoff-Sexton Common Shares during such period) with 55.0% of the total outstanding shares of Rykoff-Sexton traded in such period.

  Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow analysis based on US Foodservice management's projected free cash flow of US Foodservice for the fiscal years 1997 through 2004 using discount rates ranging from 9% to 13%. Goldman Sachs calculated the terminal value of US Foodservice at 2004 based on assumed perpetual growth rates in free cash flow ranging from 3% to 7% and discounted such terminal values to present value using discount rates ranging from 9% to 13%. The above values and rates produced implied per share values ranging from $7 to $157.

  Pro Forma Contribution Analysis. Goldman Sachs reviewed certain historical and estimated financial information (including sales, EBITDA, EBIT and net income) for Rykoff-Sexton, US Foodservice and the pro forma combined entity resulting from the Merger and analyzed the relative contributions of Rykoff-Sexton and US Foodservice to the combined entity based on this review. Based on the foregoing information, Goldman Sachs calculated a contribution by US Foodservice to: (i) combined entity sales of 49.7% (based on LTM sales), 47.3% (based on estimated fiscal year 1997 sales ("FY 1997E")) and 46.7% (based on estimated fiscal year 1998 sales ("FY 1998E")); (ii) combined entity EBITDA of 59.4% (based on LTM EBITDA), 51.9% (based on FY 1997E EBITDA) and 50.5% (based on FY 1998E EBITDA); (iii) combined entity EBIT of 64.5% (based on LTM EBIT), 54.4% (based on FY 1997E EBIT) and 52.7% (based on FY 1998E EBIT); and (iv) net income of the combined entity of 55.6% (based on LTM net income), 46.9% (based on FY 1997E net income) and 45.6% (based on FY 1998E net income).

  Pro Forma Merger Analysis. Goldman Sachs prepared pro forma analyses of the financial impact of the Merger using estimates of earnings per share ("EPS") for Rykoff-Sexton and US Foodservice prepared by their respective managements for the LTM, the fiscal year ended April 30, 1996, and the 1997, 1998 and 1999 fiscal years. Goldman Sachs performed these analyses assuming an Exchange Ratio of 1.457 and a 40-year amortization period for goodwill. Goldman Sachs compared the stand-alone estimated EPS of Rykoff-Sexton for the LTM and the fiscal year ended April 30, 1996 to the pro forma estimated EPS of the combined companies (with no assumed APS). This analysis indicated that, with no APS, the estimated EPS of the combined companies would be 86.9% and 62.4% lower than estimated EPS for Rykoff-Sexton on a stand-alone basis for the same periods. Goldman Sachs also compared the estimated stand-alone EPS data for the 1997, 1998 and 1999 fiscal years to the corresponding pro forma estimated EPS of the combined companies assuming no APS and assuming APS of (i) $10 million, $20 million and $30 million ("Case I Synergies") and (ii) $15 million, $28.8 million and $42.7 million ("Case II Synergies"), in each case for the 1997, 1998 and 1999 fiscal years, respectively. Goldman Sachs' calculation indicated that, assuming Case I Synergies, estimated EPS of the combined companies would be 7.7% lower than estimated stand-alone EPS data for 1997, and 4.8% and 29.9% accretive for 1998 and 1999 respectively. Goldman Sachs' calculation also indicated that estimated EPS of the combined companies would range from being 27.9% lower than estimated stand-alone EPS data for 1997 (assuming no APS) to being 48.1% accretive for 1999 (assuming Case II Synergies).

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analysis or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses and did not rely exclusively on any single analyses, and did not exclude any of the analyses summarized above in reaching its opinion that the Rykoff-Sexton Common Shares to be issued to US Foodservice stockholders for the outstanding US Foodservice Common Stock pursuant to the Merger Agreement is fair to Rykoff-Sexton. No factor was assigned a greater weight by Goldman Sachs in reaching its opinion; rather Goldman Sachs considered all of the analyses together in coming to the determination of fairness. No company or transaction used in the above analysis as a comparison is identical to Rykoff-Sexton or US Foodservice or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion as to the fairness to Rykoff-Sexton of the Rykoff-Sexton Common Shares consideration to be paid pursuant to the Merger Agreement and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. As described above, Goldman Sachs' opinion and presentation to the Rykoff-Sexton Board of Directors were one of many factors taken into consideration by the Rykoff-Sexton Board in making its determination to approve the Merger. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs attached as Appendix B to this Proxy Statement/Prospectus.

  Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Rykoff-Sexton selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Goldman Sachs is familiar with Rykoff-Sexton, having acted as its financial advisor in connection with the Merger Agreement. Goldman Sachs provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on securities of Rykoff-Sexton for its own account and for the account of customers.

  Pursuant to a letter agreement dated December 14, 1995 (the "Engagement Letter"), Rykoff-Sexton has agreed to pay to Goldman Sachs a non-refundable fee of $100,000 ("Minimum Fee") which will be credited against any other fees payable pursuant to the Engagement Letter. In addition, if at least 50% of the outstanding common stock of US Foodservice, or at least 50% of the assets (based on the book value thereof) of US Foodservice is acquired in one or more transactions, Rykoff-Sexton has agreed to pay Goldman Sachs a transaction fee equal to $1,500,000, less the Minimum Fee already paid. If less than 50% of the outstanding common stock or assets (based on the book value thereof) of US Foodservice is acquired, Rykoff-Sexton has agreed to pay Goldman Sachs a transaction fee to be mutually agreed upon by Rykoff-Sexton and Goldman Sachs. In addition, if the Merger is not consummated and Rykoff-Sexton receives a break-up fee, topping fee or other similar payment from US Foodservice or its stockholders (such fee or payment, less any out-of-pocket expenses incurred by Rykoff-Sexton in connection therewith and not reimbursed, "Break-up Fee"), Rykoff-Sexton has agreed to pay Goldman Sachs 5% of such Break-up Fee (less any fees already paid pursuant to the Engagement Letter), in cash upon receipt thereof by Rykoff-Sexton. The Merger Agreement does not provide for the payment of any such Break-up Fee by US Foodservice or its stockholders. Pursuant to the Engagement Letter, Rykoff-Sexton has also offered Goldman Sachs the right to act as lead manager or agent (with BA Securities as co-manager or co-agent) in any offering or placement of debt securities relating to any refinancing of any indebtedness incurred or refinanced in connection with the transactions contemplated by the Merger Agreement.

  In addition, pursuant to the Engagement Letter, whether or not a transaction is consummated, Rykoff-Sexton will pay Goldman Sachs reasonable out-of-pocket expenses, including the reasonable fees and disbursements of its attorneys, plus any Illinois sales, use or similar taxes (including additions to such taxes, if any) in connection with any matter referred to in the Engagement Letter. Rykoff-Sexton has also agreed to indemnify Goldman Sachs against certain liabilities, including certain liabilities arising under the Federal securities laws.

  Pursuant to a letter agreement dated November 20, 1995 (the "BA Engagement Letter"), Rykoff-Sexton engaged BA Partners, a division of BA Securities, to act as its financial advisor. Pursuant to the terms of the BA Engagement Letter, Rykoff-Sexton agreed to pay to BA Partners a non-refundable fee of $100,000 (the "BA

Minimum Fee"), which will be credited against any other fees payable pursuant to the BA Engagement Letter. In addition, if Rykoff-Sexton acquires at least 50% of the capital stock of US Foodservice or at least 50% of the business and properties (based on the book value thereof) of US Foodservice, then Rykoff-Sexton has agreed to pay BA Partners a success fee equal to $1,500,000, less the BA Minimum Fee already paid. If less than 50% of capital stock or the business and properties (based on the book value thereof) of US Foodservice is acquired, Rykoff-Sexton has agreed to pay BA Partners a transaction fee to be mutually agreed upon by Rykoff-Sexton and BA Partners. In addition, if the Merger is not consummated and Rykoff-Sexton receives a break-up fee, topping fee or other similar payment from US Foodservice or its stockholders, Rykoff-Sexton agrees to pay BA Partners 5% of such break-up fee (less any fees already paid pursuant to the BA Engagement Letter), in cash upon receipt by Rykoff-Sexton. The Merger Agreement does not provide for the payment of any such break-up fee by US Foodservice or its stockholders. The BA Engagement Letter also provides that it is Rykoff-Sexton's intention to engage BA Securities as an underwriter of any underwritten public debt offering or Rule 144A debt offering the proceeds of which are used to finance, or refinance other debt incurred to finance, the transactions contemplated by the Merger.

  In addition, pursuant to the BA Engagement Letter, whether or not a transaction is consummated, Rykoff-Sexton will pay BA Partners reasonable out-of-pocket expenses, including reasonable fees and expenses of its attorneys. Rykoff-Sexton has also agreed to indemnify BA Partners against certain liabilities, including certain liabilities arising under the Federal securities laws.

  BA Partners was not requested to, and did not provide, a fairness opinion to the Rykoff-Sexton Board of Directors.

REDEMPTION OR PURCHASE OF PREFERRED STOCK

  It is a condition precedent to the Merger that (i) all shares of US Foodservice's Exchangeable Preferred Stock shall have been purchased by Rykoff-Sexton or Merger Sub pursuant to the terms of the ML Redemption Agreement or otherwise in accordance with the terms of the Merger Agreement, and (ii) all shares of US Foodservice's 10% Preferred Stock shall have been redeemed pursuant to the terms of the Sara Lee Redemption Agreement or otherwise in accordance with the terms of the Merger Agreement. The Stock Redemption Agreements provide for redemption prices at a discount from the redemption prices payable pursuant to the US Foodservice Restated Certificate of Incorporation, as amended (the "US Foodservice Charter"). The Sara Lee Redemption Agreement contained a termination date of March 15, 1996. The Merger Agreement required US Foodservice to use its best efforts to negotiate and arrange committed bank loan financing to enable US Foodservice to fund, prior to March 15, 1996, the full purchase price for the purchase of the 10% Preferred Stock as set forth in the Sara Lee Redemption Agreement ("Sara Lee Bridge Financing").

  On February 15, 1996, US Foodservice entered into amendments to its existing bank credit agreement dated as of September 23, 1993, among US Foodservice, certain of US Foodservice's subsidiaries, as guarantors, and the lenders parties thereto (the "Existing Credit Facility"), to increase by $20 million the principal amount available under the revolving credit portion of the Existing Credit Facility and modified certain financial covenants to reflect additional borrowings necessary to effect the Sara Lee Bridge Financing. On March 1, 1996, US Foodservice completed the Sara Lee Bridge Financing and effected the purchase of the 10% Preferred Stock for a total price of $21,261,916.

  ML IBK and MBIV, each of which is an affiliate of ML & Co., currently hold all of the issued and outstanding shares of Exchangeable Preferred Stock. Upon redemption of the Exchangeable Preferred Stock pursuant to the ML Redemption Agreement, ML IBK and MBIV will receive a total of approximately $24.4 million (representing approximately $16.8 million in redemption price plus approximately $7.6 million in accrued but unpaid dividends) plus accrued interest at the rate of 15% per annum from October 15, 1995 to the date of redemption. Such interest would total approximately $2.3 million as of May 31, 1996, resulting in a total redemption price on such date of approximately $26.7 million pursuant to the ML Redemption Agreement.

  The ML Redemption Agreement provides that it may be terminated by either party (i) on the earlier to occur of (a) the closing of the Merger and (b) July 31, 1996 or (ii) if the Merger Agreement is earlier terminated, at any time after the later of (a) May 31, 1996 and (b) the date of such termination.

  Any redemption of the Exchangeable Preferred Stock pursuant to the Merger Agreement will be deemed to occur immediately prior to the Effective Time. If the Exchangeable Preferred Stock is redeemed on the closing of the Merger and in connection with the consummation of the transactions contemplated by the Merger Agreement, Rykoff-Sexton will make, on behalf of US Foodservice, all the required payments under the ML Redemption Agreement directly to the respective holders of the Exchangeable Preferred Stock.

  Pursuant to the Merger Agreement, except as otherwise expressly provided for therein, US Foodservice has agreed not to amend the ML Redemption Agreement or redeem the Exchangeable Preferred Stock prior to the earlier of the closing of the Merger and July 31, 1996 without the prior written consent of Rykoff-Sexton.

RYKOFF-SEXTON FINANCING AND RECEIVABLES SECURITIZATION

  Pursuant to the Commitment Letter, BofA and Chase each have committed severally to provide funding of (i) up to $242.5 million toward the New Credit Facility and (ii) up to $55 million toward the Receivables Securitization, subject to the terms and conditions set forth in the Commitment Letter. BofA will serve as the administrative agent, BA Securities will serve as syndication agent and Chase will serve as an agent under the New Credit Facility. In addition, BA Securities and Chase Securities will act as co-arrangers in the syndication of the New Credit Facility to other financial institutions acceptable to BofA, Chase and Rykoff-Sexton. The obligations of Rykoff-Sexton, Merger Sub and US Foodservice to effect the Merger are subject to the condition that all conditions precedent to the closing of the financing described in the Commitment Letter shall have been satisfied and that the transactions contemplated by the Commitment Letter shall have been consummated. There are no specific plans for alternative sources of financing the transaction if the conditions precedent described in the Commitment Letter are unable to be satisfied. There can be no assurance as to whether, or the definitive terms on which, the New Credit Facility and the Receivables Securitization actually will be available to Rykoff-Sexton.

  New Credit Facility. The Commitment Letter contemplates a New Credit Facility providing for a $485 million financing comprised of three term loan facilities, Tranche A, Tranche B and Tranche C, in an aggregate principal amount of $335 million and the Revolver, a $150 million revolving credit facility. The term loans will be in the following principal amounts: $150 million for the Tranche A Term Loan, $125 million for the Tranche B Term Loan, and $60 million for the Tranche C Term Loan, with BA Securities and Chase Securities reserving the right to shift up to $25 million of the Term Loan Facilities among Tranches A, B and C and to adjust the amortization schedule accordingly. The amount available under the Revolver will include a letter of credit sublimit of $45 million and a swingline facility of up to $15 million. The Tranche A Term Loan, the Tranche B Term Loan, the Tranche C Term Loan and the Revolver will mature on October 31, 2001, October 31, 2002, April 30, 2003, and October 31, 2001, respectively.

  Under the New Credit Facility, Rykoff-Sexton may elect to have the principal amount of outstanding loans bear interest at rates per annum based on either the "Base Rate" or "LIBOR," plus the "Applicable Margin." The Base Rate is defined as the higher of (i) the Federal Funds Rate, plus 1/2 of 1% or (ii) the average of the rates publicly announced from time to time by BofA and Chase as their "reference rate." LIBOR is defined as the London Interbank Offered Rate for the corresponding deposits of U.S. Dollars.

  The Applicable Margins for the Revolver and the Tranche A Term Loan on the Closing Date and for six months following the Closing Date will be 1 1/4% in the case of Base Rate loans and 2 1/2% in the case of LIBOR loans. Thereafter, the Applicable Margins for the Revolver and the Tranche A Term will be subject to adjustment. The Applicable Margins for the Tranche B Term Loan will be 1 3/4% in the case of Base Rate loans and 3% in the case of LIBOR loans. The Applicable Margins for the Tranche C Term Loan will be 2% in the case of Base Rate loans and 3 1/4% in the case of LIBOR loans.

  Under the structure of the New Credit Facility contemplated by the Commitment Letter, each of Rykoff-Sexton's subsidiaries (other than the SPC, as hereinafter defined) will guaranty Rykoff-Sexton's obligations under the New Credit Facility. Each such subsidiary will also guaranty Rykoff-Sexton's obligations with respect to the $130 million 8 7/8% Senior Subordinated Notes due 2003 (the "8 7/8% Notes") issued under an Indenture dated as of November 1, 1993, between Rykoff-Sexton and Norwest Bank Minnesota, N.A. as Trustee, which will remain outstanding after the closing of the Merger. The subsidiaries' obligations under their guaranties of Rykoff-Sexton's obligations with respect to the 8 7/8% Notes will be subordinated to the subsidiaries' obligations under their guaranties of Rykoff-Sexton's obligations under the New Credit Agreement to the same extent as Rykoff-Sexton's obligations with respect to the 8 7/8% Notes are subordinated to Rykoff-Sexton's obligations under the New Credit Agreement. The New Credit Facility will be secured by liens on substantially all of the assets of Rykoff-Sexton and its subsidiaries, other than accounts receivable that will be sold pursuant to the Receivables Securitization and any US Foodservice receivables financing facility.

  Consummation of the transactions contemplated by the Commitment Letter is subject to the satisfaction or waiver of a number of conditions precedent, including: (i) finalizing the structure, terms and documentation for the New Credit Facility; (ii) satisfaction of all conditions precedent to the Merger;
(iii) the 8 7/8% Notes and US Foodservice's $90 million receivables securitization program remaining outstanding; (iv) receipt of at least $110 million in initial cash proceeds from the SPC in connection with the Receivables Securitization; (v) no litigation (a) with respect to the Merger or the New Credit Facility, or (b) which could be reasonably expected to have a material adverse effect on Rykoff-Sexton after giving effect to the Merger;
(vi) satisfactory outcome of pending arbitration claims (see "DESCRIPTION OF RYKOFF-SEXTON--Litigation"); (vii) satisfactory legal due diligence; and
(viii) no material adverse change in the market for senior debt financing or the financial markets generally. Accordingly, there can be no assurance as to whether, or the definitive terms on which, the New Credit Facility actually will be available to Rykoff-Sexton.

  Receivables Securitization. The Receivables Securitization will consist of a $110 million program for Rykoff-Sexton. The Receivables Securitization will be structured as sales of certain accounts receivable of Rykoff-Sexton and its subsidiaries to a bankruptcy-remote, special-purpose, wholly owned subsidiary of Rykoff-Sexton (the "SPC"). The SPC, in turn, will sell the receivables it purchases, or undivided interests therein, to an unaffiliated financing vehicle for cash or cash equivalents. US Foodservice intends to restructure or refinance the present US Foodservice receivables facility. In connection with such restructuring or refinancing, BofA may acquire part of the existing facility, or BofA and Chase will consider increasing the size of the Receivables Securitization to $200 million, but Chase and BofA have made no commitment to do so in the Commitment Letter.

  Use of Proceeds. Rykoff-Sexton will use the proceeds of the New Credit Facility to: (i) refinance indebtedness incurred by US Foodservice in connection with the redemption or repurchase of the 10% Preferred Stock and the Exchangeable Preferred Stock under the Stock Redemption Agreements; (ii) refinance US Foodservice's currently outstanding debt, including the 14.25% Senior Subordinated Debentures due 2000 (the "14.25% Debentures") and the Existing Credit Facility; (iii) refinance Rykoff-Sexton's outstanding debt under the Credit Agreement dated as of October 25, 1993, among Rykoff-Sexton and BofA, as amended; (iv) provide financing for on-going working capital needs; and (v) pay related fees and expenses, including certain prepayment premiums payable in connection with the restructuring of US Foodservice's $90 million receivables securitization program. The proceeds from the Receivables Securitization will be used for the same purposes as the New Credit Facility. See "CAPITALIZATION" and "UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION."

RESALE OF RYKOFF-SEXTON COMMON SHARES

  All Rykoff-Sexton Common Shares received by US Foodservice stockholders in the Merger will be freely transferable except that (i) Rykoff-Sexton Common Shares received by persons who are deemed to be "affiliates" (as such term is used in Rules 144 and 145 under the Securities Act) of US Foodservice prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in case of such persons who become affiliates of Rykoff-Sexton) or as otherwise permitted under the Securities Act, (ii) Rykoff-Sexton Common Shares issued in exchange for US Foodservice Common Stock acquired by certain US Foodservice management employees in connection with the forgiveness of certain management loans may not be resold prior to one year from the Effective Time or such earlier date on which such individual ceases to be an employee due to resignation, retirement or termination, and (iii) to provide assurances in connection with the qualification of the Merger as a tax-free reorganization for federal income tax purposes, certain stockholders of US Foodservice, including all of the ML Investors, will enter into the Tax Agreement with Rykoff-Sexton at the Effective Time, pursuant to which each such stockholder will be prohibited from selling, exchanging, distributing or otherwise disposing of in any manner, during the two-year period following the Effective Time, more than a certain percentage of the Rykoff-Sexton Common Shares received in the Merger by such stockholder, with such percentage to be determined by a formula at the Effective Time. For purposes, however, of applying the transfer restrictions in the Tax Agreement to the ML Investors, all of the Rykoff-Sexton Common Shares received in the Merger by the ML Investors will be aggregated, and the ML Investors will be treated as a single stockholder. See "--Interests of Certain Persons in the Merger--US Foodservice Management Loans" and "OTHER AGREEMENTS--The Tax Agreement." Persons who may be deemed to be affiliates of Rykoff-Sexton or US Foodservice generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party. The Merger Agreement requires US Foodservice to use its reasonable efforts to cause each person (other than Rykoff-Sexton and the ML Entities) who may be deemed to be an affiliate of US Foodservice to deliver to Rykoff-Sexton on or prior to the Effective Time a written agreement to the effect that such person will not offer or sell or otherwise dispose of any of the Rykoff-Sexton Common Shares issued to such person pursuant to the Merger except pursuant to an effective registration statement or in compliance with Rule 145 or an exemption from registration under the Securities Act. The ML Entities have also agreed to execute such written agreement pursuant to the ML Agreement.

RISK FACTORS

 Leverage and Debt Service

  Following the consummation of the Merger, Rykoff-Sexton will have substantial indebtedness. Giving effect to the Merger, the other acquisitions described in "UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION," the New Credit Facility, the Receivables Securitization and the use of proceeds in connection therewith, and assuming such transactions had occurred on January 27, 1996, Rykoff-Sexton's total indebtedness (excluding current maturities) would have been approximately $487.7 million. Rykoff-Sexton may incur additional indebtedness in the future, subject to certain limitations contained in the instruments governing its indebtedness. Although the New Credit Facility will result in indebtedness with lower average interest rates than the indebtedness that is being repaid, Rykoff-Sexton will have substantial debt service obligations following the Merger. Rykoff-Sexton's scheduled principal payments on its outstanding indebtedness under the term loan facilities of the New Credit Facility will be approximately $3.25 million in 1996, $11.5 million in 1997, $21.5 million in 1998, $31.5 million in 1999,
$41.5 million in 2000, $49.0 million in 2001, $124.8 million in 2002 and $51.9 million in 2003. See "CAPITALIZATION" and "UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION."

  Based upon the current level of operations and anticipated cost savings, Rykoff-Sexton believes that after the Merger its cash flow from operations, together with borrowings under the New Credit Facility and its other sources of liquidity, will be adequate to meet its anticipated requirements for working capital, capital expenditures, interest payments, dividends and scheduled principal payments over the next several years. There can be no assurance, however, that Rykoff-Sexton's business will continue to generate cash flow at or above current levels or that anticipated cost savings can be fully achieved. If Rykoff-Sexton is unable to generate sufficient cash flow from operations in the future to service its debt and make necessary capital expenditures, or if its future earnings growth is insufficient to amortize required principal payments out of internally generated funds, Rykoff-Sexton may be required to restrict or terminate the payment of dividends to stockholders, refinance all or a portion of its existing debt, sell assets or obtain additional financing. There can be no assurance that any such refinancing or asset sales would be possible or that any additional financing could be obtained, particularly in view of Rykoff-Sexton's high level of debt following the Merger and that substantially all of its assets will be pledged to secure its obligations under the New Credit Facility.

  Rykoff-Sexton's level of debt will have several important effects on its future operations, including the following: (i) Rykoff-Sexton will have significant cash requirements to service debt, reducing funds available for operations and future business opportunities and increasing Rykoff-Sexton's vulnerability to adverse general economic and industry conditions; (ii) the financial covenants and other restrictions contained in the New Credit Facility and other agreements relating to the indebtedness of Rykoff-Sexton will require it to meet certain financial tests and will restrict its ability to borrow additional funds, to dispose of assets and to pay cash dividends;
(iii) the failure to comply with such financial covenants and other restrictions may result in an event of default under the New Credit Facility which, if not cured or waived, could have a material adverse effect on Rykoff-Sexton; (iv) funds available for working capital, capital expenditures, acquisitions and general corporate purposes may be limited; and (v) certain of Rykoff-Sexton's borrowings will be at variable rates of interest, which could result in higher interest expense if interest rates increase generally. Rykoff-Sexton's leveraged position may also increase its vulnerability to competitive pressures. Rykoff-Sexton's continued growth depends, in part, on its ability to continue its expansion and, therefore, its inability to finance capital expenditures through borrowed funds could have a material adverse effect on its ability to expand. Moreover, any default under the documents governing the indebtedness of Rykoff-Sexton could have a significant adverse effect on the market value of the Rykoff-Sexton Common Shares.

 Uncertainties in Integrating Business Operations and Achieving Cost Savings

  In determining that the Merger is in the best interests of its stockholders, the Rykoff-Sexton Board of Directors considered the cost savings, operating efficiencies and other synergies expected to result from the integration of the Rykoff-Sexton and US Foodservice businesses. Management of Rykoff-Sexton has estimated that an acquisition by Rykoff-Sexton of US Foodservice could create opportunities for cost savings of approximately $10 million during the first twelve-month period following the Effective Time, $20 million during the second twelve-month period following the Effective Time, and $30 million annually thereafter. The cost savings estimates were developed solely for purposes of evaluating the Merger, do not include non-recurring adjustments that will be recorded in conjunction with the Merger, and should not be relied upon as an estimate of actual cost savings that may be achieved. These estimates are based upon assumptions and operating synergies that are inherently uncertain, though considered reasonable by Rykoff-Sexton, and are subject to significant business, economic and competitive uncertainties which are difficult to predict and often beyond the control of management. See "-- Potential Cost Savings and Operating Synergies." Several of the cost savings estimates are premised on the assumption that certain levels of efficiency presently maintained by either Rykoff-Sexton or US Foodservice can be achieved by Rykoff-Sexton following the Merger. Other estimates are based on management's opinion as to what levels of enhanced purchasing leverage and operating efficiencies should be achievable by an entity the size of Rykoff-Sexton giving effect to the Merger.

  The consolidation of functions, the integration of operations, systems, marketing methods and procedures and the relocation of staff present significant management challenges. There can be no assurance that such actions will be accomplished successfully or as rapidly as currently expected. Moreover, although the primary purpose of such actions will be to realize direct cost savings and other operating efficiencies, there can be no assurance of the extent to which such cost savings and efficiencies will be achieved or that unforeseen costs and expenses or other factors will not offset the projected cost savings in whole or in part. To the extent such cost savings and efficiencies are not accomplished successfully or on a timely basis, Rykoff-Sexton's earnings will be negatively affected and the Merger could continue to be dilutive to current holders of Rykoff-Sexton Common Shares.

 Sale of Shares by ML Investors

  Following the Merger, assuming the maximum number of Rykoff-Sexton Common Shares are issued in the Merger, the ML Investors will beneficially own approximately 36.4% of the outstanding Rykoff-Sexton Common

Shares. The ML Investors may not sell their Rykoff-Sexton Common Shares acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act.

  The ML Investors have the right, following the Merger, pursuant to the Registration Rights Agreement, to require Rykoff-Sexton, subject to certain qualifications, to effect the registration under the Securities Act of their Rykoff-Sexton Common Shares. See "OTHER AGREEMENTS--The Registration Rights Agreement." No predictions can be made as to the effect, if any, that market sales of such shares, or the availability of such shares for future sales, will have on the market price of Rykoff-Sexton Common Shares prevailing from time to time. Sales of substantial amounts of Rykoff-Sexton Common Shares, or the perception that such sales could occur, could adversely affect prevailing market prices for the Rykoff-Sexton Common Shares and could impair Rykoff-Sexton's future ability to raise capital through an offering of its equity securities. During the two-year period following the Effective Time, however, the ML Investors will be prohibited under the Tax Agreement, which the ML Investors and certain other stockholders of US Foodservice will enter into with Rykoff-Sexton at the Effective Time, from selling, exchanging, distributing or otherwise disposing of in any manner a number of Rykoff-Sexton Common Shares that exceeds in the aggregate a certain percentage of the Rykoff-Sexton Common Shares received by the ML Investors collectively in the Merger, with such percentage to be determined by a formula at the Effective Time. See "OTHER AGREEMENTS--The Tax Agreement."

 Concentration of Ownership

  Upon completion of the Merger, assuming the maximum number of Rykoff-Sexton Common Shares are issued in the Merger, the ML Investors will beneficially own approximately 36.4% of the outstanding Rykoff-Sexton Common Shares (34.6% if all Assumed Options and Assumed Warrants are exercised). At the Effective Time, the ML Entities will enter into the Standstill Agreement with Rykoff-Sexton pursuant to which they will be entitled to designate four nominees to the Rykoff-Sexton Board of Directors, with such number of nominees and Board members decreasing if the percentage of outstanding Rykoff-Sexton Common Shares beneficially owned by the ML Entities falls below certain levels. In addition, pursuant to the Standstill Agreement, the ML Entities will vote the Rykoff-Sexton Common Shares and other voting securities owned by them and their affiliates for Rykoff-Sexton's nominees to the Rykoff-Sexton Board of Directors, in accordance with the recommendation of the Nominating Committee of the Rykoff-Sexton Board of Directors, subject to certain exceptions. The ML Entities will also agree that neither they nor any of their affiliates will (subject to certain exceptions) participate in proxy solicitations, acquire additional Rykoff-Sexton Common Shares or otherwise engage in transactions, or take actions involving a change of control of Rykoff-Sexton. The Rykoff-Sexton Common Shares and other voting securities owned by the ML Investors will be subject to certain restrictions on sale or transfer. The ML Entities will not be prohibited from soliciting, offering, seeking to effect and negotiating with any person with respect to sales or transfers of Rykoff-Sexton Common Shares and other voting securities held by the ML Entities if otherwise permitted by the Standstill Agreement. See "OTHER AGREEMENTS--The Standstill Agreement" and "--The Tax Agreement."

  The Rykoff-Sexton Common Shares to be received by the ML Investors in the Merger will constitute a significant block of the voting power of the Rykoff-Sexton Common Shares. The favorable vote of such shares, as required by the Standstill Agreement, will make it easier to obtain the approval of Rykoff-Sexton stockholders for the election of Rykoff-Sexton's nominees for the Rykoff-Sexton Board of Directors. Such a voting block could also facilitate or impede the approval of any other matter requiring approval of Rykoff-Sexton stockholders, including a merger, consolidation or other business combination involving Rykoff-Sexton, or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of Rykoff-Sexton.

 Factors Relating to Future Acquisitions

  A significant portion of the historical growth of Rykoff-Sexton's and US Foodservice's revenues has resulted from acquisitions. An important part of Rykoff-Sexton's growth strategy is the acquisition of other foodservice companies. See "--Background of the Merger--Foodservice Industry Trends." The success of this strategy will depend upon Rykoff-Sexton's ability to integrate and manage acquired businesses, and to realize economies of scale and control costs.

  Acquisitions involve risks, including difficulties in integrating acquired operations, diversion of management resources and unanticipated problems and liabilities. Future acquisitions by Rykoff-Sexton may result in potentially dilutive issuances of equity securities, increased interest and amortization expense, increased depreciation expense and decreased operating income, any of which could have a material adverse effect on its operating results. There can be no assurance that Rykoff-Sexton will be able to acquire companies on terms favorable to it or that Rykoff-Sexton's existing financial resources, including cash flow from operations and amounts available under the New Credit Facility, will be sufficient to fund such acquisitions. If Rykoff-Sexton does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through subsequent debt or equity financings. There can be no assurance that Rykoff-Sexton will be able to obtain such financings or that, if available, such financings will be on terms acceptable to Rykoff-Sexton. As a result, there can be no assurance that Rykoff-Sexton will be able to implement its acquisition strategy successfully.

 Exchange Ratio

  The Exchange Ratio is derived by dividing $25 by the Closing Date Market Price of one Rykoff-Sexton Common Share, subject to the limitation that (i) if the foregoing would result in an Exchange Ratio greater than 1.457 (which would occur if such price is less than $17.16 per share), the Exchange Ratio shall be 1.457 or (ii) if the foregoing would result in an Exchange Ratio of less than 1.244 (which would occur if such price is greater than $20.10 per share), the Exchange Ratio shall be 1.244. Thus, subject to the $17.16 per share limit, the lower the Closing Date Market Price of Rykoff-Sexton Common Shares, the greater the number of Rykoff-Sexton Common Shares that will be issued in the Merger. In addition, the price of Rykoff-Sexton Common Shares at the Effective Time can be expected to vary from the Closing Date Market Price and the prices as of the date of this Proxy Statement/Prospectus and the date on which the Special Meeting is held due to changes in the business, operations or prospects of Rykoff-Sexton, market assessments of the likelihood that the Merger will be consummated and the timing thereof, general market and economic conditions, and other factors. See "DIVIDENDS AND MARKET PRICES OF RYKOFF-SEXTON COMMON SHARES."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Employment, Change in Control and Severance Agreements. In connection with the execution of the Merger Agreement, Rykoff-Sexton entered into an amended and restated employment agreement and a second amended and restated change in control agreement with Mark Van Stekelenburg, the Chairman, President and Chief Executive Officer of Rykoff-Sexton, effective as of the date of the Merger Agreement. In connection with the execution of the Merger Agreement and the execution of certain amended and restated change in control agreements, Rykoff-Sexton also entered into individual severance agreements as of the date of the Merger Agreement with certain members of its senior management (other than Mr. Van Stekelenburg). The amended and restated change in control agreements, as well as certain other Rykoff-Sexton compensation arrangements, provide that, under the specified circumstances, the completion of the Merger and certain other transactions in the future will not constitute a "change in control" of Rykoff-Sexton. In addition, the Merger Agreement provides that as a condition to the closing of the Merger, Rykoff-Sexton will enter into employment agreements as of the Effective Time with certain of the senior management executives of US Foodservice, including Frank H. Bevevino, who is expected to become President of Rykoff-Sexton and Chief Executive Officer of US Foodservice and Thomas G. McMullen, who is expected to become President of US Foodservice. See "MANAGEMENT OF RYKOFF-SEXTON AFTER THE MERGER--Executive Compensation."

  US Foodservice Management Loans. Pursuant to the Merger Agreement, an aggregate of $4.9 million currently outstanding in respect of loans made by US Foodservice in 1992 to certain key employees to enable them to purchase shares of US Foodservice Common Stock will be forgiven, subject to each such employee's agreement that the shares of US Foodservice Common Stock purchased with the proceeds of such loans and the Rykoff-Sexton Common Shares issuable in respect thereof in connection with the Merger will not be sold for a period of one year from the Effective Time or such earlier date on which such individual ceases to be an employee of Rykoff-Sexton and its subsidiaries due to resignation, retirement or termination. In addition, after the Effective Time, Rykoff-Sexton will extend loans to such employees in amounts sufficient to cover the federal and state income tax due from such employees as a result of such forgiveness that by their terms must be repaid within fifteen months of the Effective Time or within three months of resignation, retirement or termination.

  Preferred Stock and Subordinated Debt Holders. Certain affiliates of US Foodservice hold the 14.25% Debentures and the Exchangeable Preferred Stock, all of which will be redeemed or purchased in connection with the Merger. All $70.9 million principal amount of the 14.25% Debentures is held by Equitable Deal Flow Fund, L.P. (the "Equitable Fund"), the Equitable Life Assurance Society of the United States ("Equitable Life") and the Chase Manhattan Bank, N.A., as trustee for E.Q. Asset Trust 1993 (the "Equitable Trust"). Each of the Equitable Fund, Equitable Life and the Equitable Trust are affiliates of each other, and of Equitable Variable Life Insurance Company ("Equitable Variable Life"), which together with the Equitable Fund and Equitable Life (the "Equitable Entities"), holds approximately 9.3% of US Foodservice Common Stock (4.3% of the Rykoff-Sexton Common Shares upon completion of the Merger assuming the maximum number of Rykoff-Sexton Common Shares are issued in the Merger). The Equitable Fund, Equitable Life and the Equitable Trust will receive an aggregate of $76.0 million pursuant to the redemption of the 14.25% Debentures in the refinancing, which represents a redemption price of 107.13% of the principal amount thereof. ML IBK and MBIV, each of which is controlled by ML & Co., currently hold all of the Exchangeable Preferred Stock, the redemption or purchase of which is a condition to the Merger. See "-- Redemption or Purchase of Preferred Stock."

  MLPF&S Engagement Letter. US Foodservice retained MLPF&S to act as US Foodservice's exclusive financial advisor in connection with a proposed business combination involving Rykoff-Sexton pursuant to a letter agreement dated December 5, 1995 between MLPF&S and US Foodservice (the "ML Engagement Letter"). Pursuant to the ML Engagement Letter, MLPF&S agreed to assist US Foodservice in analyzing, structuring, negotiating and effecting the proposed business combination with Rykoff-Sexton, and to issue a fairness opinion, as necessary or required. Pursuant to the terms of the ML Engagement Letter, US Foodservice agreed to pay to MLPF&S a fee of $500,000, contingent upon and payable in cash upon the execution of a letter of intent to effect a business combination with Rykoff-Sexton to be credited against any other fees payable pursuant to the ML Engagement Letter. In addition, if during the period MLPF&S is retained by US Foodservice or within one year thereafter, a business combination with Rykoff-Sexton is consummated, US Foodservice has agreed to pay MLPF&S a fee of $3,000,000 in cash upon the closing of such business combination. In addition, pursuant to the ML Engagement Letter, whether or not a transaction is consummated, US Foodservice will reimburse MLPF&S, upon request made from time to time, for its reasonable out of pocket expenses incurred in connection with MLPF&S's activities under this letter agreement, including reasonable fees and disbursements of its legal counsel. US Foodservice has also agreed to indemnify MLPF&S against certain liabilities, including certain liabilities arising under the Federal securities laws.

  ML Entities Board Designations. Rykoff-Sexton has agreed in the Standstill Agreement that at the Effective Time Rykoff-Sexton will take such action as may be necessary to increase the size of its Board of Directors to 12 persons and will use its best efforts to fill four of the vacancies existing in the three classes of directors of Rykoff-Sexton with directors designated by the ML Entities. Of the four initial designees of the ML Entities, one shall be appointed to Class A with a current term expiring in 1996, one shall be appointed to Class B with a current term expiring in 1998, and two shall be appointed to Class C with current terms expiring in 1997. See "OTHER AGREEMENTS--The Standstill Agreement."

  Registration Rights Agreement. As a condition to US Foodservice's obligation to effect the Merger, Rykoff-Sexton is required to execute the Registration Rights Agreement, which provides that the ML Investors will have certain "demand" and "piggyback" rights, and that the Equitable Entities and Frank H. Bevevino will have certain "piggyback" rights, to require Rykoff-Sexton to register all or a portion of the Rykoff-Sexton Common Shares owned by them. See "OTHER AGREEMENTS--The Registration Rights Agreement."

  Stock Options. In connection with the Merger, an aggregate of 442,856 of the Assumed Options will, pursuant to the terms and conditions applicable thereto, become exercisable at the Effective Time. In addition, with respect to those Assumed Options the exercisability of which depends in part on the attainment by US Foodservice of certain financial performance targets, and that are not otherwise vested in accordance with their terms, the performance criteria shall be deemed satisfied on the first anniversary of the Effective Time. Approximately 139,349 of the Assumed Options are held by senior management employees of US Foodservice.

  Indemnification; Insurance. If waivers and releases are delivered by the ML Entities and by any officer or director of US Foodservice who is also a stockholder of US Foodservice of any and all claims, rights, causes of actions and suits, whether known or unknown, against present or former directors and officers of US Foodservice arising from or relating to acts or omissions of such present or former directors and officers occurring prior to the Effective Time, to the extent that such former directors and officers would be entitled to indemnification from and against liability arising from such acts or omissions under the US Foodservice By-laws, then Rykoff-Sexton will, and will cause US Foodservice to, indemnify and hold harmless, from and after the Effective Time, each current and former officer or director of US Foodservice with respect to acts or omissions occurring prior to the Effective Time to the same extent as would have been required by US Foodservice's By-laws. After the Effective Time, Rykoff-Sexton will cause the directors and officers of US Foodservice and its subsidiaries to be covered by directors' and officers' liability insurance maintained by Rykoff-Sexton on terms and conditions no less favorable to such directors and officers as are applicable to similarly situated directors and officers of other subsidiaries of Rykoff-Sexton. Such insurance will not include coverage for any acts or omissions of such officers and directors occurring prior to the Effective Time.

  Sara Lee Commitment Agreements. Two subsidiaries of US Foodservice entered into Commitment Agreements, dated as of August 10, 1992, as amended as of September 27, 1995, with Sara Lee, the former holder of all of the 10% Preferred Stock, whereby such subsidiaries agreed to cause their respective subsidiaries, comprising all of the US Foodservice operating companies, to purchase food and other products from Sara Lee totaling $16.1 million each during the 12-month period ending September 11, 1993 and to increase the amount of such purchases by 10% per year each year for six years and by 4% per year for the next three years. If the target purchases are not met after an initial three-year period and two subsequent three-year periods, such subsidiaries are required to make liquidated payments to Sara Lee, not to exceed an aggregate of $0.5 million each at the end of three years, $1.0 million each at the end of six years (less the amount of any such payment made after three years) and approximately $1.9 million each at the end of nine years (less the amount of any such payment made after three and six years). To the extent a subsidiary's purchases exceed the three-, six- and nine-year targets in its respective agreement, such excess amounts can be applied to its respective yearly purchase commitments to reach its three-, six- and nine-year targets and to the other subsidiary's purchase commitments to reach its three- , six- and nine-year targets, thereby potentially reducing each subsidiary's respective obligation to make the liquidated payments referred to above. The September 1995 amendments provide a guarantee by US Foodservice on behalf of its subsidiaries under each of the respective Commitment Agreements. The amount of purchases under the terms of the agreement for 1995, 1994 and 1993 were approximately $40.7 million, $33.2 million and $30.4 million, respectively, for such subsidiaries combined. All products were purchased on terms and conditions competitive with those obtained through other suppliers of US Foodservice.

  Real Estate Matters. On February 28, 1996, US Foodservice entered into a twelve-year lease (commencing on the date the premises are delivered with certain improvements substantially completed) for approximately 25,000 square feet of office space located in Plains Township, Pennsylvania. The lease provides for a base rental rate of $12.50 per square foot, subject to certain increases, plus payment of the tenant's pro rata share of building expenses, including utilities, real estate taxes and insurance. The owner and lessor of the office building is Paul-Francis Realty, L.P. ("PFR"), a Pennsylvania limited partnership whose principals include entities controlled by Paul S. Siegel and Frank H. Bevevino, the current Chairman of the Board and Chief Executive Officer of US Foodservice, who will become President and a director of Rykoff-Sexton following the Merger. PFR has engaged

Mericle Development Corporation ("Mericle") to manage and lease the facility. The lease will become a commitment of Merger Sub following the Merger.

LISTING OF THE RYKOFF-SEXTON COMMON SHARES ON THE NYSE

  It is a condition to each party's obligation to consummate the Merger that the Rykoff-Sexton Common Shares to be issued in connection with the Merger (including shares issuable upon exercise of Assumed Options and Assumed Warrants) be approved for listing on the NYSE, subject only to official notice of issuance. Rykoff-Sexton has agreed to use all reasonable efforts to cause such shares to be so approved for listing, subject only to official notice of issuance, prior to the Effective Time.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  General. The following is a summary description of the material federal income tax consequences of the Merger. The discussion is based upon the provisions of the Code, applicable Treasury Regulations promulgated thereunder, judicial decisions and administrative rulings and practices, all as in effect on the date of this Proxy Statement/Prospectus, and does not address any state, local or foreign income or other tax consequences of the Merger.

  The consummation of the Merger is conditioned, among other things, upon the receipt by Rykoff-Sexton of an opinion of Jones, Day, Reavis & Pogue, special counsel for Rykoff-Sexton, to the effect that the Merger should be treated for federal income tax purposes as a tax-free reorganization under Section 368(a) of the Code. Such opinion, which will be dated the date of the closing of the Merger, will be based upon certain customary representations that are expected to be made at the Effective Time by executives of Rykoff-Sexton and US Foodservice and by certain holders of US Foodservice Common Stock, and will be subject to certain assumptions and limitations set forth therein. It should be noted that a ruling will not be sought from the IRS regarding the Merger. The opinion of counsel referred to above will not be binding on the IRS, and the IRS may disagree with the conclusions expressed in such opinion.

  Treatment of Rykoff-Sexton and Its Stockholders. Jones, Day, Reavis & Pogue, special counsel for Rykoff-Sexton, has advised Rykoff-Sexton that, in accordance with its opinion referred to above, neither Rykoff-Sexton nor the existing stockholders of Rykoff-Sexton will recognize any gain or loss as a result of the Merger. In addition, neither Merger Sub nor US Foodservice should recognize any gain or loss as a result of the Merger.

  Treatment of Holders of US Foodservice Common Stock. The following discussion is not a complete description of all of the federal income tax consequences of the Merger to holders of US Foodservice Common Stock, and, in particular, does not address all aspects of federal income taxation that may be relevant to a particular holder of US Foodservice Common Stock in light of such holder's personal investment or tax circumstances, or to a holder of US Foodservice Common Stock that is subject to special treatment under the federal income tax laws (including life insurance companies, foreign persons, tax-exempt entities, financial institutions, broker-dealers, or holders who acquired US Foodservice Common Stock pursuant to the exercise of employee stock options or otherwise as compensation). In addition, no information is provided herein as to the tax consequences of the Merger to any holder of US Foodservice Common Stock who exercises appraisal rights under Section 262 or to any holder of US Foodservice Common Stock who also owns Preferred Stock and who receives cash as a result of the redemption or purchase of such Preferred Stock. See "--Redemption or Purchase of Preferred Stock." The discussion also assumes that the US Foodservice Common Stock will be held as capital assets by the holders thereof at the Effective Time of the Merger. EACH HOLDER OF US FOODSERVICE COMMON STOCK IS ADVISED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

  Jones, Day, Reavis & Pogue, special counsel for Rykoff-Sexton, has advised Rykoff-Sexton that, in accordance with its opinion referred to above, the material federal income tax consequences of the Merger to holders of US Foodservice Common Stock who do not own Preferred Stock will be as follows:

    (i) No gain or loss should be recognized by a holder of US Foodservice Common Stock upon the conversion of such holder's shares of US Foodservice Common Stock into Rykoff-Sexton Common Shares pursuant to the Merger. A holder of US Foodservice Common Stock that receives cash in lieu of a fractional interest in a Rykoff-Sexton Common Share will recognize gain or loss, which will be capital gain or loss, equal to the difference between the amount of cash received and the ratable portion of the holder's tax basis in the shares of US Foodservice Common Stock being converted pursuant to the Merger that is allocated to such fractional interest;

    (ii) The tax basis of the Rykoff-Sexton Common Shares received by a former holder of US Foodservice Common Stock pursuant to the Merger in the aggregate should be the same as the holder's tax basis in the shares of US Foodservice Common Stock being converted pursuant to the Merger, reduced by the ratable portion of such tax basis that is allocable to any fractional interest in a Rykoff-Sexton Common Share with respect to which cash is being received; and

    (iii) The holding period of the Rykoff-Sexton Common Shares received by a former holder of US Foodservice Common Stock pursuant to the Merger should include the holder's holding period with respect to the shares of US Foodservice Common Stock being converted pursuant to the Merger.

AMENDMENTS TO RIGHTS AGREEMENT

  Rykoff-Sexton and Chemical Bank, as successor Rights Agent (the "Rights Agent"), are party to a Rights Agreement dated as of December 8, 1986 (as amended, the "Rights Agreement"). In connection with the execution of the Letter of Intent and the Merger Agreement, the Rykoff-Sexton Board of Directors approved amendments to the Rights Agreement to provide that the Merger and the transactions entered into in connection therewith would not trigger the dilution provisions of the Rights Agreement. See "DESCRIPTION OF RYKOFF-SEXTON CAPITAL STOCK--Common Shares, Rights and Series A Preferred Stock."

REGULATORY MATTERS

  The Merger is subject to the requirements of the HSR Act, which provides that certain acquisition transactions (including the Merger) may not be consummated until certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. Rykoff-Sexton and US Foodservice filed the required information and material with respect to the Merger with the Antitrust Division and the FTC on or about December 22, 1995. The required waiting period under the HSR Act expired on January 21, 1996. ML & Co., Merrill Lynch Capital Appreciation Partnership No. B-XVIII, L.P. and Merrill Lynch Capital Appreciation Partnership No. XIII L.P. filed the required information with the Antitrust Division and the FTC on January 17, 1996 and Merrill Lynch Capital Appreciation Company Limited II filed such information on January 25, 1996. Early termination of the waiting period for ML & Co., Merrill Lynch Capital Appreciation Partnership No. B-XVIII, L.P. and Merrill Lynch Capital Appreciation Partnership No. XIII, L.P. was granted on January 29, 1996, and such early termination was granted for Merrill Lynch Capital Appreciation Company Limited II on February 7, 1996. Satisfaction or termination of the waiting period requirement does not preclude the Antitrust Division, the FTC or any other party either before or after the Effective Time from challenging or seeking to delay or enjoin the Merger on antitrust or other grounds. There can be no assurance that such a challenge, if made, would not be successful.

ACCOUNTING TREATMENT

  The Merger will be accounted for by Rykoff-Sexton under the purchase method of accounting in accordance with generally accepted accounting principles.

APPRAISAL RIGHTS

  Stockholders of Rykoff-Sexton have no dissenters' or appraisal rights with respect to the Merger or the issuance of Rykoff-Sexton Common Shares pursuant to the Merger Agreement.

  If the Merger is consummated, a holder of record of US Foodservice Common Stock on the date of making a demand for appraisal, as described below, who continues to hold such shares through the Effective Time, who has not voted such shares in favor of the Merger and who strictly complies with the procedures set forth under Section 262 of the DGCL ("Section 262") will be entitled to have such shares appraised by the Delaware Court of Chancery under
Section 262 and to receive payment of the "fair value" of such shares in lieu of the consideration provided for in the Merger Agreement. THE STATUTORY RIGHT OF APPRAISAL GRANTED BY SECTION 262 REQUIRES STRICT COMPLIANCE WITH THE PROCEDURES SET FORTH IN SECTION 262. FAILURE TO FOLLOW ANY OF SUCH PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF APPRAISAL RIGHTS UNDER SECTION 262.

  The following is a summary of certain of the provisions of Section 262 and is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached to this Proxy Statement/Prospectus as Appendix C.

  Under Section 262, if the Merger is approved by the requisite votes, US Foodservice has advised Rykoff-Sexton that it will, either before the Effective Time or within 10 days thereafter, notify each of the stockholders entitled to appraisal rights of the Effective Time and that appraisal rights are available for any or all of such stockholder's shares of US Foodservice Common Stock (the "Notice"). The Notice will include a copy of Section 262. A holder of US Foodservice Common Stock electing to exercise appraisal rights under Section 262 must deliver a written demand for appraisal of such stockholder's shares to US Foodservice within 20 days after the date of mailing of the Notice. Such written demand must reasonably inform US Foodservice of the identity of the stockholder of record and of such stockholder's intention to demand appraisal of such stockholder's shares. All such demands should be delivered to US Foodservice Inc., 1065 Highway 315, Cross Creek Pointe, Wilkes-Barre, Pennsylvania 18702, Attention: General Counsel.

  Holders of shares of US Foodservice Common Stock on the date of making such written demand for appraisal who continuously hold such shares through the Effective Time are entitled to seek appraisal. Demand for appraisal must be executed by or for the holder of record, fully and correctly, as such holder's name appears on the holder's stock certificates representing shares of US Foodservice Common Stock. If US Foodservice Common Stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be made in that capacity, and if US Foodservice Common Stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be made by or for all owners of record. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a holder of record; however, such agent must identify the record owner or owners and expressly disclose in such demand that the agent is acting as agent for the record owner or owners of such shares. Similarly, a person having a beneficial interest in shares of US Foodservice Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect such rights.

  Within 120 days after the Effective Time, US Foodservice or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of US Foodservice Common Stock held by all stockholders seeking appraisal. A petitioning stockholder must serve a copy of such petition on US Foodservice. If no petition is filed by either US Foodservice or a dissenting stockholder within such 120-day period, the rights of all dissenting stockholders to appraisal shall cease. US Foodservice stockholders seeking to exercise appraisal rights should not assume that US Foodservice will file a petition with respect to the appraisal of the fair value of their shares or that US Foodservice will initiate any negotiations with respect to the fair value of such shares. US Foodservice is under no obligation to and has no present intention to take any action in this regard. Accordingly, US Foodservice stockholders who wish to seek appraisal of their shares should initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in
Section 262. FAILURE TO FILE THE PETITION ON A TIMELY BASIS WILL CAUSE THE STOCKHOLDER'S RIGHT TO AN APPRAISAL TO CEASE.

  Within 120 days after the Effective Time, any holder of shares of US Foodservice Common Stock who has complied with Section 262 is entitled, upon written request, to receive from US Foodservice a statement setting forth the aggregate number of shares of US Foodservice Common Stock not voted in favor of the Merger and with respect to which demands for appraisal have been received by US Foodservice and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by US Foodservice or within 10 days after expiration of the time for delivery of demands for appraisal under Section 262, whichever is later.

  If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and will appraise the shares of US Foodservice Common Stock owned by such stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the court is to take into account all relevant factors. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. The Delaware Supreme Court has also held that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

  Stockholders considering seeking appraisal should consider that the fair value of their shares determined under Section 262 could be more, the same, or less than the value of the consideration to be received pursuant to the Merger Agreement without the exercise of appraisal rights, and an investment banking opinion as to fairness from a financial point of view are not necessarily opinions as to fair value as determined under Section 262. The cost of the appraisal proceeding may be determined by the Court of Chancery and assessed against the parties as such court deems equitable in the circumstances. Upon application of a stockholder, such court may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding (including without limitation reasonable attorney's fees and the fees and expenses of experts) be charged pro rata against the value of all shares of the US Foodservice Common Stock entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

  Any stockholder who has fully demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote such US Foodservice Common Stock for any purpose or receive payment of dividends or other distributions on such stock, except for dividends or distributions, if any, payable to US Foodservice stockholders of record on a date prior to the Effective Time.

  A US Foodservice stockholder may withdraw a demand for appraisal and accept the terms of the Merger at any time within 60 days after the Effective Time, or thereafter may withdraw such demand with the written approval of US Foodservice. In the event an appraisal proceeding is properly instituted in the Delaware Court of Chancery, such proceeding may not be dismissed as to any stockholder without the approval of the Court of Chancery, and any such approval may be conditioned on the terms the Court of Chancery deems just.

  IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF DELAWARE LAW, ANY STOCKHOLDER OF US FOODSERVICE WHO IS CONSIDERING EXERCISING APPRAISAL RIGHTS SHOULD CONSULT HIS, HER OR ITS LEGAL ADVISOR.

                             THE MERGER AGREEMENT

  This section of the Proxy Statement/Prospectus describes all material terms of the Merger Agreement. The following description, however, does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Appendix A and is incorporated herein by reference. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Merger Agreement.

GENERAL

  Subject to the terms and conditions of the Merger Agreement, US Foodservice will merge with and into Merger Sub at the Effective Time. The separate corporate existence of US Foodservice will then cease, and Merger Sub will be the surviving corporation (the "Surviving Corporation") and will continue to be governed by the laws of the State of Delaware.

  Certificate of Incorporation and By-Laws. The Merger Agreement provides that the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time will become the certificate of incorporation of the Surviving Corporation, except that Article FIRST of such certificate of incorporation will be amended to change the name of Merger Sub to US Foodservice Inc. The by-laws of Merger Sub in effect at the Effective Time will become the by-laws of the Surviving Corporation.

  Directors and Officers. The directors of Merger Sub at the Effective Time will become the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of US Foodservice at the Effective Time will become the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. See "MANAGEMENT OF RYKOFF-SEXTON AFTER THE MERGER--Directors and Executive Officers after the Merger."

  Conversion of US Foodservice Common Stock in the Merger. At the Effective Time, each issued and outstanding share of US Foodservice Common Stock (other than shares, if any, owned by Rykoff-Sexton, Merger Sub or any other subsidiary of Rykoff-Sexton, shares held in treasury by US Foodservice, and shares held by holders who have properly perfected their appraisal rights under Delaware law) will be converted into that number of Rykoff-Sexton Common Shares equal to the Exchange Ratio (the "Share Consideration"), with a maximum Exchange Ratio of 1.457 (which corresponds to a Closing Date Market Price of less than $17.16) and a minimum Exchange Ratio of 1.244 (which corresponds to a Closing Date Market Price of more than $20.10). If, prior to the Effective Time, Rykoff-Sexton should split, reclassify or combine the Rykoff-Sexton Common Shares, or pay a stock dividend or other stock distribution in Rykoff-Sexton Common Shares, or otherwise change the Rykoff-Sexton Common Shares into any other securities, or make any other dividend or distribution on the Rykoff-Sexton Common Shares (other than normal cash dividends), or if a record date with respect to any of the foregoing shall have been set, then the Exchange Ratio will be appropriately adjusted to reflect such split, reclassification, combination, dividend or other distribution or change.

  In addition, (i) each outstanding option to purchase shares of US Foodservice Common Stock listed in the US Foodservice Disclosure Statement (each, an "Option") issued pursuant to US Foodservice's stock option plans (collectively, the "Option Plans"), whether or not vested or exercisable, will be assumed by Rykoff-Sexton and will constitute an Assumed Option to acquire, on the same terms and conditions as were applicable under such Option, a number of Rykoff-Sexton Common Shares equal to the product of the Exchange Ratio and the number of shares of US Foodservice's Common Stock subject to such Option immediately prior to the Effective Time, at a price per share equal to the aggregate exercise price for the shares of US Foodservice's Common Stock subject to such Option divided by the number of full Rykoff-Sexton Common Shares deemed to be purchasable pursuant to such Option; provided, that the performance criteria for those Options which are performance options, not vested in accordance with their terms, will, however, be deemed satisfied on the first anniversary of the Effective Time; and the conversion of any Option into an Assumed Option with an exercise price less than $.10 per Rykoff-Sexton Common Share will be subject to the optionee's agreement that upon exercise, (a) to the extent Rykoff-Sexton is holding Rykoff-Sexton Common Shares as treasury shares that are not reserved for any other purpose, Rykoff-Sexton will issue the appropriate number of such treasury shares to the optionee and (b) to the extent that no such treasury shares are available, such optionee will pay an exercise price of $.10 per Rykoff-Sexton Common Share; and (ii) each Warrant will be assumed by Rykoff-Sexton and will constitute an Assumed Warrant to acquire, on the same terms and conditions as were applicable under such Warrant, a number of Rykoff-Sexton Common Shares equal to the product of the Exchange Ratio and the number of shares of US Foodservice Common Stock subject to such Warrant at a price per share equal to the aggregate exercise price for such shares subject to such Warrant divided by the number of full Rykoff-Sexton Common Shares deemed to be purchasable pursuant to such Warrant. At the Effective Time, Rykoff-Sexton will deliver to holders of Assumed Options and Assumed Warrants appropriate option and warrant agreements representing the right to acquire Rykoff-Sexton Common Shares on the same terms and conditions as contained in the Assumed Options and Assumed Warrants (subject to any adjustments required by the preceding sentence), upon surrender of the outstanding Options and Warrants. Rykoff-Sexton will comply with the terms of the Option Plans as they apply to the Assumed Options and will take all corporate action necessary to reserve for issuance a sufficient number of Rykoff-Sexton Common Shares for delivery upon exercise of the Assumed Options and Assumed Warrants.

  Rykoff-Sexton will file a registration statement on Form S-8 (or any successor form) or another appropriate form, effective as of the Effective Time, with respect to Rykoff-Sexton Common Shares subject to Assumed Options and will use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and the prospectus or prospectuses contained therein) for so long as the Assumed Options remain outstanding.

  Based upon the number of shares of US Foodservice Common Stock outstanding on March 31, 1996, assuming the exercise of all outstanding Assumed Options and Assumed Warrants (whether or not currently exercisable), and based upon the maximum Exchange Ratio permitted by the Merger Agreement, a maximum of 14,296,723 Rykoff-Sexton Common Shares may be issued in connection with the Merger.

  Fractional Shares. No fractional Rykoff-Sexton Common Shares will be issued in the Merger. In lieu of any such fractional shares, each holder of US Foodservice Common Stock pursuant to the Merger will be paid an amount in cash (without interest) determined by multiplying (i) the Closing Date Market Price by (ii) the fractional interest to which such holder otherwise would be entitled. As soon as practicable after the determination of the amount of cash to be paid to former stockholders of US Foodservice in lieu of any fractional interests, Rykoff-Sexton will deposit with the Exchange Agent the cash necessary for such purpose.

EFFECTIVE TIME OF THE MERGER

  The Merger will be consummated and become effective on the date and at the time at which the certificate of merger to be filed pursuant to the DGCL is accepted for filing by the Secretary of State of the State of Delaware (or such later date and time as may be specified in such certificate of merger as may be permitted by such Secretary of State), which will be the Closing Date or as soon as practicable thereafter. See "--Conditions; Waivers."

  Promptly after the Effective Time, the Exchange Agent will mail a transmittal form and instructions to each holder of record (other than Rykoff-Sexton, Merger Sub or any other subsidiary of Rykoff-Sexton) of a Certificate or Certificates which form and instructions are to be used in forwarding the Certificates for surrender and exchange for payment therefor. US FOODSERVICE STOCKHOLDERS ARE REQUESTED NOT TO SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL SUCH TRANSMITTAL FORM AND INSTRUCTIONS ARE RECEIVED. At and after the Effective Time and until surrendered as provided above, Certificates will represent solely the right to receive the Share Consideration and a cash payment in lieu of any fractional shares with respect to each share of US Foodservice Common Stock represented thereby. The holders of Certificates will not be entitled to receive dividends or any other distributions from Rykoff-Sexton after the Effective Time in respect of Rykoff-Sexton Common Shares until such Certificates are so surrendered. Upon surrender of a Certificate, there will be paid to the person in whose name such Rykoff-Sexton Common Shares are issued any dividends or other distributions which have a record date after the Effective Time and which became payable prior to surrender with respect to such Rykoff-Sexton Common Shares. After such surrender, there will be paid to the person in whose name the Rykoff-Sexton Common Shares are issued any dividends or other distributions on such shares which have a record date after the Effective Time and prior to such surrender and a payment date after such surrender, and such payment will be made on the payment date. In no event will the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties of the parties thereto. The Merger Agreement includes representations and warranties by US Foodservice as to, among other things, (A) the corporate organization, standing and power of US Foodservice and its subsidiaries, (B) the authorization of the Merger Agreement, (C) US Foodservice's capitalization,
(D) certain business interests and investments, (E) pending or threatened litigation, (F) the Merger Agreement's noncontravention of any agreement, law, order or charter or by-law provision and the absence of the need (except as specified) for governmental or third-party consents to the Merger, (G) the terms, existence, operations, liabilities and compliance with applicable laws of employee plans of US Foodservice and its subsidiaries, and certain other matters relating to the Employee Retirement Income Security Act of 1974, as amended, (H) certain labor matters, (I) payment of taxes, (J) ownership of and rights to use certain intellectual property, (K) ownership of and encumbrances affecting certain properties and assets, (L) certain environmental matters,
(M) the accuracy of US Foodservice's S-1 Registration Statement and financial statements, (N) the conduct of US Foodservice's business in the ordinary course and the absence of any material adverse change in the business, financial condition, results of operations, properties, assets or liabilities of US Foodservice and its subsidiaries, (O) certain contracts and leases of US Foodservice, (P) certain transactions with affiliates, (Q) brokers and finders employed by US Foodservice, (R) the accuracy of information to be supplied by US Foodservice for inclusion in this Proxy Statement/Prospectus and in the Registration Statement, (S) certain tax matters, (T) termination of the US Foodservice stockholders agreement (the "Stockholders Agreement"), and (U) the fairness opinion received by US Foodservice.

  The Merger Agreement also includes representations and warranties by Rykoff-Sexton and Merger Sub as to, among other things, (A) the corporate organization, standing and power of Rykoff-Sexton and its subsidiaries, (B) the authorization of the Merger Agreement, (C) Rykoff-Sexton's capitalization,
(D) the Rykoff-Sexton Common Shares to be issued pursuant to the Merger Agreement, (E) certain business interests and investments, (F) pending or threatened litigation, (G) the Merger Agreement's noncontravention of any agreement, law, order or charter or by-law provision and the absence of the need (except as specified) for governmental or third-party consents to the Merger, (H) the terms, existence, operations, liabilities and compliance with applicable laws of employee plans of Rykoff-Sexton and its subsidiaries, and certain other matters relating to the Employee Retirement Income Security Act of 1974, as amended, (I) certain labor matters, (J) payment of taxes, (K) ownership of and rights to use certain intellectual property, (L) ownership of and encumbrances affecting certain properties and assets, (M) certain environmental matters, (N) the accuracy of Rykoff-Sexton's financial statements and periodic reports filed with the SEC, (O) the absence of any change in the business, financial condition, results of operations, properties, assets or liabilities of Rykoff-Sexton and its subsidiaries, (P) certain contracts and leases of Rykoff-Sexton and its subsidiaries, (Q) certain transactions with affiliates, (R) the ownership, activities and assets of Merger Sub, (S) brokers and finders employed by Rykoff-Sexton, (T) the accuracy of information to be supplied by Rykoff-Sexton for inclusion in this Proxy Statement/Prospectus and in the Registration Statement, (U) certain tax matters, (V) forgiveness of certain loans to key management employees of US Foodservice, and (W) the fairness opinion received by Rykoff-Sexton.

  The representations and warranties of each of the parties contain various customary exceptions for materiality, knowledge and previously disclosed information. The representations and warranties of each of the parties are deemed to be conditions to the Merger to the extent provided for in the Merger Agreement, but will not survive the Merger.

  The Merger Agreement provides that each party thereto agrees that neither it nor any affiliate or stockholder thereof, nor any of their respective partners, officers, directors, employees or representatives makes, has made or will be deemed to have made, any representation or warranty, express or implied, to any other party or to any affiliate or stockholder thereof or any of their respective partners, officers, directors, employees or representatives with respect to (a) the execution and delivery of the Merger Agreement or the transactions contemplated thereby; (b) any financial projections delivered to or made available to any such persons or their counsel, accountants, advisors, representatives or affiliates, whether before or after the execution of the Merger Agreement, and agrees that it has not and will not rely on such financial projections in connection with its evaluation of any other party or the Merger; or (c) any information, statement or document delivered to or made available to any such persons or their counsel, accountants, advisors, representatives or affiliates, whether before or after the execution of the Merger Agreement, with respect to any other party or the business, operations or affairs of any other party, except (with respect to clauses (a) and (c) only), to the extent and as expressly covered by a representation and warranty contained in the Merger Agreement or in the ML Agreement or the other agreements expressly referred to in the Merger Agreement or the ML Agreement.

BUSINESS OF US FOODSERVICE PENDING THE MERGER

  US Foodservice has agreed that, among other things, prior to the Effective Time, except as contemplated by the Merger Agreement or the Commitment Letter, as set forth in US Foodservice's Disclosure Statement or as otherwise permitted by the prior written consent of Rykoff-Sexton, (i) US Foodservice and its subsidiaries will each conduct its operations according to its ordinary course of business consistent with past practice, and (ii) it and its subsidiaries will not enter into any material transaction other than in the ordinary course of business consistent with past practice. US Foodservice has agreed that, unless Rykoff-Sexton agrees in writing or except as previously disclosed to Rykoff-Sexton or otherwise permitted pursuant to the Merger Agreement or as contemplated by the Commitment Letter, prior to the Effective Time neither US Foodservice nor any of its subsidiaries will:

    (A) except for (1) shares issued upon exercise of Options outstanding as of February 2, 1996 and (2) the issuance of Class A Common Stock or Class B Common Stock, as the case may be, upon conversion of Class A Common Stock or Class B Common Stock as required by the US Foodservice Charter, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of
  (a) any additional shares of its capital stock of any class (including shares of US Foodservice Common Stock), or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock, or (b) any other securities in respect of, in lieu of, or in substitution for, shares of US Foodservice Common Stock outstanding on February 2, 1996;

    (B) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities (including shares of US Foodservice Common Stock), except for redemption of the Preferred Stock in accordance with the ML Redemption Agreement or Sara Lee Redemption Agreement or as otherwise contemplated by the Merger Agreement;

    (C) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such;

    (D) (1) other than in the ordinary course of business consistent with past practices, and as approved by the US Foodservice Board of Directors,
  (a) grant any increases in the base compensation of any of its directors, officers or key employees, or (b) pay or agree to pay any material pension, retirement allowance or other employee benefit not required by any of the US Foodservice employee plans or benefit arrangements as in effect on February 2, 1996 to any such director, officer or key employee, whether past or present, (2) (a) enter into any new or amend any existing employment or severance agreement with any such director, officer or key employee of US Foodservice or any of its subsidiaries, except as permitted in US Foodservice's Disclosure Statement or (b) except as may be required to comply with applicable law, become obligated under any US Foodservice employee plan or benefit arrangement which was not in existence on February 2, 1996, or amend any such plan or arrangement in existence on February 2, 1996 if such amendment would have the effect of enhancing or accelerating any benefits thereunder;

    (E) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of US Foodservice or any of its subsidiaries (other than the Merger);

    (F) other than as disclosed in US Foodservice's current capital budget, make any acquisition or disposition, by means of merger, consolidation or otherwise, of any material assets (other than sales of inventory in the ordinary course of business and the disposition of obsolete assets or assets no longer used in the business) or other business enterprise or operation;

    (G) adopt any amendments to the US Foodservice Charter or its By-laws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of its subsidiaries;

    (H) other than (1) borrowings under existing credit facilities, (2) other borrowings in the ordinary course at any time outstanding up to $10 million after February 2, 1996, (3) borrowings in connection with the redemption of Preferred Stock to the extent permitted by the Merger Agreement, and (4) borrowings of up to $35 million to be used for construction of a new operating facility for Biggers Brothers, Inc. ("Biggers Brothers"), incur any indebtedness for borrowed money or guarantee any such indebtedness or, except in the ordinary course consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other person (other than to US Foodservice or any wholly-owned subsidiary of US Foodservice);

    (I) enter into any agreement providing for acceleration of payment of any material obligation or performance of any material benefit or payment or other consequence as a result of a change of control of US Foodservice or its subsidiaries;

    (J) except as disclosed in US Foodservice's current capital budget, enter into any contract, arrangement or understanding requiring the lease or purchase of equipment, materials, supplies or services over a period greater the 12 months which is not cancelable without penalty on 30 days' or less notice;

    (K) take any actions, which would, or would be reasonably likely to adversely affect the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code, and US Foodservice will use all reasonable efforts to achieve such result; or

    (L) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

BUSINESS OF RYKOFF-SEXTON PENDING THE MERGER

  Rykoff-Sexton has agreed that, among other things, prior to the Effective Time, except as contemplated by the Merger Agreement or the Commitment Letter, as set forth in the Rykoff-Sexton Disclosure Statement or as otherwise permitted by the prior written consent of US Foodservice, (i) Rykoff-Sexton and its subsidiaries will each conduct its operations according to its ordinary course of business consistent with past practice, and (ii) it and its subsidiaries will not enter into any material transaction other than in the ordinary course of business consistent with past practice. Rykoff-Sexton has agreed that, unless US Foodservice agrees in writing or except as previously disclosed to US Foodservice or otherwise permitted by the Merger Agreement or as contemplated by the Commitment Letter, prior to the Effective Time neither Rykoff-Sexton nor any of its subsidiaries will:

    (A) issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (1) any shares of its capital stock of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock, or (2) any other securities in respect of, in lieu of, or in substitution for, shares of capital stock outstanding on the date hereof;

    (B) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities;

    (C) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend (other than normal cash dividends in the ordinary course, but not in an amount to exceed $.03 per share semi-annually, and other than dividends of subsidiaries of Rykoff-Sexton to Rykoff-Sexton), or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such;

    (D) (1) other than in the ordinary course of business consistent with past practices, and as approved by the Rykoff-Sexton Board of Directors,
  (a) grant any increases in the base compensation of any of its directors, officers or key employees, or (b) pay or agree to pay any material pension, retirement allowance or other employee benefit not required by any of the Rykoff-Sexton employee plans or benefit arrangements as in effect on February 2, 1996 to any such director, officer or key employees, whether past or present, or (2)(a) enter into any new or amend any existing employment or severance agreement with any such director, officer or key employee, except as contemplated in the Merger Agreement or as permitted in the Rykoff-Sexton Disclosure Statement, or (b) except as may be required to comply with applicable law, become obligated under any new Rykoff-Sexton employee plan or benefit arrangement which was not in existence on February 2, 1996, or amend any such Rykoff-Sexton employee plan or benefit arrangement in existence on February 2, 1996 if such amendment would have the effect of accelerating or materially enhancing any benefits thereunder;

    (E) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Rykoff-Sexton or any of its subsidiaries (other than the Merger);

    (F) other than as disclosed in Rykoff-Sexton's current capital budget, make, engage in negotiations with any third party respecting, or directly or indirectly solicit or initiate any inquiry, proposal or offer respecting, the acquisition or disposition, by means of merger, consolidation, business combination or otherwise, all or a material amount of assets of, or any securities of, Rykoff-Sexton or any subsidiary of Rykoff-Sexton (other than sales of inventory in the ordinary course of business or the disposition of obsolete assets or assets no longer used in the business or the sale of U.S. Lace Paperworks); provided, however, that nothing contained in such provision will require the Board of Directors of Rykoff-Sexton to act or refrain from acting in connection with taking and disclosing to Rykoff-Sexton's stockholders a position contemplated by Rules 14d-9 and 14e-2 under the Exchange Act;

    (G) adopt any amendments to the Rykoff-Sexton Charter or By-laws (except for By-law amendments which are required in connection with the performance by Rykoff-Sexton of its obligations under the Merger Agreement or under any other agreement contemplated under the Merger Agreement) or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of its subsidiaries;

    (H) other than (1) borrowings under existing credit facilities and (2) other borrowings in the ordinary course in the aggregate at any time outstanding up to $10 million after February 2, 1996, incur any indebtedness for borrowed money or guarantee any such indebtedness or, except in the ordinary course consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other person (other than to Rykoff-Sexton or any wholly owned subsidiary of Rykoff-Sexton);

    (I) except in connection with modifications to Rykoff-Sexton's Change in Control Agreements as contemplated in the Merger Agreement, enter into any agreement providing for acceleration of payment of any material obligation or performance of any material benefit or obligation or other consequence as a result of a change of control of Rykoff-Sexton or its subsidiaries;

    (J) except as disclosed in Rykoff-Sexton's current capital budget, enter into any contract, arrangement or understanding requiring the lease or purchase of equipment, materials, supplies or services over a period greater than 12 months, which is not cancelable without penalty on 30 days' or less notice;

    (K) take any actions, which would, or would be reasonably likely to, adversely affect the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code, and Rykoff-Sexton will use all reasonable efforts to achieve such result; or

    (L) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

NO SOLICITATION

  Under the Merger Agreement, US Foodservice has agreed that, prior to the Effective Time, neither it nor any of its subsidiaries, employees, officers, agents or representatives will, directly or indirectly, (i) solicit or initiate any inquiry, proposal or offer from any person relating to any acquisition or purchase of all or a material amount of the assets of, or any securities of, or any merger, consolidation or business combination with, US Foodservice or any of its subsidiaries (any such inquiry, proposal or offer hereinafter a "US Foodservice Alternative Proposal"), or (ii)(1) participate in any negotiations with respect to a US Foodservice Alternative Proposal, (2) furnish to any other person any confidential information with respect to US Foodservice or its business, or (3) otherwise cooperate in any way with, or assist or participate in, or facilitate any US Foodservice Alternative Proposal. US Foodservice must promptly notify Rykoff-Sexton if any US Foodservice Alternative Proposal is made.

CERTAIN OTHER COVENANTS

  Under the Merger Agreement, both Rykoff-Sexton and US Foodservice have agreed: (A) to promptly make all filings and seek to obtain all authorizations required under all applicable laws with respect to the Merger and the other transactions contemplated by the Merger Agreement; (B) to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to satisfy the conditions to the Merger and to consummate and make effective the transactions contemplated by the Merger Agreement on the terms and conditions set forth in the Merger Agreement as soon as practicable, subject to certain qualifications; (C) to afford access to officers, employees, counsel, accountants and other authorized representatives of the other party, during the period prior to the Effective Time, to their respective properties, books and records (including, without limitation, the work papers of independent accountants) and, during such period, to furnish promptly to such representatives all information concerning their respective businesses, properties and personnel as may reasonably be requested; (D) that US Foodservice will use reasonable efforts to cause each party (other than Rykoff-Sexton and the ML Entities) to the Registration Rights Agreement or who may otherwise be deemed to be an affiliate of US Foodservice to deliver to Rykoff-Sexton on or prior to the Effective Time, an affiliate letter with respect to Rule 145 under the Securities Act, in the form attached to the Merger Agreement; (E) to cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding certain transfer, recording, registration and similar taxes and fees payable in connection with the transactions contemplated by the Merger Agreement; and (F) that Rykoff-Sexton will assume liability for and hold stockholders of US Foodservice harmless against liability for real property transfer or gain tax imposed on such stockholders by the State of New York as a result of the Merger.

  Under the Merger Agreement, US Foodservice has agreed to take or cause to be taken all stockholder action necessary in accordance with applicable law, US Foodservice's Charter and Bylaws and the Stockholders Agreement to approve the Merger Agreement and the Merger. Rykoff-Sexton has agreed to take all action necessary in accordance with applicable law, Rykoff-Sexton's Restated Certificate of Incorporation and Bylaws to convene the Special Meeting. In addition, the Merger Agreement provides that the Boards of Directors of both US Foodservice and Rykoff-Sexton will recommend and declare advisable such approval. See "THE SPECIAL MEETING--Vote Required." Under the Merger Agreement, Rykoff-Sexton and US Foodservice have also agreed to cooperate and promptly prepare the Registration Statement which Rykoff-Sexton has agreed to promptly file with the SEC.

  Under the Merger Agreement, Rykoff-Sexton and US Foodservice have agreed to take certain actions with respect to the redemption or purchase of the Preferred Stock. See "THE MERGER--Redemption or Purchase of Preferred Stock." In addition, Rykoff-Sexton and US Foodservice have agreed to use their reasonable best efforts to consummate the transactions set forth in the Commitment Letter. See "THE MERGER--Rykoff-Sexton Financing and Receivables Securitization."

  Under the Merger Agreement, Rykoff-Sexton has agreed that, subject to the delivery of certain waivers and releases by the ML Entities and certain other stockholders of US Foodservice, from and after the Effective Time, to (and to cause US Foodservice to) indemnify and hold harmless each person who is now, or has been at any time prior to the date of the Merger Agreement, an officer or director of US Foodservice with respect to acts or omissions occurring prior to the Effective Time to the extent required by the Bylaws of US Foodservice. In addition, Rykoff-Sexton has agreed to cause the directors and officers of US Foodservice and its subsidiaries to be covered by directors' and officers' liability insurance maintained by Rykoff-Sexton from and after the Effective Time, provided, that such insurance will not include coverage for any acts or omissions occurring prior to the Effective Time. See "THE MERGER--Interests of Certain Persons in the Merger."

  The Merger Agreement also provides that with respect to certain payments required to be made by US Foodservice which may constitute a "parachute payment" under the Code, US Foodservice agrees to (A) in consultation with Rykoff-Sexton, obtain stockholder approval of such payments in accordance with the Code and regulations thereunder and (B) at least 15 days prior to the closing of the Merger, provide evidence satisfactory to Rykoff-Sexton that such approval has been obtained.

  Under the Merger Agreement, Rykoff-Sexton has agreed to extend loans to those management employees of US Foodservice for whom US Foodservice management loans were forgiven at the Effective Time and whose Rykoff-Sexton Common Shares are subject to restrictions on transfer specified in the Merger Agreement, in an amount sufficient to cover the federal and state income tax due from such management employees as a result of such forgiveness. See "THE MERGER--Interests of Certain Persons in the Merger."

CONDITIONS; WAIVERS

  Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of US Foodservice, Rykoff-Sexton and Merger Sub to effect the Merger are subject to the fulfillment at or prior to the Effective Time of each of the following conditions (any of which may be waived in whole or in part under the Merger Agreement by the party benefitting thereby, to the extent permitted by applicable law): (A) the Merger Agreement and the transactions contemplated thereby shall have been duly approved by the requisite holders of shares of US Foodservice Common Stock in accordance with applicable law, the US Foodservice Charter and By-laws and the Stockholders Agreement, and the issuance of Rykoff-Sexton Common Shares in connection with the Merger shall have been duly approved by requisite holders of Rykoff-Sexton Common Shares in accordance with the rules of the NYSE; (B) except for the filing of a certificate of merger in accordance with the DGCL, all authorizations required in connection with the execution and delivery of the Merger Agreement and the performance of the obligations under the Merger Agreement shall have been made or obtained, except where the failure to have made or obtained any such authorizations would not have a material adverse effect on the business, properties, operations or financial condition of Rykoff-Sexton and its subsidiaries (including the Surviving Corporation) following the Effective Time; (C) there shall not be in effect any judgment, writ, order, injunction or decree of any court or governmental body of competent jurisdiction, restraining, enjoining or otherwise preventing consummation of the transactions contemplated by the Merger Agreement; (D) the Registration Statement shall have been declared effective by the SEC under the Securities Act and shall be effective at the Effective Time, and no stop order suspending effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws or the Securities Act or Exchange Act relating to the issuance or trading of the Rykoff-Sexton Common Shares to be issued in the Merger shall have been received; (E) the Rykoff-Sexton Common Shares required to be issued under the Merger Agreement (including upon exercise of Assumed Options and Assumed Warrants) shall have been approved for listing on the NYSE, subject only to official notice of issuance; (F) all conditions precedent to the closing of the financing described in the Commitment Letter shall have been satisfied, and the transactions contemplated by the Commitment Letter shall have been consummated; (G) all shares of Exchangeable Preferred Stock shall have been purchased by Rykoff-Sexton or Merger Sub pursuant to the ML Redemption Agreement or as otherwise contemplated by the Merger Agreement, and all shares of 10% Preferred Stock shall have been redeemed in accordance with the terms and conditions set forth in the Sara Lee Redemption Agreement or as otherwise contemplated by the Merger Agreement; (H) US Foodservice shall have received an opinion of Morgan, Lewis & Bockius LLP, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and (I) Rykoff-Sexton shall have received an opinion of (1) Jones, Day, Reavis & Pogue (addressed to Rykoff-Sexton), dated the Closing Date, to the effect that the Merger should be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (2) Shearman & Sterling (addressed to the ML Entities), dated the Closing Date, to the effect that

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

the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

  Conditions to the Obligations of Rykoff-Sexton and Merger Sub. The respective obligations of Rykoff-Sexton and Merger Sub to effect the Merger are subject to the fulfillment at or prior to the Effective Time of each of the following conditions (any and all of which may be waived in whole or in part under the Merger Agreement by Rykoff-Sexton or Merger Sub, as the case may be, to the extent permitted by applicable law): (A)(1) each of the representations and warranties of US Foodservice contained in the Merger Agreement or otherwise required by the Merger Agreement to be made after the date thereof in a writing expressly referred to in the Merger Agreement by or on behalf of US Foodservice shall have been true in all material respects when made and, except for certain specified exceptions, at the time of the closing of the Merger with the same effect as though such representations and warranties had been made at such time, and (2) each of the representations and warranties of each of the ML Entities contained in the ML Agreement or otherwise required under the Merger Agreement or the ML Agreement to be made by any ML Entity after the date of the Merger Agreement in a writing expressly referred to in the Merger Agreement or in the ML Agreement by or on behalf of any ML Entity pursuant to the Merger Agreement or the ML Agreement shall have been true in all material respects when made and, except for certain specified exceptions, at the time of the closing of the Merger with the same effect as though such representations and warranties had been made at such time; (B)(1) at or prior to the closing of the Merger, US Foodservice shall have performed or complied in all material respects with all agreements and conditions contained in the Merger Agreement required to be performed or complied with by it prior to or at the time of the closing of the Merger, and (2) at or prior to the closing of the Merger, each ML Entity shall have performed or complied in all material respects with all agreements and conditions contained in the ML Agreement required to be performed or complied with by it prior to or at the time of the closing of the Merger; (C) Rykoff-Sexton shall have received from Morgan, Lewis & Bockius LLP or other counsel for US Foodservice satisfactory to Rykoff-Sexton an opinion covering the items specified in an exhibit to the Merger Agreement; (D) Rykoff-Sexton shall have received the Standstill Agreement executed by each ML Entity, together with the opinion of Shearman & Sterling or other counsel for the ML Entities satisfactory to Rykoff-Sexton, dated the Closing Date, covering the items specified in an exhibit to the Merger Agreement; (E) the opinion of Goldman Sachs dated the date of the Merger Agreement shall not have been withdrawn, or materially modified or amended, on or prior to the date of the Proxy Statement/Prospectus; (F) the Stockholders Agreement shall have been terminated and be of no further force and effect; (G) Rykoff-Sexton shall have received a Tax Agreement executed by each ML Entity and the other parties thereto; and (H) with respect to any action, suit, arbitration or other proceeding pending against US Foodservice or any subsidiary thereof as of the date of the Merger Agreement where the amount in controversy exceeds $10 million ("Covered US Foodservice Proceeding"), (1) a final non-appealable judgment or award shall have been entered in such Covered US Foodservice Proceeding, or a binding settlement agreement of such Covered US Foodservice Proceeding shall have been executed and delivered, providing in each such case for (a) a judgment or award in favor of US Foodservice or such subsidiary, or
(b) payment by US Foodservice or such subsidiary of, or the imposition of fines or other remedies against US Foodservice or such subsidiary involving, an amount (i) not in excess of the range specified in any letter or opinion of US Foodservice's counsel in such Covered US Foodservice Proceeding to the US Foodservice's auditors during the 12 months preceding the date of the Merger Agreement ("Previous US Foodservice Auditor's Letter") or (ii) if such amount is in excess of such range, the payment of such amount does not have, or would not reasonably be expected to have (so far as can be foreseen at the time), a material adverse effect on the business, properties, operation or financial condition of US Foodservice and its subsidiaries, taken as a whole (a "US Foodservice Material Adverse Effect"), or (2) if such Covered US Foodservice Proceeding has not been finally resolved, (a) the US Foodservice shall have received an update ("US Foodservice Update Letter") to the Previous US Foodservice Auditor's Letter which specifies a range above which an award or judgment is not favored by the balance of probabilities, and (b) (i) such range shall not exceed that specified in the Previous US Foodservice Auditor's Letter, or (ii) if such range as set forth in the US Foodservice Update Letter exceeds the range set forth in the Previous US Foodservice Auditor's Letter, an award or judgment in such range would not have, or would not reasonably be expected to have so far as can be foreseen at the time, a US Foodservice Material Adverse Effect.


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

  Conditions to the Obligations of US Foodservice. The obligations of US Foodservice to effect the Merger are subject to the fulfillment at or prior to the Effective Time of each of the following conditions (any and all of which may be waived in whole or in part under the Merger Agreement by US Foodservice to the extent permitted by applicable law): (A) each of the representations and warranties of Rykoff-Sexton and Merger Sub contained in the Merger Agreement or otherwise required by the Merger Agreement to be made after the date thereof in a writing expressly referred to in the Merger Agreement by or on behalf of Rykoff-Sexton and Merger Sub pursuant to the Merger Agreement shall have been true in all material respects when made and, except for certain specified exceptions, at the time of the closing of the Merger with the same effect as though such representations and warranties had been made at such time; (B) at or prior to the closing of the Merger, Rykoff-Sexton and Merger Sub shall have each performed or complied in all material respects with all agreements and conditions contained in the Merger Agreement required to be performed or complied with by it prior to or at the time of the closing of the Merger; (C) US Foodservice shall have received from Jones, Day, Reavis & Pogue and Maslon Edelman Borman & Brand LLP, or other counsel for Rykoff-Sexton satisfactory to US Foodservice, opinions, dated the Closing Date, covering the items specified in an exhibit to the Merger Agreement; (D) the Registration Rights Agreement, duly executed by Rykoff-Sexton, shall have been received by the other parties thereto; (E) the individuals listed on the employment agreements included as an exhibit to the Merger Agreement shall have received executed employment agreements from Rykoff-Sexton in the respective forms of such exhibit; (F) with respect to any action, suit, arbitration or other proceeding pending against Rykoff-Sexton or any of its subsidiaries as of the date of the Merger Agreement where the amount in controversy exceeds $10 million ("Covered Rykoff-Sexton Proceeding"), (1) a final non-appealable judgment or award shall have been entered in such Covered Rykoff-Sexton Proceeding, or a binding settlement agreement of such Covered Rykoff-Sexton Proceeding shall have been executed and delivered, providing in each such case for (a) a judgment or award in favor of Rykoff-Sexton or such subsidiary, or
(b) payment by Rykoff-Sexton or such subsidiary of, or the imposition of fines or other remedies against Rykoff-Sexton or such subsidiary involving, an amount (i) not in excess of the range specified in any letter or opinion of Rykoff-Sexton's counsel in such Covered Rykoff-Sexton Proceeding to Rykoff-Sexton's auditors during the 12 months preceding the date of the Merger Agreement ("Previous Rykoff-Sexton Auditor's Letter") or (ii) if such amount is in excess of such range, the payment of such amount does not have, or would not reasonably be expected to have (so far as can be foreseen at the time), a material adverse effect on the business, properties, operation or financial condition of Rykoff-Sexton and its subsidiaries, taken as a whole (a "Rykoff-Sexton Material Adverse Effect"), or (2) if such Covered Rykoff-Sexton Proceeding has not been finally resolved, (a) Rykoff-Sexton shall have received an update ("Rykoff-Sexton Update Letter") to the Previous Rykoff-Sexton Auditor's Letter which specifies a range above which an award or judgment is not favored by the balance of probabilities, and (b) (i) such range shall not exceed that specified in the Previous Rykoff-Sexton Auditor's Letter, or (ii) if such range as set forth in the Rykoff-Sexton Update Letter exceeds the range set forth in the Previous Rykoff-Sexton Auditor's Letter, an award or judgment in such range would not have, or would not reasonably be expected to have so far as can be foreseen at the time, a Rykoff-Sexton Material Adverse Effect.

AMENDMENT; TERMINATION

  Amendment. The parties to the Merger Agreement may not amend, change, supplement, waive or otherwise modify the Merger Agreement except by an instrument in writing signed by all the parties to the Merger Agreement. The Merger Agreement may be amended by the parties thereto, by action taken by their respective Board of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of US Foodservice, Rykoff-Sexton and Merger Sub, but after any such stockholder approval, no amendment may be made which by law requires the further approval of stockholders without obtaining such approval.

  Termination by Mutual Consent. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of matters presented in connection with the Merger by holders of Rykoff-Sexton Common Shares or holders of shares of US Foodservice Common Stock, by the mutual written consent of the Boards of Directors of each of Rykoff-Sexton and US Foodservice.

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

  Termination by Either Rykoff-Sexton or US Foodservice. The Merger Agreement may also be terminated (upon notice from the terminating party to the other parties) and the Merger may be abandoned by action of the Board of Directors of either Rykoff-Sexton or US Foodservice at any time prior to the Effective Time, before or after approval of the issuance of Rykoff-Sexton Common Shares in connection with the Merger by holders of the shares of US Foodservice or holders of the Rykoff-Sexton Common Shares, if (A) the Merger is not consummated by July 31, 1996 (provided that the right to terminate the Merger Agreement under such provision shall not be available to any party whose failure to perform its covenants set forth in the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date), (B) any court of competent jurisdiction in the United States or governmental body in the United States issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable (provided that the party seeking to terminate the Merger Agreement pursuant to such provision shall have used all reasonable efforts to remove such order, decree, ruling or other action), or
(C) the approval of Rykoff-Sexton's stockholders required under the Merger Agreement shall not have been obtained at the Special Meeting.

  Termination by Rykoff-Sexton. The Merger Agreement may be terminated (upon notice from Rykoff-Sexton to US Foodservice) and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of the issuance of Rykoff-Sexton Common Shares in connection with the Merger by holders of Rykoff-Sexton Common Shares, by action of the Rykoff-Sexton Board of Directors, if (A) US Foodservice shall have failed to comply in any material respect with any of the covenants, conditions or agreements contained in the Merger Agreement to be complied with or performed by US Foodservice at or prior to such date of termination, which failure to comply has not been cured within 30 Business Days following receipt by US Foodservice of notice of such failure to comply, (B) any of the ML Entities shall have failed to comply in any material respect with any of the covenants, conditions or agreements contained in the ML Agreement to be complied with or performed by any of the ML Entities at or prior to the such date of termination, which failure to comply has not been cured by such ML Entity within 30 Business Days following receipt by such ML Entity of notice of such failure to comply, (C) any representation or warranty of US Foodservice contained in the Merger Agreement shall not be true in all material respects when made (provided such breach has not been cured within 30 Business Days following receipt by US Foodservice of notice of the breach) or on and as of the Effective Time as if made on and as of the Effective Time, except that those representations and warranties which address matters only as of a particular date shall remain true in all material respects as of such date, or (D) any representation or warranty of any ML Entity contained in the ML Agreement shall not be true in all material respects when made (provided such breach has not been cured within 30 Business Days following receipt by such ML Entity of notice of the breach) or on and as of the Effective Time as if made on and as of the Effective Time, except that those representations and warranties which address matters only as of a particular date shall remain true in all material respects as of such date.

  Termination by US Foodservice. The Merger Agreement may be terminated (upon notice from US Foodservice to Rykoff-Sexton) and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of the Merger Agreement by holders of the shares of US Foodservice Common Stock, by action of the US Foodservice Board of Directors, if (A) Rykoff-Sexton or Merger Sub shall have failed to comply in any material respect with any of the covenants, conditions or agreements contained in the Merger Agreement to be complied with or performed by Rykoff-Sexton or Merger Sub at or prior to such date of termination, which failure to comply has not been cured within 30 Business Days following receipt by the breaching party of notice of such failure to comply, or (B) any representation or warranty of Rykoff-Sexton or Merger Sub contained in the Merger Agreement shall not be true in all material respects when made (provided such breach has not been cured within 30 Business Days following receipt by the breaching party of notice of the breach) or on and as of the Effective Time as if made on and as of the Effective Time, except that those representations and warranties which address matters only as of a particular date shall remain true in all material respects as of such date. Notwithstanding anything to the contrary contained in this paragraph, US Foodservice may terminate the Merger Agreement if (A) as permitted pursuant to the proviso to Section 7.5 of the Merger Agreement, Rykoff-Sexton has refused to consent to any divestiture, hold separate or similar transaction on the part of US Foodservice, or

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

Rykoff-Sexton refuses to take or commit to take any action referred to in such proviso, in each case that is required, in the reasonable opinion of US Foodservice, for the consummation of the transactions contemplated by the Merger Agreement, and (B) Rykoff-Sexton has failed to make such consent or take or commit to be taken such action, within 10 Business Days following receipt by Rykoff-Sexton of notice of US Foodservice's intention to terminate the Merger Agreement on that basis.

  Certain Consequences of Termination. In the event of termination of the Merger Agreement and abandonment of the Merger as provided above, no party to the Merger Agreement (or any of its respective directors or officers) shall have any liability or further obligation under the Merger Agreement, except the obligations of the parties pursuant to the provisions of the Merger Agreement dealing with access to information, confidentiality, publicity, expenses and certain miscellaneous matters, except that nothing in the Merger Agreement will relieve any party from liability for any wilful breach of any of its representations and warranties, covenants or other agreements set forth in the Merger Agreement. The failure of Rykoff-Sexton or US Foodservice to close the transactions contemplated by the Commitment Letter will not be deemed to be a wilful breach of any of its representations and warranties, covenants or other agreements set forth in the Merger Agreement.

EXPENSES; TERMINATION FEE

  Except as provided below, each party to the Merger Agreement will bear its own expenses, except that in the event of a dispute concerning the terms or enforcement of the Merger Agreement, the prevailing party will be entitled to reimbursement of reasonable legal fees and disbursements from the other party or parties to such dispute.

  Rykoff-Sexton agrees that if (A) an RSI Alternative Proposal (as defined in the Merger Agreement) shall have been publicly announced or sent to holders of Rykoff-Sexton Common Shares after the date of the Merger Agreement and prior to the Special Meeting, and (B) the issuance of Rykoff-Sexton Common Shares in connection with the Merger shall not have been approved by the requisite holders of Rykoff-Sexton Common Shares in accordance with the rules of the NYSE at the Special Meeting, and (C) within 12 months of the date on which such meeting is held a definitive agreement with respect to such RSI Alternative Proposal is executed by Rykoff-Sexton, then simultaneous with the execution of such definitive agreement, unless Rykoff-Sexton shall have properly terminated the Merger Agreement as described above in clauses (A) and
(B) of the section entitled "--Termination by Either Rykoff-Sexton or US Foodservice," or otherwise as described above under the section entitled "-- Termination by Rykoff-Sexton," Rykoff-Sexton shall pay to US Foodservice an amount equal to $4,500,000 plus all Expenses (not to exceed $1,000,000) incurred by US Foodservice. The payment by Rykoff-Sexton of such amounts will be liquidated damages and following the payment of such amounts, Rykoff-Sexton will have no liability or further obligation under the Merger Agreement except pursuant to provisions of the Merger Agreement that expressly survive termination of the Merger Agreement.

                               OTHER AGREEMENTS

THE ML AGREEMENT

  Pursuant to the ML Agreement among Rykoff-Sexton and the ML Entities entered into simultaneously with the Merger Agreement, each of the ML Entities has agreed that, during the term of the ML Agreement, it will not (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other agreement with respect to the transfer, pledge, assignment or other disposition of, any US Foodservice Class A Common Stock owned by any of the ML Entities ("ML Entities Shares"); (ii) acquire any additional shares of US Foodservice Class A Common Stock without the prior written consent of Rykoff-Sexton; (iii) enter into a voting agreement (other than the Standstill Agreement, which is described below) with respect to any ML Entities Shares; or (iv) solicit or initiate any US Foodservice Alternative Proposal, participate in any negotiations with respect to any US Foodservice Alternative Proposal, furnish to any other person any confidential information with respect to US Foodservice or its business, or otherwise cooperate in any way with or assist or participate in,

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

or facilitate any US Foodservice Alternative Proposal. MLCP has also agreed promptly to notify Rykoff-Sexton if any US Foodservice Alternative Proposal is made to any ML Entity.

  Each of the ML Entities has also agreed that, at all times prior to the Effective Time, the ML Entities will collectively continue to own and exercise voting rights with respect to the ML Entities Shares. In addition, each ML Entity has agreed that at any meeting of the stockholders of US Foodservice, and in any action by written consent of the stockholders of US Foodservice, it will (i) vote the ML Entities Shares in favor of the Merger and the Merger Agreement, and (ii) vote the ML Entities Shares against any action or agreement which would result in a breach of any covenant, representation or warranty of US Foodservice under the Merger Agreement. Each of the ML Entities has also agreed to revoke any previous proxies or consents with respect to the ML Entities Shares or any other voting securities of US Foodservice.

  In accordance with the ML Agreement, at the Effective Time, (i) Rykoff-Sexton and the ML Entities will enter into the Standstill Agreement, the Registration Rights Agreement and the Tax Agreement (all of which are described below), and (ii) the ML Entities will execute a waiver and release relating to any claims the ML Entities may have against any directors or officers of US Foodservice to the extent such directors and officers would be entitled to indemnification by US Foodservice under its by-laws.

  The ML Agreement will terminate at the earlier of the Effective Time or the termination of the Merger Agreement.

THE STANDSTILL AGREEMENT

  Pursuant to the ML Agreement, at the Effective Time, Rykoff-Sexton and the ML Entities will enter into the Standstill Agreement, which provides for certain standstill, voting and transfer restrictions on the ML Entities, and provides for representation on the Rykoff-Sexton Board of Directors and certain committees thereof by individuals selected by the ML Entities.

  Standstill Provisions. During the term of the Standstill Agreement, except as otherwise expressly provided therein or as approved by the prior affirmative vote of a majority of the directors of Rykoff-Sexton who are not affiliated with the ML Entities, the ML Entities will not, and will not permit any of their respective affiliates to, directly or indirectly, (i) acquire, propose to acquire (or publicly announce or otherwise disclose an intention to propose to acquire) or offer to acquire, by purchase or otherwise, any securities entitled to vote generally for the election of directors ("Rykoff-Sexton Voting Securities") of Rykoff-Sexton if the effect of such acquisition would be to increase the number of shares of Rykoff-Sexton Voting Securities beneficially owned by the ML Entities and their affiliates to an amount representing more than 36.4% of the aggregate number of votes which may be cast by holders of outstanding shares of Rykoff-Sexton Voting Securities ("Total Voting Power") (such percentage to be automatically reduced to reflect the actual percentage of Rykoff-Sexton Voting Securities owned by the ML Entities and their affiliates from time to time); (ii) propose (or publicly announce or otherwise disclose an intention to propose), solicit, offer, seek to direct, negotiate with or provide any confidential information relating to Rykoff-Sexton or its business to any other person with respect to, any tender or exchange offer, merger, consolidation, share exchange, business combination, restructuring, recapitalization or similar transaction involving Rykoff-Sexton; provided that the ML Entities will not be prohibited from soliciting, offering, seeking to effect and negotiating with any person with respect to sales or transfers of Rykoff-Sexton Voting Securities held by the ML Entities if otherwise permitted by the Standstill Agreement; (iii) make, or in any way participate in, any solicitation of proxies to vote, solicit any consent with respect to the voting of any Rykoff-Sexton Voting Securities or become a participant in any election contest with respect to Rykoff-Sexton;
(iv) form, participate in or join any person or group with respect to any Rykoff-Sexton Voting Securities, or otherwise act in concert with any third person (other than an ML Entity) for the purpose of acquiring any Rykoff-Sexton Voting Securities or holding or disposing of Rykoff-Sexton Voting Securities for any purpose otherwise prohibited by the Standstill Agreement;
(v) deposit any Rykoff-Sexton Voting Securities into a voting trust or similar arrangement; (vi) initiate, propose or otherwise solicit stockholders for the approval of one or more stockholder proposals with respect to Rykoff-Sexton, or induce or attempt to induce any other person to initiate any

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

stockholder proposal; (vii) except as specifically provided for in the Standstill Agreement, seek election to or seek to place a representative on the Board of Directors of Rykoff-Sexton, or seek the removal of any member of the Board of Directors of Rykoff-Sexton; (viii) call or seek to have called any meeting of the stockholders of Rykoff-Sexton for any purpose otherwise prohibited by the Standstill Agreement; (ix) take any other action to seek to control Rykoff-Sexton; (x) demand, request or propose to amend, waive or terminate the foregoing provisions; or (xi) agree to do any of the foregoing, or advise, assist, encourage or persuade any third party to take any action with respect to any of the foregoing.

  In addition, each of the ML Entities will notify Rykoff-Sexton promptly if any inquiries or proposals are received by, or any negotiations or discussions are initiated or continued regarding any of the foregoing matters with, any ML Entity or, to its knowledge (subject to applicable confidentiality policies), any of their respective affiliates.

  Notwithstanding the above restrictions, the Standstill Agreement provides that MLPF&S and its affiliates (other than the ML Entities) may effect or recommend transactions in the ordinary course of its or their business, in, relating to or involving Rykoff-Sexton Voting Securities provided that MLPF&S and its affiliates (other than the ML Entities) do not acquire beneficial ownership of Rykoff-Sexton Voting Securities representing more than 2% of the Total Voting Power, subject to increase to (i) 3% in the event that the ML Entities beneficially own Rykoff-Sexton Voting Securities representing less than 30%, but at least 22%, of the Total Voting Power; (ii) 4% in the event that the ML Entities beneficially own Rykoff-Sexton Voting Securities representing less than 22%, but at least 16%, of the Total Voting Power; and
(iii) 5% in the event that the ML Entities beneficially own Rykoff-Sexton Voting Securities representing less than 16%, but at least 10%, of the Total Voting Power. Such permitted activities may include transactions in which MLPF&S or its affiliates are acting as an investment banking organization providing advisory services, an investment advisor, an investment company, a broker or dealer in securities, as an underwriter or placement agent of securities, a market maker, a specialist, an arbitrageur or a block positioner. Such permitted activities may not, however, include any activities or transactions which have the purpose or effect of seeking to control or influence the management, policies or affairs of Rykoff-Sexton, including, without limitation, through advising any person with respect to any unsolicited bid for control of, or any other offer for securities of or any business combination involving, Rykoff-Sexton.

  Board Representation. The Standstill Agreement provides that, at the Effective Time of the Merger, Rykoff-Sexton will increase the size of its Board of Directors to 12 and will use its best efforts to fill four of the vacancies thereby created with directors designated by a representative of the ML Entities ("ML Directors"). Of the four initial ML Directors, one will be appointed to Class A (current term expiring in 1996), one will be appointed to Class B (current term expiring in 1998) and two will be appointed to Class C (current terms expiring in 1997). Any designees of ML Directors who are not employees of either an ML Entity which is controlled by ML & Co. or an affiliate of an ML Entity which is controlled by ML & Co. must be reasonably acceptable to the Rykoff-Sexton directors other than the ML Directors.

  Until such time as the ML Entities no longer beneficially own Rykoff-Sexton Voting Securities representing at least 10% of the Total Voting Power, except as contemplated by the Standstill Agreement or otherwise agreed to by a majority of ML Directors, Rykoff-Sexton will not take or recommend to its stockholders any action which would (i) cause the Rykoff-Sexton Board of Directors to consist of any number of directors other than 12 directors divided into three classes of four directors each, or (ii) result in any amendment to the by-laws of Rykoff-Sexton or the by-laws or regulations of any subsidiary of Rykoff-Sexton in effect at the Effective Time of the Merger that would impose any qualifications to the eligibility of directors of Rykoff-Sexton or any subsidiary of Rykoff-Sexton to serve on any committee of the Board of Directors of Rykoff-Sexton or on the Board of Directors (or any committee thereof) of any subsidiary of Rykoff-Sexton, except as may be required by applicable law.

  In addition, Rykoff-Sexton will use its best efforts to cause the Nominating Committee of its Board of Directors (or if the Nominating Committee makes no such recommendation, the Rykoff-Sexton Board of

Directors) to recommend for election in the applicable year in which the respective class term expires, in each case as designated by the ML Entities,
(i) four ML Directors, consisting of one ML Director in each of Class A and Class B and two ML Directors in Class C, so long as the ML Entities beneficially own Rykoff-Sexton Voting Securities representing at least 34% of the Total Voting Power; (ii) three ML Directors, consisting of one ML Director in each of Class A, Class B and Class C, so long as the ML Entities beneficially own Rykoff-Sexton Voting Securities representing less than 34%, but at least 27%, of the Total Voting Power; (iii) two ML Directors, consisting of one ML Director in Class A and one ML Director in Class B or Class C, so long as the ML Entities beneficially own Rykoff-Sexton Voting Securities representing less than 27%, but at least 16%, of the Total Voting Power; and (iv) one ML Director in Class A, so long as the ML Entities beneficially own Rykoff-Sexton Voting Securities representing less than 16%, but at least 10%, of the Total Voting Power.

  Until such time as the ML Entities no longer beneficially own Rykoff-Sexton Voting Securities representing at least 16% of the Total Voting Power, to the extent that, and for so long as, any of the ML Directors is qualified under the then-current rules of the NYSE, the rules and regulations under the Code, the rules and regulations under Section 16(b) of the Exchange Act and Rykoff-Sexton's by-laws, Rykoff-Sexton will use its best efforts to cause the Rykoff-Sexton Board of Directors to designate one of the ML Directors to serve on each of the committees of the Rykoff-Sexton Board of Directors to the same extent, and on the same basis, as the other members of the Rykoff-Sexton Board of Directors. In addition, subject to the same director qualification requirements, in the event that, and for so long as, the ML Entities own Rykoff-Sexton Voting Securities representing less than 16% but at least 10% of the Total Voting Power, Rykoff-Sexton will use its best efforts to cause the Rykoff-Sexton Board of Directors to designate one of the ML Directors to serve on the Nominating Committee and the Management Development--Compensation and Stock Option Committee of the Rykoff-Sexton Board of Directors to the same extent, and on the same basis, as the other members of the Board of Directors.

  The Standstill Agreement also provides that, so long as the ML Entities beneficially own Rykoff-Sexton Voting Securities representing at least 10% of the Total Voting Power, the ML Directors will have representation on the board of directors (and any committees thereof) of any subsidiaries of Rykoff-Sexton in a manner similar to their rights to representation on the Rykoff-Sexton Board of Directors, but only to the extent that any directors of Rykoff-Sexton who are not officers or employees of Rykoff-Sexton are members of the board of directors of any such subsidiary of Rykoff-Sexton.

  The ML Entities will have the right, with cause, to request the removal of any ML Director from the Rykoff-Sexton Board of Directors, subject to the applicable provisions of the Rykoff-Sexton Charter and By-Laws as well as applicable statutory provisions, and Rykoff-Sexton will use its best efforts to have such removal approved by the Rykoff-Sexton Board of Directors. The ML Entities will also have the right to designate nominees for vacancies caused by a ML Director ceasing to serve as a member of the Board of Directors, subject to certain restrictions, provided that the filling of the vacancy is to be made by action of the Rykoff-Sexton Board of Directors in accordance with the terms of the Rykoff-Sexton Charter. In addition, in the event that the percentage of Total Voting Power represented by the Rykoff-Sexton Voting Securities beneficially owned in the aggregate by the ML Entities at any time decreases below any of the minimum percentages specified above entitling the ML Entities to board and committee representation, the ML Entities will cause such number of ML Directors to resign as is necessary to adjust the number of remaining ML Directors to the number (if any) to which the ML Entities would have otherwise been entitled under the Standstill Agreement if the nominations to the Board or Directors (or any committee thereof) of Rykoff-Sexton or any subsidiary of Rykoff-Sexton were made at such time. Any subsequent increase in the percentage of the Total Voting Power represented in the aggregate by the Rykoff-Sexton Voting Securities beneficially owned by the ML Entities above any such minimum percentage will not entitle the ML Entities to have any additional ML Directors named or elected.

  Nothing in the Standstill Agreement requires the ML Entities to designate any ML Directors or requires an ML Director to serve in office. Until such time as the ML Entities no longer beneficially own Rykoff-Sexton Voting Securities representing in the aggregate at least 10% of the Total Voting Power, in the event there is a vacancy created on the Rykoff-Sexton Board of Directors by the resignation or removal of an ML Director or the failure of the ML Entities to designate an ML Director (other than a resignation as a result of a decrease in the percentage of the aggregate number of votes of all outstanding Rykoff-Sexton Voting Securities represented by Rykoff-Sexton Voting Securities owned by the ML Entities below the minimum percentages specified above for representation on the Rykoff-Sexton Board of Directors) upon the written request of the ML Entities, Rykoff-Sexton will reduce the size of the Rykoff-Sexton Board of Directors by the number of such vacancies and thereafter, the ML Entities will have no right to designate any ML Directors to the extent of such reduction.

  The Standstill Agreement provides that the rights to board and committee representation described above will extend only to those ML Entities which are controlled by ML & Co., and in the event of any transaction resulting in ML & Co. no longer controlling such ML Entity, such ML Entity will no longer have any rights to such board and committee representation, but will be bound by the other terms of the Standstill Agreement.

  Rykoff-Sexton's obligations described above regarding board and committee representation are subject to compliance with the provisions of the Rykoff-Sexton Charter and Bylaws and the fiduciary duties of Rykoff-Sexton's Board of Directors and Nominating Committee to the stockholders of Rykoff-Sexton. Nothing set forth in such provisions will require Rykoff-Sexton to violate any such provisions or require any director of Rykoff-Sexton to breach any such fiduciary duty.

  Voting Provisions. During the term of the Standstill Agreement, until such time as the ML Entities no longer beneficially own Rykoff-Sexton Voting Securities representing at least 10% of the Total Voting Power, the ML Entities will take all such action as may be required so that all Rykoff-Sexton Voting Securities owned by the ML Entities and their affiliates, as a group, are (i) voted for Rykoff-Sexton's nominees to the Rykoff-Sexton Board of Directors, in accordance with the recommendation of the Nominating Committee of the Rykoff-Sexton Board of Directors, and (ii) voted on all matters to be voted on by holders of Rykoff-Sexton Voting Securities. The foregoing obligation referred to in clause (i) is subject to (i) Rykoff-Sexton having performed its obligations under the Standstill Agreement to use its best efforts to cause the Rykoff-Sexton Board of Directors to designate one of the ML Directors to serve on such Nominating Committee as long as the ML Entities own Rykoff-Sexton Voting Securities representing at least 10% of the Total Voting Power, if the ML Entities have requested such representation on the Nominating Committee; and (ii) the right of the ML Entities to abstain from, or to vote against, any one (and only one) nominee for election to the Rykoff-Sexton Board of Directors at an annual meeting of stockholders (other than any nominee who was a member of the Rykoff-Sexton Board of Directors as of the date of the Merger Agreement) if the ML Entities have a reasonable, good faith objection to any such nominee based on such nominee's personal qualifications to serve as a member of the Rykoff-Sexton Board of Directors. In addition, the ML Entities agree to be present, in person or by proxy, at all duly held meetings of stockholders of Rykoff-Sexton so that all Rykoff-Sexton Voting Securities held by the ML Entities may be counted for determining the presence of a quorum at such meetings.

  Transfer Restrictions and Right of First Refusal. During the term of the Standstill Agreement, except as described below, the ML Entities will agree not to, directly or indirectly, sell, transfer or assign any Rykoff-Sexton Voting Securities, except (i) to Rykoff-Sexton, (ii) pursuant to a merger or consolidation of Rykoff-Sexton which has been approved by the affirmative vote of a majority of the members of the Rykoff-Sexton Board of Directors then in office, (iii) pursuant to a bona fide public offering registered under the Securities Act, in which the ML Entities will use commercially reasonable efforts to effect as wide a distribution of such Rykoff-Sexton Voting Securities as is reasonably practicable and to prevent any person or group from acquiring pursuant to such offering beneficial ownership of Rykoff-Sexton Voting Securities representing more than 5% of the Total Voting Power, (iv) pursuant to Rule 144 under the Securities Act, (v) pursuant to a pro rata distribution (including any such distribution pursuant to any liquidation or dissolution of any ML Entity) by any ML Entity to its partners or stockholders, if no ultimate successor or distributee, as the case may be, and no person who controls such ultimate successor or distributee, acquires from any ML Entity in such distribution beneficial ownership of Rykoff-Sexton Voting Securities representing more than 3% of the Total Voting Power, (vi) transfers of Rykoff-Sexton Voting Securities to any person or group which, after giving effect to such transfer, would beneficially own Rykoff-Sexton Voting Securities representing less than 5% of the Total Voting Power, (vii) transfers of Rykoff-Sexton Voting Securities representing less than 10% of the Total Voting Power to any person or group eligible to file a short-form statement on Schedule 13G under Rule 13d-1 under the Exchange Act based on its ownership of Rykoff-Sexton Voting Securities, (viii) transfers of Rykoff-Sexton Voting Securities made on or after January 1, 2000, in connection with the required dissolution of any ML Entity, to any person or group (A) which, after giving effect to such transfer, would beneficially own Rykoff-Sexton Voting Securities representing in the aggregate less than the greater of (x) 15% of the Total Voting Power or
(y) such other percentage of the Total Voting Power as would make such person or group an "Acquiring Person" under Rykoff-Sexton's shareholders' rights plan or (B) approved by the prior affirmative vote of a majority of the members of the Rykoff-Sexton Board of Directors other than the ML Directors, (ix) pursuant to a tender offer or exchange offer that the Rykoff-Sexton Board of Directors, by action taken by the affirmative vote of a majority of the members of the Board of Directors then in office, has determined not to oppose, or (x) following compliance with procedures with respect to the right of first refusal described below.

  Pursuant to the right of first refusal, except as otherwise permitted under the Standstill Agreement, if any ML Entity (the "Selling ML Entity") receives an offer from, or enters into any agreement or understanding with, a third party to purchase or otherwise acquire Rykoff-Sexton Voting Securities from the Selling ML Entity, the Selling ML Entity will have the right, provided that the rights of the Selling ML Entity under the Standstill Agreement will not transfer to such third party, to sell or otherwise transfer the amount of Rykoff-Sexton Voting Securities which are the subject of such offer by, or agreement or understanding with, such third party if, prior to such transfer, Rykoff-Sexton has been given the opportunity to purchase such Rykoff-Sexton Voting Securities pursuant to the following procedures. The Selling ML Entity must give written notice of such proposed transfer to Rykoff-Sexton specifying the amount of Rykoff-Sexton Voting Securities proposed to be transferred, the proposed price therefor (the "Transfer Consideration"), the identity of the offeror and other material terms of the proposed transfer. Rykoff-Sexton will thereafter have a period of 15 business days to provide the Selling ML Entity with written notice of the exercise of its right to purchase all such Rykoff-Sexton Voting Securities for cash in an amount equivalent to the Transfer Consideration. Rykoff-Sexton may also specify a designee as purchaser under the right of first refusal. The closing of the purchase pursuant to the exercise of the right of first refusal must take place within 60 days after Rykoff-Sexton gives notice of such exercise (such period to be extended for up to an additional 60 days, if necessary, to comply with applicable laws and regulations). If Rykoff-Sexton elects not to exercise its right of first refusal, the Selling ML Entity will be free, during the following 60-day period (such period to be extended for up to an additional 60 days, if necessary, to comply with applicable laws and regulations), to transfer the Rykoff-Sexton Voting Securities in accordance with the terms of the original offer.

  Term. The Standstill Agreement will continue in effect until the earlier of
(i) the tenth anniversary of the Effective Date and (ii) the date on which the ML Entities and their affiliates beneficially own Rykoff-Sexton Voting Securities representing less than 10% of the Total Voting Power. The Standstill Agreement will be reinstated, however, if, after termination of the Standstill Agreement due to a reduction in beneficial ownership below such 10% threshold and prior to the tenth anniversary of the Effective Date, (i) the ML Entities subsequently become the beneficial owners of Rykoff-Sexton Voting Securities representing 10% or more of the Total Voting Power or (ii) the ML Entities and their affiliates subsequently become the beneficial owner of 5% or more of all outstanding Rykoff-Sexton Voting Securities in a manner which requires the filing of a Schedule 13D under the Exchange Act.

THE REGISTRATION RIGHTS AGREEMENT

  It is a condition to US Foodservice's obligation to effect the Merger that Rykoff-Sexton execute and deliver the Registration Rights Agreement, which provides for certain rights to the ML Investors, the Equitable Entities and Frank H. Bevevino (collectively, the "Holders") with respect to the Rykoff-Sexton Common Shares owned by them (the "Registrable Securities").

  The ML Investors may make a written demand of Rykoff-Sexton to effect the registration of all or part of the ML Investors' Registrable Securities. Rykoff-Sexton will not be required to take any action if, among other things,
(i) four demand registrations have been previously effected, or (ii) the Registrable Securities requested to be registered have a then current market value of less than $50 million, unless such demand is for registration of all remaining Registrable Securities held by the ML Investors. Rykoff-Sexton will be required to file the registration statement within 30 business days of exercise of any demand right. Rykoff-Sexton will not be required to effect a registration during certain "blackout periods" during which Rykoff-Sexton has determined in good faith that such registration (i) could materially impair or delay a pending transaction (up to 180 days) or (ii) would require disclosure of confidential information (up to 90 days).

  If Rykoff-Sexton seeks to register, in a proposed public offering for its own account or for the account of any holder of Rykoff-Sexton Common Shares (other than pursuant to a registration statement on Form S-4 or Form S-8 or any successor form under the Securities Act, or filed in connection with an exchange offer or an offering of securities solely to existing stockholders or employees of Rykoff-Sexton), any Rykoff-Sexton Common Shares while the Registration Rights Agreement is in effect, the Holders will have the right to request that Rykoff-Sexton include any or all of their Registrable Securities in the proposed offering. Rykoff-Sexton must provide each Holder with at least 20 business days' notice prior to the filing of the registration statement. Such notice must specify the approximate date on which Rykoff-Sexton proposes to file such registration statement and advise the Holder of his or its right to have any or all of his or its Registrable Securities included in the registration. A Holder, in a written request given to Rykoff-Sexton within 15 days after such Holder's receipt of written notice from Rykoff-Sexton, may include his or its Registrable Securities in such registration statement, subject to constraints of marketability of the proposed offering, as determined in good faith by the lead managing underwriter. In the event that marketing constraints prevent the registration of all Registrable Securities requested to be registered, such Registrable Securities shall be registered, to the extent marketable, on a pro rata basis.

  In registering Registrable Securities, Rykoff-Sexton will use its reasonable best efforts to, among other things, make relevant filings with the SEC, provide appropriate notices and necessary disclosures to requesting parties, and customarily required warranties and representations to underwriters.

  Each Holder will pay all underwriting discounts, commissions, transfer taxes and documentary stamp taxes related to the Registrable Securities offered for sale by such Holder as well as the fees and disbursements of its counsel (other than counsel representing the Holders as a group). All other fees and expenses in connection with the registration of Registrable Securities, including those of counsel representing the Holders as a group, will be borne by Rykoff-Sexton.

  Rykoff-Sexton will agree to indemnify the Holders and the prospective underwriters of registrations of Registrable Securities for liabilities for material misstatements and omissions, other than any material misstatements or omissions based on information provided by the Holders, included in the registration statement. Likewise, each Holder will agree to indemnify Rykoff-Sexton, all other Holders or any underwriter for liabilities for material misstatements and omissions made in the registration statement in reliance on information provided to Rykoff-Sexton by such Holders, subject to certain limitations. To the extent that indemnification from an indemnifying party is unavailable, contribution will also be available, with certain limitations, to any of the above parties in relation to relative fault.

THE TAX AGREEMENT

  To provide assurances in connection with the qualification of the Merger as a tax-free reorganization for federal income tax purposes, Rykoff-Sexton and certain of the stockholders of US Foodservice, including all of the ML Investors, will enter into the Tax Agreement at the Effective Time. It is a condition to the respective obligations of Rykoff-Sexton and Merger Sub to effect the Merger that each of the ML Investors execute and deliver to Rykoff-Sexton the Tax Agreement.

  Transfer Restrictions. Each stockholder of US Foodservice that is a party to the Tax Agreement will agree, for the two-year period following the Effective Time, not to (i) sell, exchange, distribute or otherwise dispose of in any manner, or enter into one or more transactions whereby such stockholder gives up substantially all of the benefits and burdens of ownership in, or (ii) enter into one or more contracts or other agreements to so transfer, or that would by its or their terms require a transfer of, more than a certain percentage (referred to as the "Permitted Sales Factor") of the Rykoff-Sexton Common Shares received by such stockholder in the Merger. The Permitted Sales Factor will be determined at the Effective Time by a formula set forth in the Tax Agreement, and will depend on, among other things, the total number of shares of US Foodservice Common Stock converted into Rykoff-Sexton Common Shares in the Merger, the total number of shares of US Foodservice Common Stock held by stockholders that exercise appraisal rights under Section 262, the fair market value of one Rykoff-Sexton Common Share at the Effective Time, the total amount paid as consideration by Rykoff-Sexton and/or US Foodservice to purchase or redeem the Preferred Stock (including any amount paid as consideration to purchase or redeem the Preferred Stock even if such purchase or redemption occurs prior to the Effective Time), the total amount of cash paid to holders of shares of US Foodservice Common Stock in lieu of the receipt of fractional Rykoff-Sexton Common Shares, and the number of Rykoff-Sexton Common Shares that will be owned at the Effective Time by former stockholders of US Foodservice that are parties to the Tax Agreement.

  The Permitted Sales Factor is intended to provide that, at all times during the two-year period following the Merger, the stockholders of US Foodservice that are parties to the Tax Agreement will in the aggregate continue to own a number of Rykoff-Sexton Common Shares having a value, determined as of the Effective Time, equal to at least 40% of the value of the formerly outstanding US Foodservice Common Stock and Preferred Stock, determined as of the same time. For purposes of measuring the value of the formerly outstanding US Foodservice Common Stock and Preferred Stock, however, any US Foodservice Common Stock that is exchanged for cash as a result of the exercise of appraisal rights under Section 262 or in lieu of the receipt of fractional Rykoff-Sexton Common Shares (and certain shares of US Foodservice Common Stock that would be issued upon exercise of certain options) will be treated as being outstanding US Foodservice Common Stock at the Effective Time. Furthermore, US Foodservice's Preferred Stock will also be treated for such purposes as being outstanding at the Effective Time even if the Preferred Stock is in fact purchased or redeemed prior to the Effective Time, and the value of such Preferred Stock will be deemed to be equal to the total amount paid by Rykoff-Sexton and/or US Foodservice, as the case may be, to purchase or redeem such Preferred Stock, either pursuant to the terms of the ML Redemption Agreement and the Sara Lee Redemption Agreement or otherwise in accordance with the terms of the Merger Agreement. See "THE MERGER--Redemption or Purchase of Preferred Stock." As a consequence, the Permitted Sales Factor could be significantly lower than 60%, which would be the resulting percentage if all of the US Foodservice Common Stock and Preferred Stock were to be exchanged solely for Rykoff-Sexton Common Shares pursuant to the Merger and all of the Rykoff-Sexton Common Shares issued in the Merger were owned at the Effective Time by former stockholders of US Foodservice that were parties to the Tax Agreement.

  The transfer restrictions in the Tax Agreement will not apply to any transfers of Rykoff-Sexton Common Shares during the two-year restricted period that are incident to an extraordinary business transaction involving Rykoff-Sexton (such as a merger, consolidation, tender or exchange offer, restructuring, recapitalization or other similar transaction) so long as any such transaction is not arranged as part of an overall plan to which the transferring stockholder is a party and pursuant to which the Merger is also being consummated.

  In addition, notwithstanding the transfer restrictions in the Tax Agreement, Equitable Deal Flow Fund, L.P., a stockholder of US Foodservice, may be permitted to distribute to its partners Rykoff-Sexton Common Shares it receives in the Merger if it becomes required to do so by the terms of its partnership agreement, provided that each of such partners shall have first agreed in writing to be bound by and to comply with the transfer restrictions in the Tax Agreement and certain other conditions are satisfied.

  All of the Rykoff-Sexton Common Shares received by the ML Investors pursuant to the Merger will be aggregated for purposes of applying the transfer restrictions in the Tax Agreement to the ML Investors. As a result, during the two-year restricted period, any particular ML Investor will be able to sell a number of Rykoff-Sexton Common Shares that exceeds the total number of Rykoff-Sexton Common Shares received by such ML Investor in the Merger multiplied by the Permitted Sales Factor so long as the ML Investors do not sell in the aggregate a number of Rykoff-Sexton Common Shares that exceeds the total number of Rykoff-Sexton Common Shares received by the ML Investors collectively in the Merger multiplied by the Permitted Sales Factor.

  Tax Representation. Each stockholder of US Foodservice that is a party to the Tax Agreement will represent and warrant to Rykoff-Sexton that, as of the Effective Time, such stockholder has no plan or intention to sell, exchange, distribute or otherwise dispose of in any manner, or enter into one or more transactions whereby such stockholder gives up substantially all of the benefits and burdens of ownership in, a number of Rykoff-Sexton Common Shares received by such stockholder in the Merger that would exceed the total number of Rykoff-Sexton Common Shares so received multiplied by the Permitted Sales Factor.

  Reliance. Jones, Day, Reavis & Pogue, special counsel for Rykoff-Sexton, Morgan, Lewis & Bockius LLP, special counsel for US Foodservice, and Shearman & Sterling, counsel for the ML Investors, will each rely on the transfer restrictions relating to Rykoff-Sexton Common Shares issued pursuant to the Merger and the tax representations contained in the Tax Agreement in rendering their tax opinions at the closing of the Merger to Rykoff-Sexton, US Foodservice and the ML Investors, respectively, with regard to the treatment of the Merger as a tax-free reorganization for federal income tax purposes. See "THE MERGER AGREEMENT--Conditions; Waivers."

  Waiver of Claims. In the case solely of a stockholder of US Foodservice that is a party to the Tax Agreement and that (i) has complied with the transfer restrictions in the Tax Agreement relating to Rykoff-Sexton Common Shares issued pursuant to the Merger, and (ii) has not breached any of its general representations and warranties contained in the Tax Agreement (for example, with respect to due authorization, execution and delivery, enforceability, the absence of any conflicts with laws or other agreements, and beneficial ownership for federal income tax purposes of such stockholder's shares of US Foodservice Common Stock immediately prior to the Effective Time), Rykoff-Sexton and each other stockholder of US Foodservice that is a party to the Tax Agreement will waive and release any and all claims, rights, causes of action, and suits, whether known or unknown, that any of them could have asserted as of the Effective Time or might assert in the future against such stockholder under the Tax Agreement or otherwise resulting from or relating to the failure of the Merger to qualify as a tax-free reorganization for federal income tax purposes.

  Parties. At the discretion of MLCP, stockholders of US Foodservice owning fewer than 25,000 shares of Class A Common Stock of US Foodservice immediately prior to the Effective Time will not be required to become parties to the Tax Agreement, provided that each such stockholder makes the tax representation described above in a written certificate that is delivered to Rykoff-Sexton prior to the Effective Time.

                   OWNERSHIP OF RYKOFF-SEXTON COMMON SHARES

   The following table sets forth certain information regarding the beneficial ownership of Rykoff-Sexton Common Shares as of March 31, 1996, and as adjusted to reflect the issuance by Rykoff-Sexton of up to 12,880,552 Rykoff-Sexton Common Shares in connection with the Merger (assuming the maximum Exchange Ratio), by (i) each person or entity known by Rykoff-Sexton to be the beneficial owner of more than 5% of Rykoff-Sexton Common Shares, (ii) each director of Rykoff-Sexton, (iii) certain executive officers of Rykoff-Sexton,
(iv) certain proposed executive officers who are expected to serve as executive officers of Rykoff-Sexton following consummation of the Merger and
(v) all executive officers and directors of Rykoff-Sexton and such proposed executive officers as a group:

                                         SHARES       PERCENTAGE PERCENTAGE
                                      BENEFICIALLY      BEFORE     AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER   OWNED (1)      THE MERGER THE MERGER
- ------------------------------------  ------------    ---------- ----------
State Farm Mutual Automobile           1,429,985(3)      9.66%      5.17%
Insurance Company and related
entities (2)........................
One State Farm Plaza
Bloomington, Illinois 61701
FMR Corp. and related entities (2)..   1,334,875(4)      9.02%      4.82%
82 Devonshire Street
Boston, Massachusetts 02109-3605
Putnam Investments, Inc. and related     957,900(5)      6.47%      3.46%
entities (2)........................
One Post Office Square
Boston, Massachusetts 02109
The Prudential Insurance Company of      823,700(6)      5.57%      2.98%
America (2).........................
Prudential Plaza
Newark, New Jersey 07102-3777
David L. Babson & Co., Inc. (2).....   1,011,250(7)      6.83%      3.65%
One Memorial Drive
Cambridge, Massachusetts 02142
ML Investors (8)....................           0            0      36.40%
c/o Merrill Lynch Capital Partners,
Inc.
225 Liberty Street
New York, New York 10080
Mark Van Stekelenburg...............     260,828(9)      1.74%         *
Harold E. Feather...................     100,828(10)        *          *
R. Burt Gookin......................       8,697(11)        *          *
Alan V. Giuliani....................      50,896(12)        *          *
Robert J. Harter, Jr................      62,848(13)        *          *
Richard J. Martin...................      32,509(14)        *          *
James I. Maslon.....................     371,728(15)     2.51%      1.34%
James P. Miscoll....................       9,167(16)        *          *
Neil I. Sell........................       9,580(17)        *          *
Bernard Sweet.......................      12,837(18)        *          *
Jan W. Jeurgens.....................           0            0          0
Frank H. Bevevino...................           0            0       2.18%(19)
Thomas G. McMullen..................           0            0          *(20)
All directors and executive officers
 as a group (14 persons before the
 Merger; 16 persons after the
 Merger)(21)........................     937,896(22)     6.14%      6.16%(22)(23)

- --------
*Less than 1%.
 (1) Except as otherwise noted, all persons have sole voting and investment power with respect to their shares.

 (2) Based on the most recent Schedule 13D or 13G on file with the SEC.
 (3) State Farm Mutual Automobile Insurance Company and related entities have sole voting power as to 1,429,985 shares (9.66% before the Merger, 5.17% after the Merger) and sole dispositive power as to 1,429,985 shares (9.66% before the Merger, 5.17% after the Merger).
 (4) As reported in a Schedule 13G filed by FMR Corp. on February 15, 1996 (the "Schedule 13G"), Fidelity Management & Research Company ("Fidelity Research"), a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under the Investment Advisers Act of 1940, beneficially owns 1,334,875 shares (9.02% before the Merger, 4.82% after the Merger). Fidelity Contrafund, an investment company registered under the Investment Company Act of 1940, beneficially owns 1,105,375 shares (7.47% before the Merger, 3.99% after the Merger). In addition, the
     Schedule 13G reports that each of Edward C. Johnson 3d, the Chairman of FMR Corp., FMR Corp., through its control of Fidelity Research, and certain related funds claim to have sole dispositive power as to 1,334,875 shares (9.02% before the Merger, 4.82% after the Merger) owned by such funds. The sole voting power of such shares resides in the respective Board of Trustees for each of the various funds.
 (5) Putnam Investments, Inc. and related entities have shared voting power over 372,300 shares (2.52% before the Merger, 1.35% after the Merger) and shared dispositive power over 957,900 (6.47% before the Merger, 3.46% after the Merger).
 (6) The Prudential Insurance Company of America has sole voting power as to 335,300 shares (2.27% before the Merger, 1.21% after the Merger), shared voting power as to 485,700 shares (3.28% before the Merger, 1.75% after the Merger), sole dispositive power as to 335,300 shares (2.27% before the Merger, 1.21% after the Merger) and shared dispositive power as to 488,400 shares (3.30% before the Merger, 1.76% after the Merger).
 (7) David L. Babson & Co., Inc. has sole voting power as to 583,200 shares (3.94% before the Merger, 2.11% after the Merger), shared voting power as to 428,050 shares (2.89% before the Merger, 1.55% after the Merger) and sole dispositive power as to 1,011,250 shares (6.83% before the Merger, 3.65% after the Merger).
 (8) The ML Investors consist of the following entities, each of which after the consummation of the Merger, will beneficially own the percentage of outstanding Rykoff-Sexton Common Shares indicated after its name: Merrill Lynch Capital Appreciation Partnership No. B-XVIII, L.P. (15.74%), ML Offshore LBO Partnership No. B-XVIII (7.92%), ML IBK Positions, Inc. (5.20%), MLCP Associates L.P. No. II (*), MLCP Associates L.P. No. IV (*), Merrill Lynch KECALP L.P. 1994 (*), Merrill Lynch KECALP L.P. 1991 (*), Merrill Lynch Capital Appreciation Partnership No. XIII, L.P. (5.85%), ML Offshore LBO Partnership No. XIII, L.P. (*), ML Employees LBO Partnership No. I, L.P. (*), Merrill Lynch KECALP L.P. 1987 (*) and Merchant Banking L.P. No. II (*). The ML Investors are affiliates of ML & Co., and ML & Co. disclaims beneficial ownership of all such shares for all purposes.
 (9) Includes options exercisable within 60 days to purchase 233,437 shares pursuant to the Rykoff-Sexton, Inc. 1988 Stock Option and Compensation Plan (the "1988 Plan"). Also includes 62 shares owned by one of his children.
(10) Includes options exercisable within 60 days to purchase 84,375 shares pursuant to the Rykoff-Sexton, Inc. 1980 Stock Option Plan and the 1988 Plan.
(11) Includes options exercisable within 60 days to purchase 6,667 shares pursuant to the Rykoff-Sexton, Inc. 1993 Director Stock Option Plan (the "1993 Plan"). Also includes 1,718 shares owned by his spouse.
(12) Includes options exercisable within 60 days to purchase 42,969 shares pursuant to the 1988 Plan.
(13) Includes options exercisable within 60 days to purchase 31,250 shares pursuant to the 1988 Plan. Also includes 2,576 shares owned by his spouse.
(14) Includes options exercisable within 60 days to purchase 31,719 shares pursuant to the 1988 Plan.
(15) Includes 23,515 shares held of record by Mr. Maslon as trustee for his children, 203,460 shares held of record by Mr. Maslon as co-trustee for his mother and 125 shares owned by his spouse. Includes options exercisable within 60 days to purchase 6,667 shares pursuant to the 1993 Plan.

(16) Includes options exercisable within 60 days to purchase 6,667 shares pursuant to the 1993 Plan.
(17) Includes options exercisable within 60 days to purchase 6,667 shares pursuant to the 1993 Plan.
(18) Includes options exercisable within 60 days to purchase 6,667 shares pursuant to the Rykoff-Sexton, Inc. 1989 Director Stock Option Plan and the 1993 Plan. Also includes 1,406 shares owned by his spouse.
(19) Includes Assumed Options to purchase 64,490 shares (assuming the maximum Exchange Ratio) that are not otherwise exercisable but will become immediately exercisable as of the Effective Time. Also includes 135,757 shares (assuming the maximum Exchange Ratio) to be issued in the Merger to a charitable trust of which Mr. Bevevino is the trustee with the right to vote.
(20) Includes Assumed Options to purchase 15,291 shares (assuming the maximum Exchange Ratio) that are not otherwise exercisable but will become immediately exercisable as of the Effective Time.
(21) Pursuant to the Standstill Agreement, the ML Entities will be entitled to designate up to four nominees to the Rykoff-Sexton Board of Directors. Because such nominees have not yet been identified, the beneficial ownership of Rykoff-Sexton Common Shares of all directors and executive officers as a group after the Merger does not give effect to the share holdings of such nominees.
(22) Includes options exercisable within 60 days to purchase an aggregate of 467,631 shares pursuant to various stock-based option plans of Rykoff-Sexton.
(23) Includes Assumed Options to purchase 79,781 shares (assuming the maximum Exchange Ratio) that are not otherwise exercisable but will become immediately exercisable as of the Effective Time.

  The information contained in the foregoing footnotes is for explanatory purposes only and each of the persons named therein disclaims beneficial ownership of shares designated as beneficially owned by or held in trust for any other person, including family members.

                 MANAGEMENT OF RYKOFF-SEXTON AFTER THE MERGER

  After the Merger, US Foodservice will be a wholly-owned subsidiary of Rykoff-Sexton and will operate under the direction and guidance of Rykoff-Sexton's senior management and Board of Directors. US Foodservice will operate as the distribution division of Rykoff-Sexton and will include the current Rykoff-Sexton distribution operations.

DIRECTORS AND EXECUTIVE OFFICERS AFTER THE MERGER

  Mark Van Stekelenburg, presently Chairman, President and Chief Executive Officer of Rykoff-Sexton, will be Chairman and Chief Executive Officer of Rykoff-Sexton following the Effective Time. Frank H. Bevevino, the current Chairman of the Board of Directors and Chief Executive Officer of US Foodservice, will become President of Rykoff-Sexton and a member of Rykoff-Sexton's Board of Directors as of the Effective Time. Mr. Bevevino will also be Chief Executive Officer of US Foodservice and in that capacity will be responsible for all foodservice distribution operations of Rykoff-Sexton. Pursuant to the Standstill Agreement, Rykoff-Sexton will use its best efforts to cause to be appointed four additional directors to be designated by the ML Entities effective as of the Effective Time, but the ML Entities have not yet determined who such designees shall be. Upon the appointment of such persons, the Rykoff-Sexton Board of Directors will consist of 12 directors, seven of whom were directors of Rykoff-Sexton as of the date of the Merger Agreement.

  Set forth below is certain information about each person who is expected to be a member of the Board of Directors or an executive officer of Rykoff-Sexton as of the Effective Time.

                                                                    YEAR
                                                         TERM AS   BECAME
                                             YEAR BECAME DIRECTOR EXECUTIVE
NAME                                         A DIRECTOR  EXPIRES   OFFICER  AGE
- ----                                         ----------- -------- --------- ---
Mark Van Stekelenburg......................     1992       1998     1991     45
(Chairman of the Board of Directors since
December 1995, Chief Executive Officer
since December 1992 and President of
Rykoff-Sexton from December 1992 to the
Effective Time. Mr. Van Stekelenburg joined
Rykoff-Sexton in 1991 and was Executive
Vice President until December 1992. He was
previously President and Chief Executive
Officer of Grootverbruik Ahold, the
foodservice division of Royal Ahold, N.V.,
The Netherlands.)
Frank H. Bevevino..........................     1996       1996     1996     55
(President of Rykoff-Sexton as of the
Effective Time. Chairman of the Board,
President and Chief Executive Officer of US
Foodservice and its predecessor from August
1988 to the Effective Time. From April 1977
to August 1988, Mr. Bevevino was the
President of F.H. Bevevino & Co., Inc., now
a subsidiary of US Foodservice, which he
founded in 1977. From January 1971 to March
1977, Mr. Bevevino was a principal and
Executive Vice President of Custom
Management Corporation, a contract
foodservice management company.)
R. Burt Gookin.............................     1985       1997      --      81
(Retired since 1979. Mr. Gookin was
previously Vice Chairman of the Board and
chief Executive Officer of H. J. Heinz
Company.)
Jan W. Jeurgens............................     1995       1997      --      74
(Retired since 1983. From 1968-1983, Mr.
Jeurgens served as Chief Executive Officer
of Netherlands-based Makro International, a
world-wide wholesaler of food and non-food
products. Mr. Jeurgens continues an active
involvement in the international
distribution industry.)
James I. Maslon............................     1962       1996      --      69
(Retired since 1992. Mr. Maslon was
previously Vice President--Manufacturing of
Rykoff-Sexton's S.E. Rykoff & Co.
division.)
James P. Miscoll...........................     1992       1998      --      61
(Retired since 1992. Mr. Miscoll was
previously Vice Chairman of BankAmerica
Corporation. He is a director of Coast
Federal Financial, Inc., Montgomery-Watson,
Inc., Winkler McManus and CHELA (California
Higher Education Loan Authority).)
Neil I. Sell...............................     1982       1996      --      54
(Partner since 1972 in the law firm of
Maslon Edelman Borman & Brand, a
Professional Limited Liability Partnership.
Mr. Sell is a director of Grand Casinos,
Inc. and Stratosphere Corporation.)
Bernard Sweet..............................     1978       1998      --      72
(Retired since 1985. Mr. Sweet was
previously President and Chief Executive
Officer of Republic Airlines, Inc. He is a
director of G&K Services, Inc.)

                                                                    YEAR
                                                         TERM AS   BECAME
                                             YEAR BECAME DIRECTOR EXECUTIVE
NAME                                         A DIRECTOR  EXPIRES   OFFICER  AGE
- ----                                         ----------- -------- --------- ---
Harold E. Feather..........................      --        --       1992     57
(Executive Vice President, Corporate
Planning since 1994. Mr. Feather joined
Rykoff-Sexton in 1983 and served as
President, Rykoff-Sexton Distribution
Division, from 1992 until 1994. Before
then, he worked for John Sexton & Co. for
over 28 years.)
Alan V. Giuliani...........................      --        --       1990     50
(President, Rykoff-Sexton Manufacturing
Division since 1992. Mr. Giuliani joined
Rykoff-Sexton in August 1990 and served as
Vice President from 1990 until 1992. He was
previously Vice President-Research and
Development/Engineering for the Dove
International Division, and Vice President-
New Business Development and Vice
President-Plant Manager for the M&M/Mars
Division.)
Robert J. Harter, Jr.......................      --        --       1989     50
(Senior Vice President, Human Resources and
General Counsel since 1993 and Secretary
since 1995. Mr. Harter joined Rykoff-Sexton
in October 1989 and served as Vice
President and General Counsel from 1989
until 1993. He was previously Senior Vice
President and General Counsel for Tiger
International, Inc.)
Richard J. Martin..........................      --        --       1988     50
(Senior Vice President and Chief Financial
Officer since 1993. Mr. Martin joined
Rykoff-Sexton in August 1988 and served as
Vice President from 1988 until 1993. He was
previously a partner with the accounting
firm of Arthur Andersen LLP and was
associated with that firm for twenty-one
years.)
Thomas G. McMullen.........................      --        --       1996     55
(President of Rykoff-Sexton's foodservice
distribution division as of the Effective
Time. Mr. McMullen served as President,
Chief Operating Officer and Director of US
Foodservice since January 1992. Mr.
McMullen joined US Foodservice in January
1992. He previously served as President and
a director of Bevaco from August 1988.)

  Additional information about Messrs. Van Stekelenburg, Miscoll, Sweet, Jeurgens, Maslon, Gookin and Sell is contained in Rykoff-Sexton's Proxy Statement for its 1995 Annual Meeting of Stockholders, relevant portions of which are incorporated by reference in this Proxy Statement/Prospectus from the Annual Report on Form 10-K. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "AVAILABLE INFORMATION."

EXECUTIVE COMPENSATION

 Employment Agreements

  In connection with the signing of the Merger Agreement, Rykoff-Sexton entered into an amended and restated employment agreement with Mark Van Stekelenburg that became effective on the date of signing of the Merger Agreement. If the Merger is not completed by July 31, 1996, however, Mr. Van Stekelenburg's prior employment agreement with Rykoff-Sexton will be reinstated in place of his amended and restated agreement. The amended and restated employment agreement generally parallels Mr. Van Stekelenburg's prior employment agreement. It provides a minimum annual base salary of $450,000 for a five-year term beginning on the date of signing (with automatic one-year renewals commencing at the end of the fifth year unless either party gives advance notice to the contrary), with a guaranteed minimum bonus of 50% of annual base salary for Rykoff-Sexton's 1997 fiscal year and 25% of annual base salary for Rykoff-Sexton's 1998 fiscal year. The agreement provides term life insurance of not less than $1,000,000 and a corresponding tax reimbursement. If Mr. Van Stekelenburg's employment is involuntarily terminated without cause during the term of the amended and restated agreement, he will receive termination payments for the greater of two years or the remaining term of the agreement. Termination benefits include salary and welfare benefit continuation, bonus (equal to the average amount of his incentive bonus during the three years preceding termination), immediate exercisability of any outstanding stock options, the lapse of any restrictions on other equity awards, and if termination occurs before July 20, 1999, two additional years of service credit added to Mr. Van Stekelenburg's Supplemental Executive Retirement Plan. See "--Executive Compensation--Supplemental Executive Retirement Plans (SERPs)." Termination payments will be offset by any payments (other than tax reimbursements) made under his change in control agreement. See "--Executive Compensation--Change in Control Agreements and Golden Parachute Tax Exemption." In general, "cause" is defined as a willful and continued failure to perform assigned duties after notice of such failure, willful misconduct that is materially injurious to Rykoff-Sexton or a material breach of the agreement's confidentiality/nondisclosure provisions. Mr. Van Stekelenburg will be deemed to have been involuntarily terminated if he terminates employment after any of the following events: Rykoff-Sexton's breach of any material provision of the employment agreement (unless cured within a specified time); notice to Mr. Van Stekelenburg of Rykoff-Sexton's intent to terminate the agreement and his employment; Mr. Van Stekelenburg's disability, failure to be reappointed Chief Executive Officer and Chairman of the Board, or failure to be reelected to the Board of Directors; failure by a successor or assign of Rykoff-Sexton to assume liability under the employment agreement or Mr. Van Stekelenburg's Supplemental Executive Retirement Plan; or the Board of Directors' failure to approve Mr. Van Stekelenburg's strategic plans for Rykoff-Sexton as a result of irreconcilable differences with respect to the future direction of Rykoff-Sexton.

  The Merger Agreement provides that, as a condition to the closing of the Merger, Rykoff-Sexton will enter into employment agreements as of the Effective Time with certain of the senior executives of US Foodservice, including Frank H. Bevevino, expected to become President of Rykoff-Sexton and Chief Executive Officer of US Foodservice, and Thomas G. McMullen, expected to become President of US Foodservice. The proposed employment agreements with Messrs. Bevevino and McMullen generally parallel Mr. Van Stekelenburg's amended and restated employment agreement. Each agreement provides an annual base salary ($400,000 for Mr. Bevevino and $230,000 for Mr. McMullen) for a specified term (five years for Mr. Bevevino and three years for Mr. McMullen, with automatic one-year renewals commencing at the end of the initial term unless either party gives advance notice to the contrary), with a guaranteed minimum bonus of 50% of annual base salary for Rykoff-Sexton's 1997 fiscal year and 25% of annual base salary for Rykoff-Sexton's 1998 fiscal year. The agreements also guarantee for each of Messrs. Bevevino and McMullen no later than three months from the Effective Time a grant of an option to purchase a specified minimum number of Rykoff-Sexton's Common Shares (25,000 shares for Mr. Bevevino and 10,000 shares for Mr. McMullen). Rykoff-Sexton agrees to provide term life insurance in the amount of $1,000,000 and a corresponding tax reimbursement for Mr. Bevevino. In the event that Mr. Bevevino or Mr. McMullen is involuntarily terminated by Rykoff-Sexton without "cause" during the term of the agreement, he will receive termination payments for the greater of two years or the period remaining in the term. "Cause" is defined in each agreement in the same manner as it is defined in Mr. Van Stekelenburg's amended and restated employment agreement. Events constituting involuntary termination for Mr. Bevevino are generally comparable to those for Mr. Van Stekelenburg, but include a material reduction in Mr. Bevevino's authority and responsibilities or relocation without Mr. Bevevino's consent from Wilkes-Barre, Pennsylvania. For Mr. McMullen, involuntary termination includes disability, notice from Rykoff-Sexton that it intends to terminate the agreement and his employment, reduction in base salary (unless the reduction is part of a general reduction applicable to senior executives of Rykoff-Sexton), or relocation without consent from Wilkes-Barre, Pennsylvania. Termination benefits for Messrs. Bevevino and McMullen include salary and welfare benefit continuation, bonus (equal to the average amount of the executive's incentive bonus during the three years preceding termination), immediate exercisability of any outstanding stock options and the lapse of any restrictions on other equity awards. Salary and bonus termination payments for Mr. Bevevino are guaranteed to total at least $1,000,000.

 Change in Control Agreements and Golden Parachute Tax Exemption

  As of the date of signing of the Merger Agreement, Rykoff-Sexton entered into a second amended and restated change in control agreement with Mr. Van Stekelenburg and amended and restated change in control agreements with certain other of Rykoff-Sexton's senior executives (Harold E. Feather, Alan V. Giuliani, Robert J. Harter, Jr. and Richard J. Martin). Each such agreement generally parallels the executive's prior change in control agreement, and provides for the payment of specified benefits under the circumstances described below after a "change in control". In general, a "change in control" is deemed to occur under the amended and restated change in control agreements if any person becomes the beneficial owner of 25% or more of the combined voting power of Rykoff-Sexton's outstanding securities, or upon a change in the membership of Rykoff-Sexton's Board of Directors within any 12-month period, with the result that the incumbent members do not constitute a majority of the Board of Directors.

  Under the amended and restated change in control agreements, (1) the Merger will not constitute a change in control if the ML Entities have executed a written agreement (such as the Standstill Agreement) approved by Rykoff-Sexton's Board of Directors that imposes one or more limitations on the amount of the ML Entities' beneficial ownership of Rykoff-Sexton Common Shares, and such agreement (and any amendment thereto approved by at least a majority of the members of the Rykoff-Sexton Board of Directors who are not ML Directors (the "Present Directors")) continues to be in effect and binding on the ML Entities and the ML Entities remain in compliance with such agreement, as determined by at least a majority of the Present Directors, and (2) certain acquisitions of Rykoff-Sexton Common Shares from an ML Entity will not constitute a change in control if so determined by the Present Directors; provided, however, that the foregoing transactions will not be excluded from a change in control if either (A) Mr. Van Stekelenburg ceases to be the Chief Executive Officer of Rykoff-Sexton immediately following the consummation of the Merger and throughout the 12-month period thereafter, unless due to his death, to "disability" or termination for "cause" (as "disability" and "cause" are defined in Mr. Van Stekelenburg's amended and restated employment agreement), or to a voluntary termination of Mr. Van Stekelenburg's employment that is not treated as an involuntary termination of employment under Mr. Van Stekelenburg's amended and restated employment agreement, or (B) the Rykoff-Sexton Directors as of December 5, 1995, together with their successors who are Present Directors, cease to constitute at least a majority of the Rykoff-Sexton Board of Directors immediately following the consummation of the Merger and throughout the 12-month period thereafter. See "--Executive Compensation-- Employment Agreements." The amended and restated change in control agreements also exclude certain other future transactions that might be initiated by Rykoff-Sexton and in which the Chief Executive Officer and the majority of the Board of Directors remain the same.

  If a change in control occurs, the agreements (other than Mr. Van Stekelenburg's) will provide an executive with an amount equal to 2.99 times the sum of his base salary plus the amount that would otherwise be earned under any executive compensation plan if within two years subsequent to the change in control, the executive's employment is involuntarily terminated by Rykoff-Sexton other than for death, disability or "cause" (defined generally as the executive's willful and continued failure to substantially perform his duties, after specific demand for substantial performance has been made by Rykoff-Sexton, or the executive's willful engaging in misconduct that is materially injurious to Rykoff-Sexton) or if the executive terminates his employment for "good reason" (defined as (1) certain changes to the executive's duties, titles, offices or positions, (2) a salary reduction or a failure to increase salary by certain amounts, (3) failure to maintain, or certain adverse effects on the executive's participation in, certain benefit, incentive or stock option plans, (4) certain relocations of the offices of Rykoff-Sexton or the executive, (5) a reduction in the executive's vacation days, (6) a material breach of, or failure by a successor or assign of Rykoff-Sexton to assume, the executive's change in control agreement, or (7) a purported termination of the executive's employment that is not implemented pursuant to the terms of the executive's change in control agreement). Mr. Van Stekelenburg will receive an amount equal to 2.99 times the sum of his base salary plus the amount that would otherwise be earned under any executive compensation plan if, within two years subsequent to a change in control, his employment is terminated by Rykoff-Sexton for any or no reason (other than death) or if Mr. Van Stekelenburg elects to terminate his employment for any or no reason. Termination benefits for each of the executives also include outplacement expense reimbursement and welfare benefit continuation for two years after the executive's termination of employment. The agreements with Messrs. Van Stekelenburg and Feather also provide for payment of an amount necessary to restore any benefit diminution if the 20% excise tax imposed under Section 4999 of the Code is applicable to their agreements. Prior to a change in control, each of the amended and restated change in control agreements provides for a base term of three years, with automatic one-year renewals unless Rykoff-Sexton gives advance notice to the contrary. Rykoff-Sexton has previously entered into change in control agreements with Donald E. Willis, Jr. and four other Rykoff-Sexton executives, the terms of which are generally the same as the amended and restated agreements with Messrs. Giuliani, Harter and Martin, except for the term and the definition of "change in control"; under these agreements, the Merger will constitute a change in control and entitle the executive to compensation if his employment is terminated as described above.

  In connection with the Merger, US Foodservice has agreed that it will undertake such actions as may be necessary to ensure that payments made under, or the cancellation of, any employment, severance, supplemental retirement, stock option or loan agreement between US Foodservice and certain of its employees are excluded from the excise tax and deduction disallowance provisions of Sections 280G and 4999 of the Code.

 Severance Agreements

  In connection with the negotiation and execution of the amended and restated change in control agreements, Rykoff-Sexton entered into individual severance agreements as of the date of signing of the Merger Agreement with Messrs. Feather, Giuliani, Harter and Martin. The individual severance agreements provide for termination benefits if an executive is involuntarily terminated by Rykoff-Sexton other than for death, disability or "cause" (or terminates voluntarily after a reduction in pay, other than a general reduction, or notice of non-renewal of the agreement) during a three-year term (with automatic one-year renewals unless either party gives advance notice to the contrary). "Cause" for the severance agreements is defined as a failure by the executive consistently to meet applicable performance appraisal standards; an intentional act of fraud, embezzlement or theft; intentional wrongful damage to Rykoff-Sexton's property; intentional misconduct that is materially injurious to Rykoff-Sexton; or a breach of the confidentiality/nonsolicitation provisions of the severance agreement. Termination benefits include salary and welfare benefit continuation for two years, bonus (based on actual performance results during the applicable performance period and calculated as though the executive had remained employed throughout the period, but prorated to reflect the period of actual service), full vesting in any stock options and in each individual's Supplemental Executive Retirement Plan and crediting of benefits under Rykoff-Sexton's Deferred Compensation Plan at a "preferred" rate. Termination payments will be offset by any payments made under an individual's employment agreement or change in control agreement.

 Supplemental Executive Retirement Plans (SERPs)

  As of the date of the Merger Agreement, Rykoff-Sexton amended and restated SERPs previously established for Messrs. Feather, Giuliani, Harter, Martin and Willis. Except for the definition of "change in control," discussed below, the amended SERPs are identical to the prior SERPs. The amended SERPs generally provide an executive who retires at or after age 62 and who has at least 15 years of service with an annual lifetime benefit after retirement of 50% of his final average pay, reduced by any benefits the executive is entitled to receive under Rykoff-Sexton's qualified pension plan or certain retirement-type nonqualified deferred compensation plans sponsored by Rykoff-Sexton, retirement benefits under a prior employer's qualified or nonqualified plans, and any Social Security retirement benefits received by the executive. If an executive terminates employment with less than 15 years of service, the executive's annual benefit is calculated by multiplying his final average pay by a percentage that equals 2 1/2% times years of service up to 20, subject to the same reductions as discussed above. Benefits under the SERP are also reduced to take into account early retirement (early retirement is defined as retirement after attainment of age 55 with 10 years of service). Final average pay under the SERP means an executive's highest average annual base salary plus bonus paid during any consecutive three-year period within the five-year period ending on the date the executive terminates employment. The SERP also provides disability benefits, calculated for an executive with at least one year but less than 10 years of service as 25% of final

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

average pay, with the same reductions as noted above except that no reduction is made for early commencement of benefits. For an executive with at least 10 years of service, the disability annual benefit is calculated by multiplying his final average pay by a percentage that equals 2 1/2% times years of service up to 20, again with the same reductions as noted above except that no reduction is made for early commencement of benefits. After an executive's death, the SERP also provides a lifetime benefit for his surviving spouse in an amount equal to 50% of the executive's benefit, reduced by any survivor benefits paid under the Rykoff-Sexton qualified pension plan. The amendments to the SERPs have revised the definition of "change in control" under such SERPs to be identical to such definition contained in the amended and restated change in control agreements. See "--Executive Compensation--Change in Control Agreements and Golden Parachute Tax Exemption." If a change in control occurs, an executive becomes 100% vested in his benefits under the SERP and is entitled to receive benefits equal to the retirement benefit payable at age 62, with reduction for any early commencement of benefits. If a change in control does not occur, an executive becomes 100% vested only after attaining age 55 with at least five years of participation in the SERP (or after becoming disabled or dying with a surviving spouse prior to termination of employment).

  Rykoff-Sexton previously entered into a SERP with Mr. Van Stekelenburg. His accrued SERP benefits are fully vested after five years of Rykoff-Sexton service or upon disability. If Mr. Van Stekelenburg retires on or after age 60 with at least five years of service, his SERP and the Rykoff-Sexton qualified pension plan together provide an annual lifetime benefit equal to 60% of his final average pay, reduced by 3% for each year of Rykoff-Sexton service less than 20 years. If he retires before age 60 but after 55 with at least five years of service, his annual benefit is reduced by 0.5% for each month before age 60. If he terminates employment before age 55 with at least five years of service, he will receive an annual benefit beginning after age 55 that is actuarially reduced from the benefit payable at age 60. The SERP also provides disability benefits, calculated as 30% of final average pay if Mr. Van Stekelenburg becomes disabled with at least one year but less than 10 years of service and calculated as his normal retirement benefit at age 60 if he becomes disabled with at least 10 years of service. Annual SERP benefits are reduced by any Social Security retirement benefits received by Mr. Van Stekelenburg. Final average pay under the SERP means the average of Mr. Van Stekelenburg's cash compensation (plus certain deferred amounts) during the last three years of his Rykoff-Sexton employment. After Mr. Van Stekelenburg's death, the SERP provides a lifetime benefit for his surviving spouse in an amount generally equal to 60% of Mr. Van Stekelenburg's retirement benefits under the SERP, reduced by any survivor benefits paid under Rykoff-Sexton's qualified pension plan.

 Deferred Compensation Plan and Master Trust Agreement

  The Rykoff-Sexton Deferred Compensation Plan permits specified Rykoff-Sexton executives and members of Rykoff-Sexton's Board of Directors to elect to defer portions of annual base salary, annual bonus and/or directors' fees. The minimum deferral for any year is $2,000 of base salary, bonus or fees, and the maximum annual deferral is 50% of annual base salary and 100% of each of annual bonus and director's fees. Interest is credited to an individual's account on the amount deferred at specified rates. A higher interest rate is generally applied for payments due to death, disability or retirement after age 62 (or for employees only, after age 55 with five years of service), or for payments made to a participant with at least five years of participation in the Plan. The higher interest rate is also applied after a change in control occurs. The Master Trust Agreement for Executive Deferral Plans provides a means of securing payment for various of Rykoff-Sexton's deferred compensation plans for executives, including the Deferred Compensation Plan and the SERPs. Certain provisions of the Master Trust Agreement take effect only after a change in control occurs.

  Between the date of signing of the Merger Agreement and the Effective Time, Rykoff-Sexton has agreed to amend the Deferred Compensation Plan and the Master Trust Agreement to conform the definition of change in control under both documents to the definition set forth in the amended and restated change in control agreements. See "--Executive Compensation--Change in Control Agreements and Golden Parachute Tax Exemption." The amendment to the Master Trust Agreement also requires the consent of the trustee.

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

 US Foodservice Management Loans

  In connection with the Merger, an aggregate of approximately $4.9 million in loans made by US Foodservice in 1992 to certain key management employees to enable them to purchase shares of US Foodservice Common Stock will be forgiven. In addition, after the Effective Time, Rykoff-Sexton will extend loans to such employees in amounts sufficient to cover the federal and state income tax due from such employees as a result of such forgiveness that by their terms must be repaid within 15 months, or, if sooner, within three months of resignation, retirement or termination. See "THE MERGER--Interests of Certain Persons in the Merger--US Foodservice Management Loans."

 Stock Options and Other Stock-Based Compensation Plans

  At the Effective Time, each Assumed Option, whether or not vested or exercisable, shall be assumed by Rykoff-Sexton and shall constitute an option to acquire, on the same terms and conditions as were applicable under such Assumed Option, a number of Rykoff-Sexton Common Shares equal to the product of the Exchange Ratio and the number of shares of US Foodservice Common Stock subject to such Assumed Option immediately prior to the Effective Time, at a price per share equal to the aggregate exercise price for the shares of US Foodservice Common Stock subject to such Assumed Option divided by the number of Rykoff-Sexton Common Shares deemed to be purchasable pursuant to such Assumed Option; provided, however, that any Assumed Option with an exercise price of less than $.10 per Rykoff-Sexton Common Share shall be subject to the optionee's agreement that upon exercise, (i) to the extent Rykoff-Sexton has treasury Rykoff-Sexton Common Shares available, Rykoff-Sexton shall issue the appropriate number of such treasury shares to the optionee and (ii) to the extent that no such treasury shares are available, such optionee shall pay an exercise price of $.10 per Rykoff-Sexton Common Share.

  Outstanding US Foodservice options consist of both "performance options," the exercisability of which depends in part on the attainment by US Foodservice of certain financial performance targets, and "normal options," the exercisability of which does not depend on the attainment by US Foodservice of certain financial targets. With respect to the 463,714 normal options outstanding as of March 31, 1996, a total of 340,527 will, pursuant to the terms and conditions applicable thereto, become exercisable upon consummation of the Merger. With respect to the 280,561 performance options outstanding as of March 31, 1996, a total of 102,330 will, pursuant to the terms and conditions applicable thereto, become exercisable upon consummation of the Merger. In addition, with respect to those performance options not vested in accordance with their terms, the performance criteria shall be deemed satisfied on the first anniversary of the Effective Time.

  Certain Rykoff-Sexton stock based compensation plans provide for the acceleration of benefits thereunder upon a change in control of Rykoff-Sexton (as defined in such plans). The Rykoff-Sexton Board of Directors, immediately prior to the execution of the Merger Agreement, took action under each such plan to provide that the Merger would not be deemed a change in control for purposes of such plan.

  Additional information regarding the compensation of directors and executive officers of Rykoff-Sexton is contained in Rykoff-Sexton's Proxy Statement for its 1995 Annual Meeting of Stockholders, relevant portions of which are incorporated by reference in this Proxy Statement/Prospectus from the Annual Report on Form 10-K. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "AVAILABLE INFORMATION."

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

                         DESCRIPTION OF RYKOFF-SEXTON

GENERAL

  Established in 1911, Rykoff-Sexton is a leading manufacturer and distributor of high-quality foods and related non-food products and services for the foodservice industry throughout the United States. Rykoff-Sexton's products and services are sold wherever food is prepared and consumed away from home. Rykoff-Sexton distributes its product line of approximately 41,000 items to restaurants, industrial cafeterias, health care facilities, schools and colleges, hotels, airlines, supermarket service delicatessen departments and other segments of the travel and leisure markets. It also offers design and engineering services for all types of foodservice operations through its contract/design group. Rykoff-Sexton's products consist of a broad line of private label and national branded food and foodservice equipment and supplies. Rykoff-Sexton's proprietary private label products accounted for approximately 56% of its net sales in fiscal 1995. Rykoff-Sexton develops and manufactures many of its private label products, and also manufactures other products for certain customers under the customers' own brand labels.

  Rykoff-Sexton's principal operations are conducted through the Rykoff-Sexton Distribution Division (the "Distribution Division"), the Rykoff-Sexton Manufacturing Division (the "Manufacturing Division") and San Francisco International Cheese Imports. The Distribution Division is comprised of 26 distribution branches and eight additional sales offices that are largely located in major metropolitan areas throughout the United States. The Distribution Division also offers design and engineering services for all types of foodservice operations through its 10 contract/design offices. In fiscal 1995, sales of the Distribution Division (including products sold through this division by the Manufacturing Division and San Francisco International Cheese Imports) generated approximately 99% of Rykoff-Sexton's net sales.

  The Manufacturing Division manufactures products primarily under Rykoff-Sexton's proprietary private labels and also manufactures products for other manufacturers, distributors, restaurant chains and other large users under their own brand labels at its four manufacturing plants. Approximately 90% of the Manufacturing Division's products are sold through the Distribution Division and the remainder are sold directly to customers.

  Rykoff-Sexton's smaller division, San Francisco International Cheese Imports, distributes domestic and imported cheeses and specialty and gourmet products both through the Distribution Division and directly to customers.

  On November 1, 1995, Rykoff-Sexton acquired substantially all of the assets of H&O Foods, a privately owned Nevada corporation. H&O Foods is a regional, full-line institutional foodservice distributor serving Nevada, California and Arizona. Rykoff-Sexton intends to continue the business of H&O Foods within such states. Rykoff-Sexton paid approximately $30,700,000 for the assets acquired, subject to certain post-closing purchase price adjustments. The aggregate consideration consisted of approximately $5,500,000 in cash, Rykoff-Sexton's issuance of unsecured promissory notes in the amounts of $5,305,000 and $21,350,000, and its assumption of certain H&O Foods liabilities.

  Rykoff-Sexton, which was organized under the laws of the state of Delaware in 1961, is the successor to a business founded in 1911. Rykoff-Sexton's principal executive offices are located at 1050 Warrenville Road, Lisle, Illinois 60532-5201, and its telephone number is (708) 964-1414.

  Additional information concerning Rykoff-Sexton is included in certain documents incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

LITIGATION

  In October 1994, Rykoff-Sexton sold all of the stock of its then wholly-owned subsidiary, Tone Brothers, to Burns Philp Food Inc. ("Burns Philp"). The sale agreement provides for arbitration in the case of a dispute and Burns Philp has filed a notice of arbitration in which it claims contract and fraud damages in excess of $57 million in connection with its purchase of Tone Brothers. In management's opinion, based on consultation with

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

legal counsel, the sale agreement should limit any claims for breach of representations under the sale agreement to a maximum of $25 million.

  Rykoff-Sexton believes it has substantial legal and factual defenses to the Burns Philp claims and is defending itself vigorously in the matter. The evidentiary hearing was concluded on February 13, 1996, and Rykoff-Sexton and Burns Philp are briefing the issues addressed during the evidentiary hearing. Final arguments have been set for April 5, 1996 by the arbitration panel. The outcome of this matter is currently uncertain; however, in management's opinion, based on consultation with legal counsel, the resolution of this matter will not have a material adverse effect on Rykoff-Sexton's consolidated financial position or its results of operations.

  Rykoff-Sexton and its subsidiary, John Sexton & Co., are defendants in a number of cases currently in litigation or potential claims encountered in the normal course of business which are being vigorously defended. In the opinion of management, the resolution of these matters will not have a material adverse effect on Rykoff-Sexton's consolidated financial position or results of operations.

                         DESCRIPTION OF US FOODSERVICE

GENERAL

  US Foodservice, which was formed by MLCP in 1992, is the result of the combination of two regional broadline foodservice distributors, Unifax, Inc. ("Unifax") and WS Holdings, the parent company of White Swan.

  Unifax was formed in 1988 when an investment group led by Frank H. Bevevino, US Foodservice's current Chairman and Chief Executive Officer, acquired Roanoke Restaurant Service, Inc., Biggers Brothers and F.H. Bevevino & Company, Inc. ("Bevaco") from I.U. International Corporation ("IU"). Bevaco had been acquired from Frank H. Bevevino and Bevaco's other shareholders by IU in 1987. In 1992, US Foodservice, which was then named Unifax Holdings, acquired all of the outstanding capital stock of Unifax. As part of the acquisition, certain members of management of Unifax received Common Stock of US Foodservice in exchange for common stock of Unifax. The ML Entities owned the remaining 81% of the Common Stock of US Foodservice.

  White Swan is a regional broadline foodservice company that was acquired by WS Holdings in 1988. In September 1993, US Foodservice and WS Holdings, each of which was at the time controlled by ML & Co., completed the 1993 Foodservice Merger whereby WS Holdings became a wholly-owned subsidiary of US Foodservice. At the time of the 1993 Foodservice Merger, the ML Investors owned 93% of the Class A common stock of WS Holdings. US Foodservice is currently wholly-owned by the ML Investors, the Equitable Entities, management and employees of US Foodservice and other stockholders. The ML Investors currently own 78.2% of the Common Stock of US Foodservice.

  In 1994, US Foodservice acquired the assets of four distribution centers, one in Georgia and three in Florida (the "1994 Foodservice Acquisitions"), for a total of $36.2 million. The 1994 Foodservice Acquisitions were funded, in part, with an equity contribution of $25.0 million from the ML Investors. In 1995, US Foodservice completed two more acquisitions by acquiring the assets of Fort Myers Meat & Seafood Company, Inc. in Fort Myers, Florida and the assets of City Provisioners, Inc. in Ormond Beach, Florida (the "1995 Foodservice Acquisitions" and, collectively with the 1994 Foodservice Acquisitions, the "Foodservice Acquisitions"). The purchase price for the assets of the 1995 Foodservice Acquisitions was a total of $38.7 million, which US Foodservice financed with borrowings.

  On January 15, 1996, Biggers Brothers purchased substantially all of the operating assets of Brigman Food Distributors, Inc., a small, local distributor located in Charleston, South Carolina. The business has been integrated into the ongoing operations of Biggers Brothers.

  US Foodservice's principal executive office is located at 1065 Highway 315, Cross Creek Pointe, Wilkes-Barre, Pennsylvania 18702, and its telephone number is (717) 831-7500.

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

BUSINESS

 GENERAL

  US Foodservice is a leading provider of high-quality food and related non-food products throughout its marketing regions, and is the fifth largest broadline foodservice distributor in the United States. US Foodservice serves more than 40,000 customers in over 30 states, primarily in the Southeastern, Southwestern and the Mid-Atlantic regions of the United States. Through 17 decentralized distribution centers, US Foodservice supplies over 20,000 foodservice products to customers of various sizes operating in a wide variety of formats, including independent and chain restaurants, healthcare institutions, schools and universities, hotels and motels, and business foodservice facilities. US Foodservice markets an extensive array of national brands, as well as private label and exclusive brands designed to complement the national brands in meeting the demands of a diverse customer base. US Foodservice's product line includes canned and dry groceries, meat, seafood, poultry, fresh produce, frozen foods, dairy products and non-food items such as paper products, janitorial supplies and light and heavy restaurant equipment and supplies.

 COMPETITIVE STRENGTHS

  US Foodservice's 1995 net sales were approximately $1.7 billion. US Foodservice believes its position as a leader in the foodservice distribution industry is attributable to a number of competitive strengths, including the following:

  Diverse Customer Base. US Foodservice distributes food and related non-food products to over 40,000 customers in more than 30 states. Restaurants and healthcare institutions represent 56% and 17%, respectively, of US Foodservice's current sales mix. US Foodservice's accounts include "street" accounts, which are typically independently owned units that represent stable, long-term customer relationships, and "chain" accounts, which include franchised or corporate-owned units of a national or regional restaurant chain, hotel and healthcare management group. Street accounts contribute 52% of US Foodservice's current sales, while chain accounts contribute 41%. The size and diverse nature of US Foodservice's customer base reduces its dependence on any individual customer or chain account. For the fifty-two weeks ended December 30, 1995, US Foodservice's largest customer accounted for approximately 5% of net sales.

  Decentralized Management Structure. US Foodservice employs a decentralized operating strategy whereby each of the distribution centers formulates and executes its own business plan to better serve the needs of its customers, subject to overall corporate management controls and guidelines. US Foodservice believes this encourages entrepreneurial management at the local level, which enhances customer relationships through more personalized service, enables quick reaction to local competition and provides US Foodservice with stronger controls over working capital. With distribution center management in control of the day-to-day business activities, corporate management can focus on longer-term business strategies. Further, certain functions are centralized at US Foodservice's corporate headquarters to provide for better financial controls and improve overall profitability, including large-scale marketing programs, personnel benefits coordination, risk management, tax and treasury functions, and high level vendor negotiations. US Foodservice also employs a sophisticated process for benchmarking operational activities between the distribution centers in order to establish best practices for all distribution centers.

  Strong Customer Relationships. US Foodservice has established strong customer relationships as a result of its local market presence, superior customer service and diverse, high-quality product line. US Foodservice benefits from long-standing local market presence in each of its operating regions, primarily as a result of the acquisition of established, independent, family-owned foodservice distributors. US Foodservice, recognizing the benefits of strong local management, has allowed the distribution centers to retain responsibility in such areas as customer support, marketing and sales activities, and warehousing and distribution functions. The distribution centers market products based on regional tastes and preferences and deliver efficient service as a result of their local presence. The distribution centers enlist larger street customers as "program" accounts, which are accorded additional services in return for purchasing a majority of their products from the distribution center. The services

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

include market information on commodity items, vendor and manufacturer visits to introduce new products, analysis of menu profitability and preferential treatment at marketing functions such as food shows. Establishing a program with a street customer allows the customer to obtain many of the benefits available to, and thereby compete more effectively with, the chain accounts. US Foodservice typically receives consistent order size and delivery day commitments from program customers, which reduces operating costs. Finally, US Foodservice's broad, high-quality product line allows US Foodservice to become its customers' primary supplier by meeting all of their foodservice needs.

  Value-Added Services. US Foodservice provides a wide range of value-added services to its customers, including advice and assistance on product selection, computerized menu planning and recipes, nutritional information, inventory control, marketing strategies and training of customer personnel. US Foodservice's approximately 700 highly skilled salespersons, in addition to soliciting purchase orders, advise customers on menu options, food preparation and serving methods, as well as merchandising techniques and unit cost controls. Consistent with US Foodservice's decentralized management strategy, each distribution center develops vendor supported, value-added services for its specific customer base. Successful marketing services and programs are disseminated to other distribution centers, which implement them as appropriate, helping to reduce duplicative efforts and costs.

  Strong Vendor Relationships. US Foodservice enjoys strong vendor relationships as a result of concentrating its purchasing power among a select group of vendors, as well as its emphasis on marketing national brand products. As a result, US Foodservice believes it receives more attractive pricing terms, incentive programs and additional marketing support such as sales training, food show participation and advertising support in US Foodservice publications. While US Foodservice's corporate product directors negotiate with vendors in order to take advantage of the aggregate purchasing power of all distribution centers, each distribution center employs purchasing agents to meet regional customer demands for product, as well as to achieve efficient, localized management of inventory.

  Diverse Product Line and Support of National Brand Products. By distributing more than 20,000 national brand, private label and exclusive brand products, US Foodservice seeks to ensure that each of its over 40,000 customers has the ability to choose the product which meets the customer's selection criteria of quality, price or consistency. US Foodservice focuses on the marketing of national brands, and currently approximately 85% of sales are of national brand products. The marketing of national brands ensures consistency of product for the customer and an improved level of partnership with the vendor. US Foodservice's private label items are typically products such as canned and frozen fruits and vegetables purchased from a number of suppliers. The private label indicates to the customer that the product meets specific quality standards dictated by US Foodservice. US Foodservice also has several exclusive brands, many of which are trademarked, that are used to market the highest quality products available. By managing the mix of national brands, private labels and exclusive brands, US Foodservice believes it can optimize the margins on product sales.

  Geographic Diversification. US Foodservice distributes products in more than 30 states. Several of US Foodservice's operating regions are characterized by strong local economies and favorable demographics. These favorable demographics include growing populations in certain states, such as Florida, the Carolinas and Texas, as well as increasing numbers of dual income households and high net worth retirees. In addition, the marketing regions of the distribution centers are substantially contiguous, with little overlap. This allows US Foodservice to solicit business from organizations that have operations in multiple regions, which would not otherwise be available to the distribution centers on an individual basis. US Foodservice's size, as well as its geographic diversity, mitigate the adverse effects that a downturn in the business of any one distribution center would have on US Foodservice as a whole.

  Management Team. US Foodservice is led by an experienced management team at both the corporate and distribution center levels. Many of US Foodservice's corporate staff are former division executives with extensive operating experience. In addition, US Foodservice's decentralized management structure promotes the recruitment, development and retention of qualified managers, who are given the opportunity to move throughout

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

the organization to satisfy both the manager's career ambitions and US Foodservice's staffing requirements. The current management team has overseen the formation of US Foodservice by the combination of Unifax and White Swan in 1993, at the time the seventh and eighth largest foodservice distribution companies, respectively, in the United States. Additionally, current management has integrated seven acquisitions of foodservice distribution centers in 1994, 1995 and 1996.

PRODUCTS

  US Foodservice offers a broad and diverse line of products consisting of more than 20,000 items. These products include a wide array of canned and dry groceries (approximately 28% of net sales), fresh and frozen meats (21%), frozen foods (16%), refrigerated and dairy products (7%), poultry (7%), fresh and frozen seafood (5%) and fresh produce (5%). US Foodservice also offers a variety of non-food items, including paper products, such as disposable napkins, plates and cups, as well as a full line of janitorial and cleaning supplies (8%). In addition, US Foodservice offers tableware, such as glassware, china and silverware, along with a comprehensive line of light and heavy restaurant and kitchen equipment (3%).

  National brands currently represent approximately 85% of US Foodservice's sales. US Foodservice believes its commitment to national brands provides it with a competitive advantage over distributors who stress the marketing of products under private labels. The marketing of a national brand ensures consistency of product for the customer and an improved level of partnership with vendors, which results in competitive pricing and significant sales and marketing support.

  In addition to national brands, US Foodservice selectively markets commodity products, such as frozen and canned fruits and vegetables, and chicken and pork products, under its US Foodservice label and additional products under US Foodservice brand names, many of which are trademarked. US Foodservice's policy is to pack only the finest quality product available under its labels and exclusive brands. This strategy is designed to effectively compete with competitors' private labels on price-sensitive items, and the exclusive brands build customer confidence and loyalty for these products and to US Foodservice. Examples of US Foodservice brands include "Cross Valley Farms(R)" for deli and dairy products, "Pine Ridge Farms" for turkey products, "Arctic Harvest(R)" and "Asian Harvest(R)" for seafood products, "La Comida(R)" for Mexican and snack food products, "La Bella Villa(R)" for Italian and tomato products, and "Gold N Clear" for shortenings and oils.

  Several of the distribution centers also provide extended product lines based on processing conducted in their facilities. Distribution centers in Ormond Beach, Florida and Pittston, Pennsylvania are United States Department of Agriculture ("USDA") approved processors of meat. These facilities are therefore allowed to cut and pack meat into customer-requested portion sizes.

CUSTOMERS

  US Foodservice classifies its foodservice customers as "street," "program" (a category within street), "chain" and "other."

  Street accounts, which contributed approximately 52% of net sales for the fifty-two weeks ended December 30, 1995, are typically single-unit facilities, locally owned and operated, that purchase products on a weekly basis from several broadline and specialty distributors. Street accounts may include restaurants, diners, taverns, schools and hotels. US Foodservice assigns a geographical territory to a salesperson who contacts the street accounts weekly to take orders, collect receivables and provide professional services, such as menu planning, wait-staff training and coordinating meetings with product specialists and manufacturers' sales representatives.

  Recognizing that operational costs are best controlled when they are consistent and when the sale involves a minimal amount of product handling, salespersons establish "program" accounts by means of distribution agreements that provide for structured distribution delivery days, delivery times and product volume. Program accounts purchase a majority of their product requirements from US Foodservice and are rewarded with

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

preferential treatment at marketing events, such as food shows, information regarding market trends and expanded vendor support. Approximately 42% of street account volume is derived from program accounts.

  Chain accounts, which contributed approximately 41% of net sales for the fifty-two weeks ended December 30, 1995, include franchised or corporate owned units of a national or regional restaurant chain, hotel or healthcare management group. They are serviced by US Foodservice with fewer salespersons than a street or program account, and although gross margins are generally lower for chain accounts than for street or program accounts, the order sizes are typically larger, reducing warehousing and delivery costs per order, and resulting in operating margins similar to street and program sales.

  Other sales include those to schools and other institutions on a bid basis, as well as retail sales and sales to other distributors. Accounts classified as "other" accounted for approximately 7% of net sales for the fifty-two weeks ended December 30, 1995.

  US Foodservice distributes food and related products to five primary types of institutions: restaurants (56% of net sales for the fifty-two weeks ended December 30, 1995), healthcare institutions (17%), schools and universities (11%), business and industrial facilities (8%), and hotels and motels (3%), with other customers comprising the remaining sales.

SALES AND MARKETING

  US Foodservice relies on its highly skilled and motivated sales force to increase account penetration and establish new customer relationships. US Foodservice currently employs over 600 salespersons for street accounts in either commissioned sales, supervisory or customer representative roles, and over 100 salespersons to service its chain accounts. Salespersons assist customers in reviewing new product offerings, evaluating current product lines and market trends, and ensuring that all facets of the distribution centers' operations are providing the level of service demanded by customers. US Foodservice equips its sales force with sales and promotional materials, including videos, to assist customers in marketing their products and training their staff. Salespersons also participate in ServSafe(R) training, the National Restaurant Association's certification program on food safety and sanitation. Salespersons have an average tenure of 6.5 years with US Foodservice and receive extensive training from the distribution centers and vendors. A salesperson's compensation is based on a commission structure designed by each distribution center according to sales volume, account profitability, new account origination and collection of accounts receivable.

  More than 85% of the sales force use laptop computers that provide access to sales history data for each customer, as well as extensive information concerning inventory and product availability. Timely access to such data reduces the clerical effort involved in a sales call, and allows the salesperson to act in an advisory capacity to the customer. As a result, US Foodservice's current service level, defined as the percentage of items shipped to items ordered, is approximately 99%.

  Another value-added marketing tool is the Cygnet menu management program, which assists in the management of foodservice departments in long term healthcare facilities and hospitals. Every six months, each Cygnet customer is provided with four-week cycle menus, designed by registered dieticians. The customer is then able to control portion sizes, inventory and product purchases.

VENDORS

  US Foodservice employs product directors and local purchasing agents with specific product expertise who purchase goods from over 3,500 independent vendors. These suppliers include both large national multi-line and smaller local specialty processors and packagers. As one of the largest customers of most of its suppliers, US Foodservice is able to secure competitive prices and marketing support. US Foodservice purchases products from a diverse group of suppliers and believes it has adequate alternative sources of supply for substantially all of its products. Orders to the vendors for products are initiated at each distribution center based upon customer purchase history, vendor performance, warehouse restrictions and working capital goals.

  The quality of the products sold to customers is one of the most important aspects of US Foodservice's business. Quality control is a constant focus within US Foodservice for all employees. Members of the corporate and distribution center purchasing staffs visit canners and growers regularly to assure that they meet US Foodservice's high standards. US Foodservice also monitors quality by product sampling. US Foodservice has developed a comprehensive product specification manual for all private label products which is given to vendors.

  To mitigate US Foodservice's risk from adulterated products, US Foodservice requires its vendors of both nationally branded and private label products to provide indemnification agreements and maintain specified levels of insurance.

DISTRIBUTION

  US Foodservice distributes its products from its 17 distribution centers located in Florida, Georgia, North Carolina, Ohio, Oklahoma, Pennsylvania, Tennessee, Texas, Virginia and West Virginia. Twelve of these distribution centers are broadline, four are system and one is a specialty center. These distribution centers contain dry, refrigerated and frozen storage areas as well as office space for the sales, purchasing, marketing and financial personnel. Products may be delivered directly by the vendor, via common carrier or backhauled on one of US Foodservice's delivery vehicles.

  Customers place orders with distribution centers either through salespersons or directly via telephone, facsimile machine, or direct computer access between the customer's and the distribution centers' computers. Once an order is received, it is usually processed and shipped to ensure delivery to the customer within 24 hours. US Foodservice's fleet of trucks consists of more than 900 vehicles. The majority of the delivery routes are mapped by a computer system measuring variables such as desired customer delivery time, number of cases, mileage, route alternatives, backhaul opportunities and governmental regulations regarding allowable driving hours. This system allows US Foodservice to monitor the efficiency of its deliveries to customers.

PROPERTIES

  As of December 30, 1995, US Foodservice leased its corporate headquarters and operated 17 distribution centers, consisting of office and warehouse space with a total floor area of approximately 2.6 million square feet. The following table describes the principal properties of US Foodservice as of December 30, 1995:

        FACILITY        LOCATION                     SQUARE FEET OWNED OR LEASED
        --------        --------                     ----------- ---------------
 Corporate Headquarters Wilkes-Barre, PA...........     12,000       Leased
 Distribution Centers:
 Biggers                Charlotte, NC..............    397,000        Owned
 Dallas                 Mesquite, TX...............    247,000        Owned
 Austin                 Austin, TX.................    244,000       Leased
 Davis                  Oklahoma City, OK..........    218,000        Owned
 Kings                  Knoxville, TN..............    180,000        Owned
 Roanoke                Salem, VA..................    175,000        Owned
 Lubbock                Lubbock, TX................    153,000        Owned
 CP                     Ormond Beach, FL...........    142,000        Owned
 Watson                 Dallas, TX.................    130,000       Leased
 Ohio                   Columbus, OH...............    126,000       Leased
 Bevaco                 Pittston, PA...............    119,000        Owned
 Standard               Hurricane, WV..............    115,000        Owned
 Riviera Beach          Riviera Beach, FL..........     95,000        Owned
 Mom's                  Dallas, TX.................     74,000       Leased
 Atlanta                Atlanta, GA................     69,000        Owned
 Orlando                Orlando, FL................     59,000        Owned
 Fort Myers             Fort Myers, FL.............     47,000        Owned

  The corporate headquarters and Watson leases expire in 1996; the Ohio lease expires in 1997; the Mom's lease expires in 2000; and the Austin lease expires in 2007. US Foodservice is currently planning to enter into a long-term lease for new corporate headquarters in Luzerne County, Pennsylvania with a term beginning in August 1996. Expansions have been recently completed at Davis, Bevaco, Austin and Lubbock. US Foodservice is currently planning to construct a new, technologically advanced distribution center for Biggers Brothers beginning in 1996. This project is expected to be completed in 14 months at an estimated cost of $35.0 million. US Foodservice believes that its existing warehouse facilities and the planned Biggers Brothers distribution center will be sufficient to satisfy its warehouse requirements for the foreseeable future.

COMPETITION

  US Foodservice operates throughout the Southeastern, Southwestern and Mid-Atlantic regions of the United States and encounters significant competition in each of its marketing areas. US Foodservice competes with the several national distributors, including Rykoff-Sexton, as well as numerous regional and local distributors.

  US Foodservice believes that although price is a consideration, competition in the foodservice distribution industry is generally based on product quality, customer relations and service. As one of the leading broadline distributors in its marketing regions, US Foodservice believes that it carries a wider selection of food products of superior quality and value than most of its competitors. US Foodservice believes that its extensive product line, maintenance of consistent product quality, commitment to vendor partnerships, highly motivated sales force and decentralized management philosophy contribute to its ability to compete effectively in its regional markets.

EMPLOYEES

  US Foodservice has approximately 3,700 full-time employees, of which approximately 100 are covered by a collective bargaining agreement. Approximately 65% of the employees of US Foodservice receive a portion of their compensation based on performance criteria. US Foodservice believes that its relationship with its employees is satisfactory.

LEGAL PROCEEDINGS

  On April 28, 1993, the United States of America filed a one-count Department of Justice ("DOJ") information against White Swan (which became a subsidiary of US Foodservice on September 22, 1993) in the U.S. District Court for the Southern District of Texas. The DOJ proceeding concerned activities of the White Swan-Houston Division (now consolidated with Austin) involving the submission of bids for the supply of wholesale grocery products to public schools and other public entities in southeastern Texas from 1985 through early 1990. On June 10, 1993, White Swan entered a plea of guilty and paid a fine of $650,000.

  White Swan also paid $60,000 to the State of Texas in September 1993 in settlement of claims brought by the State of Texas for alleged violations of the Texas Free Enterprise and Antitrust Act of 1983 relating to the same activities investigated by the DOJ.

  On June 1, 1994, in connection with the same matter, White Swan received a written Notice of a Proposed Debarment by the USDA, Food and Nutrition Service ("FNS"). Appropriate documentation was sent to the FNS and a meeting was held in August 1994. On January 20, 1995, White Swan received a proposed Compliance Agreement in Lieu of Debarment ("Compliance Agreement") from the USDA. Various drafts of the Compliance Agreement have been exchanged and negotiations are ongoing.

  US Foodservice is involved in various litigation matters incidental to the conduct of its business. Management does not believe that the outcome of any of these legal proceedings will have a material adverse effect on the financial condition or results of operations of US Foodservice.

                           DESCRIPTION OF MERGER SUB

  Merger Sub, a Delaware corporation and a wholly-owned subsidiary of Rykoff-Sexton, was incorporated on December 20, 1995 solely for the purpose of effecting the Merger. Merger Sub engages in no other business. The mailing address of Merger Sub's principal executive offices is c/o Rykoff-Sexton, Inc., 1050 Warrenville Road, Lisle, Illinois 60532-5201, and its telephone number is (708) 964-1414.

        US FOODSERVICE SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

  The following selected historical consolidated financial data as of December 31, 1994 and December 30, 1995 and for the fiscal years ended January 1, 1994, December 31, 1994 and December 30, 1995, respectively, have been derived from the consolidated financial statements of US Foodservice audited by Arthur Andersen LLP, independent public accountants, included elsewhere herein.

  The financial data for periods prior to January 3, 1993 are presented as set forth due to the circumstances of the 1993 Foodservice Merger. See "DESCRIPTION OF US FOODSERVICE--General." The 1993 Foodservice Merger has been accounted for as a combination of companies under common control. As such, the assets and liabilities of the merged entities have been reflected at their historical carrying values in the consolidated financial statements of US Foodservice. The results of operations have been presented as if the 1993 Foodservice Merger had occurred as of September 4, 1992, the date both Unifax Holdings and WS Holdings came under the common control of ML & Co. Prior to September 4, 1992, the results of operations represent those of WS Holdings only. In addition, effective January 2, 1993, WS Holdings changed its fiscal year end from the last Saturday in June to the Saturday following the Friday nearest to December 31 to conform to US Foodservice's fiscal year end. As a result, the financial data as set forth below include (i) data as of and for the fifty-two week periods ended June 29, 1991 and June 27, 1992, respectively, which have been derived from the audited consolidated financial statements of WS Holdings, not included herein, (ii) data as of and for the twenty-seven week period ended January 2, 1993 (which includes the results of WS Holdings for the entire twenty-seven week period and the results of Unifax Holdings from September 4, 1992 through January 2, 1993), which have been derived from the audited consolidated financial statements of US Foodservice, not included herein and (iii) data as of January 1, 1994, which have been derived from the audited consolidated financial statements of US Foodservice, not included herein.

  The selected historical consolidated financial data should be read in conjunction with the US Foodservice consolidated financial statements and notes thereto and "--US Foodservice Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere herein.

                                                FISCAL YEAR ENDED
                         ---------------------------------------------------------------
                         JANUARY 1, 1994(1) DECEMBER 31, 1994(1)(2) DECEMBER 30, 1995(3)
                             (52 WEEKS)           (52 WEEKS)             (52 WEEKS)
                         ------------------ ----------------------- --------------------
                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
  Net sales.............     $1,439,409           $1,470,061             $1,676,007
  Cost of goods sold....      1,195,556            1,209,941              1,382,213
                             ----------           ----------             ----------
  Gross profit..........        243,853              260,120                293,794
  Operating expenses....        188,501              200,387                225,189
  Depreciation and
   amortization.........         21,322               14,523                 16,379
  Forgiveness of notes
   receivable from stock
   sale.................          1,005                1,012                    980
  Write-off of goodwill
   and related
   intangible assets....         14,274                  --                     --
  Restructuring and
   other charges
   (credits)............         36,669               (3,425)                   --
                             ----------           ----------             ----------
  Income (loss) from
   operations...........        (17,918)              47,623                 51,246
  Interest expense, net.         30,694               31,690                 35,727
  Other expense
   (income), net........            252                  110                  1,031
                             ----------           ----------             ----------
  Income (loss) before
   income taxes and
   extraordinary item...        (48,864)              15,823                 14,488
  Income tax provision
   (benefit)............         (2,882)               2,912                  6,691
                             ----------           ----------             ----------
  Income (loss) before
   extraordinary item...        (45,982)              12,911                  7,797
  Extraordinary loss(4).          8,686                  --                     --
                             ----------           ----------             ----------
  Net income (loss).....     $  (54,668)          $   12,911             $    7,797
                             ==========           ==========             ==========
  Net income (loss) per
   share attributable to
   common stockholders..     $    (7.93)          $     0.68             $     0.02
  Income (loss) per
   share before
   extraordinary item
   attributable to
   common stockholders..     $    (6.81)          $     0.68             $     0.02
                             ==========           ==========             ==========
  Cash dividend per
   share................            --                   --                     --
                             ==========           ==========             ==========
  Weighted average
   shares outstanding...      7,729,227            8,241,211              9,147,639
BALANCE SHEET DATA (AT
 PERIOD END):
  Total assets..........     $  516,835           $  554,509             $  610,535
  Long-term debt........        294,102              294,388                343,334
  Mandatory redeemable
   preferred stock......         54,772               57,137                 53,196
  Stockholders' equity
   (deficit)............         (2,564)              28,678                 30,791

                                          FISCAL YEAR ENDED
                                     ---------------------------
                                     JUNE 29, 1991 JUNE 27, 1992 27 WEEKS ENDED
                                      (52 WEEKS)    (52 WEEKS)   JANUARY 2, 1993
                                     ------------- ------------- ---------------
                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                        DATA)
STATEMENT OF OPERATIONS DATA:
  Net sales........................    $ 650,984     $ 697,983      $ 627,955
  Cost of goods sold...............      529,629       571,509        520,136
                                       ---------     ---------      ---------
  Gross profit.....................      121,355       126,474        107,819
  Operating expenses...............       83,378        90,200         82,820
  Depreciation and amortization....       14,115        14,668         10,426
  Forgiveness of notes receivable
   from stock sale.................          --            --             994
  Write-off of goodwill and related
   intangible assets...............          --            --             --
  Restructuring and other charges
   (credits).......................          --            --             --
                                       ---------     ---------      ---------
  Income from operations...........       23,862        21,606         13,579
  Interest expense (net)...........       23,576        20,991         14,421
  Other expense (income), net......          806           275            (39)
                                       ---------     ---------      ---------
  Income (loss) before income taxes
   and extraordinary item..........         (520)          340           (803)
  Income tax provision (benefit)...        1,282         1,916          1,221
                                       ---------     ---------      ---------
  Income (loss) before
   extraordinary item..............       (1,802)       (1,576)        (2,024)
  Extraordinary loss(4)............          --            --           5,081
                                       ---------     ---------      ---------
  Net income (loss)................    $  (1,802)    $  (1,576)     $  (7,105)
                                       ---------     ---------      ---------
  Net income (loss) per share
   attributable to common
   stockholders....................    $   (2.68)    $   (2.33)     $   (1.67)
  Income (loss) per share before
   extraordinary item attributable
   to common stockholders..........    $   (2.68)    $   (2.33)     $   (0.81)
                                       =========     =========      =========
  Cash dividend per share..........    $     --      $     --       $     --
                                       =========     =========      =========
  Weighted average shares
   outstanding.....................    1,814,496     2,198,717      5,899,177
BALANCE SHEET DATA (AT PERIOD END):
  Total assets.....................    $ 243,530     $ 247,664      $ 553,425
  Long-term debt...................      159,816       158,006        290,100
  Mandatory redeemable preferred
   stock...........................       22,338        25,882         49,388
  Stockholders' equity (deficit)...      (10,344)      (15,511)        58,018

- --------
(1) Income (loss) before extraordinary item includes nonrecurring charges of approximately $50.9 million in the fiscal year ended January 1, 1994 and nonrecurring credits of $3.4 million in the fiscal year ended December 31, 1994. The charges and credits relate to nonrecurring transactions including the write-off of unamortized goodwill and related intangible assets attributable to three of White Swan's distribution centers, and restructuring and other charges. See "--US Foodservice Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 14 to the consolidated financial statements of US Foodservice included elsewhere herein for a further explanation of such charges and credits.
(2) Statement of operations data for the fiscal year ended December 31, 1994 include the results of the Atlanta Distribution Center from September 9, 1994, the date of its acquisition, and of the Fort Myers, Orlando and Riviera Beach distribution centers from September 16, 1994, the date of their acquisition.
(3) Statement of operations data for the fiscal year ended December 30, 1995 include the results of the Fort Myers Meat & Seafood distribution center from January 20, 1995, the date of its acquisition, and of the CP Distribution Center from April 1, 1995, the date of its acquisition.
(4) For the fiscal year ended January 1, 1994, US Foodservice recorded an extraordinary item of approximately $8.7 million net of related tax benefit of approximately $3.2 million, related to the early extinguishment of indebtedness, and recorded a similar charge of approximately $5.1 million net of related tax benefit of $3.1 million for the twenty-seven week period ended January 2, 1993.

US FOODSERVICE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

 GENERAL

  The foodservice industry is characterized primarily by small and medium-size (less than $100.0 million in net sales) independent distributors serving local and regional markets. In recent years the industry has experienced significant consolidation as the services required by customers (such as product diversity, geographic coverage, competitive pricing, accurate on-time delivery, and auxiliary services such as menu planning) have increased, requiring substantial capital and operational resources. This has created a significant competitive advantage for the relatively small number of large distributors that have the resources to satisfy these customer requirements. Such distributors are better able to deploy working capital to carry broader product lines, develop stronger vendor relationships and make greater investments in technology.

  In September 1993, US Foodservice completed the 1993 Foodservice Merger, thereby creating the fourth largest broadline foodservice distributor in the United States. As a result of the 1993 Foodservice Merger, US Foodservice:

  (i) doubled its net sales, thereby further enhancing its relationships and leverage with its vendors and obtaining more competitive pricing and enhanced marketing and merchandising support;

  (ii) expanded its geographic diversity, thereby achieving the capability to service a larger chain account base while reducing its exposure to regional economic downturns;

  (iii) realized synergies through consolidation and rationalization of certain distribution centers and corporate functions;

  (iv) expanded the diversity of its customer base, product line and services; and

  (v) enhanced its pool of management resources.

  US Foodservice's historical growth has depended, in part, on its ability to acquire, integrate and operate new businesses within existing and contiguous geographical markets. Since the 1993 Foodservice Merger, US Foodservice has completed the Foodservice Acquisitions. US Foodservice believes that its success in integrating these acquired businesses is primarily the result of its entrepreneurial, decentralized management structure and the application of its management information systems. Most acquired businesses generate margins lower than those of existing distribution centers until fully integrated into the purchasing, merchandising and operational systems of US Foodservice. The time necessary to integrate acquired businesses depends upon the size and operating sophistication of such businesses, but the benefits of integration do not typically begin to be fully realized until after one year. As an example of integration benefits, the gross margins of the 1994 Foodservice Acquisitions have increased from 14.1% for the 13 weeks ended December 31, 1994 to 15.6% for the 13 weeks ended December 30, 1995.

  US Foodservice continually evaluates the level of profitability of individual customer accounts. This has allowed US Foodservice to successfully focus its resources towards its more profitable accounts and to modify less profitable relationships. As a result of this review process, US Foodservice selectively discontinues relationships with less profitable accounts, which results in lower net sales but allows for improved operating margins and more efficient use of US Foodservice's distribution infrastructure.

  The following table sets forth US Foodservice's income (loss) from operations for the periods indicated:

                                                       52 WEEKS ENDED
                                            ------------------------------------
                                            JANUARY 1, DECEMBER 31, DECEMBER 30,
                                               1994        1994         1995
                                            ---------- ------------ ------------
Net sales..................................   100.00%     100.00%      100.00%
Gross profit...............................    16.94       17.69        17.53
Operating expenses.........................    13.10       13.63        13.44
Depreciation and amortization..............     1.48        0.99         0.98
Nonrecurring charges (credits).............     3.54       (0.23)         --
Income (loss) from operations..............    (1.24)       3.24         3.06

 RESULTS OF OPERATIONS

 Fiscal 1995 Compared to Fiscal 1994

  Net Sales. Net sales increased 14.0% to $1,676.0 million in fiscal 1995 from $1,470.1 million in fiscal 1994. The Foodservice Acquisitions contributed $169.9 million to this increase in net sales, which offset sales decreases resulting from US Foodservice's decision to terminate its relationship with a large, low-margin, multi-unit customer as part of its efforts to continually review customer profitability and optimize resource allocation. Excluding the effect of this decision, existing distribution centers experienced $60.0 million in net sales increases primarily due to the addition of new customers and increased sales to existing customers. Price inflation did not have a measurable effect on net sales.

  Gross Profit. Gross profit increased 13.0% to $293.8 million in fiscal 1995 from $260.1 million in fiscal 1994. Despite an increase in gross profit, gross margin for fiscal 1995 declined to 17.5% from 17.7% for fiscal 1994. The Foodservice Acquisitions attained gross margins of 15.7%, while the existing distribution centers had gross margins of 17.8%. The Foodservice Acquisitions' lower gross margins were primarily attributable to the nature of their customer mix, as well as to the Foodservice Acquisitions' not having completed the implementation of US Foodservice's merchandising, marketing and operational programs.

  Operating Expenses. Operating expenses increased 12.4% to $225.2 million in fiscal 1995 from $200.4 million in fiscal 1994. The Foodservice Acquisitions accounted for $21.9 million of this increase. Operating expenses as a percentage of net sales decreased to 13.4% in fiscal 1995 from 13.6% in fiscal 1994.

  Depreciation and Amortization. Depreciation and amortization expense increased 12.8% to $16.4 million in fiscal 1995 from $14.5 million in fiscal 1994. The Foodservice Acquisitions accounted for substantially all of the increase.

  Income from Operations. Income from operations decreased 7.6% to $51.2 million in fiscal 1995 from $47.6 million in fiscal 1994. Excluding the nonrecurring credit in fiscal 1994, US Foodservice's income from operations increased 15.9%, or $7.0 million, in fiscal 1995 compared to fiscal 1994. The increase in net sales accounted for most of the improvement.

  Interest Expense. Interest expense increased 12.7% to $35.7 million in fiscal 1995 from $31.7 million in fiscal 1994. The increase in interest expense resulted from higher debt levels incurred to finance the 1995 Foodservice Acquisitions, as well as the impact of higher interest rates.

  Provision for Income Taxes. Provision for income taxes of $6.7 million in fiscal 1995 reflected an effective tax rate of approximately 46.2%. The effective rate in fiscal 1995 is greater than the Federal statutory rate of 34% primarily due to the non-deductibility of goodwill amortization and the effect of state taxes. Provision for income taxes of $2.9 million in fiscal 1994 reflected an effective rate of 18.4%, which is lower than the Federal statutory rate of 34% primarily due to the reduction in valuation allowances against deferred tax assets of approximately $10.3 million.

 Fiscal 1994 Compared to Fiscal 1993

  Net Sales. Net sales increased 2.1% to $1,470.0 million in fiscal 1994 from $1,439.4 million in fiscal 1993. The 1994 Foodservice Acquisitions contributed $41.0 million to net sales in fiscal 1994 which offset sales decreases resulting from US Foodservice's decision to discontinue its relationships with several low-margin customers, including one significant account in mid-fiscal 1994 which resulted in a $24.0 million reduction in sales. The decision to discontinue the business with these customers was the result of an overall review of all significant customer relationships in connection with the 1993 Foodservice Merger. In addition, in 1993 US Foodservice consolidated its Houston and Corpus Christi, Texas operations into its Austin, Texas facility. This consolidation resulted in the elimination of $42.0 million of business in the Houston and Corpus Christi markets. Excluding the effects of these actions, existing distribution centers experienced $56.7 million in net sales increases primarily due to the addition of new customers and increased sales to existing customers. Sales growth was adversely affected during fiscal 1994 by the inclement weather which impacted certain of the distribution centers. Price inflation did not have a measurable effect on net sales.

  Gross Profit. Gross profit increased 6.7% to $260.1 million in fiscal 1994 from $243.9 million in fiscal 1993. The gross margin increased to 17.7% in fiscal 1994 from 16.9% in fiscal 1993. The 1994 Foodservice Acquisitions provided $5.9 million of the increase in gross profit. The increase in gross margin is a direct result of the benefits derived from US Foodservice's purchasing leverage and strong vendor relationships that resulted from the additional sales volume generated by the 1993 Foodservice Merger. Gross margins also benefited in fiscal 1994 as a result of US Foodservice's decision to terminate relationships with several low margin customers.

  Operating Expenses. Operating expenses increased 6.3% to $200.4 million in fiscal 1994 from $188.5 million in fiscal 1993. The 1994 Foodservice Acquisitions accounted for $4.9 million of the increase in operating expenses. Operating expenses, as a percentage of sales, increased to 13.6% in fiscal 1994 as compared to 13.1% in fiscal 1993. The increase is due, in part, to expenses associated with expansion into new sales regions and, to a lesser extent, the inclement weather experienced in fiscal 1994.

  Depreciation and Amortization. Depreciation and amortization expense decreased 31.9% to $14.5 million in fiscal 1994 from $21.3 million in fiscal 1993. The decrease is primarily attributable to the full amortization of amounts paid under a non-compete agreement between White Swan and its former owner in fiscal 1993.

  Nonrecurring Charges (Credits). In connection with the 1993 Foodservice Merger, and as a result of the decision to consolidate three distribution centers, certain nonrecurring expenses were incurred in fiscal 1993 which were classified as restructuring and other charges in the amount of $36.7 million. These costs include lease termination, severance and other costs associated with the consolidation of distribution centers and the costs relating to financial integration and elimination of duplicative tasks. In addition, during fiscal 1994, a credit of $3.4 million resulted from US Foodservice's termination of a lease relating to the consolidation of a Distribution Center on terms more favorable than originally estimated. During fiscal 1993, WS Holdings wrote off $14.3 million of unamortized goodwill and related intangible assets attributable to three distribution centers. The three distribution centers operated at a loss before interest and amortization during 1993 and projections of future results indicated that such losses would continue. See Note 14 to the consolidated financial statements of US Foodservice included elsewhere herein.

  Income From Operations. Income from operations was $47.6 million in fiscal 1994 compared to a loss from operations of $17.9 million in fiscal 1993. This was partially attributable to nonrecurring charges of $50.9 million in fiscal 1993. Excluding the nonrecurring charges, income from operations increased 33.8% to $44.2 million in fiscal 1994 from $33.0 million in fiscal 1993. This increase was a result of an increase in net sales, improved gross margins, and the decrease in amortization associated with the White Swan non-compete agreement.

  Interest Expense. Interest expense increased from $30.7 million in fiscal 1993 to $31.7 million in fiscal 1994. The increase reflects higher interest rates.

  Extraordinary Item. An extraordinary loss was recorded in fiscal 1993 totaling $8.7 million due to the write-off of debt issuance costs associated with the refinancing of the debt of US Foodservice and WS Holdings in the 1993 Foodservice Merger.

  Provision for Income Taxes. Provision for income taxes amounted to $2.9 million in fiscal 1994 versus a benefit of $2.9 million in fiscal 1993. The effective rate of 18.4% in fiscal 1994 is lower than the Federal statutory rate of 34% due to the reduction in valuation allowances against deferred tax assets of approximately $10.3 million. This reduction is the result of US Foodservice's evaluation that the tax assets reserved for in fiscal 1993 will be realized.This reduction was partially offset by an Internal Revenue Service audit assessment and other reserves of $4.4 million, nondeductible goodwill amortization of $1.7 million and state and other taxes of $1.2 million.

 LIQUIDITY AND CAPITAL RESOURCES

  US Foodservice's liquidity requirements arise primarily from the funding of its working capital needs, obligations on indebtedness and capital expenditures. Historically, these requirements have been met with operating cash flows and borrowings under the Existing Credit Facility. Working capital needs are driven primarily by the needs of the individual distribution centers and correlate closely with sales levels. Capital expenditures are also based on the requirements of the individual distribution centers.

  During fiscal 1995, US Foodservice generated cash flows from operations of $26.0 million. The primary sources of cash included a decrease in inventories of $2.9 million and increases in accrued expenses of $0.2 million and bank overdrafts (outstanding disbursements) of $8.5 million which, together with net income, depreciation and amortization, deferred income taxes and other items, produced total sources of $46.4 million. These sources were partially offset by increases in accounts receivable of $8.7 million and prepaid expenses and other assets of $1.3 million and decreases in accounts payable of $5.7 million, income taxes payable of $2.0 million and noncurrent liabilities of $2.7 million. This cash, together with borrowings of $50.0 million under the Existing Credit Facility and proceeds of $15.0 million from the sale of receivables, was used to fund payments of $38.7 million for the 1995 Foodservice Acquisitions, repay $16.6 million of long-term debt, fund capital expenditures of $16.3 million and purchase certain outstanding US Foodservice preferred stock for $6.7 million. Other net uses of cash amounted to $1.2 million. Overall, US Foodservice had a net increase in cash of $11.5 million in fiscal 1995.

  During fiscal 1994, US Foodservice generated cash flows from operations of $27.3 million. This operating cash was provided primarily from net income of $12.9 million, depreciation and amortization of $17.0 million and an increase in bank overdrafts (outstanding disbursements) of $17.3 million, offset by decreases in accounts payable of $13.6 million and other noncurrent liabilities of $10.6 million. The decrease in other noncurrent liabilities is primarily the result of the payment of the various costs previously accrued in the 1993 restructuring charge. US Foodservice used $36.2 million of cash for the 1994 Foodservice Acquisitions and $11.8 million of cash for capital expenditures, which included over $2.0 million in facilities expansions and improvements and $1.0 million for development of US Foodservice's proprietary software package. US Foodservice issued additional equity for net proceeds of $24.9 million, which, along with cash from operations, was used to fund the 1994 Foodservice Acquisitions. US Foodservice also sold $15.0 million of receivables and repaid $14.5 million of long-term debt. These factors contributed to a net increase in cash of $2.8 million for fiscal 1994.

  During fiscal 1993, US Foodservice and WS Holdings completed the 1993 Foodservice Merger, whereby WS Holdings became a wholly owned subsidiary of US Foodservice. The 1993 Foodservice Merger required the complete refinancing of both WS Holdings' and US Foodservice's pre-1993 Foodservice Merger debt. This was effectively completed by the issuance of new long-term debt under US Foodservice's Existing Credit Facility, as well as the exchange of the 14.25% Debentures and the Exchangeable Preferred Stock to replace the then existing WS Holdings senior subordinated debt and preferred stock. US Foodservice also recorded $60.0 million of proceeds from the sale of receivables. On a combined basis, US Foodservice generated $33.4 million in cash flows from operations in fiscal 1993, a large portion of which was provided as the result of a concentrated effort on managing working capital after the 1993 Foodservice Merger, increasing accounts payable by $23.1 million and accrued expenses by $7.7 million. Capital expenditures for fiscal 1993 were $8.1 million. Combining these various items, cash increased $2.0 million in fiscal 1993.

  In connection with the 1993 Foodservice Merger, US Foodservice entered into a Receivable Purchase Agreement and a Pooling and Servicing Agreement (the "Agreements"). The Agreements allow US Foodservice to borrow at substantially lower rates than might otherwise be available. In October 1994, US Foodservice completed the Series 1994-1 Accounts Receivable Securitization, which produced proceeds of $75.0 million, of which $60.0 million was used to replace the 1993 securitization. This securitization has since been modified and increased by an additional $15.0 million to $90.0 million, with the addition of certain other distribution centers' accounts receivable. See Note 4 to the consolidated financial statements of US Foodservice included elsewhere herein. US Foodservice intends to restructure its present receivables financing facility as an off-balance sheet sale of assets. If, however, the present US Foodservice receivables facility cannot be restructured in a manner satisfactory to Rykoff-Sexton and US Foodservice, US Foodservice intends to refinance the present US Foodservice receivables facility. In such event, BofA and Chase will consider increasing the size of the Receivables Securitization to $200 million, but Chase and BofA have made no commitment to do so in the Commitment Letter. See "THE MERGER-- Rykoff-Sexton Financing and Receivables Securitization."

  US Foodservice anticipates $14.1 million of capital expenditures in 1996, excluding the Biggers Brothers facility described below. Annual maintenance capital expenditures range from $8.0 million to $10.0 million each year. As discussed above, US Foodservice funds capital expenditures through operating cash flows and bank borrowings.

  US Foodservice began construction, in 1996, of a new, technologically advanced distribution center for Biggers Brothers. This project is expected to take 14 months to complete at an estimated total cost of $35.0 million, and to be financed by industrial bonds or other long-term mortgage-based financing. Interim financing, if necessary, will be drawn from the available credit facilities.

              UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

  The unaudited pro forma combined statements of operations and unaudited pro forma combined balance sheet give effect to (i) the acquisitions of Continental and H&O Foods, (ii) the Merger and (iii) the New Credit Facility, the Receivables Securitization and the application of the net proceeds therefrom. The unaudited pro forma combined statement of operations for the fifty-two weeks ended April 29, 1995 is comprised of the results of Rykoff-Sexton for the fifty-two weeks ended April 29, 1995, the results of Continental (acquired on February 21, 1995) for the period May 1, 1994 to February 20, 1995, the results of H&O Foods for the year ended April 30, 1995, and the results of US Foodservice for the fifty-two weeks ended April 1, 1995. The unaudited pro forma combined statement of operations for the thirty-nine weeks ended January 27, 1996 is comprised of the results of Rykoff-Sexton for the thirty-nine weeks ended January 27, 1996, the results of H&O Foods (acquired on November 1, 1995) for the six-months ended October 31, 1995, and the results of US Foodservice for the thirty-nine weeks ended December 30, 1995. The unaudited pro forma combined balance sheet as of January 27, 1996 has been prepared by combining the consolidated balance sheet of Rykoff-Sexton as of January 27, 1996 and the balance sheet of US Foodservice as of December 30, 1995.

  The unaudited pro forma combined statements of operations for the fifty-two weeks ended April 29, 1995 and the thirty-nine weeks ended January 27, 1996 assume that the Merger, the acquisitions of Continental and H&O Foods, the New Credit Facility and the Receivables Securitization occurred on May 1, 1994. The unaudited pro forma combined balance sheet as of January 27, 1996 assumes that the Merger, the New Credit Facility and the Receivables Securitization occurred on January 27, 1996. The pro forma combined statements of operations and balance sheet do not purport to represent the results of operations or financial position of Rykoff-Sexton had the transactions and events assumed therein occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The pro forma adjustments are based on management's preliminary assumptions regarding purchase accounting adjustments. The actual allocation of the purchase price will be adjusted to the extent that actual amounts differ from management's estimates.

  The pro forma financial information is based upon certain assumptions and adjustments described in the notes to the pro forma financial statements. The pro forma combined financial information should be read in conjunction with the historical financial statements, and related notes thereto, of Rykoff-Sexton and US Foodservice incorporated by reference or contained elsewhere herein.

                                 RYKOFF-SEXTON

             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                 FOR THE FIFTY-TWO WEEKS ENDED APRIL 29, 1995
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                        PRO-FORMA
                                                                                                           FOR
                                                             PRO-FORMA                                 CONTINENTAL
                   RYKOFF-     CONTINENTAL                      FOR        H&O FOODS                     AND H&O
                    SEXTON     (UNAUDITED)     PRO-FORMA    CONTINENTAL   (UNAUDITED)     PRO-FORMA       FOODS
                  (AUDITED)  (5/1/94-2/20/95) ADJUSTMENTS   ACQUISITION (5/1/94-4/30/95) ADJUSTMENTS   ACQUISITIONS
                  ---------- ---------------- -----------   ----------- ---------------- -----------   ------------
Sales...........  $1,569,019     $83,841        $   --      $1,652,860      $119,565       $   --       $1,772,425
Cost Of Sales...   1,241,291      69,808                     1,311,099       104,480                     1,415,579
                  ----------     -------        -------     ----------      --------       -------      ----------
Gross Profit....     327,728      14,033                       341,761        15,085                       356,846
Warehouse,
Selling, General
and
Administrative..     301,235      11,492            617 (2)    312,353        11,927           433 (2)     324,713
                                                   (991)(3)
                  ----------     -------        -------     ----------      --------       -------      ----------
Net Operating
Expenses........     301,235      11,492           (374)       312,353        11,927           433         324,713
                  ----------     -------        -------     ----------      --------       -------      ----------
Operating
Profit..........      26,493       2,541            374         29,408         3,158          (433)         32,133
Interest
Expense, net....      10,867         (78)         1,757 (4)     12,624           421         2,524 (4)      15,055
                                                     78 (3)                                   (514)(4)
Other Expense...
                  ----------     -------        -------     ----------      --------       -------      ----------
Income From
Continuing
Operations
Before Income
Taxes...........      15,626       2,619         (1,461)        16,784         2,737        (2,443)         17,078
Provision For
Income Taxes....       6,250                        464 (7)      6,714                         117 (7)       6,831
                  ----------     -------        -------     ----------      --------       -------      ----------
Income From
Continuing
Operations......  $    9,376     $ 2,619        $(1,925)    $   10,070      $  2,737       $(2,560)     $   10,247
                  ==========     =======        =======     ==========      ========       =======      ==========
Weighted Average
Shares
Outstanding--
Historical......      14,730                                    14,730                                      14,730
                  ==========                                ==========                                  ==========
Weighted Average
Shares
Outstanding--
Minimum Shares..
Weighted Average
Shares
Outstanding--
Maximum Shares..
Earnings per
Share Data:
Income from
continuing
operations per
share--
Historical......  $     0.64                                $     0.68                                  $     0.69
                  ==========                                ==========                                  ==========
Income from
continuing
operations per
share--Minimum
Shares..........
Income from
continuing
operations per
share--Maximum
Shares..........
                                                 PRO FORMA FOR
                                                  CONTINENTAL,
                                                   H&O FOODS,
                                                  MERGER, NEW
                                                     CREDIT
                                                  FACILITY AND
                  US FOODSERVICE                  RECEIVABLES
                    (UNAUDITED)    PRO-FORMA     SECURITIZATION
                  (4/3/94-4/1/95) ADJUSTMENTS        (1)(9)
                  --------------- -------------- ---------------
Sales...........    $1,508,988     $    --         $3,281,413
Cost Of Sales...     1,241,472                      2,657,051
                  --------------- -------------- ---------------
Gross Profit....       267,516                        624,362
Warehouse,
Selling, General
and
Administrative..       219,217        5,159 (2)       549,089
                  --------------- -------------- ---------------
Net Operating
Expenses........       219,217        5,159           549,089
                  --------------- -------------- ---------------
Operating
Profit..........        48,299       (5,159)           75,273
Interest
Expense, net....        32,346       27,667 (4)        42,570
                                    (31,563)(4)
                                      1,833 (5)
                                     (2,768)(5)
Other Expense...                     14,075 (6)        14,075
                  --------------- -------------- ---------------
Income From
Continuing
Operations
Before Income
Taxes...........        15,953      (14,403)           18,628
Provision For
Income Taxes....         2,769       (3,698)(7)         5,902
                  --------------- -------------- ---------------
Income From
Continuing
Operations......    $   13,184     $(10,705)       $   12,726
                  =============== ============== ===============
Weighted Average
Shares
Outstanding--
Historical......
Weighted Average
Shares
Outstanding--
Minimum Shares..                                       26,168(8)
                                                 ===============
Weighted Average
Shares
Outstanding--
Maximum Shares..                                       28,127(8)
                                                 ===============
Earnings per
Share Data:
Income from
continuing
operations per
share--
Historical......
Income from
continuing
operations per
share--Minimum
Shares..........                                   $     0.49(8)
                                                 ===============
Income from
continuing
operations per
share--Maximum
Shares..........                                   $     0.45(8)
                                                 ===============

NOTES TO THE UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE FIFTY-TWO WEEKS ENDED APRIL 29, 1995:

(1) Rykoff-Sexton has begun to identify cost savings resulting from a business integration plan, which is expected to be implemented following the Merger. The business integration plan contemplates, among other things,
    (i) elimination of duplicative executive and distribution functions and
    (ii) closing and consolidating of certain facilities. Rykoff-Sexton's business integration plan provides for the events generating the cost savings to occur in phases. Management has not completed its assessment and thus has not included the impact of any special charges or cost savings in the pro forma combined statement of operations for the fifty-two weeks ended April 29, 1995. See "THE MERGER--Potential Cost Savings and Operating Synergies."

(2) Reflects adjustments to depreciation and amortization based on the preliminary purchase accounting allocations related to property, plant and equipment and intangible assets acquired in connection with the acquisitions of Continental and H&O Foods and the Merger as more fully described in Note (2) to the unaudited pro forma combined balance sheet. Buildings are being depreciated over 30 years and goodwill is being amortized over 40 years.

(3) Represents the elimination of rental income, lease expense, interest income and owners salaries that ceased as a result of the acquisition of Continental.

(4) Represents the elimination of historical interest expense on debt which was refinanced or not assumed, offset by the additional interest expense that would have been incurred had the acquisitions of H&O Foods and Continental, the Merger and the New Credit Facility occurred on May 1, 1994. For purposes of the unaudited pro forma combined statement of income, the interest rate was assumed to be LIBOR plus the Applicable Margin as further described in "THE MERGER--Rykoff-Sexton Financing and Receivables Securitization." The weighted average rate assumed was 8.26%. The proceeds from the New Credit Facility will be used to refinance substantially all of the outstanding debt of US Foodservice and to refinance Rykoff-Sexton's Credit Agreement dated as of October 25, 1993, among Rykoff-Sexton and BofA, as amended. The weighted average interest rate on the debt expected to be retired ranged from 7.58% to 8.13% for US Foodservice's revolver and term loans and 14.25% on the 14.25% Debentures and 5.54% for Rykoff-Sexton. See Note 6 to the consolidated financial statements of US Foodservice included elsewhere herein for further information regarding the historical indebtedness of US Foodservice. See
    Note 5 to the consolidated financial statements of Rykoff-Sexton incorporated by reference herein for further information with respect to the historical indebtedness of Rykoff-Sexton.

(5) Represents the elimination of historical amortization of deferred financing costs on debt which was refinanced, offset by the amortization of deferred financing costs on debt that would have been incurred had the New Credit Facility been in place on May 1, 1994. The deferred financing costs associated with the New Credit Facility are amortized over the terms of the related debt, approximately six years.

(6) Represents the loss on the sale of accounts receivable under the asset securitization program that would have been incurred had the Receivables Securitization program been in place on May 1, 1994. The loss related to the sale of receivables represents the yield on the aggregate receivables sold. The yield under the Receivables Securitization is based on either a certain base rate plus an applicable margin or LIBOR plus an applicable margin as determined by the SPC. The computed yield rate for purposes of the unaudited pro forma combined statement of income was 7.0%, assuming a constant level of receivables secured of $200 million. To the extent that the amount of receivables secured or the interest rate changes, the amount of the loss could change.

(7) Adjustments to reflect income tax effects assuming a combined state and federal statutory income tax rate of 40%, excluding nondeductible goodwill amortization. The difference between the Rykoff-Sexton historical effective tax rate of 40.0% and the effective tax rate of the unaudited pro forma combined statement of income of 31.7% is due to (i) the nondeductible goodwill amortization resulting from the Merger which increased the combined effective rate by 11.1% offset by (ii) the historical effective tax rate of US Foodservice of 17.4% which decreased the combined effective rate by 19.4%. See Note 11 to the consolidated financial statements of US Foodservice included elsewhere herein for further information regarding the effective tax rate of US Foodservice.

(8) As part of the Merger, Rykoff-Sexton will issue Rykoff-Sexton Common Shares to US Foodservice stockholders based on the Exchange Ratio as described in "THE MERGER--Conversion of Shares; Exchange of Certificates" and will assume the Assumed Options and the Assumed Warrants as described in "THE MERGER AGREEMENT--General--Conversion of US Foodservice Common Stock in the Merger." The weighted average shares outstanding has been computed using both the minimum possible number of shares issuable in the Merger and the maximum possible number of shares issuable in the Merger. The minimum number of shares represents Rykoff-Sexton's historical weighted average shares plus 10,997,534 shares issued as part of the Merger plus the dilutive effect of shares issuable pursuant to the Assumed Options and Assumed Warrants, assuming the Minimum Exchange Ratio. The maximum number of shares represents Rykoff-Sexton's historical weighted average shares plus 12,880,552 shares issued as part of the Merger plus the dilutive effect of shares issuable pursuant to the Assumed Options and Assumed Warrants, assuming the Maximum Exchange Ratio.

(9) Material nonrecurring charges which result directly from the transaction which are not considered in the pro forma combined statement of operations for the fifty-two weeks ended April 29, 1995 include the forgiveness of notes receivable from the sale of stock to management of $1.0 million, fees relating to the Receivables Securitization of $2.0 million, and related tax effects of $2.8 million.

                                 RYKOFF-SEXTON

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                    THIRTY-NINE WEEKS ENDED JANUARY 27, 1996
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                               PRO FORMA FOR
                                                                                                                 H&O FOODS,
                                                                                                                MERGER, NEW
                                                                                                                   CREDIT
                            RYKOFF-                                     PRO FORMA       US                      FACILITY AND
                            SEXTON         H&O FOODS                     FOR H&O    FOODSERVICE                 RECEIVABLES
                          (UNAUDITED)     (UNAUDITED)    PRO  FORMA       FOODS     (UNAUDITED)  PRO FORMA     SECURITIZATION
                           (1/27/96)   (4/1/95-10/31/95) ADJUSTMENTS   ACQUISITION  (12/30/95)  ADJUSTMENTS        (1)(8)
                          -----------  ----------------- -----------   -----------  ----------- -----------    --------------
Sales...................  $1,314,695        $66,875        $   --      $1,381,570   $1,284,858   $    --         $2,666,428
Cost Of Sales...........   1,053,727         58,411                     1,112,138    1,058,967                    2,171,105
                          ----------        -------        -------     ----------   ----------   --------        ----------
Gross Profit............     260,968          8,464                       269,432      225,891                      495,323
Warehouse, Selling,
 General and
 Administrative.........     244,863          6,682            217(2)     251,762      184,973      3,869 (2)       440,604
Reversal Of
 Restructuring Reserves.      (6,441)                                      (6,441)                                   (6,441)
                          ----------        -------        -------     ----------   ----------   --------        ----------
Net Operating Expenses..     238,422          6,682            217        245,321      184,973      3,869           434,163
                          ----------        -------        -------     ----------   ----------   --------        ----------
Operating Profit........      22,546          1,782           (217)        24,111       40,918     (3,869)           61,160
Interest Expense, net...      12,452            259          1,262 (3)     13,712       27,647     20,357 (3)        31,514
                                                              (261)(3)                            (29,390)(3)
                                                                                                   (2,187)(4)
                                                                                                    1,375 (4)
Other Expense...........                                                                           10,506 (5)        10,506
                          ----------        -------        -------     ----------   ----------   --------        ----------
Income Before Income
 Taxes..................      10,094          1,523         (1,218)        10,399       13,271     (4,530)           19,140
Provision For Income
 Taxes..................       4,028                           122 (6)      4,150        5,794       (264)(6)         9,680
                          ----------        -------        -------     ----------   ----------   --------        ----------
Net Income..............  $    6,066        $ 1,523        $(1,340)    $    6,249   $    7,477   $ (4,266)       $    9,460
                          ==========        =======        =======     ==========   ==========   ========        ==========
Weighted Average Shares
 Outstanding--
 Historical.............      14,965                                       14,965
                          ==========                                   ==========
Weighted Average Shares
 Outstanding--Minimum
 Shares.................                                                                                             26,403 (7)
                                                                                                                 ==========
Weighted Average Shares
 Outstanding--Maximum
 Shares.................                                                                                             28,362 (7)
                                                                                                                 ==========
Earnings per Share Data:
 Net Income per share--
  Historical............  $     0.41                                   $     0.42
                          ==========                                   ==========
 Net Income per share--
  Minimum Shares........                                                                                         $     0.36 (7)
                                                                                                                 ==========
 Net Income per share--
  Maximum Shares........                                                                                         $     0.33 (7)
                                                                                                                 ==========

NOTES TO THE UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE THIRTY-NINE WEEKS ENDED JANUARY 27, 1996:

(1) Rykoff-Sexton has begun to identify cost savings resulting from a business integration plan which is expected to be implemented following the Merger. The business integration plan contemplates, among other things, (i) elimination of duplicative executive and distribution functions and (ii) closing and consolidation of certain facilities. Rykoff-Sexton's business integration plan provides for the events generating the cost savings to occur in phases. Management has not completed its assessment and thus has not included the impact of any special charges or cost savings in the pro forma combined statement of operations for the thirty-nine weeks ended January 27, 1996. See "THE MERGER--Potential Cost Savings and Operating Synergies."

(2) Reflects adjustments to depreciation and amortization based on the preliminary purchase accounting allocations related to property, plant and equipment and intangible assets acquired in connection with the acquisition of H&O Foods and the Merger as more fully described in Note
    (2) to the unaudited pro forma combined balance sheet. Buildings are being depreciated over 30 years and goodwill is being amortized over 40 years.

(3) Represents the elimination of historical interest expense on debt which was refinanced or not assumed, offset by the additional interest expense that would have been incurred had the acquisition of H&O Foods, the Merger and the New Credit Facility occurred on May 1, 1994. For purposes of the unaudited pro forma combined statement of income, the interest rate was assumed to be LIBOR plus the Applicable Margin as further described in "THE MERGER--Rykoff-Sexton Financing and Receivables Securitization." The weighted average rate assumed was 8.26%. The proceeds from the New Credit Facility will be used to refinance substantially all of the outstanding debt of US Foodservice and to refinance Rykoff-Sexton's Credit Agreement dated as of October 25, 1993, among Rykoff-Sexton and BofA, as amended. The weighted average interest rate on the debt expected to be retired ranged from 8.61% to 9.11% for US Foodservice's revolver and term loans and 14.25% on the 14.25% Debentures and 6.98% for Rykoff-Sexton. See Note 6 to the consolidated financial statements of US Foodservice included elsewhere herein for further information regarding the historical indebtedness of US Foodservice. See Note 5 to the consolidated financial statements of Rykoff-Sexton incorporated by reference herein for further information with respect to the historical indebtedness of Rykoff-Sexton.

(4) Represents the elimination of historical amortization of deferred financing costs on debt which was refinanced, offset by the amortization of deferred financing costs on debt that would have been incurred had the New Credit Facility been in place on May 1, 1994. The deferred financing costs associated with the New Credit Facility are amortized over the terms of the related debt, approximately six years.

(5) Represents the loss on the sale of accounts receivable under the asset securitization program that would have been incurred had the Receivables Securitization program been in place on May 1, 1994. The loss related to the sale of receivables represents the yield on the aggregate receivables sold. The yield under the Receivables Securitization is based on either a certain base rate plus an applicable margin or LIBOR plus an applicable margin as determined by the SPC. The computed yield rate for both securitization programs for purposes of the unaudited pro forma combined statement of income was 7.0%, assuming a constant level of receivables secured of $200 million. To the extent that the amount of receivables secured or the interest rate changes, the amount of the loss could change.

(6) Adjustments to reflect income tax effects assuming a combined state and federal statutory income tax rate of 40%, excluding nondeductible goodwill amortization. The difference between the Rykoff-Sexton historical effective tax rate of 40.0% and the effective tax rate of the unaudited pro forma combined statement of income of 50.6% is due to (i) the nondeductible goodwill amortization resulting from the Merger which increased the combined effective rate by 8.1% and (ii) the historical effective tax rate of US Foodservice of 43.7% which increased the combined effective rate by 2.5%. See Note 11 to the consolidated financial statements of US Foodservice included elsewhere herein for further information regarding the effective tax rate of US Foodservice.

(7) See Note (8) to Unaudited Pro Forma Combined Statement of Operations for Fifty-Two Weeks Ended April 29, 1995.

(8) Material nonrecurring charges which result directly from the transaction which are not considered in the pro forma combined statement of operations for the thirty-nine weeks ended January 27, 1996 include the forgiveness of notes receivable from the sale of stock to management of $1.0 million, fees relating to the Receivables Securitization of $2.0 million, and related tax effects of $2.8 million.

                                 RYKOFF-SEXTON

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                JANUARY 27, 1996
                             (DOLLARS IN THOUSANDS)

                                RYKOFF-
                                SEXTON        US
                              (UNAUDITED) FOODSERVICE  PRO-FORMA
           ASSETS               1/27/96    12/30/95   ADJUSTMENTS     PRO FORMA
           ------             ----------- ----------- -----------     ----------
Cash And Cash Equivalents...   $  6,628    $ 22,182    $  13,730 (1)  $   42,540
Accounts Receivable, Net....    176,785     151,147     (266,667)(3)      61,265
Inventories.................    161,642      88,449                      250,091
Prepaid Expenses............     27,692      10,655                       38,347
                               --------    --------    ---------      ----------
   Total Current Assets.....    372,747     272,433     (252,937)        392,243
                               --------    --------    ---------      ----------
Property, Plant And
 Equipment, Net.............    208,939     109,665                      318,604
Goodwill....................     42,185     213,907      206,340 (2h)    462,432
Other Assets, Net...........      7,860      14,530       66,667 (3)      91,822
                                                          11,000 (5)
                                                          (8,235)(2d)
                               --------    --------    ---------      ----------
   Total Assets.............   $631,731    $610,535    $  22,835      $1,265,101
                               ========    ========    =========      ==========
      LIABILITIES AND
    SHAREHOLDERS' EQUITY
    --------------------
Short-Term Debt.............    115,888      15,466     (112,094)(1)      19,260
Accounts Payable............    104,517     114,623                      219,140
Accrued Liabilities.........     45,674      29,824       (7,374)(2f)     65,324
                                                            (800)(4)
                                                          (2,000)(7)
                               --------    --------    ---------      ----------
   Total Current
    Liabilities.............    266,079     159,913     (122,268)        303,724
Long-Term Debt, Less Current
 Portion....................    137,891     343,334      335,000 (1)     487,729
                                                        (338,696)(1)
                                                          10,200 (2e)
Deferred Income Taxes.......     11,073       9,251                       20,324
Other Long-Term Liabilities.      1,676      14,050       (9,087)(2g)      7,639
                                                           1,000 (6)
                               --------    --------    ---------      ----------
   Total Liabilities........    416,719     526,548     (123,851)        819,416
Mandatory Redeemable
 Preferred Stock............                 53,196       (5,216)(2g)
                                                         (47,980)(2g)
Shareholders' Equity
Common Stock, At Stated
 Value......................      1,513          89          (89)(2c)      2,801
                                                           1,288 (2a)
Additional Paid-In Capital..     95,136     124,020     (124,020)(2c)    323,721
                                                         219,712 (2a)
                                                           8,873 (2b)
Retained Earnings...........    122,343     (91,797)      91,797 (2c)    123,143
                                                          (1,200)(4)
                                                           2,000 (7)
Notes Receivable from Sale
 of Stock...................                   (980)         980 (7)
                               --------    --------    ---------      ----------
                                218,992      31,332      199,341         449,665
Less: Treasury Stock, At
 Cost.......................      3,980         541         (541)(2c)      3,980
                               --------    --------    ---------      ----------
   Total Shareholders'
    Equity..................    215,012      30,791      199,882         445,685
                               --------    --------    ---------      ----------
   Total Liabilities and
    Shareholders' Equity....   $631,731    $610,535    $  22,835      $1,265,101
                               ========    ========    =========      ==========

NOTES TO THE UNAUDITED PRO FORMA COMBINED BALANCE SHEET AS OF JANUARY 27,
1996:

(1) Gives effect to the New Credit Facility with the incurrence of debt pursuant thereto as contemplated by the Merger, the Receivables Securitization, and the application of the net proceeds therefrom (after payment of the debt, Merger related fees, and mandatory redeemable preferred stock) as follows (in thousands):

      Proceeds from New Credit Facility............................. $ 335,000
      Proceeds from the Receivables Securitization (see Note (3)
       below).......................................................   200,000
      Repayment of bank borrowings..................................  (450,790)
      Merger related fees (see Notes (4)(5)(6) below)...............   (22,500)
      Payment of Preferred Stock (see Note (2) below)...............   (47,980)
                                                                     ---------
          Net Cash.................................................. $  13,730
                                                                     =========

(2) Rykoff-Sexton acquired substantially all of the assets of Continental in February 1995. The aggregate purchase price was $27.0 million, which was financed through available cash resources and issuance of a promissory note. See Note 2 of Rykoff-Sexton's Annual Report on Form 10-K incorporated by reference herein for further description. Continental is included in the historical Rykoff-Sexton balance sheet as of January 27, 1996.

  Rykoff-Sexton acquired substantially all of the assets of H&O Foods in November 1995. Rykoff-Sexton paid approximately $30.7 million, which consisted of cash and the issuance of unsecured promissory notes. Additionally, Rykoff-Sexton agreed to assume certain H&O Foods liabilities. The final purchase price is subject to certain post-closing purchase price adjustments. See Rykoff-Sexton's Current Report on Form 8-K dated November 1, 1995, as amended, incorporated by reference herein for further description. H&O Foods is included in the historical Rykoff-Sexton balance sheet as of January 27, 1996.

  Consideration for the Merger will consist of issuance of Rykoff-Sexton Common Shares based on the Exchange Ratio as described in "THE MERGER-- Conversion of Shares; Exchange of Certificates." Rykoff-Sexton will assume the Assumed Options and the Assumed Warrants, which will be exercisable for a number of Rykoff-Sexton Common Shares based on the Exchange Ratio as described in "THE MERGER AGREEMENT--General--Conversion of US Foodservice Common Stock in the Merger."

  The acquisitions of Continental and H&O Foods and the Merger will each be accounted for as a purchase pursuant to APB Opinion No. 16, "Business Combinations." Accordingly, the purchase cost will be allocated to the assets and the liabilities based on their relative fair values. Such allocations are subject to final determination based on valuations, reviews of conformity of accounting policies and other studies to be performed. The final values may differ from those set forth below for US Foodservice.

                                                                US FOODSERVICE
                                                                --------------
                                                                (IN THOUSANDS)
      Purchase cost:
      Equity issued:
        Common Stock...........................................    $  1,288
        Additional paid-in capital.............................     219,712
      Stock options and warrants assumed.......................       8,873
      Acquisition costs (see Note (6) below)...................      10,500
      Less estimated book value of net assets acquired.........     (30,791)
                                                                   --------
        Excess of purchase cost over book value................    $209,582
                                                                   ========
      Allocation of excess of purchase cost over book value to
       assets of Rykoff-Sexton:
        Long-term deferred assets..............................    $ (8,235)
        Long-term debt.........................................     (10,200)
        Income taxes payable...................................       7,374
        Estimated discount on redemption of Preferred Stock....      14,303
        Goodwill...............................................     206,340
                                                                   --------
                                                                   $209,582
                                                                   ========

  The following are the pro forma adjustments on the unaudited pro forma combined balance sheet as they relate to the excess of purchase price over book value:

(2a) Common stock and additional paid-in capital have been computed using the number of shares to be issued assuming an Exchange Ratio of 1.457 (the maximum Exchange Ratio, which results in the maximum number of Rykoff-Sexton Common Shares that may be issued in connection with the Merger) and a Closing Date Market Price of $17.16. If a Closing Date Market Price of $15.75 (the closing price of one Rykoff-Sexton Common Share as reported by the NYSE Composite Tape on February 2, 1996) is assumed, equity issued would decrease by approximately $18 million. Under the terms of the Merger Agreement, Rykoff-Sexton will value the transaction based on the Closing Date Market Price at the time the transaction is consummated.

(2b) Represents the value of the stock options and warrants assumed as part of the Merger as described in "The MERGER AGREEMENT--General--Conversion of US Foodservice Common Stock in the Merger." The value of these assumed stock options and warrants was computed using a Closing Date Market Price of $17.16. Rykoff-Sexton is undertaking a study to value these assumed stock options and warrants. Final value may be different than that computed above.

(2c) Represents the elimination of the historical equity components of US Foodservice (including the minimum pension liability classified within retained earnings).

(2d) Certain long-term deferred assets were determined to have zero value.

(2e) Long-term debt of US Foodservice has been written up to the value to be paid with the proceeds from the New Credit Facility.

(2f) Adjustments 2d and 2e decrease income taxes payable.

(2g) The Exchangeable Preferred Stock and the 10% Preferred Stock of US Foodservice will be redeemed at a discount. On October 15, 1995, the total redemption price under the redemption agreements was $44.0 million. The book value of the Preferred Stock and accrued dividends on said date was $60.8 million, resulting in a discount of $16.8 million. The discount has been reduced by estimated dividends payable of $2.5 million (as provided in the redemption agreements) from October 15, 1995 to the anticipated redemption dates. The 10% Preferred Stock was redeemed on March 1, 1996 for approximately $21.3 million and it is anticipated that the Exchangeable Preferred Stock will be redeemed for approximately $26.7 million, assuming a redemption date of May 31, 1996, for a total redemption of $48.0 million.

(2h) The difference in the excess of purchase cost over book value and the amounts allocated to assets was assigned to goodwill.

Management has not completed its assessment of its business integration plan, as discussed in Note (1) of the unaudited pro forma combined statement of operations, and thus has not included the costs associated with the business integration plan in the balance sheet as of January 27, 1996.

(3) Represents the effects of the Receivables Securitization, as follows (in thousands):

      Gross receivables sold.......................................... $266,667
      Less: Overcollateralization.....................................  (66,667)
                                                                       --------
                                                                       $200,000
                                                                       ========

  As part of the Receivables Securitization, Rykoff-Sexton will sell undivided interests in a pool of receivables. The overcollateralization represents Rykoff-Sexton's residual interest in the pool of receivables based on historical loss factors and effective yield rates. See "THE MERGER--Rykoff-Sexton Financing and Receivables Securitization" for a further description of the New Credit Facility and the Receivables Securitization.

(4) Fees relating to the Receivables Securitization of $2.0 million, net of applicable tax effects of $0.8 million, have been expensed.

(5) Fees relating to the New Credit Facility of $11.0 million have been capitalized as a long-term asset.

(6) Acquisition costs of $10.5 million relating to the Merger have been allocated to the purchase price. Of the $10.5 million acquisition costs, $9.5 million are paid concurrent with the Merger and $1.0 million would be paid upon future registration of the Rykoff-Sexton Common Shares under the Registration Rights Agreement.

(7) Represents the forgiveness of notes receivable from the sale of stock to management of $1.0 million and applicable income taxes of $2.0 million.

                  DESCRIPTION OF RYKOFF-SEXTON CAPITAL STOCK

GENERAL

  Rykoff-Sexton's authorized capital stock consists of 40,000,000 Common Shares, of which 14,798,820 shares were outstanding as of March 31, 1996, and 10,000,000 shares of preferred stock ("Rykoff-Sexton Preferred Stock"), no shares of which are outstanding. No series of Rykoff-Sexton Preferred Stock has been designated other than 50,000 shares of Series A Junior Participating Preferred Stock, par value $.10 per share (the "Series A Preferred Stock"). The maximum number of Rykoff-Sexton Common Shares to be issued in connection with the Merger (including Rykoff-Sexton Common Shares reserved for issuance upon exercise of the Assumed Warrants and Assumed Options) is 14,296,723. The following description is a summary of the material provisions of Rykoff-Sexton's capital stock and is qualified in its entirety by reference to the provisions of the Rykoff-Sexton Charter, its By-laws (the "Rykoff-Sexton By-laws") and the Rights Agreement, copies of which have been filed as exhibits to the Registration Statement of which the Proxy Statement/Prospectus forms a part.

COMMON SHARES, RIGHTS AND SERIES A PREFERRED STOCK

  The following description of Rykoff-Sexton Common Shares and certain associated rights should be read carefully by the holders of US Foodservice Common Stock, because, at the Effective Time, each issued and outstanding share of US Foodservice Common Stock will be converted into Rykoff-Sexton Common Shares based on the Exchange Ratio as set forth in the Merger Agreement and described herein.

 Rykoff-Sexton Common Shares

  Subject to any prior rights of any Rykoff-Sexton Preferred Stock then outstanding, holders of Rykoff-Sexton Common Shares are entitled to such dividends as may be declared from time to time by the Rykoff-Sexton Board of Directors out of funds legally available therefor. Each holder of Rykoff-Sexton Common Shares is entitled to one vote for each share owned by such holder on all matters submitted to a vote of the stockholders of Rykoff-Sexton. Such shares are not entitled to any cumulative voting rights. In the event of any liquidation, dissolution or winding up of Rykoff-Sexton, holders of Rykoff-Sexton Common Shares are entitled to share equally and ratably in any assets remaining after the payment of all debt and liabilities, subject to the prior rights, if any, of holders of Rykoff-Sexton Preferred Stock. Holders of Rykoff-Sexton Common Shares have no preemptive or other subscription or conversion rights. Rykoff-Sexton Common Shares are not subject to redemption and the outstanding Rykoff-Sexton Common Shares are, and the Rykoff-Sexton Common Shares to be issued in connection with the Merger will be, fully paid and nonassessable.

 Rights

  Under the Rights Agreement, each outstanding Rykoff-Sexton Common Share is accompanied by 0.64 preferred share purchase rights (each, a "Right"), and
0.64 Rights will be attached to each Rykoff-Sexton Common Share to be issued in connection with the Merger or pursuant to Assumed Options or Assumed Warrants. Except as described below, each Right entitles the registered holder to purchase from Rykoff-Sexton a unit (a "Unit") consisting of one two-hundredth of a share of Series A Preferred Stock at a purchase price of $100 per Unit (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement.

  From the date of the Rights Agreement, the Rights attach implicitly to all Rykoff-Sexton Common Share certificates outstanding. No separate Right certificates have been distributed. A "Distribution Date" for the Rights will occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the then outstanding Rykoff-Sexton Common Shares, excluding Rykoff-Sexton, any subsidiary of Rykoff-Sexton, any employee benefit plan of Rykoff-Sexton or of any subsidiary of Rykoff-Sexton, any entity organized, appointed or established by Rykoff-Sexton for or pursuant to the terms of any such plan, or the ML Entities if the ML Entities shall have executed a written agreement with Rykoff-Sexton (and approved by the Rykoff-Sexton Board of Directors) on or prior to the date on which the ML Entities (together with its affiliates) became the beneficial owner of 15% or more of the Rykoff-Sexton Common Shares then outstanding, which agreement imposes one or more limitations on the ML Entities' beneficial ownership of Rykoff-Sexton Common Shares and if, and so long as, such written agreement (a "Written Agreement") (or any amendment thereto approved by at least a majority of the members of the Rykoff-Sexton Board of Directors who are not affiliates or associates of an ML Entity or representatives or nominees of an ML Entity or any such affiliate or associate (the "ML Entity Directors")) continues to be in effect and bind the ML Entities and the ML Entities are in compliance (as determined by the Rykoff-Sexton Board of Directors in its discretion by at least a majority of the members who are not ML Entity Directors) with the terms of such Written Agreement (including any such amendment), provided that no amendment of any such Written Agreement shall cure any prior breach of such Written Agreement or any amendment thereto or (ii) 10 days following the commencement of (or first public announcement of the intent to commence) a tender offer or exchange offer if, upon consummation thereof, the person or group proposing such offer would be the beneficial owner of 30% or more of the outstanding Rykoff-Sexton Common Shares. The Standstill Agreement would qualify as a Written Agreement that would exclude the ML Entities from being an Acquiring Person, so long as the conditions described above are satisfied.

  Until the Distribution Date, the Rights will be transferred with and only with Rykoff-Sexton Common Share certificates. Until the Distribution Date (or earlier redemption or expiration of the Rights), certificates for Rykoff-Sexton Common Shares issued since December 18, 1986 (the record date for the initial distribution of Rights) upon transfer or new issuance of Rykoff-Sexton Common Shares contain or will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date, the surrender for transfer of any certificates for Rykoff-Sexton Common Shares will also constitute the transfer of the Rights associated with the Rykoff-Sexton Common Shares represented by such certificate.

  The Rights are not exercisable until the Distribution Date. The Rights will expire on December 18, 1996, unless earlier redeemed by Rykoff-Sexton. As described below, Rykoff-Sexton contemplates amending the Rights Agreement prior to the Effective Time to, among other things, extend the expiration date of the Rights.

  As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of Rykoff-Sexton Common Shares as of the close of business on the Distribution Date. From and after a Distribution Date, such separate Right Certificates alone will evidence the Rights.

  In the event that, at any time following the Distribution Date, (i) Rykoff-Sexton is the surviving corporation in a merger with an Acquiring Person and Rykoff-Sexton Common Shares are not changed or exchanged, (ii) any person becomes the beneficial owner of 15% or more of the then outstanding Rykoff-Sexton Common Shares, unless the event causing the 15% threshold to be crossed is (a) an acquisition of Rykoff-Sexton Common Shares by the ML Entities, if the ML Entities shall have executed a Written Agreement and if, and so long as, such Written Agreement (or any amendment thereto approved by at least a majority of the members of the Rykoff-Sexton Board of Directors who are not ML Entity Directors) continues to be in effect and bind the ML Entities and the ML Entities are in compliance (as determined by the Rykoff-Sexton Board of Directors in its discretion by at least a majority of the members who are not ML Entity Directors) with the terms of such Written Agreement (including any such amendment), provided that no amendment of any such Written Agreement shall cure any prior breach of such Written Agreement or any amendment thereto, (b) a transaction in which the holders of Rights have the right to receive common stock of the acquiring entity, as described below, or (c) an acquisition of Rykoff-Sexton Common Shares pursuant to a tender offer or exchange offer of all outstanding Rykoff-Sexton Common Shares at a price and on terms determined by a majority of "disinterested" members of the Rykoff-Sexton Board of Directors to be fair and otherwise in the best interests of Rykoff-Sexton and its stockholders, or (iii) an Acquiring Person engages in one or more "self-dealing" transactions as set forth in the Rights Agreement (each a "Flip-In Event"), then each holder of a Right will thereafter have the right to receive, upon exercise thereof at the then current Purchase Price of the Right, Rykoff-Sexton Common Shares (or, in certain circumstances, a combination of cash, other property, Rykoff-Sexton Common Shares or other securities) that have a value of two times the Purchase Price of the Right. The Standstill Agreement would qualify as a Written Agreement that would exclude the acquisition of Rykoff-Sexton Common Shares by the ML Entities from being a triggering event under the foregoing provisions, so long as the conditions described above are satisfied. In the event that, at any time following the Distribution Date, Rykoff-Sexton is acquired in a merger or other business combination transaction or 50% or more of its assets or earning power are sold, provision shall be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, common stock of the acquiring entity which has a value of two times the Purchase Price of the Right. Notwithstanding any of the foregoing, following the occurrence of any of the events described above in this paragraph, any Rights that are or were beneficially owned by an Acquiring Person or affiliates or associates of an Acquiring Person will be null and void.

  The Purchase Price payable and the number of Units of Series A Preferred Stock or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Series A Preferred Stock, (ii) upon the grant to holders of the Series A Preferred Stock of certain rights or warrants to subscribe for Series A Preferred Stock or convertible securities at less than the current market price of the Series A Preferred Stock or (iii) upon the distribution to holders of the Series A Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

  With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in the Purchase Price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Series A Preferred Stock on the last trading date prior to the date of exercise.

  At any time until 30 days following the public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the outstanding Rykoff-Sexton Common Shares, Rykoff-Sexton may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The Rykoff-Sexton Board of Directors may from time to time, in its discretion, extend the period for redemption. Immediately upon action of the Rykoff-Sexton Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

  Until a Right is exercised, the holder thereof will have no rights as a stockholder of Rykoff-Sexton (other than those as an existing stockholder), including, without limitation, the right to vote or to receive dividends.

  The Series A Preferred Stock purchasable upon exercise of the Rights will be nonredeemable and will be subordinate to any other series of Rykoff-Sexton Preferred Stock that may be issued in the future unless such series is specifically stated to be junior. Each whole share of Series A Preferred Stock will have a minimum preferential quarterly dividend of either $20 per share or 200 times the dividend per share declared on Rykoff-Sexton Common Shares, whichever is greater. In the event of liquidation, the holders of Series A Preferred Stock will receive a preferred liquidation payment of either $200 per share or 200 times the payment made per share of Rykoff-Sexton Common Shares, whichever is greater. Each whole share of Preferred Stock will have 200 votes, voting together with the Rykoff-Sexton Common Shares. In the event of any merger, consolidation or other transaction in which Rykoff-Sexton Common Shares are exchanged, each share of Series A Preferred Stock will be entitled to receive 200 times the amount received per Rykoff-Sexton Common Share. The rights of the Series A Preferred Stock are protected by customary antidilution provisions. Because of the nature of the Series A Preferred Stock's dividend, liquidation and voting rights, Rykoff-Sexton expects that the value of the one two-hundredth of a share of Series A Preferred Stock purchasable (as described above) upon the exercise of each Right would approximate the value of one Rykoff-Sexton Common Share.

  The Rights Agreement and the Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Rykoff-Sexton on terms not approved by the Rykoff-Sexton Board of Directors. The Rights should not interfere with any merger or other business combination approved by the Rykoff-Sexton Board of Directors, including the Merger, because of the ability of the Rykoff-Sexton Board of Directors and the Rights Agent to amend the Rights Agreement and because the Rights may be redeemed by the Rykoff-Sexton Board of Directors at the Redemption Price until 30 days following the public announcement that a person or group of affiliated and associated persons has acquired beneficial ownership of 15% or more of the outstanding Rykoff-Sexton Common Shares.

  The terms of the Rights Agreement may be amended by Rykoff-Sexton and the Rights Agent, but following a Distribution Date no amendment may adversely affect the interests of holders of the Rights.

 Amendments to Rights Agreement

  In connection with the Merger negotiations, the Rights Agreement was amended twice. Rykoff-Sexton and the then Rights Agent entered into a Second Amendment to Rights Agreement as of December 4, 1995 (the "Second Amendment"). The Second Amendment provided that the negotiation and execution of the Letter of Intent, and the preliminary negotiations with respect to the Merger would not cause any person to be deemed an Acquiring Person or to beneficially own any Rykoff-Sexton Common Shares.

  Rykoff-Sexton and the Rights Agent entered into the Third Amendment to the Rights Agreement dated as of January 31, 1996 to provide that the ML Entities would not be considered an Acquiring Person or cause a Flip-In Event to occur, notwithstanding beneficial ownership by the ML Entities of 15% or more of the outstanding Rykoff-Sexton Common Shares, if the ML Entities shall have executed a Written Agreement and if, and so long as, such Written Agreement (or any amendment thereto approved by at least a majority of the members of the Rykoff-Sexton Board of Directors who are not ML Entity Directors) continues to be in effect and bind the ML Entities and the ML Entities are in compliance (as determined by the Rykoff-Sexton Board of Directors in its discretion by at least a majority of the members who are not ML Entity Directors) with the terms of such Written Agreement (including any such amendment), provided that no amendment of any such Written Agreement shall cure any prior breach of such Written Agreement or any amendment thereto. As noted above, the Standstill Agreement would qualify as a Written Agreement that would exclude the ML Entities from being considered an Acquiring Person and exclude the acquisition by the ML Entities of Rykoff-Sexton Common Shares from constituting a Flip-In Event, so long as the conditions described above are satisfied.

  The Third Amendment also reduced from 25% to 15% the percentage of beneficial ownership of Rykoff-Sexton Common Shares by a person (other than certain affiliates of Rykoff-Sexton) that will result in a person or group of affiliated or associated persons constituting an Acquiring Person or a Flip-In Event occurring.

  Rykoff-Sexton anticipates amending and restating the Rights Agreement prior to the Effective Time to extend the termination date of the Rights for an additional 10-year period and to effect certain technical changes.

PREFERRED STOCK

  Under the Rykoff-Sexton Charter, the Rykoff-Sexton Board of Directors has the authority, without further action by the stockholders, to issue up to 10 million shares of Rykoff-Sexton Preferred Stock in one or more series and to fix the voting powers, designations, preferences and the relative participating optional or other special rights and qualifications, limitations and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. To date, the Rykoff-Sexton Board of Directors has so fixed only the Series A Preferred Stock. Because Rykoff-Sexton's Board of Directors has the power to establish the preferences and rights of the shares of any additional series of Rykoff-Sexton Preferred Stock, it may afford holders of any such Rykoff-Sexton Preferred Stock preferences, powers and rights (including voting rights), senior to the rights of holders of Rykoff-Sexton Common Shares, which could adversely affect the holders of Rykoff-Sexton Common Shares.

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                                 THE WARRANTS

  Pursuant to the Merger Agreement, Rykoff-Sexton will assume the obligations of US Foodservice under the Common Stock Purchase Warrants of US Foodservice (the "US Foodservice Warrants"). The US Foodservice Warrants evidence the right to acquire a total of 227,700 shares of US Foodservice Common Stock at a purchase price of $15.35 per share.

  Under the terms of the US Foodservice Warrants, US Foodservice may not effect the Merger unless, prior to the consummation of the Merger, Rykoff-Sexton has assumed the obligations of US Foodservice under the US Foodservice Warrants by a written instrument delivered to, and reasonably satisfactory to, the holders of at least a majority of the shares of US Foodservice Common Stock issuable upon exercise of the outstanding US Foodservice Warrants, and has provided such holders with an opinion of counsel reasonably satisfactory to such holders to the effect that the US Foodservice Warrants will continue in full force and effect after the Merger. To satisfy this condition, it is anticipated that Rykoff-Sexton will issue Common Stock Purchase Warrants of Rykoff-Sexton (the "New Warrants") to the holders of the US Foodservice Warrants at the Effective Time in replacement of the Assumed Warrants. The terms of the New Warrants will be identical to the terms of the US Foodservice Warrants required to be assumed by Rykoff-Sexton under the terms of the Merger Agreement, except for adjustments to the purchase price and the number of shares issuable to reflect the Exchange Ratio and certain changes to reflect the status of Rykoff-Sexton as a public company and the termination of the Stockholders Agreement.

  Giving effect to the Merger, and assuming the maximum Exchange Ratio, the New Warrants will evidence the right to acquire approximately 331,761 Rykoff-Sexton Common Shares (representing approximately 2.3% of the Rykoff-Sexton Common Shares on a fully diluted basis) at a purchase price of $10.54 per share. The purchase price of the New Warrants, and the number of Rykoff-Sexton Common Shares for which the New Warrants will be exercisable, are subject to adjustment in the event of certain issuances of Rykoff-Sexton Common Shares without consideration or for consideration below market prices, stock dividends, stock splits, share combinations, recapitalizations and similarly dilutive events.

  Each New Warrant will be exercisable until September 30, 2005. The holders of New Warrants will not have any voting rights until, and to the extent that, the New Warrants are exercised for Rykoff-Sexton Common Shares. The holders of the New Warrants will be entitled to certain "demand" and "piggyback" registration rights with respect to the Rykoff-Sexton Common Shares issued or issuable upon exercise of the New Warrants.

                  DESCRIPTION OF US FOODSERVICE CAPITAL STOCK

  The authorized capital stock of US Foodservice consists of 50,000,000 shares of Class A Common Stock, 50,000,000 shares of Class B Common Stock and two million shares of preferred stock, $.01 par value ("US Foodservice Preferred Stock"). As of January 31, 1996, all outstanding US Foodservice Common Stock was subject to a .396-for-1 reverse stock split. As of March 31, 1996, 8,019,254.8759 shares of US Foodservice Class A Common Stock were issued and outstanding and 37,152.5119 shares were held as treasury stock, and 821,206.2466 shares of US Foodservice Class B Common Stock were issued and outstanding. As of March 31, 1996, 33,564.35 shares of US Foodservice Preferred Stock were designated as 10% Preferred Stock, of which no shares were issued and outstanding. As of March 31, 1996, 314,000 shares of US Foodservice Preferred Stock were designated as Exchangeable Preferred Stock, of which 246,179 shares were issued and outstanding. The following description is a summary of the material provisions of US Foodservice's capital stock.

COMMON STOCK

  Subject to the voting rights of holders of any then outstanding US Foodservice Preferred Stock, holders of US Foodservice Class A Common Stock are entitled to one vote for each share held of record and holders of US

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Foodservice Class B Common Stock are entitled to one-sixth ( 1/6) of a vote per share held of record voting as a single class with the Class A Common Stock on all matters submitted to a vote of the stockholders, except that holders of Class B Common Stock are entitled to one vote per share held of record and vote as a single class with the Class A Common Stock on any consolidation or merger of US Foodservice with or into any other corporation or corporations, any sale, lease or exchange of all or substantially all of US Foodservice's property and assets, and any liquidation, dissolution or winding up of US Foodservice voted on by US Foodservice stockholders. Shares of US Foodservice Common Stock do not have cumulative voting rights. Holders of a majority of the shares of the US Foodservice Common Stock represented at a meeting can elect all of the directors. Subject to preferences that may be applicable to any then outstanding US Foodservice Preferred Stock, holders of US Foodservice Common Stock are entitled to receive ratably such dividends as may be declared by the US Foodservice Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of US Foodservice, holders of the US Foodservice Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding US Foodservice Preferred Stock. Except as provided in the Stockholders Agreement, which will terminate as of the Effective Time, holders of US Foodservice Common Stock have no preemptive rights and have no right to convert their US Foodservice Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the US Foodservice Common Stock. All outstanding shares of US Foodservice Common Stock are, and the US Foodservice Common Stock to be outstanding immediately prior to the Effective Time will be, fully paid and nonassessable.

PREFERRED STOCK

  The US Foodservice Board of Directors has the authority, without further action by the stockholders, to issue up to two million shares of US Foodservice Preferred Stock in one or more series and to fix the voting powers, designations, preferences, and relative, participating, optional, or other special rights, and qualifications, limitations, and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any series. Because the US Foodservice Board of Directors has the power to establish the preferences and rights of the shares of any such series of US Foodservice Preferred Stock, it may afford holders of any US Foodservice Preferred Stock preferences, powers, and rights (including voting rights, senior to the rights of holders of US Foodservice Common Stock, which could adversely affect the rights of holders of US Foodservice Common Stock).

  The US Foodservice Board of Directors has created two classes of Preferred Stock. The 10% Preferred Stock consists of 33,564.35 authorized shares, having the stated value of $10.00 per share of which no shares are issued and outstanding.

  The Exchangeable Preferred Stock is limited to 314,000 shares and ranks on parity with the 10% Preferred Stock. The holders of Exchangeable Preferred Stock are entitled to receive cumulative dividends at the initial annual rate of $15 per share. Restrictions under the Existing Credit Agreement have limited US Foodservice's ability to pay cash dividends and such dividends have been accruing since January 15, 1994. In the event of any dissolution, liquidation or winding up of US Foodservice, the holders of Exchangeable Preferred Stock then outstanding are entitled to be paid out of the assets of US Foodservice, an amount in cash equal to $100 for each share outstanding, together with an amount in cash equal to all accrued and unpaid dividends. Mandatory redemption begins on October 15, 2001, and continues on October 15, 2002 and October 15, 2003. US Foodservice may, at its sole option, exchange, on any dividend payment date, shares of Exchangeable Preferred Stock then outstanding, in whole for US Foodservice's 15% Junior Subordinated Exchange Debentures due 2003. This option has not been exercised by US Foodservice. US Foodservice may redeem the Exchangeable Preferred Stock at a discount pursuant to the ML Redemption Agreement. See "THE MERGER--Redemption or Purchase of Preferred Stock."

DIRECTORS' LIABILITY

  The US Foodservice Charter includes provisions to eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty. This provision does not eliminate liability for

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breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under
Section 174 of the DGCL concerning the unlawful payment of dividends or stock redemption or repurchases, or any transaction from which the director derives an improper personal benefit. In addition, these provisions will not limit the liability of US Foodservice directors under Federal securities laws. US Foodservice believes that these provisions are necessary to attract and retain qualified persons as directors.

             COMPARATIVE RIGHTS OF RYKOFF-SEXTON STOCKHOLDERS AND
                          US FOODSERVICE STOCKHOLDERS

  US Foodservice is a closely held Delaware corporation, with a small number of institutional stockholders that exercise control of the corporation. Such persons' rights as stockholders have been governed by the Stockholders Agreement as well as the US Foodservice Charter and US Foodservice's By-laws (the "US Foodservice By-laws"). Following the Merger, the Stockholders Agreement will have been terminated and the US Foodservice stockholders will hold shares in Rykoff-Sexton, a Delaware corporation and a public company, and their rights will be governed by Delaware law, the Rykoff-Sexton Charter, the Rykoff-Sexton By-laws and the Rights Agreement. Accordingly, the material difference between the present rights of US Foodservice stockholders and their rights as holders of Rykoff-Sexton securities is that following the Merger they will be stockholders in a public company governed by the Rykoff-Sexton Charter and By-laws as well as the Rights Agreement rather than the US Foodservice Charter and By-laws and the Stockholders Agreement.

  Other significant differences between the rights of US Foodservice stockholders and Rykoff-Sexton stockholders are set forth below. This summary is not intended to be relied upon as an exhaustive list or detailed description of the provisions discussed and is qualified in its entirety by the Rykoff-Sexton Charter and By-laws and the Rights Agreement and by the US Foodservice Charter and By-laws and the Stockholders Agreement, to which US Foodservice stockholders are referred. The Standstill Agreement also contains provisions relating to, among other things, the right of the ML Entities to designate representatives to serve on the Rykoff-Sexton Board of Directors, removal of such representatives and the filling of vacancies. See "OTHER AGREEMENTS--The Standstill Agreement."

AUTHORIZED SHARES OF CAPITAL STOCK; DIVIDEND RIGHTS

  US Foodservice. The US Foodservice Charter authorizes the issuance of 50,000,000 shares of Class A Common Stock, 50,000,000 shares of Class B Common Stock and 2,000,000 shares of US Foodservice Preferred Stock. The US Foodservice Board of Directors may issue US Foodservice Preferred Stock from time to time in one or more series, and may fix the voting powers, designations, preferences, and relative, participating, optional, or other special rights, and qualifications, limitations and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series.

  The US Foodservice Charter provides the Class A Common Stock and Class B Common Stock with exchange rights. Subject to certain restrictions set forth in the US Foodservice Charter and the Stockholders Agreement, each record holder of US Foodservice Common Stock is entitled at any time to exchange any or all of the shares of Class A Common Stock or Class B Common Stock held by such holder for the same number of shares of Class B Common Stock or Class A Common Stock, as the case may be. The US Foodservice Charter also provides for automatic conversion of Class B Common Stock, with the exception of such stock owned by the Equitable Entities, into Class A Common Stock in the event that US Foodservice attempts to list any shares of US Foodservice Common Stock on a national securities exchange or on the over-the-counter market, and such exchange informed US Foodservice of its unwillingness to authorize the shares for listing because of the outstanding shares of Class B Common Stock. In the event that any shares of Class B Common Stock are registered under the Securities Act and US Foodservice has simultaneously registered an equal number of shares of Class A Common Stock, then immediately upon the sale of registered shares of Class B Common Stock, such stock shall automatically convert into an equal number of shares of registered Class A Common Stock.

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

  Subject to preferences that may be applicable to any then outstanding US Foodservice Preferred Stock, holders of US Foodservice Common Stock are entitled to receive ratably such dividends as may be declared by the US Foodservice Board of Directors.

  Rykoff-Sexton. The Rykoff-Sexton Charter authorizes the issuance of 40,000,000 Common Shares and 10,000,000 shares of Rykoff-Sexton Preferred Stock, 50,000 of which have been designated as Series A Preferred Stock. As of March 31, 1996, 15,131,516 Rykoff-Sexton Common Shares were issued, of which 14,798,820 were outstanding, and no shares of Preferred Stock were issued and outstanding. The shares of Rykoff-Sexton Preferred Stock may be issued from time to time by the Rykoff-Sexton Board of Directors in one or more series, and the variations, relative rights and preferences as between different series of each class may be fixed and determined by resolution of the Rykoff-Sexton Board of Directors with respect to voting rights, the rate of dividend, redemption, liquidation payments, sinking fund provisions, conversion and the number of shares constituting any series.

  During the time that any series of Rykoff-Sexton Preferred Stock is outstanding, no dividends may be declared or paid by the Rykoff-Sexton Board of Directors on the Rykoff-Sexton Common Shares, unless dividends on all outstanding shares of Rykoff-Sexton Preferred Stock for the current and all past dividend periods have been declared and paid or provision made for the payment thereof.

REDEMPTION AND REPURCHASE OF CAPITAL STOCK

  Under the DGCL, subject to certain limitations, a corporation's stock may be made subject to redemption by the corporation at its option, at the option of the holders of such stock or upon the happening of a specified event. The DGCL also provides that a corporation may repurchase its own shares with certain exceptions.

  US Foodservice. As previously described, the US Foodservice Board of Directors may fix the terms of redemption of US Foodservice Preferred Stock. The Stockholders Agreement requires, with certain exceptions, that a redemption or offer to purchase made by US Foodservice for equity securities of US Foodservice must be approved by the affirmative vote of the holders of at least two-thirds of the US Foodservice Class A Common Stock. The Stockholders Agreement also provides that any such redemption or offers to purchase US Foodservice Common Stock must be made available to each party to the Stockholders Agreement on a pro rata basis and at the same consideration per share.

  Rykoff-Sexton. As previously described, the Rykoff-Sexton Charter provides the Rykoff-Sexton Board of Directors with the power to fix redemption and repurchase rights, preferences and limitations of Rykoff-Sexton Preferred Stock.

LIQUIDATION RIGHTS

  The rights of holders of shares of US Foodservice Common Stock upon the liquidation or dissolution of US Foodservice are substantially the same as those of the holders of Rykoff-Sexton Common Shares.

VOTING RIGHTS

  US Foodservice. Subject to the voting rights of holders of any then outstanding US Foodservice Preferred Stock, holders of Class A Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and the holders of Class B Common Stock are entitled to one-sixth of one vote per share and shall vote as a single class with the Class A Common Stock on all matters submitted to a vote of the stockholders. Holders of Class B Common Stock are entitled to one vote for each share, however, and shall vote as a single class with the Class A Common Stock, with respect to any consolidation or merger of US Foodservice, any sale, lease or exchange of all or substantially all of the property and assets of US Foodservice, and any liquidation, dissolution or winding up of US Foodservice to be voted on by the stockholders. Neither the US Foodservice Charter nor By-laws provide for cumulative voting for the election of directors.

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

  Rykoff-Sexton. Subject to the voting rights of holders of any then outstanding Rykoff-Sexton Preferred Stock, each Rykoff-Sexton Common Share is entitled to one vote on each matter submitted to a vote of the stockholders of Rykoff-Sexton. Rykoff-Sexton Common Shares are not entitled to any cumulative voting rights.

SUPERMAJORITY VOTING REQUIREMENTS; BUSINESS COMBINATIONS

  US Foodservice. The US Foodservice Charter and By-laws do not have supermajority voting requirements for business combinations or other matters. The Stockholders Agreement, however, requires the affirmative vote of the holders of at least two-thirds of the US Foodservice Class A Common Stock to approve the following transactions, among others: (i) any merger or consolidation involving US Foodservice or any subsidiary of US Foodservice;
(ii) any sale, purchase, lease, exchange or other disposition of all or substantially all of the assets of US Foodservice; (iii) any sale, purchase, lease, exchange or other disposition of assets of US Foodservice or any subsidiary having a fair market value or acquired for consideration which exceeds 10% of the consolidated capitalization of US Foodservice and its subsidiaries; and (iv) any increase or reduction of the authorized capital or the creation of any additional class of capital stock of US Foodservice.

  Rykoff-Sexton. The DGCL generally requires the affirmative vote of the holders of a majority of the outstanding stock of a corporation entitled to vote on the matter to approve a merger, consolidation or dissolution of the corporation or a disposition of all or substantially all of the corporation's assets. The Rykoff-Sexton Charter, however, contains provisions regarding the vote required to approve certain business combinations or other significant corporate transactions involving Rykoff-Sexton and an individual, corporation or other entity with beneficial ownership of a number of Rykoff-Sexton Common Shares which exceeds 5% of the outstanding Rykoff-Sexton Common Shares (a "Related Person").

  The Rykoff-Sexton Charter requires the affirmative vote or consent of the holders of not less than 80% of the outstanding shares of stock of Rykoff-Sexton entitled to vote on the matter: (i) to adopt any agreement for, or to approve, the merger or consolidation of Rykoff-Sexton or any subsidiary (within the meaning of the Rykoff-Sexton Charter), with or into any Related Person; (ii) to authorize any sale, lease, transfer, exchange or other disposition to any Related Person of all or substantially all of the assets of Rykoff-Sexton or any such subsidiary; (iii) to authorize the issuance or transfer by Rykoff-Sexton or any such subsidiary of any Rykoff-Sexton voting securities or voting securities of any such subsidiary in exchange or payment for securities or assets of any Related Person, if such authorization is otherwise required by law or by any agreement between Rykoff-Sexton and any national securities exchange or by any other agreement to which Rykoff-Sexton or any such subsidiary is a party; (iv) to adopt any plan for the dissolution of Rykoff-Sexton; or (v) to adopt any amendment, change or repeal of the foregoing provisions. Such 80% affirmative vote will not be required, however, if the Rykoff-Sexton Board of Directors by resolution approves a memorandum of understanding with such Related Person setting forth the principal terms of the transaction and if such transaction is substantially consistent therewith. Such resolution must be adopted by 80% of the directors who were elected and acting members of the Rykoff-Sexton Board of Directors prior to the time such Related Person became the beneficial owner of 5% or more of the outstanding Rykoff-Sexton Common Shares entitled to vote in elections of directors. The DGCL applies to the approval of the transactions listed above notwithstanding any such resolution.

  A separate provision of the Rykoff-Sexton Charter requires the affirmative vote of the holders of at least 80% of the outstanding Rykoff-Sexton Common Shares not beneficially owned by any Related Person that is a party or beneficiary of or has proposed the transaction or matter to be voted upon to approve the following transactions (each a "Business Combination"): (i) any merger or consolidation of Rykoff-Sexton with or into a Related Person or affiliate or associate of a Related Person; (ii) any sale, lease, exchange, transfer or other disposition of at least 10% of the assets of Rykoff-Sexton or any such subsidiary; (iii) a merger into or consolidation with Rykoff-Sexton or a subsidiary, of a Related Person or an affiliate or associate of a Related Person; (iv) any sale, lease, exchange, transfer or other disposition to Rykoff-Sexton or a subsidiary of all or any part of the assets of a Related Person or affiliate or associate of a Related Person; (v) any reclassification or recapitalization of Rykoff-Sexton Common Shares consummated within three years after a Related Person becomes a Related Person that would have the effect of increasing the voting power of such Related Person or

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an affiliate or associate of such Related Person; and (vi) any agreement, contract or other arrangement providing for any of the transactions described above. A Business Combination does not include, however, a parent-subsidiary merger pursuant to Section 253 of the DGCL or any transaction involving a Related Person who has been a Related Person for at least three years or involving an affiliate or associate of such Related Person. Such 80% affirmative vote will not be required to approve a Business Combination, however, (i) if certain price criteria and procedural requirements are satisfied or (ii) a majority of the "Continuing Directors" of the Rykoff-Sexton Board of Directors adopt a resolution approving the Business Combination. "Continuing Directors" mean all members of the Rykoff-Sexton Board of Directors except any director who (i) while serving as a member of the Rykoff-Sexton Board of Directors is a Related Person who is a party to or beneficiary of or has proposed the transaction or matter to be voted upon, or is an affiliate or associate of such Related Person, or any representative of such persons, or (ii) became a member of the Rykoff-Sexton Board of Directors following the date upon which such a Related Person became a Related Person, unless such director is recommended or elected to succeed a Continuing Director by a majority of the Continuing Directors.

PREEMPTIVE RIGHTS

  US Foodservice. The US Foodservice Charter does not provide for preemptive rights for stockholders. Under the Stockholders Agreement, however, in the event that US Foodservice issues shares of US Foodservice Common Stock or equivalents, each party to the Stockholders Agreement, except certain Management Investors (as defined in the Stockholders Agreement) that the US Foodservice Board of Directors has not designated as participating, has the right to acquire its pro rata portion of such shares of US Foodservice Common Stock or equivalents so that each party's percentage ownership interest in US Foodservice's capital stock remains unchanged. Preemptive rights are not provided for shares issued in connection with (i) an acquisition of a business, (ii) any stock split, stock dividend or reclassification, (iii) the exercise of the Warrants or (iv) the exercise of stock options or pursuant to a stock purchase agreement or other incentive plans approved by the US Foodservice Board of Directors.

  Rykoff-Sexton. The Rykoff-Sexton Charter does not provide for preemptive rights for stockholders.

APPRAISAL RIGHTS

  US Foodservice. The DGCL provides for appraisal rights only in the case of certain mergers or consolidations and not (unless the certificate of incorporation of a corporation so provides) in the case of other mergers, a sale or transfer of all or substantially all of its assets or an amendment to its certificate of incorporation. In addition, the DGCL does not provide appraisal rights in connection with a merger or consolidation (unless the certificate of incorporation of a corporation so provides) to the holders of shares of a constituent corporation listed on a national securities exchange (or designated as a national market system security by the National Association of Securities Dealers, Inc.) or held of record by more than 2,000 stockholders, unless the applicable agreement of merger or consolidation requires the holders of such shares to receive, in exchange for such shares, any property other than shares of stock of the resulting or surviving corporation, shares of stock of any other corporation listed on a national securities exchange (or designated as described above) or held of record by more than 2,000 holders, cash in lieu of fractional shares or any combination of the foregoing. The DGCL also denies appraisal rights to the stockholders of the surviving corporation in a merger if such merger did not require for its approval the vote of the stockholders of such surviving corporation.

  The US Foodservice Charter does not provide for appraisal rights other than those rights designated by the DGCL. Because US Foodservice stockholders must approve the Merger and are not stockholders of the type denied appraisal rights under the DGCL, US Foodservice stockholders will have appraisal rights pursuant to the Merger.

  Rykoff-Sexton. In addition to the appraisal rights provided for by the DGCL, the Rykoff-Sexton Charter provides for appraisal rights in the event of a merger under Section 253 of the DGCL of Rykoff-Sexton into

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another corporation that has been a Related Person or an affiliate or associate of a Related Person for less than three years, provided that the DGCL does not give voting rights to the Rykoff-Sexton stockholders with respect to such merger.

SPECIAL MEETINGS OF STOCKHOLDERS

  US Foodservice. The US Foodservice By-laws provide that special meetings may be called (i) by the Chairman, the President, any Vice President, the Secretary or any Assistant Secretary, (ii) at the request of a majority of the US Foodservice Board of Directors or (iii) at the written request of the holders of a majority of the outstanding shares of US Foodservice entitled to vote at the meeting.

  Rykoff-Sexton. The Rykoff-Sexton By-laws provide that special meetings of stockholders may be called by the Chairman of the Board, or at the written request of a majority of the directors then in office. The stockholders of Rykoff-Sexton do not have the right to request or call a special meeting of stockholders.

STOCKHOLDER ACTION WITHOUT A MEETING

  US Foodservice. The US Foodservice By-laws provide that any action required or permitted to be taken at any annual or special meeting of stockholders, may be taken without a meeting, provided that a written consent is signed by the holders of outstanding stock representing the minimum number of votes that would be necessary to take such action at a meeting.

  Rykoff-Sexton. The Rykoff-Sexton Charter specifically prohibits stockholder action by written consent.

STOCKHOLDER PROPOSAL PROCEDURES

  None of the DGCL, the US Foodservice Charter and By-laws and the Rykoff-Sexton Charter and By-laws limit the ability of US Foodservice and Rykoff-Sexton stockholders, respectively, to bring any business (other than nominations for the election of directors) before a meeting of stockholders. See "--Nominations of Directors."

STOCKHOLDER RIGHTS PLAN

  US Foodservice. US Foodservice does not have a stockholder rights plan.

  Rykoff-Sexton. Rykoff-Sexton is party to the Rights Agreement. See "DESCRIPTION OF RYKOFF-SEXTON CAPITAL STOCK--Common Shares, Rights and Series A Preferred Stock--Rights."

CLASSIFIED BOARD OF DIRECTORS

  US Foodservice. The US Foodservice Charter and By-laws do not provide for a classified board of directors.

  Rykoff-Sexton. The Rykoff-Sexton Charter and By-laws provide for a classified board of directors divided into three classes, with directors serving staggered three-year terms.

NOMINATIONS OF DIRECTORS

  US Foodservice. The US Foodservice By-laws do not limit the ability of stockholders to nominate directors for election. The Stockholders Agreement entitles (i) the Management Investors (as defined in the Stockholders Agreement) to designate two nominees for director, (ii) the Equitable Fund to designate one nominee for director and (iii) the ML Investors to designate up to seven nominees or, if the Equitable Fund has designated a nominee, up to eight nominees for director.

  Rykoff-Sexton. The Rykoff-Sexton By-laws provide that nominations for the election of directors can be made by the Rykoff-Sexton Board of Directors, a proxy committee appointed by the Rykoff-Sexton Board of

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Directors or any stockholder entitled to vote in the election of directors.
The Rykoff-Sexton By-laws require that stockholders entitled to vote in the election of directors generally may nominate one or more persons for election as directors if written notice of intent to make a nomination at a meeting of stockholders is delivered to Rykoff-Sexton's Secretary (i) with respect to an election to be held at an annual meeting of stockholders, not less than 90 days prior to such annual meeting, and (ii) with respect to an election to be held at a special meeting of stockholders, not later than the close of business on the seventh day following the date on which notice of such special meeting is first given to stockholders. Such stockholder's notice must set forth: (i) the name and address of the stockholder; (ii) a representation that the stockholder is a holder of record of stock of Rykoff-Sexton entitled to vote at such meeting and intends to appear in person or by proxy at the meeting; (iii) a description of all arrangements or understandings between the stockholder and each nominee or other person or persons pursuant to which each nomination is to be made by the stockholder; (iv) such other information regarding each nominee that would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (v) the consent of each nominee to serve as a director if elected.

REMOVAL OF DIRECTORS

  US Foodservice. Under the DGCL, US Foodservice directors may be removed with or without cause by the holders of a majority of shares entitled to vote at an election of directors. The Stockholders Agreement provides that, if a majority of interest of any party who has nominated a director proposes that such director be removed from the US Foodservice Board of Directors, with or without cause, the other parties to the Stockholders Agreement will vote their shares or consent in writing to effect the director's removal. Pursuant to the Stockholders Agreement, directors of US Foodservice may not otherwise be removed without cause. The Stockholders Agreement further provides that any director may be removed with cause if the holders of a majority of the outstanding shares of Class A Common Stock consent in writing to such removal.

  Rykoff-Sexton. The Rykoff-Sexton Charter and By-laws provide that any director may be removed at any time, for cause, by the vote of a majority of the outstanding stock of Rykoff-Sexton entitled to vote at an election of directors.

VACANCIES IN THE BOARD OF DIRECTORS

  US Foodservice. The US Foodservice By-laws provide that when any vacancy occurs in the US Foodservice Board of Directors, whether by reason of increase in the number of members composing the US Foodservice Board of Directors, or otherwise, a majority of the remaining members of the US Foodservice Board of Directors may appoint a director or directors to fill such vacancy or vacancies. The Stockholders Agreement provides that when any vacancy occurs in the US Foodservice Board of Directors, each party to the Stockholders Agreement will cause the directors designated by it to vote for the individual designated to fill such vacancy by the party who designated the director who caused the vacancy.

  Rykoff-Sexton. The Rykoff-Sexton Charter and By-laws provide that any vacancy in the Rykoff-Sexton Board of Directors, whether by reason of increase in the number of members composing the Rykoff-Sexton Board of Directors, or otherwise, shall be filled by the affirmative vote of a majority of the Continuing Directors.

INDEMNIFICATION

  US Foodservice. The US Foodservice By-laws provide for indemnification by US Foodservice, to the fullest extent permitted by the DGCL, of officers, directors, employees and agents for expenses, judgments, fines and amounts paid in settlement by such persons (including attorneys' fees).

  Rykoff-Sexton. The Rykoff-Sexton Charter also provides for indemnification by Rykoff-Sexton of officers, directors, employees and agents, to the fullest extent permitted by the DGCL.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

  US Foodservice. The US Foodservice Charter eliminates the personal liability of US Foodservice directors for monetary damages resulting from breaches of their fiduciary duty. It does not, however, eliminate liability for breaches of a director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the DGCL concerning the unlawful payment of dividends or stock redemption or repurchases, or any transaction from which the director derives an improper benefit.

  Rykoff-Sexton. The Rykoff-Sexton Charter eliminates the personal liability of Rykoff-Sexton directors in the same way as the US Foodservice Charter does.

AMENDMENT OF CHARTER DOCUMENTS

  US Foodservice. The US Foodservice Charter may be amended pursuant to the DGCL by a majority vote of the total number of shares outstanding and entitled to vote thereon. If any such amendment would adversely affect the rights of any holders of shares of a class or series of stock, the vote of the holders of a majority of all outstanding shares of the class or series, voting as a class, is also necessary to authorize such amendment. In addition, the Stockholders Agreement provides that the US Foodservice Charter may be amended only upon the affirmative vote of the holders of at least two-thirds of the US Foodservice Class A Common Stock.

  Rykoff-Sexton. Under the Rykoff-Sexton Charter, the amendment, repeal or adoption of provisions of such document relating to (i) the removal of directors or the filling of director vacancies or the classification of the Rykoff-Sexton Board of Directors, (ii) restrictions on stockholders taking action by written consent and (iii) special meetings of stockholders requires the affirmative vote of the holders of at least 80% of the outstanding Rykoff-Sexton Common Shares. Such 80% affirmative vote is not required, however, if a majority of the Continuing Directors adopt a resolution approving such amendment or repeal proposal and such proposal receives the affirmative vote of the holders of at least a majority of the Rykoff-Sexton Common Shares.

  The amendment, repeal or adoption of provisions of the Rykoff-Sexton Charter relating to Business Combinations requires the affirmative vote of the holders of at least 80% of the outstanding Rykoff-Sexton Common Shares not beneficially owned by any Related Person who is a beneficiary of or has proposed the transaction. Such 80% affirmative vote, however, is not required if a majority of the Continuing Directors adopt a resolution approving such amendment or repeal proposal and the holders of at least a majority of the outstanding Rykoff-Sexton Common Shares affirmatively approve such proposal.

  Under the DGCL all other amendments to the Rykoff-Sexton Charter must be approved by the affirmative vote of holders of a majority of shares of capital stock of Rykoff-Sexton entitled to vote generally in the election of directors, unless a class vote is required under the DGCL.

AMENDMENT OF BY-LAWS

  US Foodservice. The US Foodservice Charter and By-laws provide that the stockholders or the Board of Directors may adopt, alter, amend or repeal the US Foodservice By-laws. The Stockholders Agreement provides, however, that the US Foodservice By-laws may be amended only upon the affirmative vote of the holders of at least two-thirds of the US Foodservice Class A Common Stock.

  Rykoff-Sexton. The Rykoff-Sexton Charter provides that the Board of Directors is authorized to make, alter or repeal the Rykoff-Sexton By-laws. The Rykoff-Sexton By-laws further provide that they may be altered, amended or repealed or new by-laws adopted by the stockholders or by the affirmative vote of a majority of the directors then in office.

                           VALIDITY OF COMMON SHARES

  A legal opinion to the effect that the Rykoff-Sexton Common Shares offered hereby, when issued in accordance with the Merger Agreement, will be validly issued and fully paid and nonassessable, has been rendered by Jones, Day, Reavis & Pogue, special counsel to Rykoff-Sexton.

                                    EXPERTS

  Rykoff-Sexton. The audited consolidated financial statements of Rykoff-Sexton and subsidiaries as of April 29, 1995 and April 30, 1994 and for each of the three years in the three-year period ended April 29, 1995, incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

  Continental. The audited consolidated financial statements of Continental as of April 30, 1994 and 1993, and the related statements of income and retained earnings and cash flows for the years then ended, incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

  H&O Foods. The audited consolidated financial statements of H&O Foods as of October 31, 1995 and December 31, 1994 and for the ten months ended October 31, 1995 and the year ended December 31, 1995 incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

  US Foodservice. The audited consolidated balance sheets as of December 31, 1994 and December 30, 1995 and the consolidated statements of operations, mandatory redeemable preferred stock and stockholders' equity (deficit) and cash flows for the fiscal years ended January 1, 1994, December 31, 1994 and December 30, 1995 included in this Proxy Statement/Prospectus and the related financial statement schedule included elsewhere in the Registration Statement of which this Proxy Statement/Prospectus forms a part have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                 STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

  Proposals by stockholders intended to be presented at the 1996 Annual Meeting of Stockholders must have been received by the Secretary of Rykoff-Sexton no later than March 29, 1996, to be included in Rykoff-Sexton's proxy, notice of meeting and proxy statement relating to such meeting and should be mailed to Rykoff-Sexton, Inc., 1050 Warrenville Road, Lisle, Illinois 60532-5201, Attention: Secretary.

                                OTHER BUSINESS

  The Board of Directors of Rykoff-Sexton is aware of no other matter that will be presented for action at the Special Meeting. If any other matter requiring a vote of the stockholders arising from the conduct of the meeting properly comes before the Special Meeting, the persons authorized under management proxies will vote and act according to their best judgments in light of the conditions then prevailing.

                      US FOODSERVICE INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
US FOODSERVICE INC.:
  Report of Independent Public Accountants--
    Arthur Andersen LLP................................................... F-2
  Consolidated Balance Sheets as of December 31, 1994 and December 30,
   1995................................................................... F-3
  Consolidated Statements of Operations for the fiscal years ended January
   1, 1994, December 31, 1994 and December 30, 1995....................... F-5
  Consolidated Statements of Mandatory Redeemable Preferred Stock and
   Stockholders' Equity (Deficit) for the fiscal years ended January 1,
   1994, December 31, 1994 and December 30, 1995.......................... F-6
  Consolidated Statements of Cash Flows for the fiscal years ended January
   1, 1994, December 31, 1994 and December 30, 1995....................... F-7
  Notes to Consolidated Financial Statements.............................. F-8

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To US FOODSERVICE INC.:

  We have audited the accompanying consolidated balance sheets of US FOODSERVICE INC. (a Delaware Corporation) and subsidiaries as of December 31, 1994 and December 30, 1995, and the related consolidated statements of operations, mandatory redeemable preferred stock and stockholders' equity (deficit), and cash flows for each of the three fiscal years in the period ended December 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of US FOODSERVICE INC. and subsidiaries as of December 31, 1994 and December 30, 1995, and the results of their operations and their cash flows for each of the three fiscal years in the period ended December 30, 1995, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Philadelphia, PA,
 March 1, 1996

                      US FOODSERVICE INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                      DECEMBER 31, DECEMBER 30,
                       ASSETS                             1994         1995
                       ------                         ------------ ------------
CURRENT ASSETS:
  Cash and cash equivalents..........................   $ 10,730     $ 22,182
  Receivables, net of allowance for doubtful accounts
   of $3,805 and $3,804..............................    135,927      151,147
  Inventories........................................     85,842       88,449
  Prepaid expenses and other current assets..........      5,047        6,445
  Deferred income taxes..............................      5,963        4,210
                                                        --------     --------
    Total current assets.............................    243,509      272,433
PROPERTY, PLANT AND EQUIPMENT, net of accumulated
 depreciation of $32,205 and $37,707.................     97,440      109,665
GOODWILL, net of accumulated amortization of $11,790
 and $17,652.........................................    200,572      213,907
DEFERRED COSTS, net of accumulated amortization of
 $4,428 and $5,734...................................      9,305        8,235
NONCOMPETE AGREEMENTS, net of accumulated
 amortization $2,068 and $666........................        545          435
OTHER ASSETS.........................................      3,138        5,860
                                                        --------     --------
    Total assets.....................................   $554,509     $610,535
                                                        ========     ========


   The accompanying notes are an integral part of these financial statements.

                      US FOODSERVICE INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                      DECEMBER 31, DECEMBER 30,
        LIABILITIES AND STOCKHOLDERS' EQUITY              1994         1995
        ------------------------------------          ------------ ------------
CURRENT LIABILITIES:
  Bank overdraft.....................................   $ 29,339     $ 37,820
  Current maturities of long-term debt...............     15,240       15,094
  Current maturities of capital lease obligations....        375          372
  Accounts payable...................................     82,520       76,803
  Accrued expenses and other current liabilities.....     26,439       27,443
  Income taxes payable...............................      4,433        2,381
                                                        --------     --------
    Total current liabilities........................    158,346      159,913
                                                        --------     --------
LONG-TERM DEBT:
  Receivables securitization financing...............     75,000       90,000
  Revolving credit loans.............................     10,000       60,000
  Term loans.........................................    123,750      107,604
  Senior subordinated guaranteed notes...............     70,892       70,892
  Other..............................................      1,257        1,705
                                                        --------     --------
    Total long-term debt.............................    280,899      330,201
                                                        --------     --------
CAPITALIZED LEASE OBLIGATIONS........................     13,489       13,133
DEFERRED INCOME TAXES................................      4,262        9,251
OTHER NONCURRENT LIABILITIES.........................     11,698       14,050
                                                        --------     --------
    Total liabilities................................    468,694      526,548
                                                        --------     --------
COMMITMENTS AND CONTINGENCIES (Note 13)
MANDATORY REDEEMABLE PREFERRED STOCK:
  10% Cumulative redeemable preferred stock..........     26,024       28,633
  Series A cumulative redeemable exchangeable
   preferred stock...................................     31,113       24,563
                                                        --------     --------
    Total mandatory redeemable preferred stock.......     57,137       53,196
                                                        --------     --------
STOCKHOLDERS' EQUITY:
  Class A common stock, $.01 par value, 50,000,000
   shares authorized, 8,056,189, shares outstanding..         81           81
  Class B common stock, nonvoting, $.01 par value,
   50,000,000 shares authorized, 821,206 shares
   outstanding.......................................          8            8
  Additional paid-in capital, net of deferred
   compensation of $463 and $398.....................    121,952      124,020
  Notes receivable from sale of stock................     (1,960)        (980)
  Accumulated deficit................................    (90,922)     (90,697)
  Treasury stock, at cost (32,836 and 37,152 shares
   of Class A common stock)..........................       (481)        (541)
  Minimum pension liability adjustment...............        --        (1,100)
                                                        --------     --------
    Total stockholders' equity.......................     28,678       30,791
                                                        --------     --------
    Total liabilities and stockholders' equity.......   $554,509     $610,535
                                                        ========     ========

   The accompanying notes are an integral part of these financial statements.

                      US FOODSERVICE INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   FISCAL YEARS ENDED
                                          -------------------------------------
                                          JANUARY 1,  DECEMBER 31, DECEMBER 30,
                                             1994         1994         1995
                                          ----------  ------------ ------------
NET SALES................................ $1,439,409   $1,470,061   $1,676,007
COST OF GOODS SOLD.......................  1,195,556    1,209,941    1,382,213
                                          ----------   ----------   ----------
    Gross profit.........................    243,853      260,120      293,794
                                          ----------   ----------   ----------
OPERATING EXPENSES (excluding
 depreciation and amortization)..........    188,501      200,387      225,189
                                          ----------   ----------   ----------
DEPRECIATION EXPENSE.....................      8,458        8,259       10,025
                                          ----------   ----------   ----------
AMORTIZATION EXPENSE.....................     12,864        6,264        6,354
                                          ----------   ----------   ----------
FORGIVENESS OF NOTES RECEIVABLE FROM
 STOCK SALE..............................      1,005        1,012          980
                                          ----------   ----------   ----------
NONRECURRING CHARGES (CREDITS):
  Write-off of goodwill and related
   intangible assets.....................     14,274          --           --
  Restructuring and other charges
   (credits).............................     36,669       (3,425)         --
                                          ----------   ----------   ----------
    Total nonrecurring charges (credits).     50,943       (3,425)         --
                                          ----------   ----------   ----------
    Income (loss) from operations........    (17,918)      47,623       51,246
                                          ----------   ----------   ----------
INTEREST EXPENSE, net....................     30,694       31,690       35,727
                                          ----------   ----------   ----------
OTHER EXPENSE, NET.......................        252          110        1,031
                                          ----------   ----------   ----------
    Income (loss) before income taxes and
     extraordinary item..................    (48,864)      15,823       14,488
INCOME TAX PROVISION (BENEFIT)...........     (2,882)       2,912        6,691
                                          ----------   ----------   ----------
    Income (loss) before extraordinary
     item................................    (45,982)      12,911        7,797
EXTRAORDINARY ITEM--LOSS ON EARLY
 EXTINGUISHMENT OF DEBT, net of related
 tax benefit of $3,203...................      8,686          --           --
                                          ----------   ----------   ----------
NET INCOME (LOSS)........................    (54,668)      12,911        7,797
PREFERRED DIVIDENDS......................      6,621        7,321        7,614
                                          ----------   ----------   ----------
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON
 STOCKHOLDERS............................ $  (61,289)  $    5,590   $      183
                                          ----------   ----------   ----------
EARNINGS (LOSS) PER COMMON SHARE:
  Income (loss) before extraordinary
   item.................................. $    (6.81)  $     0.68   $     0.02
  Extraordinary item.....................      (1.12)         --           --
                                          ----------   ----------   ----------
    Net income (loss) attributable to
     common stockholders................. $    (7.93)  $     0.68   $     0.02
                                          ----------   ----------   ----------

   The accompanying notes are an integral part of these financial statements.

                     US FOODSERVICE INC. AND SUBSIDIARIES

      CONSOLIDATED STATEMENTS OF MANDATORY REDEEMABLE PREFERRED STOCK AND
                        STOCKHOLDERS' EQUITY (DEFICIT)
                                (IN THOUSANDS)

                    MANDATORY REDEEMABLE
                       PREFERRED STOCK                              STOCKHOLDERS' EQUITY (DEFICIT)
                   ----------------------- ---------------------------------------------------------------------------------
                                SERIES A
                      10%      CUMULATIVE
                   CUMULATIVE  REDEEMABLE  CLASS  CLASS               NOTES                          MINIMUM       TOTAL
                   REDEEMABLE EXCHANGEABLE   A      B    ADDITIONAL RECEIVABLE                       PENSION   STOCKHOLDERS'
                   PREFERRED   PREFERRED   COMMON COMMON  PAID-IN   FROM SALE  ACCUMULATED TREASURY LIABILITY     EQUITY
                     STOCK       STOCK     STOCK  STOCK   CAPITAL    OF STOCK    DEFICIT    STOCK   ADJUSTMENT   (DEFICIT)
                   ---------- ------------ ------ ------ ---------- ---------- ----------- -------- ---------- -------------
BALANCE, JANUARY
2, 1993..........   $21,528     $27,860     $70    $ 8    $ 97,140   $(3,977)   $(35,223)   $ --     $   --      $ 58,018
 Amortization of
 deferred
 compensation....       --          --       --     --          71       --          --       --         --            71
 Forgiveness of
 notes receivable
 from sale of
 stock...........       --          --       --     --         --      1,005         --       --         --         1,005
 Purchase and
 retirement of
 common stock....       --          --       (1)    --        (216)      --          --       --         --          (217)
 Purchase of
 treasury stock
 at cost.........       --          --       --     --         --        --          --      (152)       --          (152)
 Preferred stock
 dividends.......     2,131       3,253      --     --         --        --       (6,621)     --         --        (6,621)
 Net loss........       --          --       --     --         --        --      (54,668)     --         --       (54,668)
                    -------     -------     ---    ---    --------   -------    --------    -----    -------     --------
BALANCE, JANUARY
1, 1994..........    23,659      31,113      69      8      96,995    (2,972)    (96,512)    (152)       --        (2,564)
 Amortization of
 deferred
 compensation....       --          --       --     --          72       --          --       --         --            72
 Forgiveness of
 notes receivable
 from sale of
 stock...........       --          --       --     --         --      1,012         --       --         --         1,012
 Purchase of
 treasury stock
 at cost.........       --          --       --     --         --        --          --      (329)       --          (329)
 Proceeds from
 issuance of
 common stock....       --          --       12     --      24,885       --          --       --         --        24,897
 Preferred stock
 dividends.......     2,365         --       --     --         --        --       (7,321)     --         --        (7,321)
 Net income......       --          --       --     --         --        --       12,911      --         --        12,911
                    -------     -------     ---    ---    --------   -------    --------    -----    -------     --------
BALANCE, DECEMBER
31, 1994.........    26,024      31,113      81      8     121,952    (1,960)    (90,922)    (481)       --        28,678
 Amortization of
 deferred
 compensation....       --          --       --     --          66       --          --       --         --            66
 Forgiveness of
 notes receivable
 from sale of
 stock...........       --          --       --     --         --        980         --       --         --           980
 Purchase of
 treasury stock
 at cost.........       --          --       --     --         --        --          --       (60)       --           (60)
 Purchase of
 preferred stock
 at discount.....       --       (6,550)     --     --       2,002       --          --       --         --         2,002
 Preferred stock
 dividends.......     2,609         --       --     --         --        --       (7,572)     --         --        (7,572)
 Minimum pension
 liability
 adjustment......       --          --       --     --         --        --          --       --      (1,100)      (1,100)
 Net income......       --          --       --     --         --        --        7,797      --         --         7,797
                    -------     -------     ---    ---    --------   -------    --------    -----    -------     --------
BALANCE, DECEMBER
30, 1995.........   $28,633     $24,563     $81    $ 8    $124,020   $  (980)   $(90,697)   $(541)   $(1,100)    $ 30,791
                    =======     =======     ===    ===    ========   =======    ========    =====    =======     ========

  The accompanying notes are an integral part of these financial statements.

                      US FOODSERVICE INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                    FISCAL YEARS ENDED
                                           -------------------------------------
                                           JANUARY 1,  DECEMBER 31, DECEMBER 30,
                                              1994         1994         1995
                                           ----------  ------------ ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)....................... $ (54,668)    $12,911      $ 7,797
  Adjustments to reconcile net income
   (loss) to net cash provided by
   operating activities--
    Write-off of goodwill and related
     intangible assets....................    14,274         --           --
    Extraordinary loss on early
     extinguishment of debt, net of tax...     8,686         --           --
    Depreciation and amortization.........    21,322      14,523       16,379
    Amortization of deferred financing
     costs................................     2,373       2,511        2,382
    Forgiveness of notes receivable from
     sale of stock........................     1,005       1,012          980
    Deferred income taxes.................    (7,203)       (219)       6,742
    Loss on disposal of property and
     equipment............................     9,016         640          518
    Changes in assets and liabilities,
     excluding effects of acquisitions--
      (Increase) decrease in receivables,
       net................................    (1,502)     (1,207)      (8,684)
      (Increase) decrease in inventories..     6,125      (1,719)       2,925
      (Increase) decrease in prepaid
       expenses and other current assets..     1,111         230       (1,101)
      (Increase) decrease in other assets.    (3,037)      3,002         (165)
      Increase (decrease) in bank
       overdraft..........................    (2,801)     17,296        8,481
      Increase (decrease) in accounts
       payable............................    23,109     (13,571)      (5,717)
      Increase (decrease) in accrued
       expenses and other current
       liabilities........................     7,664        (671)         222
      Increase (decrease) in income taxes
       payable............................       269       3,131       (2,052)
      Increase (decrease) in other
       noncurrent liabilities.............     7,620     (10,611)      (2,679)
                                           ---------     -------      -------
        Net cash provided by operating
         activities.......................    33,363      27,258       26,028
                                           ---------     -------      -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and
   equipment..............................    (8,097)    (11,780)     (16,271)
  Payment for the net assets of
   businesses, net of cash acquired.......       --      (36,212)     (38,663)
  Proceeds from sale of equipment.........       549         197          493
  Increase in intangible assets...........      (548)       (824)        (647)
                                           ---------     -------      -------
        Net cash used in investing
         activities.......................    (8,096)    (48,619)     (55,088)
                                           ---------     -------      -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of long-term
   debt...................................   307,892      15,000       65,719
  Payments on long-term debt..............  (319,768)    (14,534)     (16,563)
  Payment of deferred financing costs.....   (10,729)       (616)      (1,548)
  Payments on capital lease obligations...      (264)       (297)        (359)
  Proceeds from issuance of common stock..       --       24,897          --
  Purchase of treasury stock..............      (152)       (329)         (60)
  Purchase and retirement of common stock.      (217)        --           --
  Purchase of preferred stock.............       --          --        (6,677)
                                           ---------     -------      -------
        Net cash provided by (used in)
         financing activities.............   (23,238)     24,121       40,512
                                           ---------     -------      -------
        Increase in cash and cash
         equivalents......................     2,029       2,760       11,452
CASH, BEGINNING OF YEAR...................     5,941       7,970       10,730
                                           ---------     -------      -------
CASH, END OF YEAR......................... $   7,970     $10,730      $22,182
                                           =========     =======      =======

   The accompanying notes are an integral part of these financial statements.

                     US FOODSERVICE INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION:

 Formation


  US FOODSERVICE INC. was formed by the combination of the operations of two broadline foodservice companies, White Swan, Inc. and Unifax, Inc., pursuant to the transactions described below.

  In October 1988, WS Holdings Corporation ("WS Holdings") acquired all of the outstanding common stock of White Swan, Inc. ("White Swan"). On September 4, 1992, Unifax Holdings, Inc. ("Unifax Holdings") acquired all of the outstanding common and preferred stock of Unifax, Inc. and subsidiaries ("Unifax"). Both acquisitions were accounted for using the purchase method of accounting. Unifax Holdings and WS Holdings were both controlled by partnerships that are under the common control of Merrill Lynch Capital Partners.

  In 1993, Unifax Holdings changed its name to US FOODSERVICE INC. (the "Company"). Effective September 22, 1993, the Company entered into an Agreement and Plan of Merger dated September 10, 1993, whereby WS Investments, a wholly owned subsidiary of the Company, merged with and into WS Holdings, with WS Holdings surviving as a wholly owned subsidiary of the Company (the "Merger"). Pursuant to this agreement, each share of Class A common stock and Class B common stock of WS Holdings converted into the right to receive
1.84165 shares of the Company's Class A or Class B common stock. At the date of the Merger, partnerships that are under the common control of Merrill Lynch Capital Partners owned 81% of the Class A common stock of Unifax Holdings and 93% of the Class A common stock of WS Holdings.

  The merger described above represents a combination of companies under common control. As such, the assets and liabilities of the merged entities have been reflected at their historical carrying values in the accompanying consolidated financial statements and the consolidated statements of operations, mandatory redeemable preferred stock and stockholders' equity (deficit) and cash flows include the results of WS Holdings and US FOODSERVICE INC. for all periods presented.

 Nature of Operations

  The Company is engaged principally in the distribution of a broad line of food and related products to the foodservice industry. The Company's market area includes the New England, Mid-Atlantic and especially the Southeastern and Southwestern regions of the United States. Although the Company's subsidiaries are not dependent on any single customer, many of their customers are concentrated in the restaurant, healthcare and education industries. No single customer accounts for more than 10% of the Company's trade receivables or sales for any of the periods presented.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and all of its directly and indirectly wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

 Fiscal Year

  The Company follows a fifty-two/fifty-three week fiscal calendar. Unless otherwise noted, "1993," "1994" and "1995" refer to the fifty-two weeks ended January 1, 1994, December 31, 1994 and December 30, 1995, respectively.

 Cash Equivalents

  The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

                     US FOODSERVICE INC. AND SUBSIDIARIES

 Inventories

  Inventories consist principally of food products and related supplies held for sale. All inventories are stated at the lower of cost or market with approximately 39% and 33% at December 31, 1994 and December 30, 1995, respectively, determined by the last-in, first-out ("LIFO") cost method and the remainder by the first-in, first-out ("FIFO") cost method. Had the FIFO method been used to value all inventories, the value of inventories at December 31, 1994 and December 30, 1995 would have been higher by $1,283,000 and $1,821,000, respectively.

 Property, Plant and Equipment

  Property, plant and equipment are stated at cost. Depreciation and amortization are provided using straight-line and accelerated methods over the estimated useful lives of the related assets.

  The estimated useful lives used in computing depreciation for financial reporting purposes are as follows:

      Land improvements....................................... 20 years
      Buildings and improvements.............................. 7-35 years
      Capital leases.......................................... Term of the lease
      Vehicles and equipment.................................. 2-15 years

  For income tax purposes, the Company uses accelerated depreciation methods for most depreciable assets and, for certain assets, shorter estimated useful lives than for financial reporting.

 Derivatives

  As further discussed in Notes 4 and 15, the Company uses an interest rate exchange agreement (the "Agreement") as a hedge to reduce interest expense on $75 million of long-term debt under the receivables securitization financing. The Agreement requires that the Company receive interest at 8.29% and pay interest at the six month LIBOR rate plus .35% on $75 million, on a semi-annual basis. The counterparty to the Agreement is a bank. The Agreement, which went into effect in 1994, is in effect through December 1996. The Company has additional interest rate protection instruments covering $150 million of borrowings which generally limit interest rates to between 4.5% and 7%. These instruments expire in 1996 and 1997.

 Goodwill

  The excess of cost over fair value of net assets acquired (goodwill) is being amortized using the straight-line method primarily over 40 years. Amortization expense of $6,465,000, $5,458,000 and $5,862,000 was charged to operations for 1993, 1994 and 1995, respectively.

  It is the Company's policy to review goodwill and other intangible assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. This evaluation is based upon expectations of undiscounted future cash flows for each operating division. If such review indicates that the carrying amount of goodwill and other intangible assets is not recoverable, it is the Company's policy to reduce the carrying amount of such assets to recoverable value. Recoverable value is based on the present value of the expected future cash flows using a discount rate commensurate with the risks involved. In 1993, goodwill and related intangible assets of certain divisions of White Swan totaling $14,274,000 were determined not to be recoverable and, accordingly, were written off in the accompanying 1993 consolidated statement of operations (see Note 14).

                     US FOODSERVICE INC. AND SUBSIDIARIES

 Noncompete Agreements and Deferred Costs

  The amounts assigned to the noncompete agreements are being amortized on a straight-line basis over the term of the agreements, which range up to six years. Amortization expense of $6,147,000, $582,000 and $256,000 was charged to operations in 1993, 1994 and 1995, respectively. During 1995, certain fully amortized noncompete agreements were removed from the records of the Company.

  Deferred costs include deferred financing costs associated with the issuance of term loans and the revolving credit facility under the Credit Agreement dated September 23, 1993, as amended (see Note 6), and the accounts receivable securitization program, as amended (see Note 4). In addition, deferred costs include organization and related costs associated with the establishment of the Company. The deferred financing costs are being amortized principally using the effective interest method over the terms of the related debt. Interest expense includes amortization of deferred financing costs of approximately $2,373,000, $2,511,000 and $2,382,000 in 1993, 1994 and 1995,
respectively. Deferred organization and related costs are being amortized on a straight-line basis principally over five years. Amortization expense of $252,000, $224,000 and $236,000 was charged to operations in 1993, 1994 and
1995, respectively.

 Income Taxes

  The Company files a consolidated federal tax return. The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109, deferred income taxes are provided for differences between the tax bases of assets and liabilities and their reported amounts in the financial statements, adjusted for any valuation allowances considered necessary.

 Use of Estimates in the Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  Sales are recorded upon the shipment of the goods to the customer.

 Earnings (Loss) Per Common Share

  Earnings or losses per common share are determined by dividing earnings (losses) by the weighted average number of common shares, including common stock equivalents outstanding during each year. When dilutive, stock options and warrants are included as share equivalents using the treasury stock method. Earnings or losses used in the calculation are reduced or increased, respectively, by the dividends accrued on preferred stock.

  Earnings or losses per common share and share data in the consolidated financial statements have been calculated to reflect the effect of the .396-for-1 reverse split of shares of the Company discussed in Note 17. The number of shares used in computing earnings or losses per common share was 7,729,227, 8,241,211 and 9,147,639 in 1993, 1994 and 1995, respectively. The difference between primary earnings per share and fully diluted earnings per share is not material.

 New Accounting Standards

  The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be

                     US FOODSERVICE INC. AND SUBSIDIARIES

Disposed Of." This Statement, issued in March 1995, requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. This Statement is effective for financial statements for fiscal years beginning after December 15, 1995, with earlier adoption encouraged. The Company adopted SFAS 121 in March 1995 and reviews on a regular basis the expected cash flows to be generated by its long-lived assets. The initial adoption of SFAS 121 had no impact on the Company's consolidated financial position or results of operations.

 Restatement Adjustments

  The 1993 and 1994 consolidated financial statements have been restated to reflect the current accounting treatment of the accounts receivable securitization transaction (Note 4) and the 1993 write-off of certain goodwill balances (Note 14). These changes resulted from discussion with the staff of the Securities and Exchange Commission and evolving accounting practices in these areas.

  Prior to 1995, the accounts receivable transaction was recorded as a sale of accounts receivable. In 1995, however, the Company determined that this transaction would have more appropriately been reflected as a financing transaction and, accordingly, receivables, receivables securitization financing and interest expense have been restated to reflect this change in all consolidated financial statements presented herein.

  The 1993 consolidated financial statements previously reflected a goodwill write-off of $74,642,000. Based on further consideration of the criteria for evaluating the impairment of goodwill, the amount of the goodwill write-off was revised to $14,274,000. Accordingly, goodwill, related accumulated amortization and amortization expense have been restated to reflect this change in all consolidated financial statements presented herein.

3. PROPERTY, PLANT AND EQUIPMENT:

  The components of property, plant and equipment are as follows (in thousands):

                                                      DECEMBER 31, DECEMBER 30,
                                                          1994         1995
                                                      ------------ ------------
      Land and improvements..........................   $  5,532     $  9,763
      Buildings and improvements (including capital
       leases).......................................     76,812       85,676
      Vehicles and equipment.........................     47,301       51,933
                                                        --------     --------
                                                         129,645      147,372
      Less--Accumulated depreciation and
       amortization..................................    (32,205)     (37,707)
                                                        --------     --------
                                                        $ 97,440     $109,665
                                                        ========     ========

4. SALES OF ACCOUNTS RECEIVABLE:

  In connection with the refinancing discussed in Note 6, the Company entered into a Receivable Purchase Agreement and a Pooling and Servicing Agreement (the "Agreements") whereby accounts receivable of certain operating subsidiaries were sold, at a discount from face value, for cash and notes realizing net proceeds of $60 million. As discussed below, additional proceeds were realized in 1994 and 1995 as a result of the sale of accounts receivable of certain additional operating subsidiaries. Under the Agreements, the Company established a separate wholly owned, bankruptcy remote, subsidiary, USFAR Inc. ("USFAR"), to purchase accounts receivable at a discount from face value from the participating operating subsidiaries. USFAR purchases accounts receivable from the participating operating subsidiaries on a continuous basis, subject to certain limitations as described in the Agreements. USFAR subsequently sells the accounts receivable at the same discount to the USFAR Trust (the "Trust"), which is owned by third-party investors. The investors' interest in the accounts receivable purchased is evidenced by trade receivables-backed certificates (the "Certificates"). Through October 1994, the Certificates bore interest at a rate selected by USFAR equal to (i) the higher of (a) the prime rate plus .5% or (b) the federal funds rate plus 1.75% or (ii) the weighted average eurodollar rate, as defined, plus 2.5%.

                     US FOODSERVICE INC. AND SUBSIDIARIES

  In October 1994, USFAR completed the Series 1994-1 Accounts Receivable Securitization (the "Securitization"). In connection with the Securitization, $60 million of previous advances from the Trust were repaid and a new pool of accounts receivable was sold to the Trust. The proceeds realized from the sale were $75 million. The incremental increase in the proceeds realized from the sale of additional accounts receivable of $15 million reduced the maximum availability on the revolving credit loans from $65 million to $50 million (see Note 6). Under the Securitization, the interest rate on the Certificates was changed to an effective fixed rate of 8.29% paid monthly. In December 1994, USFAR entered into an interest rate exchange agreement whereby the effective interest rate on $75 million of proceeds under the Securitization was changed to the six-month LIBOR rate plus .35%, through December 1996. At December 31, 1994, the effective interest rate on the Securitization, after giving effect to the interest rate exchange agreement, was 7.225%.

  On June 26, 1995, USFAR completed a modification of the Securitization (the "Modification") whereby the accounts receivable of certain additional operating subsidiaries were added to the Securitization. The proceeds realized from the sale of accounts receivable of the additional operating subsidiaries were $15 million, which increased the proceeds realized from the sale of accounts receivable under the Securitization to $90 million. The incremental increase in the proceeds realized from the sale of additional accounts receivable of $15 million reduced the maximum availability on the revolving credit loans from $50 million to $42.5 million (see Note 6). Under the Modification, the interest rate on the additional $15 million of Certificates is 6.5%. At December 30, 1995, the weighted average interest rate on the Certificates was 7.87%. The effective interest rate on the Securitization, after giving effect to the interest rate exchange agreement discussed above, was 6.06%.

  The Company accounts for the transaction described above as a financing transaction in the accompanying consolidated financial statements.

5. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES:

  The components of accrued expenses and other current liabilities are as follows (in thousands):

                                                       DECEMBER 31, DECEMBER 30,
                                                           1994         1995
                                                       ------------ ------------
      Compensation and related taxes..................   $ 8,068      $ 8,521
      Benefits........................................     1,517        1,465
      Interest........................................     2,600        3,019
      Operating expenses..............................     7,539        7,592
      Insurance.......................................     4,412        3,835
      Other current liabilities.......................     2,303        3,011
                                                         -------      -------
                                                         $26,439      $27,443
                                                         =======      =======

6. LONG-TERM DEBT:

  In September 1993, in connection with the Merger, substantially all of the outstanding debt of the Company and WS Holdings was refinanced. Prior to the refinancing, debt of the Company included $50,169,000 of term loans, $32,000,000 of senior notes, $20,500,000 of senior subordinated notes and $33,000,000 under a $50 million revolving credit facility. The debt of WS Holdings included $35,191,000 of term loans, $70,892,000 of 14.25% senior subordinated guaranteed notes, $2,526,000 of 16.25% senior subordinated guaranteed notes and $57,000,000 under a $60 million revolving credit facility.

  As a result of the refinancing discussed above, all unamortized deferred financing costs and unamortized debt discount were charged to expense as of the date of the refinancing. Such expense, totaling $11,889,000, less the related tax effect of $3,203,000, has been presented as an extraordinary item in the accompanying consolidated statement of operations for 1993.

                     US FOODSERVICE INC. AND SUBSIDIARIES

  The 14.25% senior subordinated guaranteed notes of WS Holdings were exchanged for senior subordinated guaranteed notes of the Company (the "Notes") with similar terms. The Notes are subject to redemption, at the election of the Company, at any time, or at the election of the Noteholders, upon the occurrence of a change of control of the Company, at the redemption price. The redemption price, as defined by the agreement, decreases from 114.25% beginning October 18, 1994, to 100% on October 18, 1997 and thereafter, of the outstanding principal amount, depending on the date of such redemption, plus accrued interest. The Notes are subordinated to the term loans and the revolving credit loans (the "Revolver" and the "Acquisition Revolver").

  In connection with the September 23, 1993 refinancing discussed above, the Company entered into a $215 million credit agreement (the "Credit Agreement") with certain banks. The Credit Agreement provided for $150 million in term loans (including two tranches of $75 million) and a $65 million Revolver. In connection with the Securitization discussed in Note 4, the limit on the Revolver was reduced to $50 million in October 1994 and further reduced to $42.5 million in June 1995. In December 1995, the Revolver was increased by $7 million to $49.5 million, in connection with the repurchase of part of the Series A cumulative redeemable exchangeable preferred stock (see Note 8). The Credit Agreement is collateralized by certain assets of the Company and the guarantees of the subsidiaries of the Company, except for USFAR.

  One of the $75 million term loan tranches bears interest at (i) the higher of (a) the prime rate plus 1.25% or (b) the federal funds rate plus .5% or
(ii) LIBOR plus 2.5%. The rates on prime rate-based loans could be reduced by up to 1% if certain performance tests are met. The facility is amortized by quarterly principal payments of $3,463,000, which commenced March 31, 1994, and are required through December 31, 1997. Thereafter, quarterly principal payments of $4,700,000 are required until the facility is paid in full on December 31, 1998.

  The other $75 million term loan tranche bears interest at (i) the higher of
(a) the prime rate plus 1.75% or (b) the federal funds rate plus .5% or (ii) LIBOR plus 3%. The facility is amortized by quarterly payments of $247,000, which commenced March 31, 1994, and are required through December 31, 1998. Quarterly payments of $8,287,000 are required during 1999, and $18,058,000 for two quarters in calendar year 2000 until the facility is paid in full on June 30, 2000.

  At December 31, 1994 and December 30, 1995, the Revolver limit was a maximum of $50 million and $49.5 million, respectively, and bore interest at (i) the higher of (a) the prime rate plus 1.25% or (b) the federal funds rate plus .5% or (ii) LIBOR plus 2.5%. The rates on prime rate-based loans could be reduced by up to 1% if certain performance tests are met. The Revolver is available through December 31, 1998. There is an annual commitment fee of .5%, payable quarterly, on the average daily unused portion of the Revolver. The Revolver may also be used for letters of credit up to an aggregate amount of $15 million and at a fee payable quarterly equal to 2.5% of the daily average amount of letters of credit outstanding. At December 31, 1994 and December 30, 1995, letters of credit in the amount of $6,453,000 and $5,433,000, respectively, were outstanding.

  In August 1994, the Credit Agreement was amended to provide an additional $50 million of borrowing capacity in the form of an additional revolving credit facility to fund future acquisitions (the "Acquisition Revolver"). In April 1995, the borrowing capacity under the Acquisition Revolver was reduced to $40 million. Draws on the Acquisition Revolver must be made in connection with proposed acquisitions of target companies. Availability under the Acquisition Revolver declines by $5 million on December 31, 1995 and 1996, and by $20 million on December 31, 1997 and 1998. Borrowings under the Acquisition Revolver may be LIBOR-based or prime rate-based, as defined in the Credit Agreement. At December 31, 1994 and December 30, 1995, $0 and $40 million, respectively, was outstanding. There is an annual commitment fee of .5%, payable quarterly, on the average daily unused portion of the Acquisition Revolver.

  The agreements related to the term loans, senior subordinated notes, Revolver and Acquisition Revolver contain certain provisions which, among others, require attainment of minimum levels of consolidated net

                     US FOODSERVICE INC. AND SUBSIDIARIES
income, maintaining certain financial ratios, limit capital expenditures and additional investments, and limit the amount of additional indebtedness that can be incurred. The Company was in compliance with all such provisions at December 31, 1994 and December 30, 1995. These provisions also limit the dividends that can be paid by the Company.

  In accordance with the Credit Agreement, the Company is required, in certain circumstances, to use excess cash flows, as defined, to make accelerated principal payments. Some accelerated principal payments are also required in the event that the Company or its subsidiaries sell amounts of property, plant and equipment above a defined threshold or generate proceeds from the sale of their capital stock that are not used to repay subordinated debt or to redeem its preferred stock plus accrued dividends.

  Excluding any accelerated principal payments and including maturity of the Securitization in October 1999 (see Note 4), the aggregate principal repayment required for each of the next five years and thereafter is as follows (in thousands):

      FISCAL YEAR ENDING
      ------------------
      1996............................................................. $ 15,094
      1997.............................................................   35,254
      1998.............................................................   58,811
      1999.............................................................  119,950
      2000.............................................................  115,445
      Thereafter.......................................................      741
                                                                        --------
          Total........................................................ $345,295
                                                                        ========

7. EMPLOYEE BENEFIT PLANS:

 Deferred Compensation Plan

  The Company had deferred compensation agreements for certain management personnel with benefits commencing at retirement or death. Obligations under these agreements, which are unfunded, are included in other noncurrent liabilities in the accompanying consolidated balance sheets. The Company has purchased life insurance on management personnel that would fully or partially fund such obligations in the event of death. Deferred compensation expense under these agreements reflected in the accompanying consolidated statements of operations was not material.

 Postretirement Health Care Benefits

  The Company provides postretirement health care benefits to certain former salaried employees of Biggers Brothers, Inc., a wholly owned subsidiary of the Company, who retired prior to November 1, 1990. Such benefits are not provided to subsequent retirees or any current employees of the Company. In 1993, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS 106"). The present value of future benefits to be paid to eligible retirees amounted to $757,000 and $817,000 at December 31, 1994 and December 30, 1995, respectively, and is included in other noncurrent liabilities in the accompanying consolidated balance sheets. As the obligation for these benefits is unfunded, the interest component of this expense will be recognized in future periods. The postretirement benefit expense was approximately $60,000 in 1993, 1994 and 1995.

 Defined Contribution Plans

  Employees of the Company participate in a qualified 401(k) savings plan. Participants can contribute up to 15% of their pretax compensation, and the Company matches 50% of the first 6% of compensation that the employee contributes to the plan. Expense for this plan was $756,000, $1,616,000 and $2,011,000 in 1993, 1994 and 1995, respectively.

                     US FOODSERVICE INC. AND SUBSIDIARIES

  Through February 28, 1994, WS Holdings had defined contribution savings plans in place at two operating divisions. These plans covered substantially all of the employees of these operating divisions. Under the first plan, the Company matched 25% for every dollar contributed by the employee up to 6% of the employee's annual salary, with additional contributions at the discretion of the Board of Directors (the "Board"). The contributions under the second plan were made at the discretion of the Board, and there were no employee contributions. Total employer contributions to these plans were approximately $297,000 and $36,000 for 1993 and 1994, respectively. Effective March 1, 1994, these plans were terminated and all net assets of these plans became net assets of the 401(k) plan of the Company. Also, effective March 1, 1994, all participants of these plans became participants of the 401(k) plan of the Company.

 Defined Benefit Plan

  WS Holdings has a defined benefit plan (the "Pension Plan") that covers substantially all of its employees as of 1993. Benefits are based on years of service and average monthly compensation. The WS Holdings funding policy is to contribute the minimum required annual contribution. On November 17, 1993, the Pension Plan was amended to indefinitely suspend the accrual of future benefits under the Plan. This curtailment of the Pension Plan resulted in the Company recording a loss of approximately $3,500,000 that has been included as a component of restructuring and other charges in the accompanying consolidated statement of operations for 1993 (see Note 14).

  The funding status of the Pension Plan is as follows (in thousands):

                                                       DECEMBER 31, DECEMBER 30,
                                                           1994         1995
                                                       ------------ ------------
      Projected benefit obligation (PBO).............     $9,589      $11,839
      Estimated plan assets, at fair value...........      6,783        9,572
                                                          ------      -------
      Estimated plan assets, at fair value, less than
       the PBO.......................................     $2,806      $ 2,267
                                                          ======      =======

  The above liability has been reflected in other noncurrent liabilities in the accompanying consolidated balance sheets.

  The weighted average discount rate used in determining the projected benefit obligation was 8.5% and 7.5% at December 31, 1994 and December 30, 1995, respectively. The effect of the change in the weighted average discount rate has been reflected as an increase in noncurrent liabilities and a decrease in stockholders' equity of $1,100,000 in the accompanying consolidated financial statements at December 30, 1995. The expected long-term rate of return on assets was 8% and 10% in 1994 and 1995, respectively.

8. MANDATORY REDEEMABLE PREFERRED STOCK:

 10% Cumulative Redeemable Preferred Stock

  The 10% cumulative redeemable preferred stock has a par value of $.01 per share. At December 31, 1994 and December 30, 1995, 33,564 shares were authorized and 26,024 and 28,633 shares were issued and outstanding, respectively. The 10% cumulative redeemable preferred stock accrues dividends at 10%, payable in additional shares, through September 1997, and at 14%, payable in cash thereafter, through the mandatory redemption date of September 1999. The effective yield to maturity on the 10% cumulative preferred stock is 11.07%. The 10% cumulative redeemable preferred stock has a liquidation and redemption value of $1,000 per share plus unpaid cash dividends (if any). All outstanding shares are subject to mandatory redemption on September 30, 1999. The Company has issued or accrued cumulative dividends payable in additional 10% cumulative preferred stock of $5,183,000 and $7,792,000 at December 31, 1994 and December 30, 1995, respectively. An additional cumulative dividend accrual of $599,000 and $940,000 has been recorded in the accompanying consolidated balance sheets at December 31, 1994 and December 30, 1995, respectively, to give recognition to the increasing rate. At December 31, 1994 and December 30, 1995, the redemption value was equal to the carrying value reflected in the accompanying consolidated balance sheets.

                     US FOODSERVICE INC. AND SUBSIDIARIES

 Series A Cumulative Redeemable Exchangeable Preferred Stock

  In connection with the Merger described in Note 1, 308,520 shares of redeemable preferred stock of WS Holdings were exchanged for an equal number of shares of Series A Cumulative Redeemable Exchangeable Preferred stock of the Company (the "Redeemable Preferred"). The Redeemable Preferred has a par value of $.01 and a stated value of $100 per share. At December 31, 1994 and December 30, 1995, 314,000 shares were authorized; and 311,131 and 245,629 shares were outstanding, respectively. The Redeemable Preferred dividends were "paid in-kind" through the issuance of additional shares of Redeemable Preferred on a quarterly basis through October 15, 1993, at the quarterly rate of .0375 shares per share. After October 15, 1993, dividends payable in cash accrue at the quarterly rate of $3.75 per share. However, under the Company's Credit Agreement (see Note 6), cash dividends are prohibited through October 1, 1997. The Company had issued or accrued cumulative dividends of $16,113,000 payable in additional Redeemable Preferred through October 15, 1993. The Redeemable Preferred has a liquidation value of $100 per share. Cumulative accrued but unpaid cash dividends on the Redeemable Preferred were $5,656,000 and $8,147,000 at December 31, 1994 and December 30, 1995, respectively. Accrued dividends on the Redeemable Preferred must be paid prior to payment of dividends on common stock. The Company, at its option, may redeem the Redeemable Preferred prior to October 15, 2001. The Company is required to redeem, or set aside a sum sufficient to redeem, 25% of the outstanding shares on October 15, 2001 and 2002, and the remaining 50% on October 1, 2003, at a price of $100 per share plus accrued and unpaid dividends. At December 31, 1994 and December 30, 1995, the redemption value, including accrued but unpaid cash dividends reflected in other noncurrent liabilities in the accompanying consolidated balance sheets, was approximately $36,769,000 and $25,500,000, respectively.

  The Company purchased 65,502 shares of its Redeemable Preferred in December 1995 (the "Repurchase") for $6,677,000. The face value of the purchased shares of Redeemable Preferred was $6,550,000, which, together with accrued dividends of $2,129,000, resulted in a discount on purchase of $2,002,000. This discount has been reflected as additional paid-in capital in the accompanying consolidated financial statements.

9. STOCKHOLDERS' EQUITY:

  As part of the initial capitalization of the Company, 323,758 shares of common stock (as adjusted for the .396-for-1 reverse stock split discussed in Note 17) were issued to Unifax management in exchange for notes aggregating $4,971,000. These notes are reflected as notes receivable from the sale of stock as a reduction of equity in the accompanying consolidated balance sheets. Based upon operations of the Company, the notes may be forgiven over a five-year period through 1996. Operations for 1993, 1994 and 1995 were charged $1,005,000, $1,012,000 and $980,000, respectively, related to forgiveness of a portion of the notes.

  In August 1994, 1,164,706 shares of common stock were sold at $21.46 per share (as adjusted for the .396-for-1 reverse stock split discussed in Note
17) to an existing stockholder. Transaction costs of $103,000 have been netted against the proceeds received from the issuance of the stock.

  The Company has also authorized a series of "blank check" preferred stock. No shares of "blank check" preferred stock are issued or outstanding at December 31, 1994 or December 30, 1995.

  In connection with the Merger described in Note 1, the Company has entered into agreements with substantially all common stockholders whereby the Company has the right of first refusal to purchase the stock of a stockholder who has an acceptable bona fide offer for his shares. The agreements also provide for the repurchase of shares from certain management stockholders by the Company in the event of death, termination or resignation of the stockholder. The purchase price to be paid is dependent upon several factors, as defined in the agreements. The number of shares subject to this provision and the aggregate redemption value was not material at December 31, 1994 or December 30, 1995.

                     US FOODSERVICE INC. AND SUBSIDIARIES

10. STOCK OPTIONS AND WARRANTS:

 WS Holdings Management Stock Option Plan

  In 1988, WS Holdings executed a Management Stock Option Plan whereby options (the "WS Holdings Options") for 227,750 shares of the WS Holdings Class A common stock were authorized and granted to employees of WS Holdings (as adjusted for the .396 for 1 reverse stock split discussed in Note 17). The purchase price of each share placed under option was not to be less than 100% of the fair market value of the stock on the date of grant unless otherwise determined by the Compensation Committee of WS Holdings. Options for 74,250 shares of WS Holdings Class A common stock ("Normal Options") were exercisable immediately upon grant. Options for 148,500 shares of WS Holdings Class A common stock ("Performance Options") were to become exercisable over the period set forth in the terms of the respective grants based on attainment of specified performance criteria. Different performance criteria was set for two series of Performance Options ("Performance A Options" and "Performance B Options"). As of September 22, 1993, 60% of the Performance A Options were vested and 52% of the Performance B Options were vested.

  As a result of an amendment to the WS Holdings Management Stock Option Plan executed in connection with the Merger described in Note 1, the vested WS Holdings Options (Normal and Performance) became options to purchase shares of common stock of the Company. The amendment provided for an equitable adjustment to be made to the WS Holdings Options based on the relative values of common stock of the Company and WS Holdings Class A common stock. This adjustment decreased the exercise price from $25.25 to $13.71 and increased the number of shares covered by each WS Holdings Option to a number equal to
1.84165 times the number of shares for which the WS Holdings Option was previously exercisable. In 1993, compensation expense related to the Performance Options was fully offset by forfeitures from employee terminations.

  In November 1993, the Company made an offer to holders of unvested Performance Options (the "Option Offer") whereby the Company would convert the unvested Performance Options of WS Holdings into options to acquire common stock of the Company. Under the Option Offer, the unvested Performance Options would become vested at a revised vesting performance schedule based on the Company as a whole, as opposed to the existing performance schedule for WS Holdings. Additionally, the conversion rate was .9208 options of the Company (exercise price of $13.71 per option) for every option of WS Holdings. As of January 1, 1994, all holders of WS Holdings Performance Options had accepted the Option Offer. All such unvested Performance Options were issued under the amended WS Holdings Management Stock Option Plan executed by the Company in connection with the Merger. At December 30, 1995, none of the options issued under the Option Offer had vested. There was no compensation expense related to the Performance Options in 1994 or 1995.

 1992 US FOODSERVICE Option Plan

  In connection with the 1992 acquisition of Unifax by the Company described in Note 1, the Company established the Unifax Holdings, Inc. 1992 Stock Option Plan (the "1992 Option Plan"). Under the 1992 Option Plan, management of the Company was granted options to purchase shares of common stock of the Company at $15.35 per share and $.05 per share, as adjusted for the one-for-two reverse stock split, which occurred in September 1993 and the .396-for-1 reverse stock split discussed in Note 17. These options contain various provisions restricting their exercise. Deferred compensation expense of $635,000 related to the $.05 options was recorded upon their issuance. This amount is being amortized over the nine-year vesting period of these options. Approximately $71,000, $72,000 and $65,000 was expensed for 1993, 1994 and 1995, respectively.

 1993 US FOODSERVICE Option Plan

  In September 1993, the Company established the US FOODSERVICE INC. 1993 Stock Option Plan (the "1993 Option Plan"). Under the 1993 Option Plan, options to purchase 422,370 shares of common stock of the

                     US FOODSERVICE INC. AND SUBSIDIARIES

Company (as adjusted for the .396-for-1 reverse stock split discussed in Note
17) were authorized. At the discretion of the Board of Directors, the options may be issued as Normal Options or Performance Options. The options will become exercisable over a period not to exceed nine years from the date of grant. These options contain various provisions, as defined, restricting their exercise.

  All options granted under this plan were designated to be Normal Options and were granted at exercise prices ranging from $21.46 per share to $22.98 per share, which was deemed to be not less than the fair value per share at the respective dates of grant. Accordingly, no compensation expense was recorded with respect to these option grants.

  The following table summarizes the activity in each of the Company's three option plans:

                                             WS HOLDINGS 1992 OPTION 1993 OPTION
                                               OPTIONS      PLAN        PLAN
                                             ----------- ----------- -----------
      Balance, January 1, 1994..............   234,001     285,365      77,996
      Granted at $21.46-$22.98..............       --          --       39,133
      Forfeited.............................   (35,777)    (30,411)    (14,621)
                                               -------     -------     -------
      Balance, December 31, 1994............   198,224     254,954     102,508
      Granted at $5.05-$21.46...............    45,310      46,352     139,550
      Forfeited.............................   (14,054)     (5,973)    (21,282)
                                               -------     -------     -------
      Balance, December 30, 1995............   229,480     295,333     220,776
                                               =======     =======     =======
      Vested................................   204,567     140,658     102,373
                                               =======     =======     =======

  Since January 2, 1993, no options have been exercised.

 Stock Purchase Warrants

  Warrants for the purchase of 227,700 shares of common stock of the Company at $15.35 per share (as adjusted for the .396-for-1 reverse stock split discussed in Note 17) are held by former holders of $20.5 million of senior subordinated notes, which were repaid in connection with the September 23, 1993 refinancing (see Note 6). The warrants were vested at the date of grant. The warrants expire September 30, 2005.

11. INCOME TAXES:

  The income tax provision (benefit) reflected in the consolidated statements of operations, including the tax effect of the loss on the early extinguishment of debt of $3,203,000 in 1993, is as follows (in thousands):

                                                         1993     1994    1995
                                                        -------  ------  ------
      Current provision................................ $ 1,118  $3,131  $1,589
      Deferred provision (benefit).....................  (7,203)   (219)  5,102
                                                        -------  ------  ------
      Net tax provision (benefit)...................... $(6,085) $2,912  $6,691
                                                        =======  ======  ======

  The reconciliation of the federal statutory rates to the effective tax (benefit) rates is as follows:

                                                                1993   1994  1995
                                                                ----   ----  ----
      Federal statutory rate................................... (34)%   34%   34%
      Estimated IRS audit assessment and additional reserves... --      28   --
      Nondeductible amortization and write-off of goodwill.....  11     15    15
      Change in deferred tax asset valuation allowance.........  18    (65)  --
      State tax expense (benefit) and other....................  (5)     6     8
      Reversal of previously accrued taxes..................... --     --    (11)
                                                                ---    ---   ---
      Effective tax (benefit) rate............................. (10)%   18%   46%
                                                                ===    ===   ===

                     US FOODSERVICE INC. AND SUBSIDIARIES

  The components of the net deferred tax asset (liabilities) included in the accompanying consolidated balance sheets are as follows (in thousands):

                                                       DECEMBER 31, DECEMBER 30,
                                                           1994         1995
                                                       ------------ ------------
      Depreciation....................................   $(13,202)    $(13,195)
      Net operating loss carryforwards................      8,751        4,425
      Treatment of capital and operating leases.......      4,961        4,217
      Pension and insurance reserves..................      1,978          933
      Inventory and receivable reserves...............      1,971        2,268
      LIFO inventory reserve..........................     (2,299)      (2,278)
      Alternative minimum tax credits.................        --         1,223
      Other, net......................................        106         (847)
                                                         --------     --------
                                                            2,266       (3,254)
      Less--valuation allowance.......................       (565)      (1,787)
                                                         --------     --------
      Net deferred tax asset (liability)..............   $  1,701     $ (5,041)
                                                         ========     ========

  In 1995, the Company increased by approximately $1,222,000 the valuation allowance against deferred tax assets. This increase is entirely attributable to state net operating loss carryforwards generated at the Company's White Swan subsidiary and the uncertainty regarding this subsidiary's ability to create sufficient taxable income in future years to fully utilize the net operating loss carryforwards. In 1994, the Company reduced by approximately $10,324,000 the valuation allowance established in 1993. This reduction reflects the fact that as of January 1, 1994, the ability to generate future taxable income of sufficient levels to (i) utilize the deductions related to the restructuring reserves recognized for financial reporting purposes in 1993 and (ii) utilize the net operating loss carryforwards, was not assured. The results of operations and taxable income in 1994 were of sufficient levels to
(i) utilize the deductions realized from the restructuring reserve and (ii) to provide additional assurance that the net operating loss carryforwards would be realized. Certain of the net operating losses that are subject to limitation as to use continued to be reserved for at December 31, 1994.

  In 1992, White Swan received a notice of proposed adjustment and a 30-day letter from the Internal Revenue Service ("IRS") related to its fiscal 1989 and 1990 federal income tax returns. The proposed adjustments would deny certain deductions primarily related to the amortization of covenants not to compete and other deferred charges. In January 1995, the Company negotiated a settlement of this matter with the IRS. Based on agreed-upon amounts of disallowed deductions for fiscal 1989 and 1990, tax rates in effect at the time of the deductions, penalties and interest, the Company has estimated the final settlement, including taxes and interest that will result from amending subsequent federal and state returns. This amount, as well as additional amounts for other future tax adjustments, has been reflected in income tax provision and income taxes payable in the accompanying 1994 consolidated financial statements.

12. CASH FLOW DISCLOSURES:

  Supplemental disclosures of cash flow information (in thousands):

                                                          1993    1994    1995
                                                         ------- ------- -------
      Interest paid, net................................ $35,471 $33,782 $33,005
                                                         ======= ======= =======
      Income taxes paid................................. $ 1,730 $   --  $ 3,159
                                                         ======= ======= =======

                     US FOODSERVICE INC. AND SUBSIDIARIES

13. COMMITMENTS AND CONTINGENCIES:

 Litigation

  The Company is involved in certain claims and pending litigation arising in the normal conduct of business. Based on the knowledge of the facts and, in certain cases, opinions of outside counsel, the management of the Company believes the resolution of claims and pending litigation will not have a material adverse effect on the Company's consolidated financial position or results of operations.

 Lease Obligations

  The Company leases real property and equipment under noncancelable lease agreements that expire at various dates through 2047. Certain of these arrangements qualify as capital leases and have been reflected as property under capital leases, with the associated debt included as capital lease obligations in the accompanying consolidated balance sheets. These leases have been capitalized using interest rates ranging from 11.5% to 13%.

  The future minimum lease payments as of December 30, 1995, under all leases are as follows (in thousands):

                                                              CAPITAL  OPERATING
                                                              -------  ---------
      1996................................................... $ 2,497   $13,296
      1997...................................................   2,302    10,130
      1998...................................................   1,836     7,471
      1999...................................................   1,817     5,276
      2000...................................................   1,817     4,553
      Thereafter.............................................  39,626     7,980
                                                              -------   -------
                                                               49,895    48,706
      Less--Amounts representing interest.................... (36,390)      --
                                                              -------   -------
      Present value of future minimum lease payments......... $13,505   $48,706
                                                              =======   =======

14. NONRECURRING CHARGES:

  In accordance with the Company's policy of reviewing the recoverability of goodwill and other intangible assets for possible impairment as discussed in
Note 2, the goodwill attributable to three of the White Swan operating divisions totaling $14,274,000 was written off during 1993. During 1993, these three White Swan operating divisions operated at a loss before interest and amortization of goodwill. In addition, projections of future results indicated that such losses would continue and a decision was made to close these divisions. Two of these divisions were closed in August and October 1993, respectively, and the third operated at a loss during 1994 and was closed in the first quarter of 1995. Based on the analysis performed in 1993 and the resulting decision to close the three operating divisions, the Company wrote off the goodwill specifically attributable to these divisions. In connection with the Merger discussed in Note 1 and as a result of the decision to consolidate two operating divisions of White Swan, as noted above, certain nonrecurring expenses were incurred which have been classified as restructuring and other charges in the accompanying consolidated statement of operations for fiscal 1993. These charges include costs associated with the merging of the two companies, the elimination of duplicate corporate offices, the integration of the financial functions, the revaluation of certain assets, lease termination costs, severance costs, the write-down of certain inventories and receivables affected by the closing of the operating divisions, and other costs directly attributable to this decision.

                     US FOODSERVICE INC. AND SUBSIDIARIES

  The components of restructuring and other charges that are shown as a charge to operations in fiscal 1993 are as follows (in thousands):

      Consolidation of facilities and lease terminations............... $17,660
      Severance and other personnel costs..............................   4,950
      Professional fees and other merger costs.........................   1,790
      Asset revaluations...............................................   7,566
      Other............................................................   4,703
                                                                        -------
          Total restructuring and other charges........................ $36,669
                                                                        =======

  The Company has recognized a credit of $3,425,000 in the accompanying consolidated statement of operations for 1994. This credit resulted from the reversal of certain restructuring and other charges taken in fiscal 1993 related primarily to the Company's ability to terminate a lease obligation on terms more favorable than originally estimated. Actual costs incurred and charged to the reserve for restructuring and other charges totaled $31,236,000 through December 30, 1995, resulting in a remaining reserve balance at December 30, 1995, after the $3,425,000 reversal discussed above, of $2,008,000.

15. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS:

  The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

  Cash, Receivables and Accounts Payable--The carrying amount approximates fair value due to the short maturity of these instruments.

  Interest Rate Exchange Agreement--The fair value of the interest rate exchange agreement is based on an offer made by a bank to terminate the Agreement. This value represents the estimated amount the Company would receive or pay to terminate the Agreement taking into consideration current and projected interest rates. The fair value of the agreement was not significant at December 31, 1994. The fair value of the agreement was approximately $1.7 million at December 30, 1995.

  Long-Term Debt--The fair value of the Company's long-term debt is estimated based on the quoted market prices for the same or similar issues based on the current rates offered to the Company for debt of the same remaining maturity. The carrying amount of long-term debt approximates the fair value at December 31, 1994 and December 30, 1995, respectively.

16. ACQUISITIONS:

  In 1994 and 1995, the Company purchased certain assets and liabilities of several competing companies in the foodservice industry in the southeastern United States. The aggregate purchase price of the acquisitions was approximately $36,212,000 and $38,663,000, plus transaction costs of approximately $155,000 and $128,000, in 1994 and 1995, respectively. The 1994 acquisitions were financed with the proceeds from the sale of common stock (see Note 9) and existing cash. The 1995 acquisitions were financed by draws on the Acquisition Revolver. The excess of the purchase price over the fair value of the assets acquired (goodwill) was approximately $4,530,000 and $17,431,000 in 1994 and 1995, respectively. The impact on the consolidated financial position and consolidated results of operations of the Company related to these acquisitions was not significant; therefore, pro forma financial information is not presented.

                     US FOODSERVICE INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

17. SUBSEQUENT EVENTS:

  On February 2, 1996 the Company entered into an Agreement and Plan of Merger with Rykoff-Sexton, Inc. (the "Rykoff-Sexton Merger Agreement"). Under the terms of this agreement, shareholders of the Company will exchange their shares of common stock of the Company for shares of Rykoff-Sexton, Inc. common stock. Each share of common stock of the Company will be deemed to have a value of $25 per share, which will be the basis on which the exchange ratio will be calculated, subject to certain collar provisions included in the Rykoff-Sexton Merger Agreement. In connection with or prior to the exchange, all of the Company's existing bank debt, 14.25% senior subordinated guaranteed notes, Redeemable Preferred and 10% cumulative redeemable preferred stock will be refinanced, redeemed or purchased.

  Pursuant to the Rykoff-Sexton Merger Agreement, on January 31, 1996, the Company effected a reverse stock split, whereby all shares of US FOODSERVICE INC. common stock were split on the basis of .396-for-1, maintaining a par value of $.01 per share. Accordingly, all references in the financial statements to the number of shares of common stock, number and price of options and per share data have been restated to reflect this stock split.

  In March, 1996, the Company purchased all of its outstanding 10% cumulative redeemable preferred stock for $21,262,000. The purchase price represents a discount from the liquidation and redemption value of $8,843,000. The discount realized on the purchase of these shares will be recorded as an increase to additional paid-in capital.

                                   APPENDIX A


                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                              RYKOFF-SEXTON, INC.,

                          USF ACQUISITION CORPORATION

                                      AND

                              US FOODSERVICE INC.

                             DATED FEBRUARY 2, 1996

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
 ARTICLE I   DEFINITIONS.................................................    A-1
 ARTICLE II  THE MERGER; EFFECTIVE TIME; CLOSING.........................    A-6
     2.1.    The Merger..................................................    A-6
     2.2.    Effective Time..............................................    A-6
     2.3.    Closing.....................................................    A-6
 ARTICLE III TERMS OF MERGER.............................................    A-6
     3.1.    Certificate of Incorporation................................    A-6
     3.2.    The By-Laws.................................................    A-6
     3.3.    Directors...................................................    A-6
     3.4.    Officers....................................................    A-6
 ARTICLE IV  MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF SHARES
             IN THE MERGER...............................................    A-7
             Share Consideration; Conversion or Cancellation of Shares in
     4.1.    the Merger..................................................    A-7
     4.2.    Payment for Shares in the Merger............................    A-8
     4.3.    Fractional Shares...........................................    A-9
     4.4.    Transfer of Shares after the Effective Time.................    A-9
     4.5.    Dissenting Shares...........................................    A-9
 ARTICLE V   REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............   A-10
     5.1.    Organization, Etc. of the Company...........................   A-10
     5.2.    Subsidiaries................................................   A-10
     5.3.    Agreement...................................................   A-11
     5.4.    Capital Stock...............................................   A-11
     5.5.    Other Interests.............................................   A-12
     5.6.    Litigation..................................................   A-12
     5.7.    Compliance with Other Instruments, Etc......................   A-12
     5.8.    Employee Benefit Plans......................................   A-12
     5.9.    Labor Matters...............................................   A-14
     5.10.   Taxes.......................................................   A-14
     5.11.   Intellectual Property.......................................   A-15
     5.12.   Properties..................................................   A-16
     5.13.   Environmental Matters.......................................   A-16
     5.14.   Registration Statement and Financial Statements.............   A-16
     5.15.   Absence of Certain Changes or Events........................   A-17
     5.16.   Contracts and Leases........................................   A-17
     5.17.   Affiliated Transactions.....................................   A-17
     5.18.   Brokers and Finders.........................................   A-18
     5.19.   S-4 Registration Statement and Proxy Statement/ Prospectus..   A-18
     5.20.   Tax Matters.................................................   A-18
     5.21.   Stockholders Agreement......................................   A-18
     5.22.   Opinion of Financial Advisor................................   A-18
 ARTICLE VI  REPRESENTATIONS AND WARRANTIES OF RSI AND MERGER SUB........   A-18
     6.1.    Organization, Etc. of RSI...................................   A-18
     6.2.    Subsidiaries................................................   A-19
     6.3.    Agreement...................................................   A-19
     6.4.    Capital Stock...............................................   A-20
     6.5.    Authorization for RSI Common Shares.........................   A-20

   6.6.       Other Interests................................................................... A-20
   6.7.       Litigation........................................................................ A-20
   6.8.       Compliance with Other Instruments, Etc............................................ A-20
   6.9.       Employee Benefit Plans............................................................ A-21
   6.10.      Labor Matters..................................................................... A-22
   6.11.      Taxes............................................................................. A-23
   6.12.      Intellectual Property............................................................. A-23
   6.13.      Properties........................................................................ A-24
   6.14.      Environmental Matters............................................................. A-24
   6.15.      Reports and Financial Statements.................................................. A-24
   6.16.      Absence of Certain Changes or Events.............................................. A-25
   6.17.      Contracts and Leases.............................................................. A-25
   6.18.      Affiliated Transactions........................................................... A-25
   6.19.      Ownership of Merger Sub; No Prior Activities; Assets of Merger Sub................ A-25
   6.20.      Brokers and Finders............................................................... A-26
   6.21.      S-4 Registration Statement and Proxy Statement/ Prospectus........................ A-26
   6.22.      Tax Matters....................................................................... A-26
   6.23.      Company Management Loans.......................................................... A-26
   6.24.      Opinion of Financial Advisor...................................................... A-26
ARTICLE VII   ADDITIONAL COVENANTS AND AGREEMENTS............................................... A-27
   7.1.       Conduct of Business of the Company................................................ A-27
   7.2.       Other Transactions................................................................ A-28
   7.3.       Stockholder Votes................................................................. A-28
   7.4.       Registration Statement............................................................ A-29
   7.5.       Reasonable Efforts................................................................ A-29
   7.6.       Access to Information; Confidentiality............................................ A-30
   7.7.       Listing of RSI Common Shares...................................................... A-30
   7.8.       Rule 145 Affiliates............................................................... A-30
   7.9.       Conduct of Business of RSI........................................................ A-30
   7.10.      Preferred Stock Redemption; Withdrawal of S-1 Registration Statement; USDA Matter. A-32
   7.11.      Commitment Letter................................................................. A-33
   7.12.      Publicity......................................................................... A-33
   7.13.      Director and Officer Indemnification.............................................. A-33
   7.14.      Conveyance Taxes.................................................................. A-33
   7.15.      Parachute Payments................................................................ A-34
   7.16.      RSI Loans......................................................................... A-34
   7.17.      RSI Change in Control Arrangements................................................ A-34
ARTICLE VIII  CONDITIONS........................................................................ A-34
   8.1.       Conditions to Each Party's Obligations............................................ A-34
   8.2.       Conditions to Obligations of RSI and Merger Sub................................... A-35
   8.3.       Conditions to Obligations of the Company.......................................... A-36
ARTICLE IX    TERMINATION....................................................................... A-37
   9.1.       Termination by Mutual Consent..................................................... A-37
   9.2.       Termination by Either RSI or the Company.......................................... A-38
   9.3.       Termination by RSI................................................................ A-38
   9.4.       Termination by the Company........................................................ A-38
   9.5.       Effect of Termination and Abandonment............................................. A-39

 ARTICLE X MISCELLANEOUS AND GENERAL......................................  A-39
    10.1.  Expenses.......................................................  A-39
    10.2.  Notices, Etc...................................................  A-39
    10.3.  Amendments, Waivers, Etc.......................................  A-40
    10.4.  No Assignment..................................................  A-40
    10.5.  Entire Agreement...............................................  A-40
    10.6.  Specific Performance...........................................  A-40
    10.7.  Remedies Cumulative............................................  A-40
    10.8.  No Waiver......................................................  A-41
    10.9.  No Third Party Beneficiaries...................................  A-41
    10.10. Jurisdiction...................................................  A-41
    10.11.  Governing Law.................................................  A-41
    10.12.  Name, Captions, Etc...........................................  A-41
    10.13.  Counterparts..................................................  A-41
    10.14.  Knowledge.....................................................  A-41
    10.15.  Nonsurvival of Representations and Warranties.................  A-41
    10.16.  No Other Representations and Warranties.......................  A-41

Exhibits [omitted]

Disclosure Statements [omitted]

Company Disclosure Statement [omitted]

RSI Disclosure Statement [omitted]

                         AGREEMENT AND PLAN OF MERGER

  Agreement and Plan of Merger (hereinafter called this "Agreement"), dated February 2, 1996, among Rykoff-Sexton, Inc., a Delaware corporation ("RSI"), USF Acquisition Corporation, a Delaware corporation, and a direct Wholly-Owned Subsidiary of RSI ("Merger Sub"), and US Foodservice Inc., a Delaware corporation (the "Company").

                                  Witnesseth:

  Whereas, the Boards of Directors of RSI, Merger Sub and the Company each have determined that it is in the best interests of their respective stockholders for the Company to merge with and into Merger Sub, upon the terms and subject to the conditions of this Agreement;

  Whereas, as a condition to its willingness to enter into this Agreement, RSI has required that, simultaneously with the execution hereof, the ML Entities (as hereinafter defined) enter into the Agreement, dated as of the date hereof (the "ML Agreement") with RSI pursuant to which the ML Entities are agreeing to vote all of their Shares (as hereinafter defined) for approval and adoption of this Agreement and the Merger (as hereinafter defined), and certain other matters;

  Whereas, RSI, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger; and

  Whereas, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code (as hereinafter defined).

  Now, Therefore, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, RSI, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

  As used in this Agreement, the following terms shall have the respective meanings set forth below:

  "Affiliate": As defined in Rule 12b-2 under the Exchange Act.

  "Affiliate Letter": As defined in Section 7.8.

  "Alternative Sara Lee Bridge Financing": As defined in Section 7.10(a).

  "Associate": As defined in Rule 12b-2 under the Exchange Act.

  "Assumed Options": As defined in Section 4.1(e).

  "Assumed Warrants": As defined in Section 4.1(e).

  "Authorization": Any consent, approval or authorization of, expiration or termination of any waiting period requirement (including pursuant to the HSR
Act) by, or filing, registration, qualification, declaration or designation with, any Governmental Body.

  "Benefit Arrangement": As defined in Section 5.8(a).

  "Bridge Financing": As defined in Section 7.10(a).

  "Business Day": A day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or in the case of determining a date on which any payment is due, a day other than Saturday, Sunday or any day on which banks located in New York City are authorized or obligated by law to close.

  "Certificate of Merger": The certificate of merger with respect to the merger of the Company with and into Merger Sub, containing the provisions required by, and executed in accordance with, Section 251 of the DGCL.

  "Certificates": As defined in Section 4.2(b).

  "Class A Common Stock": Class A Common Stock, par value $.01 per share, of the Company.

  "Class B Common Stock": Class B Common Stock, par value $.01 per share, of the Company.

  "Closing": The closing of the Merger.

  "Closing Date": The date on which the Closing occurs.

  "Closing Date Market Price": With respect to one RSI Common Share, the arithmetic average of the Closing Prices for such a share during the period of the 20 most recent trading days ending on the third Business Day prior to the Closing Date.

  "Closing Price": On any day, the last reported sale price of one RSI Common Share on the NYSE, as reported in the New York Stock Exchange Composite Tape.

  "Code": The Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder, as in effect from time to time.

  "Commitment Letter": As defined in Section 7.11.

  "Common Stock": The Class A Common Stock and Class B Common Stock.

  "Company": US Foodservice Inc., a Delaware corporation.

  "Company Alternative Proposal": As defined in Section 7.2.

  "Company Charter": As defined in Section 7.10(d).

  "Company Disclosure Statement": The disclosure statement dated the date of this Agreement delivered by the Company to RSI.

  "Company Management Loans": The loans made by the Company to certain members of management of the Company or any of its Subsidiaries to enable them to the purchase Shares, pursuant to the Non-Recourse Promissory Notes in the amounts and to the individuals described in the Company Disclosure Statement.

  "Company Material Adverse Effect": A material adverse effect on the business, properties, operations or financial condition of the Company and its Subsidiaries taken as a whole.

  "Company Tax Matters Certificate": As defined in Section 5.20.

  "Company Update Letter": As defined in Section 8.2(i).

  "Continuing Director": As defined in Article Thirteenth of the Restated Certificate of Incorporation of RSI, as amended from time to time.

  "Controlled Group Liability": As defined in Section 5.8(e).

  "Covered Company Proceeding": As defined in Section 8.2(i).

  "Covered RSI Proceeding": As defined in Section 8.3(g).

  "Dissenting Shares": As defined in Section 4.5.

  "DGCL": The Delaware General Corporation Law.

  "Effective Time": As defined in Section 2.2.

  "Employee Plan": As defined in Section 5.8(a).

  "Employees": As defined in Section 5.8(a).

  "Environmental Laws": As defined in Section 5.13.

  "Equitable Entities": Equitable Deal Flow Fund, L.P., the Equitable Life Assurance Society of the United States and Equitable Variable Life Insurance Company.

  "ERISA": The Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder, as in effect from time to time.

  "ERISA Affiliate": Any trade or business, whether or not incorporated, that is now or has at any time in the past been treated as a single employer with the Company or RSI (as applicable) or any of their respective Subsidiaries under Section 414(b), (c), (m) or (o) of the Code and the Treasury Regulations thereunder.

  "Exchange Act": The Securities Exchange Act of 1934, as amended.

  "Exchange Agent": As defined in Section 4.2(a).

  "Exchange Fund": As defined in Section 4.2(a).

  "Exchange Ratio": As defined in Section 4.1(a).

  "Exchangeable Preferred Stock": Preferred Stock, par value $.01 per share, designated as $15.00 Cumulative Exchangeable Redeemable Preferred Stock, Series A, in Article Fourth B.3. of the Company's Restated Certificate of Incorporation.

  "Expenses": All out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto) incurred in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

  "Goldman Sachs": As defined in Section 6.20.

  "Governmental Body": Any Federal, state, municipal, political subdivision or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

  "HSR Act": The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

  "Indemnified Party": As defined in Section 7.13(a).

  "Intellectual Property": All industrial and intellectual property rights including, but not limited to, Proprietary Technology, patents, patent applications, trademarks, trademark applications and registrations, service marks, service mark applications and registrations, copyrights, know-how, licenses, trade secrets, proprietary processes, formulae and customer lists. "Proprietary Technology" means all proprietary processes, formulae, inventions, trade secrets, know-how, development tools and other proprietary rights used by the Company and its Subsidiaries or RSI and its Subsidiaries, as the case may be, pertaining to any product or service manufactured, marketed, licensed or sold by the Company and its Subsidiaries or RSI and its Subsidiaries, as the case may be, in the conduct of their business or used, employed or exploited in the development, license, sale, marketing, distribution or maintenance thereof, and all documentation and media constituting, describing or relating to the above, including, but not limited to, manuals, memoranda, know-how, notebooks, software, records and disclosures.

  "Liens": As defined in Section 5.12.

  "Merger": The merger of the Company with and into Merger Sub as contemplated by Section 2.1.

  "Merger Sub": USF Acquisition Corporation, a Delaware corporation.

  "Merrill Lynch": As defined in Section 5.18.

  "ML Agreement": As defined in the second recital.

  "ML Entities": Merrill Lynch Capital Appreciation Partnership No. B-XVIII, L.P., a Delaware limited partnership, ML Offshore LBO Partnership No. B-XVIII, a Cayman Islands limited partnership, Merrill Lynch Capital Appreciation Partnership No. XIII, L.P., a Delaware limited partnership, ML IBK Positions, Inc., a Delaware corporation, Merrill Lynch KECALP L.P. 1991, a Delaware limited partnership, Merrill Lynch KECALP L.P. 1994, a Delaware limited partnership, MLCP Associates L.P. No. II, a Delaware limited partnership, MLCP Associates L.P. No. IV, a Delaware limited partnership, ML Offshore LBO Partnership No. XIII, a Cayman Islands limited partnership, ML Employees LBO Partnership No. I, L.P., a Delaware limited partnership, Merchant Banking L.P. No. II, a Delaware limited partnership, Merrill Lynch KECALP L.P. 1987, a Delaware limited partnership, and MLCP.

  "MLCP": Merrill Lynch Capital Partners, Inc., a Delaware corporation.

  "NYSE": The New York Stock Exchange, Inc.

  "Option": As defined in Section 4.1(e).

  "Option Plans": As defined in Section 4.1(e).

  "Person": Any individual or corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

  "Preferred Stock": The 10% Preferred Stock and Exchangeable Preferred Stock.

  "Preferred Stock Redemption Agreements": The Redemption Agreement dated as of September 26, 1995 between Sara Lee Corporation and the Company, as amended by the Amendment to Redemption Agreement dated November 20, 1995 and by the Sara Lee Amendment (if executed), the Redemption Agreement dated as of September 8, 1995 among ML IBK Positions, Inc., Merchant Banking L.P. No. IV and the Company, as amended as of December 29, 1995 and February 2, 1996 and the Redemption Agreement dated as of September 11, 1995 between Bankamerica Capital Corporation and the Company.

  "10% Preferred Stock": Preferred Stock, par value $.01 per share, designated as "10.0% Preferred Stock" in Article Fourth B.2. of the Company's Restated Certificate of Incorporation.

  "Preliminary Prospectus": The Company's Preliminary Prospectus dated November 21, 1995 relating to the Company's proposed Common Stock offering and filed as a part of the Amendment No. 3 to the S-1 Registration Statement.

  "Previous Company Auditor's Letter": As defined in Section 8.2(i).

  "Previous RSI Auditor's Letter": As defined in Section 8.3(g).

  "Proxy Statement/Prospectus": As defined in Section 7.4.

  "Respective Representatives": As defined in Section 7.6.

  "Registration Rights Agreement": The Registration Rights Agreement among RSI and the other parties thereto in the form attached to the ML Agreement as Exhibit A.

  "Rights Agreement": The Rights Agreement, dated as of December 8, 1986, as amended, between RSI and Bank of America National Trust and Savings Association, as Rights Agent.

  "RSI": Rykoff-Sexton, Inc., a Delaware corporation.

  "RSI Alternative Proposal": A bona fide written offer submitted to RSI or the holders of RSI Common Shares from any Person (other than the Company or any Affiliate of the Company), unsolicited by RSI, for the acquisition or purchase of all or a material amount of the assets or securities of, or any merger, consolidation or business combination with, RSI or any Subsidiary of RSI.

  "RSI Benefit Arrangement": As defined in Section 6.09(a).

  "RSI Common Shares": Shares of common stock, par value of $.10 per share, of RSI.

  "RSI Disclosure Statement": The disclosure statement dated the date of this Agreement delivered by RSI to the Company.

  "RSI Employee Plan": As defined in Section 6.09(a).

  "RSI Employees": As defined in Section 6.09(a).

  "RSI Material Adverse Effect": A material adverse effect on the business, properties, operations or financial condition of RSI and its Subsidiaries taken as a whole.

  "RSI SEC Reports": As defined in Section 6.15.

  "RSI Stockholders Meeting": As defined in Section 7.3(b).

  "RSI Tax Matters Certificate": As defined in Section 6.22.

  "RSI Update Letter": As defined in Section 8.3(g).

  "Rule 145 Affiliate": As defined in Section 7.8.

  "S-1 Registration Statement": The Registration Statement of the Company on Form S-1 (No. 33-96704) filed with the SEC on September 8, 1995 as amended by Amendment No. 1 filed with the SEC on October 2, 1995, Amendment No. 2 filed with the SEC on October 30, 1995 and Amendment No. 3 filed with the SEC on November 21, 1995.

  "S-4 Registration Statement": As defined in Section 7.4.

  "Sara Lee": As defined in Section 7.10(a).

  "Sara Lee Amendment": As defined in Section 7.10(a).

  "Sara Lee Bridge Financing": As defined in Section 7.10(a).

  "Sara Lee Redemption Agreement": As defined in Section 7.10(a).

  "SEC": The Securities and Exchange Commission.

  "Securities Act": The Securities Act of 1933, as amended.

  "Share Consideration": As defined in Section 4.1(b).

  "Shares": Collectively, the shares of Common Stock.

  "Significant Subsidiary": As defined under Rule 12b-l of the Exchange Act.

  "Standstill Agreement": The Standstill Agreement between RSI and the ML Entities in the form attached to the ML Agreement as Exhibit B.

  "Stock Split": The .396-for-1 reverse stock split of the Common Stock, effective January 31, 1996.

  "Stockholders Agreement": The Amended and Restated Stockholders Agreement, dated September 22, 1993, among the Company, certain of the ML Entities, the Equitable Entities, and the other signatories thereto.

  "Subsidiary": As to any Person, any other Person of which at least 50% of the equity or voting interests are owned, directly or indirectly, by such first Person.

  "Surviving Corporation": The surviving corporation in the Merger.

  "Tax Agreement": The Agreement between RSI and each ML Entity and certain other stockholders of the Company in the form attached as Exhibit C to the ML Agreement.

  "Tax Returns": As defined in Section 5.10.

  "Termination Agreement": As defined in Section 5.21.

  "Warrants": Warrants each dated September 4, 1992, for the purchase of an aggregate of 227,700 shares of Common Stock exercisable at $15.35 per share held by the Warrantholders.

  "Warrantholders": Nippon Credit Bank, Ltd., Teachers Insurance and Annuity Association of America, Dresdner Bank AG, New York Branch and Dresdner Bank AG, Grand Cayman Branch.

  "Wholly-Owned Subsidiary": A Subsidiary of which 100% of the equity interest is owned directly or indirectly by the relevant parent company.

                                  ARTICLE II

                      THE MERGER; EFFECTIVE TIME; CLOSING

  2.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company shall be merged with and into Merger Sub in accordance with the provisions of Section 251 of the DGCL and with the effect provided in Sections 259 and 261 of the DGCL. The separate corporate existence of the Company shall thereupon cease and Merger Sub shall be the Surviving Corporation and shall continue its corporate existence under the laws of the State of Delaware.

  2.2. Effective Time. The Merger shall become effective on the date and at the time (the "Effective Time") that the Certificate of Merger shall have been accepted for filing by the Secretary of State of the State of Delaware (or such later date and time as may be specified in the Certificate of Merger as may be permitted by such Secretary of State), which shall be the Closing Date or as soon as practicable thereafter.

  2.3. Closing. Subject to the fulfillment or waiver of the conditions set forth in Article VIII, the Closing shall take place (i) at the offices of Jones, Day, Reavis & Pogue, Chicago, Illinois, at 10:00 a.m. on the third Business Day following the date of the RSI Stockholders Meeting or (ii) at such other place and/or time and/or on such other date as RSI and the Company may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article VIII.

                                  ARTICLE III

                                TERMS OF MERGER

  3.1. Certificate of Incorporation. The Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and of the DGCL, except that Article FIRST thereof shall be amended to read as follows:

  "The name of the Corporation (which is hereinafter called the "Corporation") is US Foodservice Inc."

  3.2. The By-Laws. The By-Laws of Merger Sub in effect at the Effective Time shall be the By-Laws of the Surviving Corporation, until duly amended in accordance with the terms thereof, and in accordance with the Certificate of Incorporation of the Surviving Corporation and the DGCL.

  3.3. Directors. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

  3.4. Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

                                  ARTICLE IV

                      MERGER CONSIDERATION; CONVERSION OR
                     CANCELLATION OF SHARES IN THE MERGER

  4.1. Share Consideration; Conversion or Cancellation of Shares in the Merger. Subject to the provisions of this Article IV, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

    (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares, if any, held by RSI, Merger Sub or any other Subsidiary of RSI) shall be converted into that number of RSI Common Shares, rounded to the nearest thousandth of a share, or if there shall not be a nearest thousandth of a share, to the next higher thousandth of a share, equal to the quotient (the "Exchange Ratio") derived by dividing $25 by the Closing Date Market Price of one RSI Common Share; provided, however, that (i) if the foregoing would result in an Exchange Ratio greater than 1.457, the Exchange Ratio shall be deemed to be 1.457, and
  (ii) if the foregoing would result in an Exchange Ratio less than 1.244 the Exchange Ratio shall be deemed to be 1.244. If, prior to the Effective Time, RSI should split, reclassify or combine the RSI Common Shares, or pay a stock dividend or other stock distribution in RSI Common Shares, or otherwise change or convert the RSI Common Shares into any other securities, or make any other dividend or distribution on the RSI Common Shares (other than normal cash dividends, subject to Section 7.9(c)), or if a record date with respect to any of the foregoing shall have been set, then the Exchange Ratio will be appropriately adjusted to reflect such split, reclassification, combination, dividend or other distribution or change.

    (b) All Shares to be converted into RSI Common Shares pursuant to this
  Section 4.1 shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive for each of the Shares, upon the surrender of such certificate in accordance with Section 4.2, the amount of RSI Common Shares specified in accordance with Section 4.1(a) (the "Share Consideration") and cash in lieu of fractional RSI Common Shares as contemplated by Section 4.3.

    (c) Shares, if any, held by RSI, Merger Sub or any other Subsidiary of RSI and each Share held by the Company as treasury stock immediately prior to the Effective Time shall cease to be outstanding, shall be canceled and retired without payment of any consideration therefor, and shall cease to exist.

    (d) Each share of common stock, par value of $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall continue to be one share of common stock of the Surviving Corporation, with the same rights, powers and privileges as such share of common stock of Merger Sub immediately prior to the Effective Time.

    (e) (i) Each outstanding option to purchase Shares listed on Schedule 4.1(e) in the Company Disclosure Statement (each, an "Option") issued pursuant to the Company's stock option plans (collectively, the "Option Plans") filed as an exhibit to the S-1 Registration Statement, whether or not vested or exercisable, shall be assumed by RSI and shall constitute an option to acquire, on the same terms and conditions as were applicable under such Option, a number of RSI Common Shares, rounded up or down to the nearest thousandth of a share, or if there shall not be a nearest thousandth of a share, to the next higher thousandth of a share, equal to the product of the Exchange Ratio and the number of Shares subject to such Option immediately prior to the Effective Time, at a price per share equal to the aggregate exercise price for the Shares subject to such Option divided by the number of RSI Common Shares deemed to be purchasable pursuant to such Option ("Assumed Options"); provided that with respect to those Options which are performance options, not vested in accordance with their terms, the performance criteria shall be deemed satisfied on the first anniversary of the Effective Time; provided further, that the conversion of any Option into an Assumed Option with an exercise price less than $.10 per RSI Common Share shall be subject to the optionee's agreement that upon exercise, (x) to the extent RSI is holding RSI Common Shares as treasury shares that are not reserved for any other purpose, RSI shall issue the appropriate number of such treasury shares to the optionee and
  (y) to the extent that no such treasury shares are available, such optionee shall pay an exercise price of $.10 per RSI Common Share; and (ii) each Warrant shall be assumed by RSI and shall constitute a warrant to acquire, on the same terms and conditions as were applicable under such Warrant, a number of RSI Common Shares equal to the product of the Exchange Ratio and the number of Shares subject to such Warrant at a price per share equal to the aggregate exercise price for the Shares subject to such Warrant divided by the number of RSI Common Shares deemed to be purchasable pursuant to such Warrant ("Assumed Warrants"). At the Effective Time, RSI shall deliver to holders of Assumed Options and Assumed Warrants appropriate option and warrant agreements representing the right to acquire RSI Common Shares on the same terms and conditions as contained in the Options and Warrants (subject to any adjustments required by the preceding sentence), upon surrender of the outstanding Options and Warrants. RSI shall comply with the terms of the Option Plans as they apply to the Options assumed as set forth above. RSI shall take all corporate action necessary to reserve for issuance a sufficient number of RSI Common Shares for delivery upon exercise of the Assumed Options and Assumed Warrants in accordance with this Section 4.1(e). RSI shall file a registration statement on Form S-8 (or any successor form) or another appropriate form, effective as of the Effective Time, with respect to RSI Common Shares subject to Assumed Options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Assumed Options remain outstanding. RSI shall cause the Assumed Options to be administered by RSI's Management Development--Compensation and Stock Option Committee or any successor committee.

  4.2. Payment for Shares in the Merger. The manner of making payment for Shares in the Merger shall be as follows:

    (a) At the Effective Time, RSI shall make available to an exchange agent selected by RSI and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of those Persons who immediately prior to the Effective Time were the holders of Shares, for exchange in accordance with this Article IV, a sufficient number of certificates representing RSI Common Shares required to effect the delivery of the aggregate Share Consideration required to be issued pursuant to Section 4.1 (the certificates representing RSI Common Shares comprising such aggregate Share Consideration being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions to be given by RSI at or prior to the Effective Time following approval thereof by the Company, such approval not to be unreasonably withheld, deliver the RSI Common Shares contemplated to be issued pursuant to Section 4.1 out of the Exchange Fund. Except as provided in Section 4.3, the Exchange Fund shall not be used for any other purpose.

    (b) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record (other than holders of certificates for Shares referred to in Section 4.1(c)) of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other documents as may be reasonably required, the holder of such Certificates shall be entitled to receive for each of the Shares represented by such Certificates the Share Consideration and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, Certificates shall represent solely the right to receive the Share Consideration and any cash in lieu of fractional RSI Common Shares as contemplated by Section 4.3 with respect to each of the Shares represented thereby. No dividends or other distributions that are declared after the Effective Time on RSI Common Shares and payable to the holders of record thereof after the Effective Time will be paid to Persons entitled by reason of the Merger to receive RSI Common Shares until such Persons surrender their Certificates. Upon such surrender, there shall be paid to the Person in whose name the RSI Common Shares are issued any dividends or other distributions having a record date after the Effective Time and payable with respect to such RSI Common Shares between the Effective Time and the time of such surrender. After such surrender there shall be paid to the Person in whose name the RSI Common Shares are issued any dividends or other distributions on such RSI Common Shares which shall have a record date after the Effective Time and prior to such surrender and a payment date after such surrender and such payment shall be made on such payment date. In no event shall the Persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or any certificate representing RSI Common Shares is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such RSI Common Shares in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Shares for any RSI Common Shares or dividends thereon or, in accordance with Section 4.3, cash in lieu of fractional interests, delivered to a public official pursuant to applicable escheat law. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the RSI Common Shares held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such RSI Common Shares for the account of the Persons entitled thereto.

    (c) Certificates surrendered for exchange by any Person constituting a Rule 145 Affiliate of the Company shall not be exchanged for certificates representing RSI Common Shares until RSI has received an Affiliate Letter from such Person as provided in Section 7.8.

    (d) Any portion of the Exchange Fund which remains unclaimed by the former stockholders of the Company for one year after the Effective Time shall be delivered to RSI, upon demand of RSI, and any former stockholders of the Company shall thereafter look only to RSI for payment of their claim for the Share Consideration for the Shares or for any cash in lieu of fractional RSI Common Shares.

    (e) In the event any certificates representing Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of such affidavit of that fact by the holder thereof or the delivery of such other documents and instruments (including, without limitation, any indemnity bond) as the Exchange Agent shall require, such RSI Common Shares as may be required pursuant to Section 4.2.

  4.3. Fractional Shares. No fractional RSI Common Shares shall be issued in the Merger. In lieu of any such fractional securities, each holder of Shares who would otherwise have been entitled to a fraction of an RSI Common Share upon surrender of Certificates for exchange pursuant to this Article IV will be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (a) the Closing Date Market Price by (b) the fractional interest to which such holder otherwise would be entitled. As soon as practicable after the determination of the amount of cash to be paid to former stockholders of the Company in lieu of any fractional interests, RSI shall deposit with the Exchange Agent the cash necessary for this purpose.

  4.4. Transfer of Shares after the Effective Time. No transfers of Shares shall be made on the stock transfer books of the Company after the close of business on the day prior to the date of the Effective Time.

  4.5. Dissenting Shares. (a) Notwithstanding the provisions of Section 4.1 or any other provision of this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and are held by stockholders who have not voted such Shares in favor of the adoption of this Agreement or consented thereto in writing and who properly demand appraisal of such Shares in accordance with Section 262 of the DGCL (the "Dissenting Shares") will not be converted as provided in Section 4.1(a) at or after the Effective Date unless and until the holder of such Dissenting Shares fails to perfect or effectively withdraws or loses such right to appraisal and payment under the DGCL. If a holder of Dissenting Shares so fails to perfect or effectively withdraws or loses such right to appraisal and payment, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares will be converted into and represent solely the right provided in Section 4.1(a).

  (b) The Company will give RSI (i) prompt written notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Section 262 of the DGCL. The Company will not voluntarily make any payment with respect to any demands for appraisals and will not, except with the prior written consent of RSI, settle or offer to settle any such demands.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company hereby represents and warrants to RSI and Merger Sub that, except as set forth in the S-1 Registration Statement or the Company Disclosure Statement:

  5.1. Organization, Etc. of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and proposed by the Company to be conducted, to enter into this Agreement and to carry out the provisions of this Agreement and consummate the transactions contemplated hereby. The Company is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to be so qualified has or would be reasonably expected (so far as can be foreseen at the time) to have a Company Material Adverse Effect. The Company has obtained from the appropriate Governmental Bodies all approvals and licenses necessary for the conduct of its business and operations as currently conducted, which approvals and licenses are valid and remain in full force and effect, except where the failure to have obtained such approvals or licenses or the failure of such licenses and approvals to be valid and in full force and effect does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a Company Material Adverse Effect. The Company is not subject to any order, complaint, proceeding or investigation pending or, to the knowledge of the Company, threatened, which affects or would reasonably be expected (so far as can be foreseen at the time) to affect the validity of any such approvals or licenses or impair the renewal thereof, except where the invalidity of any such approvals or licenses or the non-renewal thereof does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a Company Material Adverse Effect.

  5.2. Subsidiaries. Each Subsidiary of the Company (a) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the full corporate power and authority to own its properties and conduct its business and operations as currently conducted, except where the failure to be duly organized, validly existing and in good standing does not have, and would not be reasonably expected (so far as can be foreseen at the time) to have, a Company Material Adverse Effect, (b) is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a Company Material Adverse Effect, (c) has obtained from the appropriate Governmental Bodies all approvals and licenses necessary for the conduct of its business and operations as currently conducted, which licenses and approvals are valid and remain in full force and effect, except where the failure to have obtained such approvals and licenses or the failure of such licenses and approvals to be valid and in full force and effect does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a Company Material Adverse Effect, and (d) is subject to no order, complaint, proceeding or investigation pending or, to the knowledge of the Company or such Subsidiary, threatened, which would be reasonably expected (so far as can be foreseen at the time) to affect the validity of any such approvals or licenses or impair the renewal thereof, except where the invalidity of any such approvals or licenses or the non-renewal thereof does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a Company Material Adverse Effect. Exhibit 22 to the S-1 Registration Statement sets forth an accurate and complete list of all Subsidiaries of the Company.

  5.3. Agreement. The Board of Directors of the Company has approved, by the unanimous vote of those directors present, the Merger, this Agreement and the transactions contemplated hereby and have approved recommending approval of the Merger, this Agreement and the transactions contemplated hereby to the stockholders of the Company. This Agreement has been duly executed and delivered by a duly authorized officer of the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally and by general equitable principles. The Company has delivered to RSI true and correct copies of resolutions adopted by the Board of Directors of the Company approving this Agreement.

  5.4. Capital Stock. The authorized capital stock of the Company consists of
(a) 50,000,000 shares of Class A Common Stock, of which 8,019,037 shares are issued and outstanding and 37,152 shares are held as treasury stock as of the date hereof, (b) 50,000,000 shares of Class B Common Stock, of which 821,206 shares are issued and outstanding as of the date hereof and no shares are held as treasury stock, (c) 2,000,000 shares of Preferred Stock, of which (i) 33,564.35 shares are designated as 10% Preferred Stock, of which 27,934 shares are issued and outstanding as of the date hereof and no shares are held as treasury stock, and (ii) 314,000 shares are designated as Exchangeable Preferred Stock, of which 246,179 shares are issued and outstanding as of the date hereof and no shares are held as treasury stock. Schedule 4.1(e) in the Company Disclosure Statement sets forth a true, accurate and complete list of
(a) each holder of record of shares of Class A Common Stock and Class B Common Stock and the number of such shares held of record by each such holder, (b) each optionee under the Options and the number of shares of Class A Common Stock or Class B Common Stock issuable upon exercise of such Options and (c) each holder of record of Warrants, and the number of shares of Class A Common Stock and Class B Common Stock issuable upon exercise of such Warrants. All of the outstanding shares of Class A Common Stock and Class B Common Stock are duly authorized, validly issued, fully paid and nonassessable. As of the date hereof, the 64,952 shares of Exchangeable Preferred Stock formerly held by Bankamerica Capital Corporation have been redeemed by the Company at a total redemption price (including interest to the date of redemption) of $6,677,395.09, and such redemption was made in accordance with the terms of the Preferred Stock Redemption Agreement with Bankamerica Capital Corporation.
Schedule 7.10 in the Company Disclosure Statement sets forth true and accurate redemption amounts for the 10% Preferred Stock and the Exchangeable Preferred Stock as of the respective redemption dates set forth therein calculated in accordance with the terms of the Company's Restated Certificate of Incorporation. Other then pursuant to the Stockholders Agreement, no class of capital stock of the Company is entitled to preemptive rights. No options, warrants or other rights to acquire capital stock from the Company or any stockholder of the Company are outstanding, other than (a) the right to convert shares of Class B Common Stock into Class A Common Stock and the right to convert Class A Common Stock into Class B Common Stock pursuant to the Restated Certificate of Incorporation of the Company, (b) Options and Warrants described on Schedule 4.1(e) in the Company Disclosure Statement representing in the aggregate the right to purchase up to 973,290 shares of Common Stock and (c) pursuant to Section VII of the Stockholders Agreement. Except as described under the heading "Capitalization" as the Company's actual capitalization in the Preliminary Prospectus, there are no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote or which are convertible into or exercisable for securities having the right to vote with stockholders of the Company on any matter. All outstanding shares of capital stock of the Subsidiaries of the Company are owned by the Company or a direct or indirect Wholly-Owned Subsidiary of the Company, free and clear of all liens, charges, encumbrances, claims and options of any nature. The Company Disclosure Statement or the S-1 Registration Statement list, and the Company has delivered to RSI true and complete copies of, all agreements and contracts, whether oral or written, relating to shares of capital stock of the Company or options, warrants or other rights to acquire capital stock of the Company (including, without limitation, any rights of first refusal), including the Preferred Stock Redemption Agreements and all amendments thereto, and all such agreements and contracts are in full force in effect. Subject to the redemption of the Preferred Stock in accordance with the Preferred Stock Redemption Agreements or as otherwise contemplated by
Section 7.10, no approval or consent of securityholders of the Company is required under the Company's Restated Certificate of Incorporation or Bylaws, the DGCL, the Stockholders Agreement or any other agreement, with respect to this Agreement, the Merger and the transactions contemplated hereby, other than (i) the execution by each party to the Stockholders Agreement of the Termination Agreement, which has been effected, (ii) the affirmative vote of 66 2/3% of the outstanding shares of Class A Common Stock and Class B Common Stock voting together as a class and
(iii) the affirmative vote of a majority of the votes represented by the outstanding shares of Class A Common Stock, Class B Common Stock and Exchangeable Preferred Stock, voting together as a class. The ML Entities collectively hold of record a sufficient number of shares of Class A Common Stock to approve this Agreement, the Merger and the transactions contemplated hereby in accordance with the Company's Restated Certificate of Incorporation and Bylaws, the Stockholders Agreement and the DGCL. The Stock Split was effective on January 31, 1996, and effected in accordance with the Company's Restated Certificate of Incorporation and Bylaws, the Stockholders Agreement and the DGCL.

  5.5. Other Interests. Except for interests in the Company's Subsidiaries, neither the Company nor any of the Company's Subsidiaries owns, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than (i) non-controlling investments in the ordinary course of business and cooperative marketing and similar undertakings and arrangements entered into in the ordinary course of business (ii) other investments, consisting of cash equivalents and equity interests in former customers in settlement of indebtedness, of less than $3,000,000 in the aggregate and (iii) Company Management Loans and other loans to employees described in the Company Disclosure Statement.

  5.6. Litigation. There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any property of the Company or any such Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Body, except actions, suits, investigations or proceedings which, in the aggregate, do not have and would not be reasonably expected (so far as can be foreseen at the time) to (a) have a Company Material Adverse Effect or
(b) have the effect of preventing or materially delaying the performance by the Company of its obligations under this Agreement.

  5.7. Compliance with Other Instruments, Etc. Neither the Company nor any Subsidiary of the Company is in violation of any term of (a) its charter, bylaws or other organizational documents, (b) any agreement or instrument related to indebtedness for borrowed money or any other agreement to which it is a party or by which it is bound, (c) any applicable law, ordinance, rule or regulation of any Governmental Body, or (d) any applicable order, judgment or decree of any court, arbitrator or Governmental Body, the consequences of which violation, whether individually or in the aggregate, have or would be reasonably expected (so far as can be foreseen at the time) to (i) have a Company Material Adverse Effect or (ii) have the effect of preventing or materially delaying the performance by the Company of its obligations under this Agreement. The execution, delivery and performance of this Agreement by the Company will not result in any violation of or conflict with, constitute a default under, or require any consent under any terms of the charter, by-laws or other organizational document of the Company (or any of its Subsidiaries) or any such agreement, instrument, law, ordinance, rule, regulation, order, judgment or decree or result in the creation of (or impose any obligation on the Company or any of its Subsidiaries to create) any mortgage, lien, charge, security interest or other encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to any such term, except where such violation, conflict or default, or the failure to obtain such consent, individually or in the aggregate, does not have and would not be reasonably expected (so far as can be foreseen at the time) to (i) have a Company Material Adverse Effect or (ii) have the effect of preventing or materially delaying the performance by the Company of its obligations under this Agreement.

  5.8. Employee Benefit Plans. (a) The Preliminary Prospectus, the "Exhibit Index" to the S-1 Registration Statement or the Company Disclosure Statement sets forth a true and complete list of all the following: (x) each "employee benefit plan," as such term is defined in Section 3(3) of ERISA, pursuant to which the Company or any of its Subsidiaries has (A) any liability in respect of current or former employees, agents, directors, or independent contractors of the Company or its Subsidiaries ("Employees") or any beneficiaries or dependents of any Employees or (B) any obligation to issue capital stock of the Company or any of its Subsidiaries (each, an "Employee Plan"), and (y) each other plan, program, policy, contract or arrangement providing for bonuses, pensions, deferred pay, stock or stock related awards, severance pay, salary continuation or similar benefits, hospitalization, medical, dental or disability benefits, life insurance or other employee benefits, or compensation to or for any Employees or any beneficiaries or dependents of any Employees (other than directors' and officers' liability policies), whether or not insured or funded, (A) pursuant to which the Company or any of its Subsidiaries has any material liability or
(B) constituting an employment or severance agreement or arrangement with any officer or director of the Company or any Subsidiary or with any holder of Shares (each, a "Benefit Arrangement"). The Company has used its reasonable efforts to provide to RSI with respect to each Employee Plan and Benefit
Arrangement: (i) a true and complete copy of all written documents comprising such Employee Plan or Benefit Arrangement and any related trust agreement, insurance contract or other funding vehicle (including amendments and individual agreements relating thereto, or, if there is no such written document, an accurate and complete description of such Employee Plan or Benefit Arrangement); (ii) the most recent Form 5500 or Form 5500-C/R (including all schedules thereto), if applicable; (iii) the most recent financial statements and actuarial reports or valuations, if any; (iv) the summary plan description currently in effect and all material modifications thereof, if any; and (v) the most recent Internal Revenue Service determination letter, if any. Any such Employee Plans and Benefit Arrangements for which the Company has not so provided such documents after using its reasonable efforts are not in the aggregate material to the Company and its Subsidiaries taken as a whole.

  (b) Each Employee Plan and Benefit Arrangement has been established, operated and maintained in all material respects in accordance with its terms and in material compliance with all applicable laws and the rules and regulations thereunder, including, but not limited to, ERISA and the Code. Neither the Company nor any of its Subsidiaries or former Subsidiaries nor any of their respective current or former directors, officers, or employees, nor, to the best knowledge of the Company, any other disqualified person or party-in-interest with respect to any Employee Plan, have engaged directly or indirectly in any "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, with respect to which the Company or its Subsidiaries could have or has any material liability. All contributions and other payments required to be made for any period through the date to which this representation speaks to the Employee Plans and Benefit Arrangements (or to any person pursuant to the terms thereof) have been made or paid in a timely fashion, or, to the extent not required to be made or paid on or before the date to which this representation speaks, have been reflected in the Company's financial statements. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has, as amended or proposed to be amended to comply with the Tax Reform Act of 1986 and subsequent legislation, been determined by the Internal Revenue Service to be so qualified or an application for such a determination, which was filed before the expiration of the applicable remedial amendment period, is pending, and, to the best knowledge of the Company, no circumstances exist that are reasonably expected by the Company to result in the revocation of any such determination.

  (c) With respect to each Employee Plan that is subject to Title IV of ERISA:
(i) as of the last applicable annual valuation date, the present value of all benefits under such Employee Plan did not exceed the value of the assets of such Employee Plan allocable to such benefits, on a projected benefits basis, using the actuarial methods, factors and assumptions used for the most recent actuarial report with respect to such Employee Plan; and (ii) there has been no termination, partial termination or "reportable event" (as defined in Section 4043 of ERISA) with respect to any such Employee Plan. No Employee Plan that is subject to Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in Section 412 of the Code), whether or not waived. No event has occurred, and, to the best knowledge of the Company, there do not exist any circumstances, that could subject the Company or any Subsidiary of the Company to any material liability arising under ERISA. With respect to the Employee Plans and Benefit Arrangements, individually and in the aggregate, no event has occurred, and, to the best knowledge of the Company, there do not exist any circumstances, that could subject the Company or any Subsidiary of the Company to any material liability under the Code or other applicable law, or under any indemnity agreement to which the Company or any Subsidiary of the Company is a party, excluding liability for benefit claims, administrative expenses and funding obligations payable in the ordinary course.

  (d) No Employee Plan is a "multiemployer plan" as that term is defined in
Section 3(37) of ERISA or a "multiple employer plan" described in Section 4063(a) of ERISA, nor has the Company or any ERISA Affiliate of the Company at any time since January 1, 1992, contributed to or been obligated to contribute to such a multiemployer plan or multiple employer plan.

  (e) Except with respect to an Employee Plan, neither the Company nor any ERISA Affiliate of the Company has any Controlled Group Liability, nor do any circumstances exist that could result in any of them having any Controlled Group Liability. "Controlled Group Liability" means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code and (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

  (f) Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby (either alone or together with any additional or subsequent events), constitutes an event under any Employee Plan, Benefit Arrangement, loan to, or individual agreement or contract with, an Employee that may result in any payment (whether of severance pay or otherwise), restriction or limitation upon the assets of any Employee Plan or Benefit Arrangement, acceleration of payment or vesting, increase in benefits or compensation, or required funding, with respect to any Employee, or the forgiveness of any loan or other commitment of any Employees.

  (g) There are no actions, suits, arbitrations, inquiries, investigations or other proceedings (other than routine claims for benefits) pending or, to the Company's knowledge, threatened, with respect to any Employee Plan or Benefit Arrangement.

  (h) No Employees and no beneficiaries or dependents of Employees are or may become entitled under any Employee Plan or Benefit Arrangement to post-employment or retiree welfare benefits of any kind, including without limitation death or medical benefits, other than coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code or other applicable law.

  5.9. Labor Matters. There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of the Company or any of its Subsidiaries; no such petitions have been pending at any time within two years of the date of this Agreement and, to the best knowledge of the Company, there has not been any organizing effort by any union or other group seeking to represent any employees of the Company or any of its Subsidiaries as their exclusive bargaining agent at any time within two years of the date of this Agreement. There are no labor strikes, work stoppages or other labor troubles, other than routine grievance matters, now pending, or, to the Company's knowledge, threatened, against the Company or any of its Subsidiaries, nor have there been any such labor strikes, work stoppages or other labor troubles, other than routine grievance matters, with respect to the Company or any of its Subsidiaries at any time within two years of the date of this Agreement.

  5.10. Taxes. (a) The Company and its Subsidiaries have timely filed all federal, state, county, local and foreign tax returns, reports, declarations and forms ("Tax Returns") required to be filed by them, or requests for extensions to file such Tax Returns have been timely filed and granted and have not expired, and all Tax Returns are complete and accurate in all respects, except to the extent that such failures to file or be complete and accurate in all respects, as applicable, individually or in the aggregate do not have and would not reasonably be expected (so far as can be foreseen at the time) to have a Company Material Adverse Effect. The Company and each of its Subsidiaries has paid (or the Company has paid on its behalf) or made adequate provision for all taxes shown as due on such Tax Returns. The Company and each of its Subsidiaries have paid or made adequate provision for all taxes required to be paid without the filing of any Tax Returns which have become due and payable. The most recent financial statements contained in the Preliminary Prospectus reflect adequate reserves for all taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, and no deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that are not adequately reserved for, except for inadequately reserved taxes and inadequately reserved deficiencies that, individually or in the aggregate, do not have and would not reasonably be expected (so far as can be foreseen at the time) to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any reasonable basis to believe that any such deficiencies exist in excess of such established reserves. The consolidated federal income tax returns of the Company have been audited by the Internal Revenue Service (or closed by applicable statute of limitations), and all liabilities in respect thereof have been finally determined, for all taxable years up to and including the taxable year ended December 31, 1991. Neither the Company nor any of its Subsidiaries is a party to any pending or has knowledge of any threatened action or proceeding by any taxing authority for the determination, assessment or collection of any taxes of the Company or any of its Subsidiaries or relating to their respective businesses and operations. There are no liens for taxes (other than for current taxes not yet due and payable) on the assets of the Company or its Subsidiaries. No requests for waivers of the time to assess any taxes against the Company or any of its Subsidiaries have been granted or are pending, except for requests with respect to such taxes that have been adequately reserved for in the most recent financial statements contained in the Preliminary Prospectus, or, to the extent not adequately reserved, the assessment of which, individually or in the aggregate, do not have and would not reasonably be expected (so far as can be foreseen at the time) to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or bound by any agreement providing for the allocation or sharing of taxes. Neither the Company nor any of its Subsidiaries has filed a consent pursuant to or agreed to the application of Section 341(f) of the Code. Each of the Company and its Subsidiaries has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code. All taxes that are required by the laws of the United States, any state or political subdivision thereof, or any foreign country to be withheld or collected by the Company or any of its Subsidiaries have been duly withheld or collected and, to the extent required, have been paid to the proper governmental authorities or properly deposited as required by applicable laws. None of the Company and its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company), or (ii) has any liability for the taxes of any Person (other than any of the Company and its Subsidiaries) under Treas. Reg.
(S) 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise. Neither the Company nor any of its Subsidiaries will be required, as a result of a change in method of accounting for a taxable year beginning on or before the Closing Date, to include any adjustment under Section 481(a) of the Code in its taxable income for any taxable year beginning after the Closing Date. Neither the Company nor any of its Subsidiaries is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. For purposes of this Agreement, the term tax (including, with correlative meaning, the terms "taxes" and "taxable") shall include all federal, state, local, and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, and other taxes, duties, or assessments of any nature whatsoever, together with all interest, penalties, and additions imposed with respect to such amounts.

  (b) The Company Disclosure Statement sets forth each state in which the Company and its Subsidiaries (i) filed an income or franchise tax return, whether on a consolidated, combined or separate return basis, for the taxable year ended December 31, 1995, and (ii) collected or remitted any sales and/or use taxes as of December 31, 1995.

  (c) Neither the Company nor any of its Subsidiaries owns any real property in the State of New York. The only real property leased by the Company or any of its Subsidiaries in the State of New York consists of three offices, designated as Office #100, Office #101B and Office #105, located in the Pickard Office Building, 5858 East Molloy Road, Syracuse, New York 13211.

  (d) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

  5.11. Intellectual Property. The Company and its Subsidiaries own, or possess valid licenses or other valid rights to use, the Intellectual Property used in the Company's business, except where the failure to own or have the right to use such Intellectual Property, in the aggregate, does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a Company Material Adverse Effect.

  5.12. Properties. Except as disclosed or reserved against in the most recent financial statements contained in the Preliminary Prospectus, the Company and each of its Subsidiaries have good and marketable title to all of the material properties and assets, tangible or intangible, reflected in such financial statements as being owned by the Company and each of its Subsidiaries as of the dates thereof, free and clear of all liens, encumbrances, charges, defaults or equities of whatever character except such imperfections or irregularities of title, liens, encumbrances, charges or defaults that do not affect the use thereof in any material respect and statutory liens securing payments not yet due ("Liens"). All leased buildings and all leased fixtures, equipment and other property and assets that are material to the Company's business on a consolidated basis are held under leases or subleases that are valid and binding instruments enforceable in accordance with their respective terms, and there is not under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and binding nature or the existence of such default or event of default does not have and would not reasonably be expected (so far as can be foreseen at the time) to have a Company Material Adverse Effect.

  5.13. Environmental Matters. Except in all cases that, in the aggregate, have not had and would not reasonably be expected (so far as can be foreseen at the time) to have a Company Material Adverse Effect, the Company and each of its Subsidiaries (i) have obtained all applicable permits, licenses and other authorizations which are required to be obtained under all applicable federal, state, local or foreign laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of the environment ("Environmental Laws"), including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company or its Subsidiaries (or their respective agents); (ii) are in compliance with all terms and conditions of such required permits, licenses and authorization, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iii) as of the date hereof, are not aware of nor have received notice of any past or present violations of Environmental Laws, or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against the Company or any of its Subsidiaries based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste; and (iv) have taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by the Company or its Subsidiaries (or any of their respective agents) thereunder.

  5.14. Registration Statement and Financial Statements. The Company has previously furnished or made available to RSI a true and complete copy of the S-1 Registration Statement and all exhibits thereto that were filed with the SEC. The S-1 Registration Statement, as of the date of the Preliminary Prospectus, contained no untrue statement of material fact nor omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that RSI acknowledges that (i) the Company's recapitalization, refinancing, initial public offering, new stock option plan, option vesting and forgiveness of the Company Management Loans as described in the S-1 Registration Statement have not been consummated, and
(ii) the descriptions of the amended and restated Stockholders Agreement, the Company's Restated Certificate of Incorporation and the Company's Bylaws contained in the S-1 Registration Statement reflect amendments which have not been implemented. Each of the balance sheets (including the related notes) included in the S-1 Registration Statement presents fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein present fairly, in all material respects, the results of operations, changes in shareholders equity and cash flows of the Company and its Subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein. The Company has provided to RSI true and correct copies of the Company's unaudited consolidated financial statements as of, and for the year ended, December 31, 1995. Such unaudited financial statements present fairly in all material respects, the results of operations and cash flows of the Company and its Subsidiaries as of, and for the year ended, December 31, 1995, all in conformity with general accepted accounting principles consistently applied during the period involved except as otherwise noted therein and except for the absence of footnote disclosure, and subject to normal audit adjustments and any other adjustments described therein. The S-1 Registration Statement, as of its date, complied in all material respects with the disclosure requirements of Form S-1 and Regulation S-K under the Securities Act.

  5.15. Absence of Certain Changes or Events. During the period since December 31, 1995, the business of the Company and its Subsidiaries has been conducted only in the ordinary course, consistent with past practice, and neither the Company nor any Subsidiary of the Company has entered into any material transaction other than in the ordinary course, consistent with past practice, and there has not been (a) any change in the business, financial condition, results of operations, properties, assets or liabilities of the Company and its Subsidiaries taken as a whole that, individually or in the aggregate, has or would reasonably be expected to have (so far as can be foreseen at the time) a Company Material Adverse Effect, (b) any damage, destruction or loss (whether or not covered by insurance) with respect to any property or asset of the Company or any of its Subsidiaries which, individually or in the aggregate, has or would reasonably be expected (so far as can be foreseen at the time) to have a Company Material Adverse Effect, (c) any change by the Company in its accounting, methods, principles or practices, other than immaterial changes consistent with generally accepted accounting principles,
(d) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of their respective securities other than dividends by any Subsidiary of the Company to the Company and other than the redemption of the Preferred Stock held by Bankamerica Capital Corporation for the amount of $6,677,395.09 which occurred on December 15, 1995 in accordance with the Preferred Stock Redemption Agreement with Bankamerica Capital Corporation, (e) except after the date hereof as permitted by Section 7.1(d), any entering into, establishment or amendment of, any Employee Plan or Benefit Arrangement (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), or any other increase (other than ordinary course increases) in the compensation payable or to become payable to any officers or key employees of the Company or any Subsidiary of the Company, except for immaterial severance payments to departing employees consistent with past practice.

  5.16. Contracts and Leases. The S-1 Registration Statement and the Company Disclosure Statement contain an accurate and complete listing of all contracts, leases, agreements or understandings, whether written or oral, required to be described in, or filed as exhibits to, the S-1 Registration Statement pursuant to the Securities Act and the applicable rules and regulations thereunder, or which are otherwise material to the business, properties, operations or financial condition of the Company and its Subsidiaries taken as a whole. Each of such contracts, leases, agreements and understandings is in full force and effect and (a) none of the Company or its Subsidiaries or, to the Company's best knowledge, any other party thereto, has breached or is in default thereunder, (b) no event has occurred which, with the passage of time or the giving of notice would constitute such a breach or default, (c) no claim of default thereunder has, to the Company's best knowledge, been asserted or threatened and (d) none of the Company or its Subsidiaries or, to the Company's best knowledge, any other party thereto is seeking the renegotiation thereof or substitute performance thereunder, except where such breach or default, or attempted renegotiation or substitute performance, individually or in the aggregate, does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a Company Material Adverse Effect. The Company has provided RSI or its representative with accurate and complete copies of all such contracts, leases, agreements and understandings.

  5.17. Affiliated Transactions. The S-1 Registration Statement contains an accurate and complete description of all contracts, leases, agreements or understandings, whether written or oral, with or on behalf of any Affiliate of the Company, to which the Company or any of its Subsidiaries is a party or is otherwise bound and which is required to be described in the S-1 Registration Statement pursuant to the Securities Act and the applicable rules and regulations thereunder.

  5.18. Brokers and Finders. Except for the fees and expenses payable to Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), which fees and expenses are reflected in its agreement with the Company, a true and complete copy of which has been furnished to RSI, the Company has not employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated by this Agreement or any other transactions which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement, the transactions contemplated hereby or any other transactions.

  5.19. S-4 Registration Statement and Proxy Statement/ Prospectus. None of the information supplied or to be supplied by the Company for inclusion in the S-4 Registration Statement or the Proxy Statement/Prospectus will (a) in the case of the S-4 Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (b) in the case of the Proxy Statement/Prospectus, at the time of the mailing of the Proxy Statement/Prospectus and at the time of the RSI Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement/Prospectus or the S-4 Registration Statement, the Company shall notify RSI thereof by reference to this Section 5.19 and such event shall be so described to RSI.

  5.20. Tax Matters. The representations set forth in the numbered paragraphs of the form of Tax Matters Certificate of the Company attached to the Company Disclosure Statement (the "Company Tax Matters Certificate") are true and correct in all respects, and such representations are hereby incorporated herein by reference with the same effect as if set forth herein in their entirety.

  5.21. Stockholders Agreement. The Company has delivered to RSI a true and complete copy of an amendment to the Stockholders Agreement executed by each stockholder of the Company and providing that immediately prior to the Effective Time all terms and provisions of the Stockholders Agreement shall be terminated and of no further force and effect (the "Termination Agreement"). As of the Effective Time, the Termination Agreement shall be in full force and effect, and shall not have been amended or modified in any respect.

  5.22. Opinion of Financial Advisor. Merrill Lynch has delivered to the Board of Directors of the Company its written opinion to the effect that, as of the date of such opinion, the Exchange Ratio was fair, from a financial point of view, to the Company's stockholders.

                                  ARTICLE VI

             REPRESENTATIONS AND WARRANTIES OF RSI AND MERGER SUB

  RSI and Merger Sub each represents and warrants to the Company that, except as set forth in the RSI SEC Reports or the RSI Disclosure Statement:

  6.1. Organization, Etc. of RSI. RSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and proposed by RSI to be conducted, to enter into this Agreement and to carry out the provisions of this Agreement and consummate the transactions contemplated hereby. RSI is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to be so qualified has or would be reasonably expected (so far as can be foreseen at the time) to have an RSI Material Adverse Effect. RSI has obtained from the appropriate Governmental Bodies all approvals and licenses necessary for the conduct of its business and operations as currently conducted, which approvals and licenses are valid and remain in full force and effect, except where the failure to have obtained such approvals or licenses or the failure of such licenses and approvals to be valid and in full force and effect does not have and would not be reasonably expected (so far as can be foreseen at the time) to have an RSI Material Adverse Effect. RSI is not subject to any order, complaint, proceeding or investigation pending or, to the knowledge of RSI, threatened, which affects or would be reasonably expected (so far as can be foreseen at the time) to affect the validity of any such approvals or licenses or impair the renewal thereof, except where the invalidity of any such approvals or licenses or the non-renewal thereof does not have and would not be reasonably expected (so far as can be foreseen at the time) to have an RSI Material Adverse Effect.

  6.2. Subsidiaries. Each Subsidiary of RSI (a) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the full corporate power and authority to own its properties and conduct its business and operations as currently conducted, except where the failure to be duly organized, validly existing and in good standing does not have, and would not be reasonably expected (so far as can be foreseen at the time) to have, an RSI Material Adverse Effect, (b) is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified does not have and would not be reasonably expected (so far as can be foreseen at the time) to have an RSI Material Adverse Effect (c) has obtained from the appropriate Governmental Bodies all approvals and licenses necessary for the conduct of its business and operations as currently conducted, which licenses and approvals are valid and remain in full force and effect, except where the failure to have obtained such approvals and licenses or the failure of such licenses and approvals to be valid and in full force and effect does not have and would not be reasonably expected (so far as can be foreseen at the time) to have an RSI Material Adverse Effect, and (d) is subject to no order, complaint, proceeding or investigation pending or, to the knowledge of RSI or such Subsidiary, threatened, which would be reasonably expected (so far as can be foreseen at the time) to affect the validity of any such approvals or licenses or impair the renewal thereof, except where the invalidity of any such approvals or licenses or the non-renewal thereof does not have and would not be reasonably expected (so far as can be foreseen at the time) to have an RSI Material Adverse Effect. RSI has no Subsidiaries other than Merger Sub, RSI, Inc., John Sexton & Co. and Duke Associates.

  6.3. Agreement. On February 2, 1996, the Board of Directors of RSI and Merger Sub approved, by the unanimous vote of those directors present, the Merger, this Agreement and the transactions contemplated hereby, and on such date the Board of Directors of RSI approved recommending approval of the issuance of RSI Common Shares in connection with the Merger to the stockholders of RSI. RSI as sole stockholder of Merger Sub has approved the Merger, this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by a duly authorized officer of each of RSI and Merger Sub and constitutes a valid and binding agreement of RSI and Merger Sub, enforceable against RSI and Merger Sub in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally and by general equitable principles. RSI has delivered to the Company true and correct copies of resolutions adopted by the Board of Directors of each of RSI and Merger Sub approving this Agreement. The Board of Directors of RSI has taken all necessary action to cause the supermajority vote provisions of Section 203 of the DGCL and Articles Twelfth and Fourteenth of RSI's Amended and Restated Certificate of Incorporation to be inapplicable to the transactions contemplated and authorized by this Agreement. The Board of Directors of RSI has taken all necessary action to cause the dilution provisions of the Rights Agreement to be inapplicable to the transactions contemplated and authorized by this Agreement, without any payment to the holders of the rights issued pursuant thereto. RSI has executed and delivered the Second Amendment and Third Amendment to the Rights Agreement, true and complete copies of which have been furnished to the Company. The Second Amendment to the Rights Agreement is in full force and effect, and upon execution of the Third Amendment to the Rights Agreement by the Rights Agent, will be superseded by the Third Amendment to the Rights Agreement. No approval or consent of securityholders of RSI is required under RSI's Amended and Restated Certificate of Incorporation or Bylaws, the DGCL, RSI's NYSE listing agreement or any other agreement, with respect to this Agreement, the Merger and the transactions contemplated and authorized hereby, other than such vote required by NYSE Rule 312.05.

  6.4. Capital Stock. The authorized capital stock of RSI consists of (a) 40,000,000,000 RSI Common Shares and (ii) 10,000,000 shares of preferred stock, of the par value of $.10 per share, 50,000 of which have been designated as Series A Junior Participating Preferred Stock. All of the outstanding shares of capital stock of RSI are duly authorized, validly issued, fully paid and nonassessable. As of the close of business on January 26, 1996, 14,796,516 RSI Common Shares and no shares of preferred stock were issued and outstanding. No class of capital stock of RSI is entitled to preemptive rights. No options, warrants or other rights to acquire capital stock from RSI are outstanding, other than as set forth in the RSI SEC Reports or as heretofore otherwise disclosed in writing to the Company. Except as set forth in the RSI SEC Reports, there are no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote or which are convertible into or exercisable for securities having the right to vote with stockholders of RSI on any matter. Except as disclosed in the RSI SEC Reports, all outstanding shares of capital stock of the Subsidiaries of RSI are owned by RSI, free and clear of all liens, charges, encumbrances, claims and options of any nature. The RSI Disclosure Statement or the RSI SEC Reports list, and RSI has delivered to the Company true and complete copies of, all agreements, contracts or understandings, whether oral or written, relating to shares of capital stock of RSI or options, warrants or other rights to acquire capital stock of RSI (including, without limitation, any rights of first refusal), and all such agreements, contracts and understandings are in full force and effect.

  6.5. Authorization for RSI Common Shares. Prior to the Effective Time, RSI will have taken all necessary action to permit it to issue the number of RSI Common Shares required to be issued pursuant to Article IV. The RSI Common Shares issued pursuant to Article IV will, when issued, be duly authorized, validly issued, fully paid and nonassessable and no stockholder of RSI will have any preemptive right of subscription or purchase in respect thereof. The RSI Common Shares will, when issued, be registered under the Securities Act and the Exchange Act, and registered or exempt from registration under any applicable state securities laws and listed on the New York Stock Exchange.

  6.6. Other Interests. Except for interests in RSI's Subsidiaries, neither RSI nor any of RSI's Subsidiaries owns, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than (i) non-controlling investments in the ordinary course of business and cooperative marketing and similar undertakings and arrangements entered into in the ordinary course of business and (ii) other investments, consisting of cash equivalents and equity interests in former customers in settlement of indebtedness, of less than $3,000,000 in the aggregate).

  6.7. Litigation. The RSI Disclosure Statement lists all actions, suits, investigations or proceedings pending or, to the knowledge of RSI, threatened against RSI or any of its Subsidiaries, or any property of RSI or any such Subsidiary, in any court or before any arbitrator of any kind or before or by any Governmental Body, except actions, suits, investigations or proceedings which, in the aggregate, do not have and would not be reasonably expected (so far as can be foreseen at the time) to (a) have an RSI Material Adverse Effect or (b) have the effect of preventing or materially delaying the performance by RSI of its obligations under this Agreement.

  6.8. Compliance with Other Instruments, Etc. Neither RSI nor any Subsidiary of RSI is in violation of any terms of (a) its charter, by-laws or other organizational documents, (b) any agreement or instrument related to indebtedness for borrowed money or any other agreement to which it is a party or by which it is bound, (c) any applicable law, ordinance, rule or regulation of any Governmental Body, or (d) any applicable order, judgment or decree of any court, arbitrator or Governmental Body, the consequences of which violation, whether individually or in the aggregate, have or would be reasonably expected (so far as can be foreseen at the time) to (i) have an RSI Material Adverse Effect or (ii) have the effect of preventing or materially delaying the performance by RSI of its obligations under this Agreement. The execution, delivery and performance of this Agreement by each of RSI and Merger Sub will not result in any violation of or conflict with, constitute a default under, or require any consent under any terms of the charter or by-laws of RSI (or any of its Subsidiaries) or any such agreement, instrument, law, ordinance, rule, regulation, order, judgment or decree or result in the creation of (or impose any obligation on RSI or any of its Subsidiaries to create) any mortgage, lien, charge, security interest or other encumbrance upon any of the properties or assets of RSI or any of its Subsidiaries pursuant to any such term, except where such violation, conflict or default, or the failure to obtain such consent, individually or in the aggregate, does not have and would not be reasonably expected (so far as can be foreseen at the time) to (i) have an RSI Material Adverse Effect or (ii) have the effect of preventing or materially delaying the performance by RSI of its obligations under this Agreement.

  6.9. Employee Benefit Plans. (a) The RSI SEC Reports or the RSI Disclosure Statement sets forth a true and complete list of all the following: (x) each "employee benefit plan," as such term is defined in Section 3(3) of ERISA, pursuant to which RSI or any of its Subsidiaries has (A) any liability in respect of current or former employees, agents, directors, or independent contractors of RSI or its Subsidiaries ("RSI Employees") or any beneficiaries or dependents of any RSI Employees or (B) any obligation to issue capital stock of RSI or any of its Subsidiaries (each, an "RSI Employee Plan"), and
(y) each other plan, program, policy, contract or arrangement providing for bonuses, pensions, deferred pay, stock or stock related awards, severance pay, salary continuation or similar benefits, hospitalization, medical, dental or disability benefits, life insurance or other employee benefits, or compensation to or for any RSI Employees or any beneficiaries or dependents of any RSI Employees (other than directors' and officers' liability policies), whether or not insured or funded, (A) pursuant to which RSI or any of its Subsidiaries has any material liability or (B) constituting an employment or severance agreement or arrangement with any officer or director of RSI or any Subsidiary or with any holder of RSI Common Shares (each, an "RSI Benefit Arrangement"). RSI has used its reasonable efforts to provide to the Company with respect to each RSI Employee Plan and RSI Benefit Arrangement: (i) a true and complete copy of all written documents comprising such RSI Employee Plan or RSI Benefit Arrangement and any related trust agreement, insurance contract or other funding vehicle (including amendments and individual agreements relating thereto, or, if there is no such written document, an accurate and complete description of such RSI Employee Plan or RSI Benefit Arrangement);
(ii) the most recent Form 5500 or Form 5500-C/R (including all schedules thereto), if applicable; (iii) the most recent financial statements and actuarial reports or valuations, if any; (iv) the summary plan description currently in effect and all material modifications thereof, if any; and (v) the most recent Internal Revenue Service determination letter, if any. Any such RSI Employee Plans and RSI Benefit Arrangements for which RSI has not so provided such documents after using its reasonable efforts are not in the aggregate material to RSI and its Subsidiaries taken as a whole.

  (b) Each RSI Employee Plan and RSI Benefit Arrangement has been established, operated and maintained in all material respects in accordance with its terms and in material compliance with all applicable laws and the rules and regulations thereunder, including, but not limited to, ERISA and the Code. Neither RSI nor any of its Subsidiaries or former Subsidiaries nor any of their respective current or former directors, officers, or employees, nor, to the best knowledge of RSI, any other disqualified person or party-in-interest with respect to any RSI Employee Plan, have engaged directly or indirectly in any "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, with respect to which RSI or its Subsidiaries could have or has any material liability. All contributions and other payments required to be made for any period through the date to which this representation speaks to the RSI Employee Plans and RSI Benefit Arrangements (or to any person pursuant to the terms thereof) have been made or paid in a timely fashion, or, to the extent not required to be made or paid on or before the date to which this representation speaks, have been reflected in the RSI's financial statements. Each RSI Employee Plan that is intended to be qualified under Section 401(a) of the Code has, as amended or proposed to be amended to comply with the Tax Reform Act of 1986 and subsequent legislation, been determined by the Internal Revenue Service to be so qualified or an application for such a determination, which was filed before the expiration of the applicable remedial amendment period, is pending, and, to the best knowledge of RSI, no circumstances exist that are reasonably expected by RSI to result in the revocation of any such determination.

  (c) With respect to each RSI Employee Plan that is subject to Title IV of
ERISA: (i) as of the last applicable annual valuation date, the present value of all benefits under such RSI Employee Plan did not exceed the value of the assets of such RSI Employee Plan allocable to such benefits, on a projected benefits basis, using the actuarial methods, factors and assumptions used for the most recent actuarial report with respect to such RSI Employee Plan; and (ii) there has been no termination, partial termination or "reportable event" (as defined in Section 4043 of ERISA) with respect to any such RSI Employee Plan. No RSI Employee Plan that is subject to Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in Section 412 of the Code), whether or not waived. No event has occurred, and, to the best knowledge of RSI there do not exist any circumstances, that could subject RSI or any Subsidiary of RSI to any material liability arising under ERISA. With respect to the RSI Employee Plans and RSI Benefit Arrangements, individually and in the aggregate, no event has occurred, and, to the best knowledge of RSI there do not exist any circumstances, that could subject RSI or any Subsidiary of RSI to any material liability arising under the Code or other applicable law, or under any indemnity agreement to which RSI or any Subsidiary of RSI is a party, excluding liabilities for benefit claims, administrative expenses and funding obligations payable in the ordinary course.

  (d) No RSI Employee Plan is a "multiple employer plan" described in Section 4063(a) of ERISA, nor has RSI or any ERISA Affiliate of RSI at any time since January 1, 1994, contributed to or been obligated to contribute to such a multiple employer plan. With respect to any "multiemployer plan" as defined in
Section 3(37) of ERISA contributed to by RSI or any ERISA Affiliate, to the best knowledge of RSI, after due inquiry, if RSI or any Subsidiary of RSI were to have withdrawn from all such multiemployer plans during 1995, any withdrawal liability that would have been assessed against RSI with respect to such withdrawal would not have an RSI Material Adverse Effect.

  (e) Except with respect to an RSI Employee Plan, neither RSI nor any ERISA Affiliate of RSI has any Controlled Group Liability, nor do any circumstances exist that could result in any of them having any Controlled Group Liability.

  (f) Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby (either alone or together with any additional or subsequent events), constitutes an event under any RSI Employee Plan, RSI Benefit Arrangement, loan to, or individual agreement or contract with, an RSI Employee that may result in any payment (whether of severance pay or otherwise), restriction or limitation upon the assets of any RSI Employee Plan or RSI Benefit Arrangement, acceleration of payment or vesting, increase in benefits or compensation, or required funding, with respect to any RSI Employee, or the forgiveness of any loan or other commitment of any RSI Employees.

  (g) There are no actions, suits, arbitrations, inquiries, investigations or other proceedings (other than routine claims for benefits) pending or, to RSI's knowledge, threatened, with respect to any RSI Employee Plan or RSI Benefit Arrangement.

  (h) No RSI Employees and no beneficiaries or dependents of RSI Employees are or may become entitled under any RSI Employee Plan or RSI Benefit Arrangement to post-employment or retiree welfare benefits of any kind, including without limitation death or medical benefits, other than coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code or other applicable law.

  6.10. Labor Matters. There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of RSI or any of its Subsidiaries; no such petitions have been pending at any time within two years of the date of this Agreement and, to the best knowledge of RSI, there has not been any organizing effort by any union or other group seeking to represent any employees of RSI or any of its Subsidiaries as their exclusive bargaining agent at any time within two years of the date of this Agreement. There are no labor strikes, work stoppages or other labor troubles, other than routine grievance matters, now pending, or, to RSI's knowledge, threatened, against RSI or any of its Subsidiaries, nor have there been any such labor strikes, work stoppages or other labor troubles, other than routine grievance matters, with respect to RSI or any of its Subsidiaries at any time within two years of the date of this Agreement.

  6.11. Taxes. (a) RSI and its Subsidiaries have timely filed all Tax Returns required to be filed by them, or requests for extensions to file such Tax Returns have been timely filed and granted and have not expired, and all Tax Returns are complete and accurate in all respects, except to the extent that such failures to file or be complete and accurate in all respects, as applicable, individually or in the aggregate, do not have and would not reasonably be expected (so far as can be foreseen at the time) to have an RSI Material Adverse Effect. RSI and each of its Subsidiaries has paid (or RSI has paid on its behalf) or made adequate provision for all taxes shown as due on such Tax Returns. RSI and each of its Subsidiaries have paid or made adequate provision for all taxes required to be paid without the filing of any Tax Return which have become due and payable. The most recent financial statements contained in the RSI SEC Reports reflect adequate reserves for all taxes payable by RSI and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, and no deficiencies for any taxes have been proposed, asserted or assessed against RSI or any of its Subsidiaries that are not adequately reserved for, except for inadequately reserved taxes and inadequately reserved deficiencies that, individually or in the aggregate, do not have and would not reasonably be expected (so far as can be foreseen at the time) to have an RSI Material Adverse Effect. Neither RSI nor any of its Subsidiaries has any reasonable basis to believe that any such deficiencies exist in excess of such established reserves. The consolidated federal income tax returns of RSI have been audited by the Internal Revenue Service (or closed by applicable statute of limitations), and all liabilities in respect thereof have been finally determined, for all taxable years up to and including the taxable year ended May 2, 1992. Neither RSI nor any of its Subsidiaries is a party to any pending or has knowledge of any threatened action or proceeding by any taxing authority for the determination, assessment or collection of any taxes of RSI or any of its Subsidiaries or relating to their respective businesses and operations. There are no liens for taxes (other than for current taxes not yet due and payable) on the assets of RSI or its Subsidiaries. No requests for waivers of the time to assess any taxes against RSI or any of its Subsidiaries have been granted or are pending, except for requests with respect to such taxes that have been adequately reserved for in the most recent financial statements contained in the RSI SEC Reports, or, to the extent not adequately reserved, the assessment of which, individually or in the aggregate, do not have and would not reasonably be expected (so far as can be foreseen at the time) to have an RSI Material Adverse Effect. Neither RSI nor any of its Subsidiaries is a party to or bound by any agreements providing for the allocation or sharing of taxes. Neither RSI nor any of its Subsidiaries has filed a consent pursuant to or agreed to the application of Section 341(f) of the Code. Each of RSI and its Subsidiaries has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code. All taxes that are required by the laws of the United States, any state or political subdivision thereof, or any foreign country to be withheld or collected by RSI or any of its Subsidiaries have been duly withheld or collected and, to the extent required, have been paid to the proper governmental authorities or properly deposited as required by applicable laws. None of RSI and its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was RSI), or (ii) has any liability for the taxes of any Person (other than any of RSI and its Subsidiaries) under Treas. Reg.
(S)1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither RSI nor any of its Subsidiaries will be required, as a result of a change in method of accounting for a taxable year beginning on or before the Closing Date, to include any adjustment under Section 481(a) of the Code in its taxable income for any taxable year beginning after the Closing Date.

  (b) The RSI Disclosure Statement sets forth each state in which RSI and its Subsidiaries (i) filed an income or franchise tax return, whether on a consolidated, combined or separate return basis, for the taxable year ended April 29, 1995, and (ii) collected or remitted any sales and/or use taxes as of December 31, 1995.

  (c) None of RSI, Merger Sub or any other Subsidiary of RSI has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

  6.12. Intellectual Property. RSI and its Subsidiaries own, or possess valid licenses or other valid rights to use, the Intellectual Property used in RSI's business, except where the failure to own or have the right to use such Intellectual Property, in the aggregate, does not have and would not be reasonably expected (so far as can be foreseen at the time) to have an RSI Material Adverse Effect.

  6.13. Properties. Except as disclosed or reserved against in the most recent financial statements contained in the RSI SEC Reports, RSI and each of its Subsidiaries have good and marketable title to all of the material properties and assets, tangible or intangible, reflected in such financial statements as being owned by RSI and each of its Subsidiaries as of the dates thereof, free and clear of all Liens. All leased buildings and all leased fixtures, equipment and other property and assets that are material to RSI's business on a consolidated basis are held under leases or subleases that are valid and binding instruments enforceable in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and binding nature or the existence of such default or event of default does not have and would not reasonably be expected (so far as can be foreseen at the time), to have an RSI Material Adverse Effect.

  6.14. Environmental Matters. Except in all cases that, in the aggregate, have not had and would not reasonably be expected (so far as can be foreseen at the time) to have an RSI Material Adverse Effect, RSI and each of its Subsidiaries
(i) have obtained all applicable permits, licenses and other authorizations which are required to be obtained under all applicable Environmental Laws, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by RSI or its Subsidiaries (or their respective agents);
(ii) are in compliance with all terms and conditions of such required permits, licenses and authorization, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iii) as of the date hereof, are not aware of nor have received notice of any past or present violations of Environmental Laws, or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against RSI or any of its Subsidiaries based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste; and (iv) have taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by RSI or its Subsidiaries (or any of their respective agents) thereunder.

  6.15. Reports and Financial Statements. RSI has filed all reports required to be filed with the SEC since May 1, 1995 through the date hereof (collectively, the "RSI SEC Reports"), and has previously furnished or made available to the Company true and complete copies of all RSI SEC Reports. None of the RSI SEC Reports, as of their respective dates (as amended through the date hereof), contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets (including the related notes) included in the RSI SEC Reports presents fairly, in all material respects, the consolidated financial position of RSI and its Subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein present fairly, in all material respects, the results of operations, the changes in shareholders equity and cash flows of RSI and its Subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein. RSI has provided to the Company true and correct copies of RSI's unaudited consolidated statement of operations and statement of cash flows for the eight months ended, and RSI's consolidated balance sheet as of, December 30, 1995 (the "RSI Unaudited Financial Statements"). Such RSI Unaudited Financial Statements present fairly in all material respects the results of operations and cash flows for the eight months ended, and the financial position of RSI and its Subsidiaries as of, December 30, 1995, all in conformity with generally accepted accounting principles consistently applied during the period involved except as otherwise noted therein and except for the absence of footnote disclosure, and subject to
(x) normal year-end adjustments, (y) any adjustments required to reflect a physical inventory for the months of November and December, 1995, and (z) any other adjustments described therein. All of the RSI SEC Reports, as of their respective dates (as amended through the date hereof), complied in all material respects with the requirements of the Exchange Act.

  6.16. Absence of Certain Changes or Events. During the period since December 30, 1995, the business of RSI and its Subsidiaries has been conducted only in the ordinary course, consistent with past practice, and neither RSI nor any Subsidiary of RSI has entered into any material transaction other than in the ordinary course, consistent with past practice, and there has not been (a) any change in the business, financial condition, results of operations, properties, assets or liabilities of RSI and its Subsidiaries taken as a whole that, individually or in the aggregate, has or would reasonably be expected to have (so far as can be foreseen at the time) an RSI Material Adverse Effect,
(b) any damage, destruction or loss, (whether or not covered by insurance) with respect to any property or asset of RSI or any of its Subsidiaries which, individually or in the aggregate, has or would reasonably be expected to have (so far as can be foreseen at the time) an RSI Material Adverse Effect, (c) any change by RSI in its accounting methods, principles or practices, other than immaterial changes consistent with generally accepted accounting principles, (d) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of RSI or any of its Subsidiaries, or any redemption, purchase or other acquisition of any of their respective securities, other than regular semi-annual dividends on RSI Common Shares not in excess of $.03 per share and dividends by any Subsidiary of RSI to RSI, (e) except after the date hereof as permitted by Section 7.9(d), any entering into, establishment or amendment of, any RSI Employee Plan or RSI Benefit Arrangement (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), or any other increase in the compensation payable or to become payable to any officers or key employees of RSI or any Subsidiary of RSI, except for immaterial severance payments to departing employees consistent with past practice.

  6.17. Contracts and Leases. The RSI SEC Reports and the RSI Disclosure Statement contain an accurate and complete listing of all contracts, leases, agreements or understandings, whether written or oral, required to be described in, or filed as exhibits to, the RSI SEC Reports pursuant to the Exchange Act and the applicable rules and regulations thereunder, or which are otherwise material to the business, properties, operations, financial condition of RSI and its Subsidiaries taken as a whole. Each of such contracts, leases, agreements and understandings is in full force and effect and (a) none of RSI or its Subsidiaries or, to RSI's best knowledge, any other party thereto, has breached or is in default thereunder, (b) no event has occurred which, with the passage of time or the giving of notice, would constitute such a breach or default, (c) no claim of default thereunder has, to RSI's best knowledge, been asserted or threatened and (d) none of RSI or its Subsidiaries or, to RSI's best knowledge, any other party thereto is seeking the renegotiation thereof or substitute performance thereunder, except where such breach or default, or attempted renegotiation or substitute performance, individually or in the aggregate, does not have and would not be reasonably expected so far as can be foreseen at the time) to have an RSI Material Adverse Effect. RSI has provided the Company or its representatives with accurate and complete copies of all such contracts, leases, agreements and understandings.

  6.18. Affiliated Transactions. The RSI SEC Reports contain an accurate and complete description of all contracts, leases, agreements or understandings, whether written or oral, with or on behalf of any Affiliate of RSI, to which RSI or any of its Subsidiaries is a party or is otherwise bound and which is required to be described in any RSI SEC Report pursuant to the Exchange Act and the applicable rules and regulations thereunder.

  6.19. Ownership of Merger Sub; No Prior Activities; Assets of Merger Sub.
(a) Merger Sub was formed by RSI solely for the purpose of engaging in the transactions contemplated hereby.

  (b) As of the date hereof and the Effective Time, the capital stock of Merger Sub is and will be owned 100% by RSI directly. Further, there are not as of the date hereof and there will not be at the Effective Time any outstanding or authorized options, warrants, calls, rights, commitments or any other agreements of any character which Merger Sub is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of capital stock of Merger Sub.

  (c) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated thereby and hereby (including the refinancing of all or any portion of the debt of the Company and its Subsidiaries), Merger Sub has not and will not have incurred, directly or indirectly through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business or activities of any type or kind whatsoever or entered into any arrangements or arrangements with any Person.

  6.20. Brokers and Finders. Except for the fees and expenses payable to Goldman, Sachs & Co. ("Goldman Sachs") and BA Partners, which fees and expenses will be paid by RSI and are reflected in RSI's respective agreements with each of Goldman Sachs and BA Partners, true and complete copies of which have been furnished to the Company, RSI has not employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

  6.21. S-4 Registration Statement and Proxy Statement/ Prospectus. Neither the S-4 Registration Statement nor the Proxy Statement/Prospectus (including, without limitation, unless otherwise modified in the S-4 Registration Statement, the information contained in the RSI SEC Reports), will (a) in the case of the S-4 Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (b) in the case of the Proxy Statement/Prospectus, at the time the stockholders of the Company take action to approve this Agreement and the Merger as contemplated by Section 7.3(a) and at the time of the mailing of the Proxy Statement/Prospectus and at the time of the RSI Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that RSI makes no representation with respect to information supplied in writing by the Company for inclusion in the S-4 Registration Statement or the Proxy Statement/Prospectus. If at any time prior to the Effective Time any event with respect to RSI, its officers and directors or any of its Subsidiaries shall occur which is required to be described in the Proxy Statement/Prospectus or the S-4 Registration Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of RSI and such amendment or supplement shall comply with all provisions of applicable law. The S-4 Registration Statement will, at the time it becomes effective, comply as to form in all material respects with the provisions of the Securities Act.

  6.22. Tax Matters. The representations set forth in the numbered paragraphs of the form of Tax Matters Certificate of RSI attached to the RSI Disclosure Statement (the "RSI Tax Matters Certificate") are true and correct in all respects, and such representations are hereby incorporated herein by reference with the same effect as if set forth herein in their entirety.

  6.23. Company Management Loans. RSI acknowledges that the Company Management Loans shall be forgiven in their entirety immediately prior to the Effective Time, and consents to the forgiveness thereof, provided, that each management employee of the Company subject to a Company Management Loan agrees that, provided RSI complies with Section 7.16 hereof, the shares of Common Stock purchased by management employees with the proceeds of the Company Management Loans (and the RSI Common Shares issuable to such employee upon conversion of such shares of Common Stock in the Merger) will not be sold for a period of one year from the Effective Time or such earlier date on which such individual ceases to be an employee due to resignation, retirement or termination.

  6.24. Opinion of Financial Advisor. Goldman Sachs has delivered to the Board of Directors of RSI its written opinion to the effect that, as of the date of this Agreement, the aggregate number of RSI Common Shares to be issued as consideration for the outstanding shares of Common Stock pursuant to this Agreement is fair to RSI.

                                  ARTICLE VII

                      ADDITIONAL COVENANTS AND AGREEMENTS

  7.1. Conduct of Business of the Company. Except as contemplated by this Agreement or the Commitment Letter, as set forth in the Company Disclosure Statement or as otherwise permitted by the prior written consent of RSI, during the period from the date of this Agreement to the Effective Time (i) the Company will, and will cause each of its Subsidiaries to, conduct its operations in the ordinary course of business consistent with past practice, and (ii) the Company will not, and will cause each of its Subsidiaries not to, enter into any material transaction other than in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement or as contemplated in the Commitment Letter, prior to the Effective Time, the Company will not, and will not permit any of its Subsidiaries to, without the prior written consent of RSI (except to the extent set forth in the Company Disclosure Statement):

  (a) except for Shares issued upon exercise of Options and Warrants outstanding as of the date hereof and the issuance of Class A or Class B Common Stock, as the case may be, upon the conversion of Class B or Class A Common Stock as required by the Company's Restated Certificate of Incorporation, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any shares of its capital stock of any class (including the Shares), or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock, or (B) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof;

  (b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities (including the Shares), except for redemption of the Preferred Stock in accordance with the Preferred Stock Redemption Agreements or as otherwise contemplated by Section 7.10;

  (c) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such;

  (d) (A) other than in the ordinary course of business consistent with past practices, and as approved by the Board of Directors of the Company, (i) grant any increases in the base compensation of any of its directors, officers or key employees, or (ii) pay or agree to pay any material pension, retirement allowance or other employee benefit not required by any of the Employee Plans or Benefit Arrangements as in effect on the date hereof to any such director, officer or key employees, whether past or present, or (B) (i) enter into any new or amend any existing employment or severance agreement with any director, officer or key employee of the Company or any Subsidiary of the Company, except as permitted in the Company Disclosure Statement, or (ii) except as may be required to comply with applicable law, become obligated under any new Employee Plan or Benefit Arrangement which was not in existence on the date hereof, or amend any such Employee Plan or Benefit Arrangement in existence on the date hereof if such amendment would have the effect of accelerating or materially enhancing any benefits thereunder;

  (e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

  (f) other than as disclosed in the Company's current capital budget, make any acquisition or disposition, by means of merger, consolidation or otherwise, of any material assets (other than sales of inventory in the ordinary course of business, and the disposition of obsolete assets or assets no longer used in the business) or other business enterprise or operation;

  (g) adopt any amendments to its Restated Certificate of Incorporation or Bylaws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary;

  (h) other than (i) borrowings under existing credit facilities, (ii) other borrowings in the ordinary course in the aggregate at any time outstanding up to $10 million after the date hereof, (iii) borrowings in connection with the redemption of Preferred Stock to the extent permitted by Section 7.10 hereof, and (iv) borrowings of up to $35 million to be used for construction of a new operating facility for Biggers Brothers, Inc., incur any indebtedness for borrowed money or guarantee any such indebtedness or, except in the ordinary course consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person (other than to the Company or any Wholly-Owned Subsidiary of the Company);

  (i) enter into any agreement providing for acceleration of payment of any material obligation or performance of any material benefit or payment or other consequence as a result of a change of control of the Company or its Subsidiaries;

  (j) except as disclosed in the Company's current capital budget, a true and complete copy of which has been delivered to RSI, enter into any contract, arrangement or understanding requiring the lease or purchase of equipment, materials, supplies or services over a period greater than 12 months, which is not cancelable without penalty on 30 days' or less notice;

  (k) take any actions, which would, or would be reasonably likely to, adversely affect the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code, and the Company shall use all reasonable efforts to achieve such result; or

  (l) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

  7.2. Other Transactions. From the date hereof until the Effective Time, neither the Company nor any of its Subsidiaries, employees, officers, agents or representatives, shall, directly or indirectly (a) solicit or initiate any inquiry, proposal or offer from any Person relating to any acquisition or purchase of all or a material amount of the assets of, or any securities of, or any merger, consolidation or business combination with, the Company or any Subsidiary (any such inquiry, proposal or offer being hereinafter referred to as a "Company Alternative Proposal"), or (b)(i) participate in any negotiations with respect to a Company Alternative Proposal, (ii) furnish to any other Person any confidential information with respect to the Company or its business, or (iii) otherwise cooperate in any way with, or assist or participate in, or facilitate any Company Alternative Proposal. The Company shall promptly notify RSI if any Company Alternative Proposal is made.

  7.3. Stockholder Votes. (a) As soon as practicable, and in any case within ten Business Days after RSI has delivered to the Company copies of the Proxy Statement/Prospectus in the form mailed to RSI stockholders and copies of the RSI SEC Reports incorporated by reference into the Proxy Statement/Prospectus, the Company will cause to be taken all stockholder action necessary in accordance with applicable law, the Company's Restated Certificate of Incorporation and Bylaws, the Stockholders Agreement and the DGCL to approve this Agreement and the Merger. If such action is taken by less than unanimous written consent of the stockholders of the Company, the Company will deliver prompt notice of the taking of such action to all stockholders of the Company who did not consent to such action, in accordance with DGCL Section 228. The Board of Directors of the Company will recommend and declare advisable such approval. Pursuant to the ML Agreement, each of the ML Entities have agreed to vote all Shares owned by them or which they have the right to vote in support and in favor of approval of the Merger and this Agreement, which vote the Company represents and warrants shall be sufficient to obtain the requisite approval of the Merger and this Agreement. The Company shall promptly provide to RSI copies of all notices, letters and other materials delivered to the stockholders of the Company (other than the Proxy Statement/Prospectus and the RSI SEC Reports incorporated therein by reference) in connection with such stockholder action, and will keep RSI apprised of the status of such stockholder action.

  (b) As soon as practicable after the effectiveness of the S-4 Registration Statement, and following an appropriate notice period in accordance with applicable law, RSI's Restated Certificate of Incorporation or RSI's Bylaws, RSI will take all action necessary in accordance with applicable law and its Restated Certificate of Incorporation and Bylaws to convene a meeting of its stockholders (the "RSI Stockholders Meeting") to consider and vote upon the approval of the issuance of the RSI Common Shares in connection with the Merger. The Board of Directors of RSI shall recommend and declare advisable such approval and RSI shall take all lawful action to solicit, and use all reasonable efforts to obtain, such approval. RSI, as the sole stockholder of Merger Sub, has consented to the adoption of this Agreement by Merger Sub and agrees that such consent shall be treated for all purposes as a vote duly adopted at a meeting of the stockholders of Merger Sub held for this purpose.

  7.4. Registration Statement. RSI and the Company shall cooperate and promptly prepare and RSI shall file with the SEC as soon as practicable a Registration Statement on Form S-4 under the Securities Act with respect to the RSI Common Stock issuable in the Merger (the "S-4 Registration Statement"), a portion of which Registration Statement shall also serve as the proxy statement with respect to the RSI Stockholder Meeting (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to stockholders, is herein called the "Proxy Statement/Prospectus"). RSI will cause the Proxy Statement/Prospectus and the S-4 Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. RSI shall use all reasonable efforts, and the Company will cooperate with RSI, to have the S-4 Registration Statement declared effective by the SEC as promptly as practicable and to keep the S-4 Registration Statement effective as long as is necessary to consummate the Merger. RSI shall, as promptly as practicable, provide the Company copies of any written, and will inform the Company of any oral, comments on the S-4 Registration Statement received from the SEC. RSI shall use its best efforts to obtain, prior to the effective date of the S-4 Registration Statement, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. RSI agrees that the Proxy Statement/Prospectus and each amendment or supplement thereto at the time of mailing thereof and at the time of the RSI Stockholders Meeting, or, in the case of the S-4 Registration Statement, at the time it becomes effective, as it may be amended or supplemented, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by RSI in reliance upon and in conformity with written information concerning the Company furnished to RSI by the Company for inclusion in the Proxy Statement/Prospectus and the S-4 Registration Statement, as it may be amended or supplemented. The Company agrees that the written information concerning the Company, its Subsidiaries, and its officers and directors provided by it for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the RSI Stockholders Meeting, or, in the case of written information concerning the Company provided by the Company for inclusion in the S-4 Registration Statement or any amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No amendment or supplement to the Proxy Statement/Prospectus that amends or supplements information relating to the Company will be made by RSI without the approval of the Company, such approval not to be unreasonably withheld. RSI will advise the Company, promptly after it receives notice thereof, of the time when the S-4 Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of a qualification of the RSI Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any written request by the SEC for amendment of the Proxy Statement/Prospectus or the S-4 Registration Statement or for additional information. As soon as practicable after the S-4 Registration Statement has become effective, RSI will provide the Company with sufficient copies of the Proxy Statement/Prospectus in the form mailed to RSI stockholders, as well as sufficient copies of the RSI SEC Reports incorporated by reference into the Proxy Statement/Prospectus, to enable the Company to deliver a copy to each stockholder of record of the Company.

  7.5. Reasonable Efforts. The Company and RSI shall and shall use reasonable best efforts to cause their respective Subsidiaries to: (i) promptly make all filings and seek to obtain all Authorizations required under all applicable laws with respect to the Merger and the other transactions contemplated hereby and will cooperate with each other with respect thereto; and (ii) promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to satisfy the conditions set forth in
Article VIII and to consummate and make effective the transactions contemplated by this Agreement on the terms and conditions set forth herein as soon as practicable (including, without limitation, using their respective reasonable best efforts to avoid the entry of (or, if entered, to have lifted, vacated or reversed) any order, decree, judgment or ruling of any court or Governmental Body restraining or preventing the consummation of the transactions contemplated by this Agreement on the basis of any federal or state antitrust laws or regulations; provided, however, that in connection with any filing or submission required or action to be taken by either the Company or RSI or any of their Subsidiaries to effect the Merger and to consummate the other transactions contemplated hereby, (A) neither the Company nor any of its Subsidiaries shall, without RSI's prior written consent, commit to any divestiture or hold separate or similar transaction and (B) neither RSI nor any of its Subsidiaries shall be required to divest or hold separate or otherwise take or commit to take any action, in each case, that materially limits its freedom of action with respect to, or its ability to retain, the Company or any of its Subsidiaries or any material portion of the assets of the Company and its Subsidiaries or any existing (as of the date hereof) and material business, product line or asset of RSI or any of its Subsidiaries.

  7.6. Access to Information; Confidentiality. (a) Upon reasonable notice, each of the Company and RSI shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives of the other party ("Respective Representatives") access, during normal business hours throughout the period prior to the Effective Time, to its properties, books and records (including, without limitation, the work papers of independent accountants) and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Respective Representatives all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 7.6 shall affect or be deemed to modify any of the respective representations or warranties made by RSI or the Company.

  (b) All confidential information obtained by the Company respecting RSI and its Subsidiaries pursuant to this Section 7.6 or prior to the date hereof shall be kept confidential in accordance with the Confidentiality Agreement dated as of November 20, 1995 between RSI and the Company.

  (c) All confidential information respecting the Company and its Subsidiaries obtained by RSI pursuant to this Section 7.6 or prior to the date hereof shall be kept confidential in accordance with the Confidentiality Agreement dated as of December 11, 1995 between the Company and RSI.

  7.7. Listing of RSI Common Shares. RSI will use its reasonable best efforts to cause the RSI Common Shares to be issued pursuant to this Agreement, and upon exercise of Assumed Options and Assumed Warrants, to be listed for trading on the NYSE.

  7.8. Rule 145 Affiliates. The Company shall use reasonable efforts to cause each party (other than RSI and the ML Entities) to the Registration Rights Agreement (the "Rule 145 Affiliates") or who may otherwise be deemed to be an Affiliate of the Company to deliver to RSI on or prior to the Effective Time, a written agreement, in the form attached as Exhibit A hereto, providing, inter alia, that such Rule 145 Affiliate will not sell, pledge, transfer or otherwise dispose of any shares of RSI Common Shares issued to such Rule 145 Affiliate pursuant to the Merger, except pursuant to an effective registration statement or in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act ("Affiliate Letter"). Concurrently with the execution of this Agreement, each of the ML Entities have agreed to execute such Affiliate Letters.

  7.9. Conduct of Business of RSI. Except as contemplated by this Agreement or the Commitment Letter, as set forth in the RSI Disclosure Statement or as otherwise permitted by the prior written consent of the Company, during the period from the date of this Agreement to the Effective Time, (i) RSI will, and will cause each of its Subsidiaries to, conduct its operations in the ordinary course of business consistent with past practice, and (ii) RSI will not, and will cause each of its Subsidiaries not to, enter into any material transaction other than in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement or as contemplated by the Commitment Letter, prior to the

Effective Time, RSI will not, and will not permit any of its Subsidiaries to, without the prior written consent of the Company (except to the extent set forth in the RSI Disclosure Statement):

    (a) issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any shares of its capital stock of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock, or (B) any other securities in respect of, in lieu of, or in substitution for, shares of capital stock outstanding on the date hereof;

    (b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities;

    (c) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend (other than normal cash dividends in the ordinary course, but not in an amount to exceed $.03 per share semi-annually, and other than dividends of Subsidiaries of RSI to RSI), or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such;

    (d) (A) other than in the ordinary course of business consistent with past practices and as approved by the Board of Directors of RSI, (i) grant any increases in the base compensation of any of its directors, officers or key employees, or (ii) pay or agree to pay any material pension, retirement allowance or other employee benefit not required by any of the RSI Employee Plans or RSI Benefit Arrangements as in effect on the date hereof to any such director, officer or key employees, whether past or present, or (B)
  (i) enter into any new or amend any existing employment or severance agreement with any such director, officer or key employee, except as contemplated by Section 7.17 or as permitted in the RSI Disclosure Statement, or (ii) except as may be required to comply with applicable law, become obligated under any new RSI Employee Plan or RSI Benefit Arrangement which was not in existence on the date hereof, or amend any such RSI Employee Plan or RSI Benefit Arrangement in existence on the date hereof if such amendment would have the effect of accelerating or materially enhancing any benefits thereunder;

    (e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of RSI or any of its Subsidiaries (other than the Merger);

    (f) other than as disclosed in RSI's current capital budget, make, engage in negotiations with any third party respecting, or directly or indirectly solicit or initiate any inquiry, proposal or offer respecting, the acquisition or disposition, by means of merger, consolidation, business combination or otherwise, all or a material amount of assets of, or any securities of, RSI or any Subsidiary thereof (other than sales of inventory in the ordinary course of business, the disposition of obsolete assets or assets no longer used in the business or the sale of U.S. Lace Paperworks); provided, however, that nothing contained in this Section 7.9(f) shall require the Board of Directors of RSI to act or refrain from acting in connection with taking and disclosing to RSI's stockholders a position contemplated by Rules 14d-9 and 14e-2 under the Exchange Act;

    (g) adopt any amendments to its Restated Certificate of Incorporation or Bylaws (except for Bylaw amendments which are required in connection with the performance by RSI of its obligations hereunder or under any other agreement contemplated hereunder) or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary;

    (h) other than (i) borrowings under existing credit facilities, (ii) other borrowings in the ordinary course in the aggregate at any time outstanding up to $10 million after the date hereof, incur any indebtedness for borrowed money or guarantee any such indebtedness or, except in the ordinary course consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person (other than to RSI or any Wholly-Owned Subsidiary of RSI);

    (i) except in connection with modifications to RSI's Change in Control Agreements as contemplated by Section 7.17 or otherwise on terms no more favorable than contemplated by Section 7.17 for those executives not named in such Section, enter into any agreement providing for acceleration of payment of any material obligation or performance of any material benefit or obligation or other consequence as a result of a change of control of RSI or its Subsidiaries;

    (j) except as disclosed in RSI's current budget, a true and complete copy of which has been delivered to the Company, enter into any contract, arrangement or understanding requiring the lease or purchase of equipment, materials, supplies or services over a period greater than 12 months, which is not cancelable without penalty on thirty (30) days or less notice;

    (k) take any actions, which would, or would be reasonably likely to, adversely affect the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code, and RSI shall use all reasonable efforts to achieve such result; or

    (l) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

  7.10. Preferred Stock Redemption; Withdrawal of S-1 Registration Statement; USDA Matter. (a) The Company shall use its best efforts prior to February 16, 1996 (i) to obtain an amendment to the Redemption Agreement dated as of September 26, 1995 between Sara Lee Corporation ("Sara Lee") and the Company, as amended by the Amendment to Redemption Agreement dated November 20, 1995 (the "Sara Lee Redemption Agreement") to (x) extend the termination date set forth in Section 7.1(b) thereof to at least the earlier of the Closing or July 31, 1996 ("Sara Lee Amendment"), and (y) acknowledge and agree that RSI or Merger Sub shall be entitled to purchase the 10% Preferred Stock upon payment of the purchase price therefor as set forth in the Sara Lee Redemption Agreement and Sara Lee Amendment, and (ii) negotiate and arrange committed bank loan financing (and any necessary consents) to enable the Company to fund prior to March 15, 1996 the full purchase price for the purchase of the 10% Preferred Stock as set forth in Section 1.2 of the Sara Lee Redemption Agreement ("Sara Lee Bridge Financing"). "Best efforts" shall not require the Company to make or agree to make any material payments to, or to be bound by any material commitment with respect to, Sara Lee. If by February 16, 1996, the Company shall not have obtained either the Sara Lee Amendment or Sara Lee Bridge Financing on terms and conditions reasonably acceptable to RSI, RSI shall be entitled to arrange for the Sara Lee Bridge Financing with such Persons and on such terms as RSI may negotiate and which are as a whole more favorable to the Company than the Sara Lee Bridge Financing and which are reasonably acceptable to the Company ("Alternative Sara Lee Bridge Financing") on the Company's behalf.

  (b) If by March 10, 1996 the Company shall not have obtained the Sara Lee Amendment, the Company shall execute and deliver such documents and perform such acts as may be necessary to effect the Sara Lee Bridge Financing or the Alternative Sara Lee Bridge Financing ("Bridge Financing") and shall effect the purchase of the 10% Preferred Stock in accordance with the terms of the Sara Lee Redemption Agreement. The Company shall have complied with its obligations under subsections (a) and (b) of this Section 7.10 if by March 15, 1996 it shall have either (a) obtained the Sara Lee Amendment, or (b) redeemed the 10% Preferred Stock in accordance with the Sara Lee Redemption Agreement.

  (c) Except as expressly provided by this Section 7.10, the Company shall not amend any of the Preferred Stock Redemption Agreements or redeem the Preferred Stock prior to the earlier of the Closing Date or July 31, 1996 without the prior written consent of RSI.

  (d) If prior to March 15, 1996 the Company shall not have obtained the Sara Lee Amendment or effected the Bridge Financing and purchased the 10% Preferred Stock, at the Closing (i) the 10% Preferred Stock shall be redeemed in accordance with Article Fourth, Paragraph (B)(2)(4) of the Company's Restated Certificate of Incorporation ("Company Charter"), and (ii) the Exchangeable Preferred Stock shall be acquired by RSI or Merger Sub for a price equal to the price payable upon redemption by the Company in accordance with Article Fourth, Paragraph (B)(3)(5) of the Company Charter; provided, however, that in no event shall the redemption amount or the price payable for such Preferred Stock exceed the amounts set forth on Schedule 7.10. Nothing set forth in this
Section 7.10(d) shall be deemed to have had a Company Material Adverse Effect.

  (e) Any redemption of Preferred Stock after March 15, 1996 pursuant to this Agreement shall be deemed to occur immediately prior to the Effective Time.

  (f) In the event that the Preferred Stock is redeemed on the Closing Date and in connection with the consummation of the transactions contemplated by this Agreement, RSI and the Company agree that RSI shall make, on behalf of the Company, all the required payments under the Preferred Stock Redemption Agreements directly to the respective holders of the Preferred Stock.

  (g) No later than one Business Day after the date of this Agreement, the Company shall request the withdrawal of the S-1 Registration Statement from the SEC in accordance with the Securities Act.

  (h) The Company shall keep RSI apprised of the status of, and new developments concerning, the USDA matter referred to in the S-1 Registration Statement, including, without limitation, promptly providing copies of all notices, orders, proposals or other material correspondence to or from the USDA regarding such matter and promptly providing RSI with prior notice of, and a reasonable opportunity to comment on, any proposed settlement of such matter.

  7.11. Commitment Letter. RSI and the Company shall use their respective reasonable best efforts to consummate the transactions set forth in the commitment letter dated February 2, 1996 from Bank of America National Trust and Savings Association, BA Securities, Inc., The Chase Manhattan Bank, N.A., and Chase Securities, Inc. to RSI and the Company (the "Commitment Letter") which has been executed and delivered by RSI and which, to the best knowledge of each of RSI and the Company, remains in full force and effect.

  7.12. Publicity. The initial press release relating to this Agreement shall be a joint press release and thereafter the Company and RSI shall, subject to their respective legal obligations, consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect to the transactions contemplated hereby.

  7.13. Director and Officer Indemnification. (a) Subject to the receipt by RSI of a waiver and release by the ML Entities, in the form attached to the ML Agreement, and by any officer or director of the Company who is also a stockholder of the Company, in substantially the same form, of any claims against present or former directors and officers of the Company arising from or pertaining to acts or omissions, or alleged acts or omissions, occurring prior to the Effective Time, from and after the Effective Time, RSI will, and will cause the Surviving Corporation to, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, an officer or director of the Company (individually, an "Indemnified Party", and collectively, the "Indemnified Parties") with respect to acts or omissions occurring prior to the Effective Time to the extent required by Article VIII of the Company's By-Laws as filed as Exhibit 3.12 to the S-1 Registration Statement.

  (b) After the Effective Time, RSI shall cause the directors and officers of the Surviving Corporation and its Subsidiaries to be covered by directors' and officers' liability insurance maintained by RSI on terms and conditions no less favorable to such directors and officers as are applicable to similarly situated directors and officers of Subsidiaries of RSI; provided that such insurance shall not include coverage for any acts or omissions occurring prior to the Effective Time.

  7.14. Conveyance Taxes. RSI and the Company will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time and each party will pay any such tax or fee which becomes payable by it on or before the Effective Time. RSI agrees to assume liability for and hold stockholders of the Company harmless against liability for real property transfer or gain tax imposed on such stockholders by the State of New York as a result of the Merger.

  7.15. Parachute Payments. With respect to any "payments" required to be made by the Company to "disqualified persons" pursuant to any employment, severance, supplemental retirement, stock option or loan agreement or in connection with the cancellation thereof which may constitute a "parachute payment" with respect to the transactions contemplated by this Agreement (as such terms are defined by Section 280G of the Code), the Company shall (i) in consultation with RSI, obtain stockholder approval of such payments in accordance with Section 280G (b)(5)(B) of the Code and the regulations (including any proposed or temporary regulations) thereunder and (ii) at least 15 days prior to the Closing Date, provide evidence satisfactory to RSI that such approval has been obtained.

  7.16. RSI Loans. After the Effective Time, RSI shall extend loans to those management employees of the Company for whom Company Management Loans were forgiven at the Effective Time and whose RSI Common Shares are subject to restriction as provided in Section 6.23, in an amount sufficient to cover the federal and state income tax due from such management employees as a result of such forgiveness. Such loans shall be made pursuant to terms and documentation reasonably satisfactory to RSI, shall bear interest at a rate not less than that prescribed by Section 7872 of the Code and shall be due and payable in full ninety days after the expiration of the restrictions on the RSI Common Shares referred to in Section 6.23 (whether such expiration occurs because of the passage of one year from the Effective Time or because of the resignation, retirement or termination of such employee).

  7.17. RSI Change in Control Arrangements. Pursuant to Amended and Restated Change in Control Agreements in the form of Schedule 7.17 hereto, RSI has taken such action as may be necessary so that the consummation of the transactions contemplated by this Agreement does not result in a "Change in Control", as such term is defined in individual agreements with Messrs. Van Stekelenburg, Harter, Martin, Feather and Giuliani, subject to the satisfaction of the terms of such Amended and Restated Change in Control Agreements.

                                 ARTICLE VIII

                                  CONDITIONS

  8.1. Conditions to Each Party's Obligations. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the party being benefitted thereby, to the extent permitted by applicable law:

  (a) Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been duly approved by the requisite holders of Shares in accordance with applicable law, the Restated Certificate of Incorporation and Bylaws of the Company, and the Stockholders Agreement; and the issuance of RSI Common Shares in connection with the Merger shall have been duly approved by the requisite holders of RSI Common Shares in accordance with the rules of the NYSE.

  (b) Government Consents, Etc. Except for the filing of a certificate of merger in accordance with the DGCL, all Authorizations required in connection with the execution and delivery of this Agreement and the performance of the obligations hereunder shall have been made or obtained, except where the failure to have made or obtained any such Authorizations would not have a material adverse effect on the business, properties, operations or financial condition of RSI and its Subsidiaries (including the Surviving Corporation) following the Effective Time.

  (c) No Injunction. There shall not be in effect any judgment, writ, order, injunction or decree of any court of Governmental Body of competent jurisdiction, restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement.

  (d) Registration Statement. The S-4 Registration Statement shall have been declared effective by the SEC under the Securities Act and shall be effective at the Effective Time, and no stop order suspending effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws or the Securities Act or Exchange Act relating to the issuance or trading of the RSI Common Shares to be issued in the Merger shall have been received.

  (e) Listing of RSI Common Shares on NYSE. The RSI Common Shares required to be issued hereunder (including upon exercise of Options and Warrants as provided in Section 4.1(e)) shall have been approved for listing on the NYSE, subject only to official notice of issuance.

  (f) Financing. All conditions precedent to the closing of the financing described to in the Commitment Letter shall have been satisfied, and the transactions contemplated by such commitment letter shall have been consummated.

  (g) Redemption of Preferred Stock. (i) All shares of Exchangeable Preferred Stock shall have been purchased by RSI or Merger Sub pursuant to the Redemption Agreement dated as of September 8, 1995 among ML IBK Positions, Inc., Merchant Banking L.P. No. IV and the Company, as amended as of December 29, 1995 and February 2, 1996 or otherwise in accordance with the terms of
Section 7.10; and (ii) all shares of 10% Preferred Stock shall have been redeemed in accordance with the terms and conditions set forth in the Sara Lee Redemption Agreement or otherwise in accordance with the terms of Section 7.10, or redeemed by the Company or purchased by RSI or Merger Sub pursuant to the Sara Lee Amendment.

  (h) Tax Opinion. The Company shall have received an opinion of Morgan, Lewis & Bockius LLP, dated the Closing Date, in substantially the form attached hereto as Exhibit E-1, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Morgan, Lewis & Bockius LLP may receive and rely upon the representations of certain stockholders of the Company contained in the Tax Agreement and representations contained in certificates of the Company, stockholders of the Company, RSI, Merger Sub and others, including without limitation the Company Tax Matters Certificate and the RSI Tax Matters Certificate.

  (i) Tax Opinions. RSI shall have received an opinion of Jones, Day, Reavis & Pogue (addressed to RSI) in substantially the form attached hereto as Exhibit E-2, dated the Closing Date, to the effect that the Merger should be treated for federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Code. RSI shall have received an opinion of Shearman & Sterling (addressed to the ML Entities) in substantially the form attached hereto as Exhibit E-3, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinions, Jones, Day, Reavis & Pogue and Shearman & Sterling may receive and rely upon the representations of certain stockholders of the Company contained in the Tax Agreement and representations contained in certificates of the Company, stockholders of the Company, RSI, Merger Sub and others, including without limitation the Company Tax Matters Certificate and the RSI Tax Matters Certificate.

  8.2. Conditions to Obligations of RSI and Merger Sub. The respective obligations of RSI and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or part by RSI and Merger Sub, as the case may be, to the extent permitted by applicable law:

  (a) Representations and Warranties True. (i) The representations and warranties of the Company contained in Article V or otherwise required hereby to be made after the date hereof in a writing expressly referred to herein by or on behalf of the Company pursuant to this Agreement shall have been true in all material respects when made and at the time of the Closing with the same effect as though such representations and warranties had been made at such time, except (x) for changes specifically permitted by this Agreement or resulting from the consummation of the transactions contemplated hereby, and
(y) that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date, and (ii) the representations and warranties of each of the ML Entities contained in the ML Agreement or otherwise required hereby or thereby to be made by any ML Entity after the date hereof in a writing expressly referred to herein or in the ML Agreement by or on behalf of any ML Entity pursuant to this Agreement or the ML Agreement shall have been true in all material respects when made and at the time of the Closing with the same effect as though such representations and warranties had been made at such time, except for changes specifically permitted by this Agreement or the ML Agreement or resulting from the consummation of the transactions contemplated hereby or by the ML Agreement.

  (b) Performance. (i) The Company shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing, and (ii) each ML Entity shall have performed or complied in all material respects with all agreements and conditions contained in the ML Agreement required to be performed or complied with by it prior to or at the time of the Closing.

  (c) Compliance Certificate. (i) The Company shall have delivered to RSI a certificate, dated the date of the Closing, signed by the President or any Vice President of the Company, certifying as to the fulfillment of the conditions specified in Section 8.2(a)(i) and (b)(i) and (ii) each ML Entity shall have delivered to RSI a certificate, dated the date of the Closing, signed by a duly authorized representative of such ML Entity, certifying as to the fulfillment of the conditions specified in Section 8.2(a)(ii) and (b)(ii).

  (d) Opinion of Counsel for the Company. RSI shall have received from Morgan, Lewis & Bockius LLP and/or other counsel for the Company satisfactory to RSI an opinion, dated the Closing Date, covering the items specified in Exhibit B attached hereto.

  (e) Standstill Agreement. RSI shall have received the Standstill Agreement executed by each ML Entity, together with the opinion of Shearman & Sterling or other counsel for the ML Entities satisfactory to RSI, dated the Closing Date, covering the items specified in Exhibit E attached to the ML Agreement.

  (f) Fairness Opinion. The opinion of Goldman Sachs dated the date of this Agreement shall not have been withdrawn, or materially modified or amended, on or prior to the date of the Proxy Statement/Prospectus.

  (g) Stockholders Agreement. The Stockholders Agreement shall have been terminated and be of no further force and effect.

  (h) Tax Agreement. RSI shall have received a Tax Agreement executed by each ML Entity and the other parties thereto.

  (i) Legal Proceedings. With respect to any action, suit, arbitration or other proceeding pending against the Company or any Subsidiary thereof as of the date of this Agreement where the amount in controversy exceeds $10.0 million ("Covered Company Proceeding"), (i) a final non-appealable judgment or award shall have been entered in such Covered Company Proceeding, or a binding settlement agreement of such Covered Company Proceeding shall have been executed and delivered, providing in each such case for (A) a judgment or award in favor of the Company or such Subsidiary, or (B) payment by the Company or such Subsidiary of, or the imposition of fines or other remedies against the Company or such Subsidiary involving, an amount (I) not in excess of the range specified in any letter or opinion of the Company's counsel in such Covered Company Proceeding to the Company's auditors during the 12 months preceding the date of this Agreement ("Previous Company Auditor's Letter") or
(II) if such amount is in excess of such range, the payment of such amount does not have, or would not reasonably be expected to have (so far as can be foreseen at the time), a Company Material Adverse Effect, or (ii) if such Covered Company Proceeding has not been finally resolved, (x) the Company shall have received an update ("Company Update Letter") to the Previous Company Auditor's Letter which specifies a range above which an award or judgment is not favored by the balance of probabilities, and (y) (A) such range shall not exceed that specified in the Previous Company Auditor's Letter, or (B) if such range as set forth in the Company Update Letter exceeds the range set forth in the Previous Company Auditor's Letter, an award or judgment in such range would not have, or would not reasonably be expected to have so far as can be foreseen at the time, a Company Material Adverse Effect.

  8.3. Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

  (a) Representations and Warranties True. The representations and warranties of RSI and Merger Sub contained in Article VI or otherwise required hereby to be made after the date hereof in a writing expressly referred to herein by or on behalf of RSI and Merger Sub pursuant to this Agreement shall have been true in all material respects when made and at the time of the Closing with the same effect as though such representations and warranties had been made at such time, except (i) for changes specifically permitted by this Agreement or resulting from the consummation of the transactions contemplated hereby and
(ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date.

  (b) Performance. RSI and Merger Sub shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by them prior to or at the time of the Closing.

  (c) Compliance Certificate. RSI shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President or any Vice President of RSI, certifying as to the fulfillment of the conditions specified in Section 8.3(a) and (b).

  (d) Opinions of Counsel for RSI. The Company shall have received from Jones, Day, Reavis & Pogue and Maslon Edelman Borman & Brand, or other counsel for RSI satisfactory to the Company, opinions, dated the Closing Date, covering the items specified in Exhibit C attached to this Agreement.

  (e) Registration Rights Agreement. The Registration Rights Agreement, duly executed by RSI, shall have been received by the other parties thereto.

  (f) Employment Agreements. The individuals listed on the employment agreements included as Exhibit D hereto shall have received executed employment agreements from RSI in the respective forms of such exhibit.

  (g) Legal Proceedings. With respect to any action, suit, arbitration or other proceeding pending against RSI or any Subsidiary thereof as of the date of this Agreement where the amount in controversy exceeds $10.0 million ("Covered RSI Proceeding"), (i) a final non-appealable judgment or award shall have been entered in such Covered RSI Proceeding, or a binding settlement agreement of such Covered RSI Proceeding shall have been executed and delivered, providing in each such case for (A) a judgment or award in favor of RSI or such Subsidiary, or (B) payment by RSI or such Subsidiary of, or the imposition of fines or other remedies against RSI or such Subsidiary involving, an amount (I) not in excess of the range specified in any letter or opinion of RSI's counsel in such Covered RSI Proceeding to RSI's auditors during the 12 months preceding the date of this Agreement ("Previous RSI Auditor's Letter") or (II) if such amount is in excess of such range, the payment of such amount does not have, or would not reasonably be expected to have (so far as can be foreseen at the time), an RSI Material Adverse Effect, or (ii) if such Covered RSI Proceeding has not been finally resolved, (x) RSI shall have received an update ("RSI Update Letter") to the Previous RSI Auditor's Letter which specifies a range above which an award or judgment is not favored by the balance of probabilities, and (y) (A) such range shall not exceed that specified in the Previous RSI Auditor's Letter, or (B) if such range as set forth in the RSI Update Letter exceeds the range set forth in the Previous RSI Auditor's Letter, an award or judgment in such range would not have, or would not reasonably be expected to have so far as can be foreseen at the time, an RSI Material Adverse Effect.

                                  ARTICLE IX

                                  TERMINATION

  9.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after approval of matters presented in connection with the Merger by holders of RSI Common Shares or holders of the Shares, by the mutual written consent of the Boards of Directors of each of RSI and the Company.

  9.2. Termination by Either RSI or the Company. This Agreement may be terminated (upon notice from the terminating party to the other parties) and the Merger may be abandoned by action of the Board of Directors of either RSI or the Company at any time prior to the Effective Time, before or after approval of the issuance of RSI Common Shares in connection with the Merger by holders of the Shares or holders of the RSI Common Shares, if (a) the Merger shall not have been consummated by July 31, 1996 (provided that the right to terminate this Agreement under this clause (a) shall not be available to any party whose failure to perform its covenants set forth in this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date), (b) any court of competent jurisdiction in the United States or Governmental Body in the United States shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used all reasonable efforts to remove such order, decree, ruling or other action, or (c) the approval of RSI's stockholders required by Section 8.1(a) is not obtained at the RSI Stockholders Meeting or at any adjournment thereof.

  9.3. Termination by RSI. This Agreement may be terminated (upon notice from RSI to the Company) and the Merger may be abandoned at any time prior to the Effective Time, before or after approval of the issuance of RSI Common Shares in connection with the Merger by holders of RSI Common Shares, by action of the Board of Directors of RSI, if (i) the Company shall have failed to comply in any material respect with any of the covenants, conditions or agreements contained in this Agreement to be complied with or performed by the Company at or prior to such date of termination, which failure to comply has not been cured within thirty Business Days following receipt by the Company of notice of such failure to comply, (ii) any of the ML Entities shall have failed to comply in any material respect with any of the covenants, conditions or agreements contained in the ML Agreement to be complied with or performed by any of the ML Entities at or prior to the such date of termination, which failure to comply has not been cured by such ML Entity within thirty Business Days following receipt by such ML Entity of notice of such failure to comply,
(iii) any representation or warranty of the Company contained in this Agreement shall not be true in all material respects when made (provided such breach has not been cured within thirty Business Days following receipt by the Company of notice of the breach) or on and as of the Effective Time as if made on and as of the Effective Time, except that those representations and warranties which address matters only as of a particular date shall remain true in all material respects as of such date, or (iv) any representation or warranty of any ML Entity contained in the ML Agreement shall not be true in all material respects when made (provided such breach has not been cured within thirty Business Days following receipt by such ML Entity of notice of the breach) or on and as of the Effective Time as if made on and as of the Effective Time, except that those representations and warranties which address matters only as of a particular date shall remain true in all material respects as of such date.

  9.4. Termination by the Company. This Agreement may be terminated (upon notice from the Company to RSI) and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of the Shares, by action of the Board of Directors of the Company, if (i) RSI or Merger Sub shall have failed to comply in any material respect with any of the covenants, conditions or agreements contained in this Agreement to be complied with or performed by RSI or Merger Sub at or prior to such date of termination, which failure to comply has not been cured with thirty Business Days following receipt by the breaching party of notice of such failure to comply, or (ii) any representation or warranty of RSI or Merger Sub contained in this Agreement shall not be true in all material respects when made (provided such breach has not been cured within thirty Business Days following receipt by the breaching party of notice of the breach) or on and as of the Effective Time as if made on and as of the Effective Time, except that those representations and warranties which address matters only as of a particular date shall remain true in all material respects as of such date. Notwithstanding anything to the contrary contained in this Section 9.4, the Company may terminate this Agreement if, (x) as permitted pursuant to the proviso to Section 7.5, RSI has refused to consent to any divestiture, hold separate or similar transaction on the part of the Company, or RSI refuses to take or commit to take any action referred to in such proviso, in each case that is required, in the reasonable opinion of the Company, for the consummation of the transactions contemplated by this Agreement, and (y) RSI has failed to make such consent or to take or commit to be taken such action, within ten Business Days following receipt by RSI of notice of the Company's intention to terminate this Agreement on that basis.

  9.5. Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article IX, no party hereto (or any of its directors or officers) shall have any liability or further obligation under this Agreement, except the obligations of the parties pursuant to Sections 7.6(b) and (c), 7.12, 10.1, 10.2, 10.4, 10.5, 10.6, 10.7,
10.9, 10.10, 10.11, 10.12 and 10.13, except that nothing herein will relieve any party from liability for any wilful breach of any of its representations and warranties, covenants or other agreements set forth in this Agreement; provided, however, that the failure of RSI or the Company to close the transactions contemplated by the Commitment Letter shall not be deemed to be a wilful breach of any of its representations and warranties, covenants or other agreements set forth in this Agreement; provided, further, however, that the payment by RSI of the amounts referred to in Section 10.1(b) shall be liquidated damages and following the payment of such amounts, RSI shall have no liability or further obligation under this Agreement except pursuant to
Section 7.6(c), 7.12, 10.1, 10.2, 10.4, 10.5, 10.6, 10.7, 10.9, 10.10, 10.11,
10.12 and 10.13.

                                   ARTICLE X

                           MISCELLANEOUS AND GENERAL

  10.1. Expenses. (a) Except as set forth in this Section 10.1, each party shall bear its own Expenses, except that in the event of a dispute concerning the terms or enforcement of this Agreement, the prevailing party in any such dispute shall be entitled to reimbursement of reasonable legal fees and disbursements from the other party or parties to such dispute.

  (b) RSI agrees that if (i) an RSI Alternative Proposal shall have been publicly announced or sent to holders of RSI Common Shares after the date of this Agreement and prior to the RSI Stockholders Meeting, and (ii) the issuance of the RSI Common Shares in connection with the Merger shall not have been approved by the requisite holders of RSI Common Shares in accordance with the rules of the NYSE at the RSI Stockholders Meeting and (iii) within 12 months of the date on which such meeting is held a definitive agreement with respect to such RSI Alternative Proposal is executed by RSI, then simultaneous with the execution of such definitive agreement, unless RSI shall have properly terminated this Agreement pursuant to Section 9.2(a) or (b), or
Section 9.3, RSI shall pay to the Company an amount equal to $4,500,000 plus all Expenses (not to exceed $1,000,000) incurred by the Company.

  10.2. Notices, Etc. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by telecopy and confirmed by return telecopy, or seven days after being mailed by first-class mail, postage prepaid and return receipt requested in each case to the applicable addresses set forth below:

  If to the Company:

    US Foodservice Inc.
    1065 Highway 315
    Crosscreek Pointe
    Wilkes-Barre, PA 18702
    Attn: Frank H. Bevevino, Chairman of the Board
          and Chief Executive Officer
    Telecopy: (717) 822-0909

    with a copy to:

    Philip H. Werner, Esq.

    Morgan, Lewis & Bockius LLP
    101 Park Avenue
    New York, NY 10178
    Telecopy: (212) 309-6273

  If to RSI:

    Rykoff-Sexton, Inc.
    1050 Warrenville Road
    Lisle, IL 60532-5201
    Attn: Mark Van Stekelenburg, Chairman,
          President and Chief Executive
          Officer
    Telecopy: (708) 971-6588

    with a copy to:

    Elizabeth C. Kitslaar, Esq.
    Jones, Day, Reavis & Pogue
    77 W. Wacker
    Chicago, IL 60601-1692
    Telecopy: (312) 782-8585

or to such other address as such party shall have designated by notice so given to each other party.

  10.3. Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified except by an instrument in writing signed by all the parties hereto. This Agreement may be amended by the parties hereto, by action taken by their respective Board of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company, Merger Sub and RSI, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval.

  10.4. No Assignment. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns; provided that, except as otherwise expressly set forth in this Agreement, neither the rights nor the obligations of any party may be assigned or delegated without the prior written consent of the other party.

  10.5. Entire Agreement. This Agreement (together with the ML Agreement, the Exhibits and Schedules hereto and thereto, the Company Disclosure Statement, the RSI Disclosure Statement and the Confidentiality Agreements dated as of November 20, 1995 and December 11, 1995, between RSI and the Company) embodies the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. There are no representations, warranties or covenants by the parties hereto relating to such subject matter other than those expressly set forth in this Agreement (including the Company Disclosure Statement and the RSI Disclosure Statement) and any writings expressly required hereby.

  10.6. Specific Performance. The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

  10.7. Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

  10.8. No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

  10.9. No Third Party Beneficiaries. Except as provided in Sections 7.13,
7.14 and 7.16, the provisions of which may be enforced by the intended beneficiaries thereof, this Agreement is not intended to be for the benefit of and shall not be enforceable by any Person who or which is not a party hereto.

  10.10. Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 10.10 and shall not be deemed to be a general submission to the jurisdiction of said Court other than for such purpose. RSI and the Company hereby waive any right to a trial by jury in connection with any such action, suit or proceeding.

  10.11. Governing Law. This Agreement and all disputes hereunder shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to principles of conflict of laws that would apply the laws of any other jurisdiction.

  10.12. Name, Captions, Etc. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. Unless otherwise specified,
(a) the terms "hereof", "herein" and similar terms refer to this Agreement as a whole and (b) references herein to Articles or Sections refer to articles or sections of this Agreement.

  10.13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

  10.14. Knowledge. The term "knowledge" or "best knowledge" and any derivatives thereof when applied to any party to this Agreement shall refer only to the actual knowledge of that party (or in the case of a corporation, partnership or other entity, the actual knowledge of its executive officers), but no information known by any other employee, or any attorney, accountant or other representative, of such party shall be imputed to such party.

  10.15. Nonsurvival of Representations and Warranties. All representations and warranties and agreements in this Agreement or in any certificate delivered pursuant to this Agreement (a) shall be deemed to the extent expressly provided herein to be conditions to the Merger and (b) shall not survive the Merger, provided, however, that the agreements contained in
Article IV, this Article X and Sections 7.13, 7.14 and 7.16 shall survive the Merger and Section 9.5 shall survive termination.

  10.16. No Other Representations and Warranties. Without limiting the generality of Section 10.5, each party agrees that neither it nor any Affiliate or stockholder thereof, nor any of their respective partners, officers, directors, employees or representatives makes, has made or shall be deemed to have made, any representation or warranty, express or implied, to any other party or to any Affiliate or stockholder thereof or any of their respective partners, officers, directors, employees or representatives with respect to (a) the execution and delivery of this Agreement or the transactions contemplated hereby; (b) any financial projections heretofore or hereafter delivered to or made available to any such Persons or their counsel, accountants, advisors, representatives or Affiliates, and agrees that it has not and will not rely on such financial projections in connection with its evaluation of any other party or the Merger; or (c) any information, statement or document heretofore or hereafter delivered to or made available to any such Persons or their counsel, accountants, advisors, representatives or Affiliates with respect to any other party or the businesses, operations or affairs of any other party, except (with respect to clauses (a) and (c) only), to the extent and as expressly covered by a representation and warranty contained in Articles V or VI hereof or contained in the ML Agreement or the other agreements expressly referred to herein or therein.

  IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties set forth below.

                                          US Foodservice Inc.

                                                   /s/ Frank H. Bevevino
                                          By: _________________________________
                                            Name: Frank H. Bevevino
                                            Title:Chairman and Chief
                                                  Executive Officer

                                          Rykoff-Sexton, Inc.

                                                 /s/ Mark Van Stekelenburg
                                          By: _________________________________
                                            Name: Mark Van Stekelenburg
                                            Title:Chairman, President and
                                                  Chief Executive Officer

                                          USF Acquisition Corporation

                                                 /s/ Mark Van Stekelenburg
                                          By: _________________________________
                                            Name: Mark Van Stekelenburg
                                            Title:President

- --------------------------------------------------------------------------------
           Goldman, Sachs & Co. | 85 Broad Street | New York, New York 10004
           Tel: 212-902-1000

                                                       APPENDIX B

                                                   [LOGO OF GOLDMAN SACHS]

- --------------------------------------------------------------------------------

          , 1996

Board of Directors
Rykoff-Sexton, Inc.
1050 Warrenville Road
Lisle, IL 60532

Gentlemen:

You have requested our opinion as to the fairness to Rykoff-Sexton, Inc. (the "Company") of the aggregate number of shares of the Common Stock, par value $.10 per share (the "Shares"), of the Company to be paid as consideration (the "Common Stock Consideration") for the outstanding Common Stock, par value $.01 per share ("US Foodservice Common Stock"), of US Foodservice Inc. ("US Foodservice") pursuant to the merger (the "Merger") contemplated by the Agreement and Plan of Merger dated as of February 2, 1996 among the Company, USF Acquisition Corporation, a wholly-owned subsidiary of the Company, and US Foodservice (the "Agreement"). Pursuant to the Agreement, the aggregate number of shares to be included in the Common Stock Consideration will be determined by reference to the ratio (the "Exchange Ratio") of Shares to be paid by the Company for each issued and outstanding share of US Foodservice Common Stock. The Exchange Ratio will be determined by dividing $25.00 by the average of the closing prices of the Shares as reported in the New York Stock Exchange Composite Tape during the period of the twenty most recent trading days ending on the third business day prior to the Merger, provided that in no event will the Exchange Ratio be less than 1.244 or greater than 1.457.

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with the Agreement.

In connection with this opinion, we have reviewed, among other things, the Agreement; the Registration Statement on Form S-4, including the Proxy Statement/Prospectus relating to the Special Meeting of Stockholders of the Company to be held in connection with the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended April 30, 1995; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; audited financial statements of US Foodservice for the three fiscal years ended December 30, 1995 and the twenty-seven weeks ended

Rykoff-Sexton, Inc.
          , 1996
Page Two

January 2, 1993; certain internal financial analyses and forecasts for the Company and US Foodservice prepared by their respective managements; and certain internal forecasts for the Company and US Foodservice on a combined basis, after giving effect to the Merger, prepared by management of the Company and US Foodservice. We also have held discussions with members of the senior managements of the Company and US Foodservice regarding the past and current business operations, financial condition, future prospects of their respective companies and the potential future prospects of their respective companies on a combined basis, after giving effect to the Merger. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the food service distribution industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion. In that regard, we have relied on the managements of the Company and US Foodservice as to the reasonableness and achievability of the financial and operating forecasts (and the assumptions and bases therefore) provided to us, and with your consent we have assumed that such forecasts, including without limitation projected cost savings and operating synergies resulting from the Merger, reflect the best currently available estimates and judgments of such respective managements and that such projections and forecasts will be realized in the amounts and time periods currently estimated by the managements of the Company and US Foodservice. Further, in our evaluation of the fairness of the Common Stock Consideration, we have assumed, with your permission, that the consummation of the Merger will not result in a change of control of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or US Foodservice or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Common Stock Consideration to be paid by the Company pursuant to the Agreement is fair to the Company.

Very truly yours,


- -----------------------
GOLDMAN, SACHS & CO.

                                  APPENDIX C

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

  262 Appraisal Rights--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to subsection (g) of (S) 251), 252, 254, 257, 258, 263 or 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares of fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S) 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the County of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholder entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expense incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                       APPENDIX TO THE ELECTRONIC FILING

PROXY

                              RYKOFF-SEXTON, INC.
                             1050 WARRENVILLE ROAD
                          LISLE, ILLINOIS 60532-5201

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

 The undersigned hereby appoints Mark Van Stekelenburg, Robert J. Harter, Jr. and Richard J. Martin as proxies, each with the power to appoint his substi-tute, and hereby authorizes each of them to represent and vote, as designated on the other side, all the shares of Common Stock of Rykoff-Sexton, Inc. held of record by the undersigned on April 2, 1996, at the Special Meeting of Stockholders of Rykoff-Sexton, Inc. to be held at One Sexton Drive, Glendale Heights, Illinois on May 8, 1996, at 10:00 a.m. local time, and any adjourn-ments or postponements thereof.

      (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

Please mark your votes as indicated in this example  [X]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

1. Proposal to approve the issuance of shares of Common Stock of Rykoff-
   Sexton, Inc., par value $.10 per share, in connection with an Agreement and Plan of Merger, dated February 2, 1996, among Rykoff-Sexton, Inc., US Foodservice Inc. and USF Acquisition Corporation, a wholly-owned subsidiary of Rykoff-Sexton, Inc., the provisions of which are described in the enclosed Proxy Statement/Prospectus.

   FOR    AGAINST    ABSTAIN
   [_]      [_]        [_]

2. In their discretion, the Proxies are authorized to transact such other matters as may arise relating to the conduct of the Special Meeting of Stockholders of Rykoff-Sexton, Inc. or any adjournments or postponements thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, AND IN THE DISCRETION OF THE PROXIES ON THE MATTERS DESCRIBED IN PROPOSAL 2.

Do you plan to attend this meeting?  YES   NO
                                     [_]   [_]

PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature(s) ___________________________    Date ______________________________
NOTE: Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign the partnership's name by an authorized person.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law Provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action"), or if they acted in good faith in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

  Rykoff-Sexton's Certificate of Incorporation, as amended, requires that Rykoff-Sexton provide for indemnification of directors, officers, employees and agents (each an "Indemnified Party") of Rykoff-Sexton to the fullest extent permitted by Delaware law. Rykoff-Sexton will indemnify any Indemnified Party who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in right of such corporation), by reason of the fact that such person is or was a director or officer of Rykoff-Sexton or for serving at the request of Rykoff-Sexton as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. Delaware law further provides for the indemnification of its directors and officers in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the director or officer is adjudged to be liable to the corporation. Any indemnification must be authorized based on a determination that the indemnification is proper as the applicable standard of conduct has been met by the Indemnified Party. Such determination will be made by a majority vote of a quorum of the Board consisting of directors not a party to the suit, action, or proceeding, by a written opinion of independent legal counsel or by the stockholders. Expenses incurred by an officer or director may be paid by Rykoff-Sexton in advance of the final disposition of an action, suit or proceeding upon the undertaking of such person to repay Rykoff-Sexton any amount it is ultimately determined that he or she is not entitled to receive indemnity.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.

  (a) The following exhibits, as required by Item 601 of Regulation S-K, are filed as part of this Registration Statement:

   EXHIBIT
     NO.                                   DESCRIPTION
   -------                                 -----------
    2.1     Agreement and Plan of Merger dated February 2, 1996 among Rykoff-Sexton,
             Inc., USF Acquisition Corporation and US Foodservice Inc. (included as
             Appendix A to the Prospectus/Proxy Statement that is part of this
             Registration Statement)(1)
    3.1     Restated Certificate of Incorporation of Rykoff-Sexton, Inc., as amended
             (incorporated by reference from Rykoff-Sexton, Inc.'s Report on Form 10-K for the fiscal year ended May 1, 1993, as amended)
    3.2     Certificate of Correction
    3.3     Amended and Restated By-Laws of Rykoff-Sexton, Inc.
    4.1     Specimen of Certificate representing Rykoff-Sexton, Inc. Common Stock,
             $.10 par value
    4.2     Indenture, dated as of November l, 1993, between Rykoff-Sexton, Inc. and
             Norwest Bank Minnesota, N.A., as trustee (incorporated by reference from
             Rykoff-Sexton, Inc.'s Report on Form 10-Q for the quarter ended October
             30, 1993)
    4.3     Rights Agreement, dated as of December 8, 1986, by Rykoff-Sexton, Inc. and
             Bank of America National Trust & Savings Association (incorporated by reference from Rykoff-Sexton, Inc.'s Report on Form 10-Q for the quarter ended May 1, 1993, as amended)
    4.3.1   Amendment to Rights Agreement, dated as of October 5, 1989, by Rykoff-
             Sexton, Inc. and Bank of America National Trust & Savings Association
             (incorporated by reference from Rykoff-Sexton, Inc.'s Report on Form 10-Q for the quarter ended October 30, 1993)
    4.3.2   Second Amendment to Rights Agreement, dated as of December 4, 1995, by
             Rykoff-Sexton, Inc. and Chemical Trust Company of California
    4.3.3   Third Amendment to Rights Agreement, dated as of January 31, 1996, by
             Rykoff-Sexton, Inc. and Chemical Bank
    4.4     Form of Common Stock Purchase Warrant expiring September 30, 2005
    5.1     Legal opinion of Jones, Day, Reavis & Pogue with respect to the securities registered hereby
    8.1     Legal opinion of Jones, Day, Reavis & Pogue with respect to certain tax matters
    10.1    1980 Stock Option Plan (incorporated by reference from Rykoff-Sexton,
             Inc.'s Report on Form 10-K for the fiscal year ended May 1, 1993, as amended)
    10.1.1  Form of Incentive Stock Option Agreement
    10.2    1988 Stock Option and Compensation Plan, as amended on September 13, 1991
             (incorporated by reference from Rykoff-Sexton, Inc.'s Report on Form 10-K for the fiscal year ended May 1, 1993, as amended)
    10.2.1  Form of Restricted Stock Agreement (incorporated by reference from Rykoff-
             Sexton, Inc.'s Report on Form 10-K for the fiscal year ended May 1, 1993, as amended)
    10.2.2  Form of Non-Qualified Stock Option Agreement (incorporated by reference from Rykoff-Sexton, Inc.'s Report on Form 10-K for the fiscal year ended
             May l, 1993, as amended)

- --------
(1) Rykoff-Sexton, Inc. agrees to furnish supplementally a copy of any omitted schedule or similar attachment to the Commission upon its request.

   EXHIBIT
     NO.                                   DESCRIPTION
   -------                                 -----------
    10.2.3  Form of Converging Non-Qualified Stock Option Agreement (incorporated by reference from Rykoff-Sexton, Inc.'s Report on Form 10-K for the fiscal year ended May l, 1993, as amended)
    10.2.4  Form of Performance Share Plan Agreement
    10.3    Rykoff-Sexton, Inc. 1989 Director Stock Option Plan (incorporated by reference from Rykoff-Sexton, Inc.'s Report on Form 10-K for the fiscal year ended April 28, 1990, Commission File No. 0-7380)
    10.3.1  Form of Non-Qualified Stock Option Agreement
    10.4    Rykoff-Sexton, Inc. 1993 Director Stock Option (incorporated by reference from Rykoff-Sexton, Inc.'s Report on Form 10-Q for the quarter ended
             October 30, 1993)
    10.4.1  First Amendment to the Rykoff-Sexton, Inc. 1993 Director Stock Option Plan
    10.4.2  Form of Non-Qualified Stock Option Agreement
    10.5    1995 Key Employees Stock Option and Compensation Plan
    10.6    Rykoff-Sexton, Inc. Convertible Award Plan (Officer and Key Employee
             Edition)
    10.7    Rykoff-Sexton, Inc. Convertible Award Plan (Director Edition)
    10.8    The Management Stock Option Plan of WS Holdings Corporation
    10.8.1  Form of Normal Option Agreement
    10.8.2  Form of Performance Option Agreement
    10.8.3  Form of WS Holdings Option Agreement Amendment Agreement
    10.9    US Foodservice Inc. 1992 Stock Option Plan
    10.9.1  Form of Normal Option Agreement
    10.9.2  Form of Performance Option Agreement
    10.10   US Foodservice Inc. 1993 Stock Option Plan
    10.10.1 Form of Normal Option Agreement
    10.11   Amended and Restated Employment Agreement dated as of February 2, 1996 between Mark Van Stekelenburg and Rykoff-Sexton, Inc.
    10.12   Letter Agreement between Harold E. Feather and Rykoff-Sexton, Inc. as of
             June 20, 1994 (incorporated by reference from Rykoff-Sexton, Inc.'s
             Report on Form 10-K for the fiscal year ended April 30, 1994)
    10.13   Letter Agreement dated July 18, 1994 between Harold E. Feather and Rykoff-
             Sexton, Inc.
    10.14   Letter Agreement dated December 10, 1993 between Rykoff-Sexton, Inc. and
             Donald E. Willis, Jr.
    10.15   Form of Employment Agreement between Frank H. Bevevino and Rykoff-Sexton,
             Inc.
    10.16   Form of Employment Agreement between Thomas G. McMullen and Rykoff-Sexton,
             Inc.
    10.17   Form of Employment Agreement between David F. McAnally and Rykoff-Sexton,
             Inc.
    10.18   Second Amended and Restated Change in Control Agreement dated as of
             February 1, 1996 by Mark Van Stekelenburg and Rykoff-Sexton, Inc.
    10.19   Form of Amended and Restated Change in Control Agreement, dated as of
             February 2, 1996 for Harold E. Feather, Alan V. Giuliani, Robert J.
             Harter, Jr. and Richard J. Martin
    10.20   Form of Change in Control Agreements for Victor B. Chavez and Thomas R.
             Rykoff (incorporated by reference from Rykoff-Sexton, Inc.'s Report on
             10-K for the fiscal year ended April 28, 1990, Commission File No. 0-7380)

   EXHIBIT
     NO.                                   DESCRIPTION
   -------                                 -----------
    10.21   Change in Control Agreement, dated December 11, 1989, by Rykoff-Sexton,
             Inc. and Chris G. Adams (incorporated by reference from Rykoff-Sexton,
             Inc.'s Report on Form 10-K for the fiscal year ended April 28, 1990,
             Commission File No. 0-7380)
    10.22   Change in Control Agreement, dated June 22, 1992, by Rykoff-Sexton, Inc.
             and Andre Mills
    10.23   Form of Indemnity Agreement (incorporated by reference from Rykoff-Sexton,
             Inc.'s Report on Form 10-K for the fiscal year ended May 1, 1993, as amended)
    10.24   Rykoff-Sexton, Inc. Supplemental Executive Retirement Plan for Mark Van
             Stekelenburg as of July 20, 1994, as amended June 19, 1995
    10.25   Form of Amended and Restated Supplemental Executive Retirement Plans for
             Robert J. Harter, Jr., Harold E. Feather, Richard J. Martin, Alan V.
             Giuliani and Donald E. Willis, Jr.
    10.26   Form of Severance Agreement dated as of February 2, 1996 for Harold E.
             Feather, Alan V. Giuliani, Robert J. Harter, Jr. and Richard Martin
    10.27   Deferred Compensation Plan Master Plan Document
    10.28   Amendment to Rykoff-Sexton, Inc. Deferred Compensation Plan
    10.29   Rykoff-Sexton, Inc. Master Trust Document for Executive Deferral Plans
    10.30   Amendment to Rykoff-Sexton, Inc. Master Trust Document
    10.31   Junior Demand Promissory Note dated March 31, 1995 by Mark Van
             Stekelenburg and Mirjam Van Stekelenburg (incorporated by reference from
             Rykoff-Sexton, Inc.'s Report on Form 10-K for the fiscal year ended April
             29, 1995)
    10.32   Form of Fiduciary Indemnity Agreement (incorporated by reference from
             Rykoff-Sexton, Inc.'s Report on Form 10-K for the fiscal year ended May
             l, 1993, as amended)
    10.33   Participation Agreement, entered into among Rykoff-Sexton, Inc., as Lessee
             ("Lessee"),
             Tone Brothers, Inc., as Sublessee ("Sublessee"), BAS Leasing & Capital
             Corporation, as Agent ("Agent"), and BA Leasing & Capital Corporation,
             Manufacturers Bank and Pitney Bowes Credit Corporation, as Lessors (the
             "Lessors"), dated as of April 29, 1994 (incorporated by reference from
             Rykoff-Sexton, Inc.'s Report on Form 10-K for the fiscal year ended April
             30, 1994)
    10.33.1 Lease Intended as Security, among Lessee, Agent and the Lessors, dated as of April 29, 1994 (incorporated by reference from Rykoff-Sexton, Inc.'s
             Report on Form 10-K for the fiscal year ended April 30, 1994)
    10.33.2 Sublease, between Lessee and Sublessee, dated as of April 29, 1994
             (incorporated by reference from Rykoff-Sexton, Inc.'s Report on Form 10-K for the fiscal year ended April 30, 1994)
    10.33.3 Lease supplement, among Lessee and the Lessors, dated as of April 29, 1994
             (incorporated by reference from Rykoff-Sexton, Inc.'s Report on Form 10-K for the fiscal year ended April 29, 1995)
    10.33.4 Lease supplement, among Lessee and the Lessors, dated as of January 27,
             1995 (incorporated by reference from Rykoff-Sexton, Inc.'s Report on Form
             10-K for the fiscal year ended April 29, 1995)
    10.33.5 Lease supplement, among Lessee and the Lessors, dated as of April 18, 1995
             (incorporated by reference from Rykoff-Sexton, Inc.'s Report on Form 10-K for the fiscal year ended April 29, 1995)

   EXHIBIT
     NO.                                   DESCRIPTION
   -------                                 -----------
    10.34   Stock Purchase Agreement dated September 8, 1994 by Rykoff-Sexton, Inc.,
             Tone Brothers and Burns Philip Food Inc. (incorporated by reference from
             Rykoff-Sexton, Inc.'s Report on Form 8-K dated October 27, 1994)
    10.35   USFAR Master Trust Amended and Restated Pooling and Servicing Agreement,
             dated October 27, 1994 among USFAR Inc., US Foodservice Inc., the servicers named therein and Chemical Bank, as Trustee on behalf of the
             Certificateholders (the "Pooling and Servicing Agreement")
    10.36   Series 1994-1 Supplement to the Amended and Restated Pooling and Servicing
             Agreement, dated October 27, 1994 (the "Series 1994-1 Supplement")
    10.37   Amended and Restated Receivables Purchase Agreement, dated as of October
             27, 1994, among US Foodservice Inc., the subsidiaries of US Foodservice
             Inc. named therein, and USFAR Inc. (the "Receivables Purchase Agreement")
    10.38   Modification No. 1 as of June 23, 1995 to the Pooling and Servicing
             Agreement, Series 1994-1 Supplement and Receivables Purchase Agreement
    10.39   Modification No. 2 dated as of June 26, 1995 to the Pooling and Servicing
             Agreement, Series 1994-1 Supplement and the Receivables Purchase
             Agreement
    10.40   Commitment Agreement dated as of August 10, 1992 between BRB Holdings,
             Inc. and its subsidiaries and Sara Lee Corporation
    10.41   Amendment Number One to BRB Holdings Commitment Agreement dated as of
             September 27, 1995 by Sara Lee Corporation and BRB Holdings, Inc. and
             guaranteed by US Foodservice Inc.
    10.42   Commitment Agreement dated as of August 10, 1992 between WS Holdings
             Corporation and its subsidiaries and Sara Lee Corporation
    10.43   Amendment Number One to WS Holdings Commitment Agreement dated as of
             September 27, 1995 by Sara Lee Corporation and WS Holdings Corporation
             and guaranteed by US Foodservice Inc.
    10.44   Agreement of Lease, dated February 28, 1996, by Paul-Francis Realty, L.P.
             and US Foodservice Inc.
    10.45   Agreement dated as of February 2, 1996 by and among Rykoff-Sexton, Inc.
             and the persons set forth on the signature pages thereto
    10.46   Form of Registration Rights Agreement by Rykoff-Sexton, Inc. and the other signatories listed on the signature pages thereto
    10.47   Form of Standstill Agreement by Rykoff-Sexton, Inc. and the persons set forth on the signature pages thereto
    10.48   Form of Tax Agreement by Rykoff-Sexton, Inc. and the persons listed on the signature pages thereof
    21.1    Subsidiaries of Rykoff-Sexton, Inc. (incorporated by reference from
             Rykoff-Sexton, Inc.'s Report on Form 10-K for the fiscal year ended April
             29, 1995)
    23.1    Consents of Arthur Andersen LLP
    23.2    Consents of Jones, Day, Reavis & Pogue (contained in its opinions filed as
             Exhibits 5.1 and 8.1)
    24.1    Power of Attorney of Rykoff-Sexton, Inc.
    24.2    Power of Attorney of Mark Van Stekelenburg
    24.3    Power of Attorney of James I. Maslon
    24.4    Power of Attorney of James P. Miscoll
    24.5    Power of Attorney of Neil I. Sell
    24.6    Power of Attorney of Bernard Sweet
    24.7    Power of Attorney of Jan W. Jeurgens
    24.8    Power of Attorney of Richard J. Martin
    99.1    Consent of Frank H. Bevevino

  All other exhibits have been omitted since the required information is not present or not present in amounts sufficient to require submission of the exhibit, or because the information required is included in the consolidated financial statements or the notes thereto.

  (b) Financial Statement Schedules:

  The following Report and Financial Statement Schedules of US Foodservice Inc. for the years ended December 31, 1994 and December 31, 1995 are included herein:

    1. Report of Independent Public Accountants on Consolidated Financial Statement Schedules

    2. Schedule II--Valuation and Qualifying Accounts

  (c) The opinion of Goldman, Sachs & Co. (filed herewith as Appendix B to the Proxy Statement/Prospectus)

ITEM 22. UNDERTAKINGS.

  (a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such offering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (d) The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statements through the date of responding to the request.

  (f) The undersigned Registrant hereby undertakes to supply by a means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL THE REQUIREMENTS FOR FILING ON FORM S-4 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON BEHALF OF THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN LISLE, ILLINOIS, ON APRIL 2, 1996.

                                          Rykoff-Sexton, Inc.

                                               /s/ Mark Van Stekelenburg
                                          By: _________________________________
                                                   Mark Van Stekelenburg
                                               President, Chairman and Chief
                                                     Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
   /s/ Mark Van Stekelenburg         President, Chairman and         April 2, 1996
____________________________________   Chief Executive Officer of
       Mark Van Stekelenburg           Rykoff-Sexton, Inc. and
                                       Director (Principal
                                       Executive Officer)

     /s/ Richard J. Martin           Senior Vice President and       April 2, 1996
____________________________________   Chief Financial Officer
         Richard J. Martin             (Principal Financial
                                       Officer and Principal
                                       Accounting Officer)

                 *                   Director                        April 2, 1996
____________________________________
            Neil I. Sell

                 *                   Director                        April 2, 1996
____________________________________
          Jan W. Jeurgens

                 *                   Director                        April 2, 1996
____________________________________
          James P. Miscoll

                 *                   Director                        April 2, 1996
____________________________________
          James I. Maslon

                 *                   Director                        April 2, 1996
____________________________________
           Bernard Sweet


*The undersigned by signing his name hereunto has hereby signed this Registration Statement on behalf of the above-named officers and directors, on April 2, 1996, pursuant to a power of attorney executed on behalf of each such director and officer and filed with the Securities and Exchange Commission.

      /s/ Richard J. Martin
By: _________________________________
          Richard J. Martin,
           Attorney-in-fact

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To US Foodservice Inc.

  We have audited in accordance with generally accepted auditing standards, the consolidated balance sheets as of December 31, 1994 and December 30, 1995 and the consolidated statements of operations, mandatory redeemable preferred stock and stockholders' equity (deficit) and cash flows for the fiscal years ended January 1, 1994, December 31, 1994 and December 30, 1995 of US Foodservice Inc. included in this Registration Statement and have issued our report thereon dated March 1, 1996. Our audits were made for the purpose of forming an opinion on those statements taken as a whole. The schedule listed in Item 21(b) is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basis financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Philadelphia, PA.,
 March 1, 1996

                     US FOODSERVICE INC. AND SUBSIDIARIES

                SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                (IN THOUSANDS)

                         BALANCE AT CHARGED TO CHARGE TO              BALANCE AT
                         BEGINNING  COSTS AND    OTHER                  END OF
                         OF PERIOD   EXPENSES   ACCOUNT   OTHER         PERIOD
                         ---------- ---------- --------- --------     ----------
Fiscal Year Ended
 December 30, 1995:
  Allowance for doubtful
   accounts.............  $ 3,805     $3,380     $--     $ (3,381)(1)  $ 3,804
                          -------     ------     ----    --------      -------
  Valuation allowance
   for deferred income
   taxes................  $   565     $  --      $--     $  1,222 (3)  $ 1,787
                          =======     ======     ====    ========      =======
Fiscal Year Ended
 December 31, 1994:
  Allowance for doubtful
   accounts.............  $ 3,605     $2,670     $--     $ (2,470)(1)  $ 3,805
                          -------     ------     ----    --------      -------
  Valuation allowance
   for deferred income
   taxes................  $10,889     $  --      $--     $(10,324)(2)  $   565
                          =======     ======     ====    ========      =======
Fiscal Year Ended
 January 1, 1994:
  Allowance for doubtful
   accounts.............  $ 2,664     $4,441     $--     $ (3,500)(1)  $ 3,605
                          -------     ------     ----    --------      -------
  Valuation allowance
   for deferred income
   taxes................  $ 2,100     $8,789     $--     $    --       $10,889
                          =======     ======     ====    ========      =======

- --------
(1) Uncollectible accounts written off, net of recoveries
(2) Reversal of valuation allowances due to realization of deferred tax assets to which the allowances related
(3) Amount represents valuation allowance recorded in 1995 against previously unrecorded deferred tax assets which were recorded in 1995

                                 EXHIBIT INDEX

   EXHIBIT
     NO.                                   DESCRIPTION
   -------                                 -----------
    2.1     Agreement and Plan of Merger dated February 2, 1996 among Rykoff-Sexton,
             Inc., USF Acquisition Corporation and US Foodservice Inc. (included as
             Appendix A to the Prospectus/Proxy Statement that is part of this
             Registration Statement)(1)
    3.1     Restated Certificate of Incorporation of Rykoff-Sexton, Inc., as amended
             (incorporated by reference from Rykoff-Sexton, Inc.'s Report on Form 10-K for the fiscal year ended May 1, 1993, as amended)
    3.2     Certificate of Correction
    3.3     Amended and Restated By-Laws of Rykoff-Sexton, Inc.
    4.1     Specimen of Certificate representing Rykoff-Sexton, Inc. Common Stock,
             $.10 par value
    4.2     Indenture, dated as of November l, 1993, between Rykoff-Sexton, Inc. and
             Norwest Bank Minnesota, N.A., as trustee (incorporated by reference from
             Rykoff-Sexton, Inc.'s Report on Form 10-Q for the quarter ended October
             30, 1993)
    4.3     Rights Agreement, dated as of December 8, 1986, by Rykoff-Sexton, Inc. and
             Bank of America National Trust & Savings Association (incorporated by reference from Rykoff-Sexton, Inc.'s Report on Form 10-Q for the quarter ended May 1, 1993, as amended)
    4.3.1   Amendment to Rights Agreement, dated as of October 5, 1989, by Rykoff-
             Sexton, Inc. and Bank of America National Trust & Savings Association
             (incorporated by reference from Rykoff-Sexton, Inc.'s Report on Form 10-Q for the quarter ended October 30, 1993)
    4.3.2   Second Amendment to Rights Agreement, dated as of December 4, 1995, by
             Rykoff-Sexton, Inc. and Chemical Trust Company of California
    4.3.3   Third Amendment to Rights Agreement, dated as of January 31, 1996, by
             Rykoff-Sexton, Inc. and Chemical Bank
    4.4     Form of Common Stock Purchase Warrant expiring September 30, 2005
    5.1     Legal opinion of Jones, Day, Reavis & Pogue with respect to the securities registered hereby
    8.1     Legal opinion of Jones, Day, Reavis & Pogue with respect to certain tax matters
    10.1    1980 Stock Option Plan (incorporated by reference from Rykoff-Sexton,
             Inc.'s Report on Form 10-K for the fiscal year ended May 1, 1993, as amended)
    10.1.1  Form of Incentive Stock Option Agreement
    10.2    1988 Stock Option and Compensation Plan, as amended on September 13, 1991
             (incorporated by reference from Rykoff-Sexton, Inc.'s Report on Form 10-K for the fiscal year ended May 1, 1993, as amended)
    10.2.1  Form of Restricted Stock Agreement (incorporated by reference from Rykoff-
             Sexton, Inc.'s Report on Form 10-K for the fiscal year ended May 1, 1993, as amended)
    10.2.2  Form of Non-Qualified Stock Option Agreement (incorporated by reference from Rykoff-Sexton, Inc.'s Report on Form 10-K for the fiscal year ended
             May l, 1993, as amended)
    10.2.3  Form of Converging Non-Qualified Stock Option Agreement (incorporated by reference from Rykoff-Sexton, Inc.'s Report on Form 10-K for the fiscal year ended May l, 1993, as amended)

- --------
(1) Rykoff-Sexton, Inc. agrees to furnish supplementally a copy of any omitted schedule or similar attachment to the Commission upon its request.

   EXHIBIT
     NO.                                   DESCRIPTION
   -------                                 -----------
    10.2.4  Form of Performance Share Plan Agreement
    10.3    Rykoff-Sexton, Inc. 1989 Director Stock Option Plan (incorporated by reference from Rykoff-Sexton, Inc.'s Report on Form 10-K for the fiscal year ended April 28, 1990, Commission File No. 0-7380)
    10.3.1  Form of Non-Qualified Stock Option Agreement
    10.4    Rykoff-Sexton, Inc. 1993 Director Stock Option (incorporated by reference from Rykoff-Sexton, Inc.'s Report on Form 10-Q for the quarter ended
             October 30, 1993)
    10.4.1  First Amendment to the Rykoff-Sexton, Inc. 1993 Director Stock Option Plan
    10.4.2  Form of Non-Qualified Stock Option Agreement
    10.5    1995 Key Employees Stock Option and Compensation Plan
    10.6    Rykoff-Sexton, Inc. Convertible Award Plan (Officer and Key Employee
             Edition)
    10.7    Rykoff-Sexton, Inc. Convertible Award Plan (Director Edition)
    10.8    The Management Stock Option Plan of WS Holdings Corporation
    10.8.1  Form of Normal Option Agreement
    10.8.2  Form of Performance Option Agreement
    10.8.3  Form of WS Holdings Option Agreement Amendment Agreement
    10.9    US Foodservice Inc. 1992 Stock Option Plan
    10.9.1  Form of Normal Option Agreement
    10.9.2  Form of Performance Option Agreement
    10.10   US Foodservice Inc. 1993 Stock Option Plan
    10.10.1 Form of Normal Option Agreement
    10.11   Amended and Restated Employment Agreement dated as of February 2, 1996 between Mark Van Stekelenburg and Rykoff-Sexton, Inc.
    10.12   Letter Agreement between Harold E. Feather and Rykoff-Sexton, Inc. as of
             June 20, 1994 (incorporated by reference from Rykoff-Sexton, Inc.'s
             Report on Form 10-K for the fiscal year ended April 30, 1994)
    10.13   Letter Agreement dated July 18, 1994 between Harold E. Feather and Rykoff-
             Sexton, Inc.
    10.14   Letter Agreement dated December 10, 1993 between Rykoff-Sexton, Inc. and
             Donald E. Willis, Jr.
    10.15   Form of Employment Agreement between Frank H. Bevevino and Rykoff-Sexton,
             Inc.
    10.16   Form of Employment Agreement between Thomas G. McMullen and Rykoff-Sexton,
             Inc.
    10.17   Form of Employment Agreement between David F. McAnally and Rykoff-Sexton,
             Inc.
    10.18   Second Amended and Restated Change in Control Agreement dated as of
             February 1, 1996 by Mark Van Stekelenburg and Rykoff-Sexton, Inc.
    10.19   Form of Amended and Restated Change in Control Agreement, dated as of
             February 2, 1996 for Harold E. Feather, Alan V. Giuliani, Robert J.
             Harter, Jr. and Richard J. Martin
    10.20   Form of Change in Control Agreements for Victor B. Chavez and Thomas R.
             Rykoff (incorporated by reference from Rykoff-Sexton, Inc.'s Report on
             10-K for the fiscal year ended April 28, 1990, Commission File No. 0-7380)
    10.21   Change in Control Agreement, dated December 11, 1989, by Rykoff-Sexton,
             Inc. and Chris G. Adams (incorporated by reference from Rykoff-Sexton,
             Inc.'s Report on Form 10-K for the fiscal year ended April 28, 1990,
             Commission File No. 0-7380)

   EXHIBIT
     NO.                                   DESCRIPTION
   -------                                 -----------
    10.22   Change in Control Agreement, dated June 22, 1992, by Rykoff-Sexton, Inc.
             and Andre Mills
    10.23   Form of Indemnity Agreement (incorporated by reference from Rykoff-Sexton,
             Inc.'s Report on Form 10-K for the fiscal year ended May 1, 1993, as amended)
    10.24   Rykoff-Sexton, Inc. Supplemental Executive Retirement Plan for Mark Van
             Stekelenburg as of July 20, 1994, as amended June 19, 1995
    10.25   Form of Amended and Restated Supplemental Executive Retirement Plans for
             Robert J. Harter, Jr., Harold E. Feather, Richard J. Martin, Alan V.
             Giuliani and Donald E. Willis, Jr.
    10.26   Form of Severance Agreement dated as of February 2, 1996 for Harold E.
             Feather, Alan V. Giuliani, Robert J. Harter, Jr. and Richard Martin
    10.27   Deferred Compensation Plan Master Plan Document
    10.28   Amendment to Rykoff-Sexton, Inc. Deferred Compensation Plan
    10.29   Rykoff-Sexton, Inc. Master Trust Document for Executive Deferral Plans
    10.30   Amendment to Rykoff-Sexton, Inc. Master Trust Document
    10.31   Junior Demand Promissory Note dated March 31, 1995 by Mark Van
             Stekelenburg and Mirjam Van Stekelenburg (incorporated by reference from
             Rykoff-Sexton, Inc.'s Report on Form 10-K for the fiscal year ended April
             29, 1995)
    10.32   Form of Fiduciary Indemnity Agreement (incorporated by reference from
             Rykoff-Sexton, Inc.'s Report on Form 10-K for the fiscal year ended May
             l, 1993, as amended)
    10.33   Participation Agreement, entered into among Rykoff-Sexton, Inc., as Lessee
             ("Lessee"),
             Tone Brothers, Inc., as Sublessee ("Sublessee"), BAS Leasing & Capital
             Corporation, as Agent ("Agent"), and BA Leasing & Capital Corporation,
             Manufacturers Bank and Pitney Bowes Credit Corporation, as Lessors (the
             "Lessors"), dated as of April 29, 1994 (incorporated by reference from
             Rykoff-Sexton, Inc.'s Report on Form 10-K for the fiscal year ended April
             30, 1994)
    10.33.1 Lease Intended as Security, among Lessee, Agent and the Lessors, dated as of April 29, 1994 (incorporated by reference from Rykoff-Sexton, Inc.'s
             Report on Form 10-K for the fiscal year ended April 30, 1994)
    10.33.2 Sublease, between Lessee and Sublessee, dated as of April 29, 1994
             (incorporated by reference from Rykoff-Sexton, Inc.'s Report on Form 10-K for the fiscal year ended April 30, 1994)
    10.33.3 Lease supplement, among Lessee and the Lessors, dated as of April 29, 1994
             (incorporated by reference from Rykoff-Sexton, Inc.'s Report on Form 10-K for the fiscal year ended April 29, 1995)
    10.33.4 Lease supplement, among Lessee and the Lessors, dated as of January 27,
             1995 (incorporated by reference from Rykoff-Sexton, Inc.'s Report on Form
             10-K for the fiscal year ended April 29, 1995)
    10.33.5 Lease supplement, among Lessee and the Lessors, dated as of April 18, 1995
             (incorporated by reference from Rykoff-Sexton, Inc.'s Report on Form 10-K for the fiscal year ended April 29, 1995)
    10.34   Stock Purchase Agreement dated September 8, 1994 by Rykoff-Sexton, Inc.,
             Tone Brothers and Burns Philip Food Inc. (incorporated by reference from
             Rykoff-Sexton, Inc.'s Report on Form 8-K dated October 27, 1994)

   EXHIBIT
     NO.                                   DESCRIPTION
   -------                                 -----------
    10.35   USFAR Master Trust Amended and Restated Pooling and Servicing Agreement,
             dated October 27, 1994 among USFAR Inc., US Foodservice Inc., the servicers named therein and Chemical Bank, as Trustee on behalf of the
             Certificateholders (the "Pooling and Servicing Agreement")
    10.36   Series 1994-1 Supplement to the Amended and Restated Pooling and Servicing
             Agreement, dated October 27, 1994 (the "Series 1994-1 Supplement")
    10.37   Amended and Restated Receivables Purchase Agreement, dated as of October
             27, 1994, among US Foodservice Inc., the subsidiaries of US Foodservice
             Inc. named therein, and USFAR Inc. (the "Receivables Purchase Agreement")
    10.38   Modification No. 1 as of June 23, 1995 to the Pooling and Servicing
             Agreement, Series 1994-1 Supplement and Receivables Purchase Agreement
    10.39   Modification No. 2 dated as of June 26, 1995 to the Pooling and Servicing
             Agreement, Series 1994-1 Supplement and the Receivables Purchase
             Agreement
    10.40   Commitment Agreement dated as of August 10, 1992 between BRB Holdings,
             Inc. and its subsidiaries and Sara Lee Corporation
    10.41   Amendment Number One to BRB Holdings Commitment Agreement dated as of
             September 27, 1995 by Sara Lee Corporation and BRB Holdings, Inc. and
             guaranteed by US Foodservice Inc.
    10.42   Commitment Agreement dated as of August 10, 1992 between WS Holdings
             Corporation and its subsidiaries and Sara Lee Corporation
    10.43   Amendment Number One to WS Holdings Commitment Agreement dated as of
             September 27, 1995 by Sara Lee Corporation and WS Holdings Corporation
             and guaranteed by US Foodservice Inc.
    10.44   Agreement of Lease, dated February 28, 1996, by Paul-Francis Realty, L.P.
             and US Foodservice Inc.
    10.45   Agreement dated as of February 2, 1996 by and among Rykoff-Sexton, Inc.
             and the persons set forth on the signature pages thereto
    10.46   Form of Registration Rights Agreement by Rykoff-Sexton, Inc. and the other signatories listed on the signature pages thereto
    10.47   Form of Standstill Agreement by Rykoff-Sexton, Inc. and the persons set forth on the signature pages thereto
    10.48   Form of Tax Agreement by Rykoff-Sexton, Inc. and the persons listed on the signature pages thereof
    21.1    Subsidiaries of Rykoff-Sexton, Inc. (incorporated by reference from
             Rykoff-Sexton, Inc.'s Report on Form 10-K for the fiscal year ended April
             29, 1995)
    23.1    Consents of Arthur Andersen LLP
    23.2    Consents of Jones, Day, Reavis & Pogue (contained in its opinions filed as
             Exhibits 5.1 and 8.1)
    24.1    Power of Attorney of Rykoff-Sexton, Inc.
    24.2    Power of Attorney of Mark Van Stekelenburg
    24.3    Power of Attorney of James I. Maslon
    24.4    Power of Attorney of James P. Miscoll
    24.5    Power of Attorney of Neil I. Sell
    24.6    Power of Attorney of Bernard Sweet
    24.7    Power of Attorney of Jan W. Jeurgens
    24.8    Power of Attorney of Richard J. Martin
    99.1    Consent of Frank H. Bevevino